Exhibit 10.1

$400,000,000

AMENDED AND RESTATED SENIOR SECURED WORKING CAPITAL CREDIT
FACILITY

Dated as of May 27, 2005

among

TRANSMONTAIGNE INC.,

as Borrower,

EACH OF THE FINANCIAL INSTITUTIONS
INITIALLY A SIGNATORY HERETO,
TOGETHER WITH THOSE ASSIGNEES
PURSUANT HERETO,

as Lenders,

JPMORGAN CHASE BANK, N.A. and UBS AG, STAMFORD BRANCH, as Syndication
Agents,

SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH and WELLS FARGO FOOTHILL, LLC, as
the Documentation Agents

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Agent

WACHOVIA CAPITAL MARKETS, LLC,
As Sole Lead Arranger, Manager and Book Runner

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS
1.1	General Definitions
1.2	Accounting Terms and Determinations
1.3	Other Definitional Terms
ARTICLE II	LOANS
2.1	Revolving Loans and Swing Loans
2.2	Optional and Mandatory Prepayments; Reduction of Revolving Credit Committed Amount
2.3	Payments and Computations
2.4	Maintenance of Account
2.5	Statement of Account
2.6	Taxes
2.7	Sharing of Payments
2.8	Allocation of Payments; Pro Rata Treatment
2.9	Extensions and Conversions
2.10	Replacement of Lender
ARTICLE III	LETTERS OF CREDIT
3.1	Issuance
3.2	Notice and Reports
3.3	Participation
3.4	Reimbursement
3.5	Repayment with Revolving Loans
3.6	Renewal, Extension
3.7	Uniform Customs and Practices
3.8	Indemnification; Nature of Issuing Bank’s Duties
3.9	Responsibility of Issuing Bank
3.10	Conflict with Letter of Credit Documents
ARTICLE IV	INTEREST AND FEES
4.1	Interest on Loans
4.2	Interest After Event of Default

i

4.3	Commitment Fee
4.4	Lenders’ Fees/Agent’s Fees
4.5	Letter of Credit Fees
4.6	Authorization to Charge Account
4.7	Indemnification in Certain Events
4.8	Inability To Determine Interest Rate
4.9	Illegality
4.10	Funding Indemnity
ARTICLE V	CONDITIONS PRECEDENT
5.1	Closing Conditions for Closing under Original Credit Agreement
5.2	Closing Conditions for Closing under this Amended and Restated Credit Agreement
5.3	Condition to all Loans and Letters of Credit
ARTICLE VI	REPRESENTATIONS AND WARRANTIES
6.1	Organization and Qualification
6.2	Solvency
6.3	Liens; Inventory
6.4	No Conflict
6.5	Enforceability
6.6	Financial Data; Material Adverse Change
6.7	Locations of Offices and Records
6.8	Fictitious Business Names
6.9	Subsidiaries
6.10	No Judgments or Litigation
6.11	No Defaults
6.12	No Employee Disputes
6.13	Compliance with Law
6.14	ERISA
6.15	Compliance with Environmental Laws
6.16	Use of Proceeds

6.17	Intellectual Property
6.18	Licenses and Permits
6.19	Title to Property
6.20	Labor Matters
6.21	Investment Company, Etc
6.22	Margin Security
6.23	No Event of Default
6.24	Taxes and Tax Returns
6.25	No Other Indebtedness
6.26	Status of Accounts
6.27	Material Contracts
6.28	Survival of Representations
6.29	Affiliate Transactions
6.30	Accuracy and Completeness of Information
6.31	Anti-Terrorism Laws
6.32	Deposit Accounts and Commodities Accounts
6.33	Force Majeure
ARTICLE VII	AFFIRMATIVE COVENANTS
7.1	Financial Information
7.2	Mortgaged Real Estate
7.3	Corporate Existence
7.4	ERISA
7.5	Proceedings or Adverse Changes
7.6	Environmental Matters
7.7	Books and Records; Inspection
7.8	Collateral Records
7.9	Security Interests
7.10	Insurance; Casualty Loss
7.11	Taxes
7.12	Compliance With Laws

7.13	Use of Proceeds
7.14	Fiscal Year; Accounting Policies; Risk Management Policy
7.15	Notification of Certain Events
7.16	Additional Guarantors
7.17	Revisions or Updates to Schedules
7.18	Collection of Accounts
7.19	Notice of Matters Affecting Accounts
7.20	Maintenance of Property
7.21	Trademarks
7.22	Anti-Terrorism Laws
ARTICLE VIII	FINANCIAL COVENANTS
8.1	Fixed Charge Coverage Ratio
ARTICLE IX	NEGATIVE COVENANTS
9.1	Restrictions on Liens
9.2	Restrictions on Additional Indebtedness
9.3	Restrictions on Sale of Assets
9.4	No Corporate Changes
9.5	No Guarantees
9.6	No Restricted Payments
9.7	No Investments
9.8	No Affiliate Transactions
9.9	No Prohibited Transactions Under ERISA
9.10	No Additional Bank, Securities or Commodities Accounts
9.11	Restrictions on the Borrower
9.12	Additional Negative Pledges
9.13	Subordinated Debt
9.14	Sale and Leaseback
9.15	Limitations
9.16	Operating Lease Obligations

ARTICLE X	POWERS
10.1	Appointment as Attorney-in-Fact
ARTICLE XI	EVENTS OF DEFAULT AND REMEDIES
11.1	Events of Default
11.2	Acceleration
ARTICLE XII	TERMINATION
ARTICLE XIII	THE AGENT
13.1	Appointment of Agent
13.2	Nature of Duties of Agent
13.3	Lack of Reliance on Agent
13.4	Certain Rights of the Agent
13.5	Reliance by Agent
13.6	Indemnification of Agent
13.7	The Agent in its Individual Capacity
13.8	Holders of Notes
13.9	Resignation of Agent
13.10	Collateral Matters
13.11	Actions with Respect to Defaults
13.12	Delivery of Information
13.13	No Reliance on Administrative Agent’s Customer Identification Program
13.14	USA Patriot Act
ARTICLE XIV	MISCELLANEOUS
14.1	Waivers
14.2	JURY TRIAL
14.3	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE
14.4	Notices
14.5	Assignability
14.6	Information
14.7	Payment of Expenses; Indemnification
14.8	Entire Agreement, Successors and Assigns

v

14.9	Amendments, Etc
14.10	Nonliability of Agent and Lenders
14.11	Independent Nature of Lenders’ Rights
14.12	Counterparts
14.13	Effectiveness
14.14	Severability
14.15	Headings Descriptive
14.16	Maximum Rate
14.17	Right of Setoff
14.18	Delegation of Authority
14.19	Release

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Amended and Restated Guaranty Agreement
Exhibit C	Form of Landlord Agreement
Exhibit D	Form of Amended and Restated Pledge Agreement
Exhibit E	Form of Amended and Restated Security Agreement
Exhibit F-1	Form of Revolving Note
Exhibit F-2	Form of Swing Note
Exhibit G	Form of Notice of Borrowing and Payment
Exhibit H	Form of Deposit Account Control Agreement
Exhibit I	Form of Notice of Extension/Conversion
Exhibit J	Form of Compliance Certificate
Exhibit K	Form of Borrowing Base Certificate
Exhibit L	Form of Joinder Agreement
Exhibit M	Form of Solvency Certificate
Exhibit N	Form of Amended and Restated Contribution Agreement
Exhibit O	Form of Notice of Letter of Credit

SCHEDULES

Schedule 1.1A	Lenders and Revolving Credit Commitments
Schedule 1.1B	Liens
Schedule 1.1C	Indebtedness
Schedule 1.1D	Investments
Schedule 3.1	Existing Letters of Credit
Schedule 6.1	Jurisdictions of Organization
Schedule 6.7	Location of Offices and Records
Schedule 6.8	Fictitious Business Names
Schedule 6.9	Subsidiaries
Schedule 6.10	Litigation
Schedule 6.14	ERISA
Schedule 6.15	Environmental Disclosures
Schedule 6.17	Intellectual Property
Schedule 6.19	Real Estate
Schedule 6.27	Material Contracts
Schedule 6.29	Affiliate Transactions
Schedule 6.32	Bank Accounts and Commodities Accounts
Schedule 7.2	Initially Selected Real Estate
Schedule 14.4	Addresses for Notices

AMENDED AND RESTATED SENIOR SECURED WORKING CAPITAL CREDIT FACILITY

THIS AMENDED AND RESTATED SENIOR SECURED WORKING CAPITAL CREDIT FACILITY is entered into as of May 27, 2005, among TransMontaigne Inc., a Delaware corporation (the “Borrower”), each of the financial institutions identified as Lenders on the signature pages hereto (together with each of their successors and assigns, referred to individually as a “Lender” and, collectively, as the “Lenders”), JPMorgan Chase Bank, N.A. and UBS AG, Stamford Branch, as Syndication Agents, Société Générale, New York Branch and Wells Fargo Foothill, LLC, as the Documentation Agents, and Wachovia Bank, National Association (“Wachovia”), acting in the manner and to the extent described in Article XIII (in such capacity, the “Agent”).  This Agreement amends, restates and supercedes the Original Credit Agreement in its entirety.  The Commitments under the Original Credit Agreement hereby are terminated and replaced by the Commitments hereunder.  The security interests and Liens created and granted by the Security Documents shall continue in full force and effect without interruption, and this Agreement shall not constitute a novation of the Original Credit Agreement.

W I T N E S S E T H:

WHEREAS, pursuant to the Original Credit Agreement, the Borrower obtained a revolving credit facility for refinancing of indebtedness, to finance the ongoing capital expenditures and working capital, letter of credit and general corporate needs of the Borrower;

WHEREAS, certain events have occurred, including without limitation, the creation of the MLP Entities and the transfer of certain assets to them, and the IPO, which has caused the Borrower to request the changes to the Original Credit Agreement contained herein; and

WHEREAS, upon the terms and subject to the conditions set forth herein, the Lenders are willing to enter into this Agreement amending and restating the Original Credit Agreement, making such changes, and continue to make loans and advances to and to cause the issuance of Letters of Credit for the account of the Borrower pursuant to the terms of this Agreement;

NOW, THEREFORE, the Borrower, the Lenders and the Agent hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1                               General Definitions.

As used herein, the following terms shall have the meanings herein specified:

“Acceptance Date” means, as to any particular Assignment and Acceptance, the date specified as the effective date in such Assignment and Acceptance.

“Accepted Real Estate” means any Initially Selected Real Estate and any Additionally Selected Real Estate as to which the Agent is satisfied in its reasonable discretion with all of the Real Property Documentation and the information contained therein.

“Accounts” means all of each Credit Party’s “accounts” as such term is defined in the UCC, and, in any event, includes, without limitation, (a) all accounts receivable (whether or not specifically listed on schedules furnished to the Agent), and all other rights to payment for property sold, leased, licensed, assigned or otherwise disposed of, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered or in connection with any other transaction (whether or not yet earned by performance), (b) all rights in, to, and under all purchase orders or receipts for goods or services, (c) all rights to any goods represented by any of the foregoing, including, without limitation, all rights of rescission, replevin, reclamation, and stoppage in transit and rights to returned, reclaimed, or repossessed goods, (d) all reserves and credit balances held by each Credit Party with respect to any such accounts receivable or account debtors, (e) all books, records, computer tapes, programs and ledger books arising therefrom or relating thereto, and (f) all guarantees and collateral security of any kind, given by any account debtor or any other Person with respect to any of the foregoing, all whether now owned or existing or hereafter acquired or arising, by or in favor of, any Credit Party.

“Acquisition” means the purchase of (i) the capital stock of an entity, (ii) the assets of such entity through merger or consolidation with such entity or (iii) the plant, property and equipment of such entity comprising a sub-division, market segment or subsidiary, or a significant portion thereof, together with the related current assets and intangible assets of such entity; provided, that to the extent such assets consist of Accounts, Inventory or other assets of the type that normally would be included in the calculation of the Borrowing Base, they shall not be so included until the Agent has completed and is reasonably satisfied with the results of a field examination as to such assets.

“Additionally Selected Real Estate” means any portion of the Real Estate that is not described on Schedule 7.2, but is selected subsequently by the Agent pursuant to Section 7.2, comprising terminals and related real estate assets having Net Orderly Liquidation Value of not less than the excess of Minimum Real Estate Liquidation Value over the Net Orderly Liquidation Value of the Initially Selected Real Estate.

“Adjusted LIBOR Index Rate” means, for any day, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100th of 1%) by dividing (i) the rate for 30-day Dollar deposits as reported on Telerate page 3750 as of 11:00 a.m., London time, on the first day of the month in which such day occurs, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by the Agent from another recognized source or interbank quotation), by (ii) 1 minus the Eurodollar Reserve Percentage.

“Affiliate” means, with respect to any Person, any entity which directly or indirectly controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to (i) vote  thirty-five percent (35%) or more of the securities having ordinary voting power for the election of directors of such Person, or (ii) direct or cause the direction of management and policies of a business, whether through the ownership of voting securities, by contract or otherwise and either alone or in conjunction with others or any group.

“Agent” means Wachovia as provided in the preamble to this Credit Agreement or any successor to Wachovia.

“Agent’s Fees” means the fees payable by the Borrower to the Agent as described in the Fee Letter.

“Aggregate Revolving Loan Amount Outstanding” means at any time the sum of the aggregate principal amount outstanding under the Revolving Loans.

“Aggregate Swing Loan Amount Outstanding” means at any time the sum of the aggregate principal amount outstanding of the Swing Loans.

“Anti-Terrorism Law” means the USA Patriot Act as such law may be amended from time to time.

“Applicable Percentage” means, as to each Loan, the percentage per annum for such Loan determined from the following table and corresponding to the Average Excess Borrowing Base Availability as determined by reference to Borrowing Base Certificates and updates thereof as set forth below:

	Average Excess Borrowing Base Availability	Applicable Margin for Base Rate Loans	Applicable Margin for Eurodollar Loans and LIBOR Index Loans	Commitment Fee
Level I	>70%	0.00%	1.50%	0.50%
Level II	< 70% and > 45%	0.25%	1.75%	0.50%
Level III	< 45% and > 20%	0.50%	2.00%	0.375%
Level IV	< 20%	0.75%	2.25%	0.25%

The Applicable Percentages shall be determined and adjusted monthly as of the first day of the month, based on the Borrowing Base Certificate or Borrowing Base Certificates, as applicable, and updates thereof, delivered pursuant to Section 7.1(e) for the previous month, and the Level shall be determined by the then current Average Excess Borrowing Base Availability, and (b) if the Borrower fails to provide any Borrowing Base Certificate or update for any month as required by and within the time limits set forth in Section 7.1(e), the Applicable Percentages from the applicable date of such failure shall be based on Level IV until the next Business Day after a Borrowing Base Certificate is provided, whereupon the Level shall be determined by the then current Average Excess Borrowing Base Availability.  Except as set forth above, each Applicable Percentage shall be effective as of the first day of each month.

“Approved Appraisal” means, for each parcel or tract of the Initially Selected Real Estate, any Additionally Selected Real Estate, or any Mortgaged Real Estate that is substituted pursuant to Section 7.2, an appraisal report prepared by an appraiser reasonably satisfactory to the Agent and the Borrower and engaged by and on behalf of the Agent and the Lenders, and using appraisal assumptions and methodology customary in the industry and reasonably satisfactory to the Agent,  showing the Net Orderly Liquidation Value of such property.

“Approved Assignee” means any Lender, an Affiliate of a Lender or an Approved Fund.

“Approved Banks” has the meaning given such term in the definition of “Cash Equivalents” herein.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee Lender, accepted by the Agent, in accordance with Section 14.5(f), substantially in the form of Exhibit A.

“Average Excess Availability” means the average daily amount of Excess Availability for the month just ended prior to the date of the most recent Compliance Certificate.

“Average Excess Borrowing Base Availability” means the average daily amount of Excess Borrowing Base Availability for the month just ended, as determined by reference to the Borrowing Base Certificates and updates thereof delivered pursuant to Section 7.1(e) for the previous month.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, and any successor statute thereto.

“Base Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the greater of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1% or (b) the Prime Rate in effect on such day.  If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate.

“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which any Credit Party or any of its Restricted  Subsidiaries or the General Partner or any of the ERISA Affiliates is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Blocked Person” has the meaning given such term in Section 6.31.

“Borrower” has the meaning given to such terms in the preamble of this Credit Agreement.

“Borrowing Base” means the following amount (the “Borrowing Base”) calculated as of the date of determination as follows:

(a)                                  up to the lesser of (1) $5,000,000 and (2) one hundred percent (100%) of balances in each deposit account of any Credit Party which is subject to a Deposit Account Control Agreement in favor of the Agent, plus;

(b)                                 an amount equal to ninety percent (90%) of the aggregate dollar amount of all Eligible Accounts Receivable that are High Quality Oil Company Receivables; plus

(c)                                  an amount equal to eighty-five percent (85%) of the aggregate dollar amount of all other Eligible Accounts Receivable plus

(d)                                 an amount equal to seventy percent (70%) of the aggregate dollar amount of all Eligible Petroleum Inventory consisting of tank bottoms and line fill, valued at Market Value; plus

(e)                                  an amount equal to eighty percent (80%) of the aggregate dollar amount of all Eligible Petroleum Inventory comprised of Titled In-Transit Inventory, valued at Market Value, plus

(f)                                    an amount equal to one hundred percent (100%) of the aggregate face amount of the related Letters of Credit backing Eligible Petroleum Inventory comprised of Paid LC Backed Inventory; provided, that the amount available under this clause (f) shall not at any time exceed $20,000,000; plus

(g)                                 an amount equal to eighty percent (80%) of the aggregate dollar amount of all Eligible Petroleum Inventory other than tank bottoms and line fill and Titled In-Transit Inventory, valued at Market Value, plus

(h)                                 an amount equal to eighty percent (80%) of any Eligible Positive Exchange Contract Balances;  minus

(i)                                     a reserve for un-collateralized state excise tax liabilities that are subject to a Lien or claim (including a right of subrogation) that has legal priority over the Lien and claim of the Agent, as determined by the Agent from time to time in its reasonable discretion, minus

(j)                                     a reserve for payments, rents, storage charges or tariffs due by any Credit party to third parties holding or controlling Eligible Petroleum Inventory, where the Agent has not obtained reasonably acceptable landlord waivers, warehousemen, terminal owner or operator and bailee letters, third party consents, and other agreements as requested by the Agent, as determined by the Agent from time to time in its reasonable discretion; minus

(k)                                  in conjunction with any Mortgaged Real Estate transferred to Partners (or its designees, including Operating Company or other MLP Entities) in connection with the IPO or pursuant to the MLP Omnibus Agreement in accordance with and subject to the provisions of Section 9.3(e) and (f), a reserve in an amount equal to 50% of any positive difference between: (i) $100,000,000 and (ii) an amount equal to (x) the Net Orderly Liquidation Value of all remaining Mortgaged Real Estate, minus (y) any environmental reserves pertaining to the remaining Mortgaged Real Estate; minus

(l)                                     a reserve in the amount of the Current Derivative Exposure; minus

(m)                               any other reserves established by the Agent from time to time in its reasonable discretion.

Subject to the relevant terms and provisions set forth in this Credit Agreement, the Agent at all times shall be entitled to modify the standards of eligibility, reduce the advance rates, or (subject to clause (h) of Section 14.9) increase the advance rates under this Credit Agreement, in each case in its reasonable discretion.

“Borrowing Base Certificate” means a borrowing base certificate substantially in the form of Exhibit K.

“Business Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in Charlotte, North Carolina, Denver, Colorado or New York, New York; provided that in the case of Eurodollar Loans, such day is also a day on which dealings between banks are carried on in U.S. dollar deposits in the London interbank market.

Capital Expenditures” means, for any period, for the Borrower and its consolidated Restricted Subsidiaries, amounts added or required to be added to the property, plant and equipment or other fixed assets account on the Consolidated balance sheet of the Borrower and its consolidated Restricted Subsidiaries, prepared in accordance with GAAP, including expenditures in respect of (a) the acquisition, construction, improvement or replacement of land, buildings, machinery, equipment, leaseholds and any other real or personal property (other than an Acquisition), (b) to the extent not included in clause (a) above, materials, contract labor and direct labor relating thereto (excluding amounts properly expensed as repairs and maintenance in accordance with GAAP) and (c) software development costs to the extent not expensed.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other equity interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Concentration Account” means a deposit account established and maintained by the Borrower, for itself and as agent for the other Credit Parties, over which the Agent, for itself and for the benefit of the Lenders, has “control” (as such term is used in Article 9 of the UCC), whether by virtue of such deposit account’s being maintained at the Agent or, if required by the Agent, pursuant to the terms of a Deposit Account Control Agreement in form and substance satisfactory to the Agent in its reasonable discretion.

“Cash Equivalents” means

(a)                                  negotiable certificates of deposit, time deposits (including sweep accounts), demand deposits and bankers’ acceptances having a maturity of nine months or less and issued by any United States financial institution having capital and surplus and undivided profits aggregating at least $100,000,000 and rated at least Prime-1 by Moody’s or A-1 by S&P or issued by any Lender;

(b)                                 corporate obligations having a maturity of nine months or less and rated at least Prime-1 by Moody’s or A-1 by S&P or issued by any Lender;

(c)                                  any direct obligation of the United States of America or any agency or instrumentality thereof, or of any state or municipality thereof, (i) which has a remaining maturity at the time of purchase of not more than one year or which is subject to a fully collateralized repurchase agreement with any Lender (or any other financial institution referred to in clause (a) above) exercisable within one year from the time of purchase and (ii) which, in the case of obligations of any state or municipality, is rated at least Aa by Moody’s or AA by S&P; and

(d)                                 any mutual fund or other pooled investment vehicle rated at least Aa by Moody’s or AA by S&P which invests principally in obligations described above.

“Cash Management Products” means any one or more of the following types of services or facilities extended to any of the Credit Parties by any Lender or any Affiliate of a Lender in reliance on such Lender’s agreement to indemnify such Affiliate:  (a) Automated Clearing House (ACH) transactions; (b) cash management, including controlled disbursement and lockbox services; and (c) establishing and maintaining deposit accounts.

“Casualty Loss” has the meaning given to such term in Section 7.10.

“Change of Control” means the occurrence of any of the following:  (i) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended), other than any employee benefit plan or plans (within the meaning of Section 3(3) of ERISA), shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 35% or more in voting power of the outstanding Voting Stock of the Borrower, or (ii) during any period of twelve (12) consecutive calendar months, individuals who were directors of the Borrower on the first day of such period shall cease to constitute a majority of the board of directors of the Borrower other than because of the replacement as a result of death or disability of one or more such directors.

“Closing” means the satisfaction of each of the conditions set forth in Section 5.2.

“Closing Date” means the date on which the Closing occurs.

“Collateral” means any and all assets and rights and interests in or to property of the Credit Parties pledged from time to time as security for the Obligations pursuant to the Security Documents.

“Commitment Fee” means the fee required to be paid to the Agent for the benefit of the Lenders each calendar month, in arrears, as partial compensation for extending the Revolving Credit Committed Amount to the Borrower, and shall be determined by multiplying (i) the positive difference, if any, between (A) the Revolving Credit Committed Amount in effect at such time and (B) the average Working Capital Obligations (including Swing Loans) outstanding during such calendar month by (ii) the Applicable Percentage then in effect for the number of days in said calendar month; provided, that, only for the purpose of calculating the Commitment Fee, Swing Loans shall constitute a usage of Wachovia’s Revolving Credit Commitment.

“Commodities Account Control Agreement” means an agreement among a Credit Party, a commodities intermediary, and the Agent, which agreement (a) is substantially in the form of  the Control Agreement-Assignment of Hedging Account with Citigroup Global Markets Inc. and TransMontaigne Product Services Inc. use in connection with the existing Credit Agreement with UBS AG described in Section 5.1(y) or (b) is in such other form as is reasonably acceptable to the Agent and its counsel and which provides for the Agent’s having “control” (as such term is used in Article 9 of the UCC) over the commodity accounts described therein, in each case as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Compliance Certificate” means a certificate, executed by the chief financial officer, controller or treasurer of the Borrower, substantially in the form of Exhibit J.

“Consolidated” or “consolidated”  with reference to any term defined herein, means that term as applied to the accounts of the Borrower and all of its consolidated Restricted Subsidiaries, consolidated in accordance with GAAP.

“Consolidated Adjusted EBITDA” means, for any period, on a consolidated basis for the Borrower and its consolidated Restricted Subsidiaries, the total of:

(a)                                  total Operating Income,

(b)                                 plus, depreciation and amortization,

(c)                                  plus, dividend income from and equity in earnings of petroleum related investments to the extent it has been received in cash during such period, but excluding from such calculation, (1) from and after the Lion Oil Company Disposition Transaction, dividend income from Lion Oil and (2) including in such calculation, as to distributions from Partners, only cash distributions declared in the current fiscal quarter and to be received in the current or next fiscal quarter (but accounted for as of the fiscal quarter in which declared),

(d)                                 minus, GAAP Inventory Adjustments — Gross for such period (but only so long as the Borrower includes GAAP Inventory Adjustments-Gross on its Form 10-Q or Form 10-K filed with the SEC),

(e)                                  minus, any extraordinary gains from dispositions of assets included in Operating Income;

(f)                                    plus, up to $10,475,000 of net operating losses incurred in May, 2004 in the Supply Distribution and Marketing segment of the Borrower’s business; provided that such net operating losses shall be added back only for purposes of calculation of the financial covenant set forth in Section 8.1, and not for purposes of determining whether the condition pertaining to the Fixed Charge Coverage Ratio has been satisfied in connection with a Permitted Acquisition or a Permitted Restricted Payment),

(g)                                 plus, to the extent deducted from Operating Income, non-recurring charges recorded in such period payable in cash in future periods agreed to by the Agent in its reasonable discretion minus the amount of any such charges excluded in any previous period and paid in cash during such period,

(h)                                 plus, to the extent deducted from Operating Income, non-cash impairment charges relating to fixed assets.

“Consolidated Capital Expenditures” means, for any period, for the Borrower and its consolidated Restricted Subsidiaries, (i) all Maintenance Capital Expenditures and all (ii) Expansion Capital Expenditures, but for purposes of calculating Consolidated Fixed Charges, including only Expansion Capital Expenditures in excess of $10,000,000, computed as of the last day of each of the Borrower’s fiscal quarters, for such fiscal quarter and the three immediately preceding fiscal quarters combined.

“Consolidated Cash Income Taxes” means, for any applicable period of computation, the sum of all income taxes actually paid in cash (net of cash refunds) by the Borrower and its consolidated Restricted Subsidiaries during such period, determined on a consolidated basis in accordance with applicable law and GAAP.

“Consolidated Cash Interest Expense” means, for any applicable period of computation, all cash interest expense, net of cash interest income, of the Borrower and its consolidated Restricted Subsidiaries during such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Fixed Charges” means, for any applicable period of computation, without duplication, the sum of (a) all Consolidated Cash Interest Expense for such period plus (b) Consolidated Scheduled Funded Indebtedness Payments made during such period.

“Consolidated Funded Indebtedness” means, as of any date of determination, all Funded Indebtedness of the Borrower and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Restricted Subsidiaries” or “consolidated Restricted Subsidiaries” means the Borrower and the Restricted Subsidiaries on a consolidated basis, in accordance with GAAP.

“Consolidated Scheduled Funded Indebtedness Payments” means, for any applicable period of calculation, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness for the applicable period ending on such date (including the principal component of payments due on Capital Leases or under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, other than operating leases that do not constitute any of the foregoing, during the applicable period ending on such date), determined on a consolidated basis in accordance with GAAP; it being understood that Consolidated Scheduled Funded Indebtedness Payments shall not include (i) voluntary prepayments or the mandatory prepayments required pursuant to Section 2.2, (ii) repayments of the Senior Subordinated Notes that are permitted under Section 9.13, (iii) repayments of margin loans made by commodities brokers or (iv) cash redemptions of preferred stock (a) in existence on the Original Closing Date or (b) issued in satisfaction of dividend obligations thereon.

“Contractual Obligations” means, with respect to any Person, any term or provision of any securities issued by such Person, or any indenture, mortgage, deed of trust, contract, undertaking, document, instrument or other agreement to which such Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contribution Agreement” means the Contribution Agreement dated as of the Original Closing Date, as amended and restated on the Closing Date in substantially the form of Exhibit N that is to be executed by each of the Credit Parties in existence on the Closing Date and is to be executed by any Person who becomes party hereto or to the Guaranty Agreement pursuant to a joinder agreement in form and substance reasonably satisfactory to the Agent, including, without limitation, and any Restricted Subsidiaries of the Borrower which may become Guarantors pursuant to Section 7.16.

“Credit Agreement” means this Amended and Restated Credit Agreement, dated as of the date hereof, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Credit and Collateral Termination Events” has the meaning set forth in paragraph (b) of Article XII.

“Credit Documents” means, collectively, this Credit Agreement, any Revolving Notes, the Letter of Credit Documents, the Guaranty Agreement, the Contribution Agreement, the Security Documents and all other documents, agreements, instruments, opinions and certificates executed and delivered in connection herewith or therewith, excluding Lender Hedging Agreements, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Credit Parties” means the Borrower, the Guarantors and any affiliate of the Borrower or a Guarantor or any of their respective Restricted Subsidiaries which has pledged Collateral or executed or joined in the Guaranty Agreement or otherwise furnished a guaranty to secure or guarantee the Obligations.

“Current Derivative Exposure” means, as of any date of determination, 100% of the aggregate mark-to-market exposure, then owing by any Credit Party under Lender Hedging Agreements, determined by the Lender that is counterparty to each Lender Hedging Agreement, based on termination value after netting, using a mutually satisfactory method, and furnished to the Agent on a monthly basis (or more frequently, in the reasonable discretion of the Agent).

“Default” means an event, condition or default which, with the giving of notice, the passage of time or both would become an Event of Default.

“Default Rate” means a rate equal to the Base Rate, plus the highest Applicable Percentage for Base Rate Loans, plus two percent (2%).

“Defaulting Lender” has the meaning given to such term in Section 2.1(d)(ii).

“Deposit Account Control Agreement” means an agreement among a Credit Party, a Lockbox Bank or other depositary institution, and the Agent, which agreement (a) is substantially in the form of Exhibit H or (b) is in such other form as is reasonably acceptable to the Agent and its counsel and which provides for the Agent’s having “control” (as such term is used in Article 9 of the UCC) over the deposit accounts described therein, in each case as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Dispute” means any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Credit Agreement or any other Credit Document.

“DOL” means the U.S. Department of Labor and any successor department or agency.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Domestic Restricted Subsidiaries” means, with respect to any Person, any Restricted Subsidiary of such Person which is incorporated or organized under the laws of any state of the United States or the District of Columbia.

“Eligible Accounts Receivable” means the Accounts of each of the Credit Parties; provided, however, that, unless otherwise approved in writing by the Agent in its reasonable discretion, an Account will not constitute an Eligible Account Receivable if:

(a)                                  such Account arises out of a sale or lease made by any Credit Party to an Affiliate or employee;

(b)                                 an Account the invoice for which provides that payment is due in more than thirty (30) days from the date of such invoice, and any Account that is unpaid more than sixty (60) days after the due date thereof;

(c)                                  any Account is from the same account debtor (or any affiliate thereof) and fifty percent (50%) or more, in face amount, of all Accounts from such account debtor (or any affiliate thereof) are ineligible under clause (b) above;

(d)                                 the amount of the Account, when aggregated with all other Accounts of such account debtor, exceeds twenty percent (20%) in face value of all Accounts of the Credit Parties then outstanding, to the extent of such excess;

(e)                                  the account debtor is also a creditor of any Credit Party, but only to the extent of the amount owed by such Credit Party to the account debtor;

(f)                                    the account debtor has disputed its liability on, or such account debtor has made any claim with respect to, such Account or any other Account due from such account debtor to such Credit Party, which has not been resolved, but only to the extent of such dispute;

(g)                                 the Account is subject to any right of setoff by the related account debtor, but only to the extent of the amount of such setoff;

(h)                                 the Account is owing by an account debtor that has commenced a voluntary case under the Bankruptcy Code or made an assignment for the benefit of creditors; a decree or order for relief has been entered by a court having jurisdiction in the premises in respect to such account debtor in an involuntary case under the Bankruptcy Code; any petition or other application for relief under the Bankruptcy Code has been filed by or against the account debtor; or such account debtor is generally not paying its debts as they become due (unless such debts are the subject of a bona fide dispute), or has suspended business, ceased to be solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs;

(i)                                     such Account arises from a sale or lease to an account debtor outside the United States and Canada, unless the sale is (i) on letter of credit, guaranty or acceptance terms, or subject to credit insurance, in each case reasonably acceptable to the Agent in its reasonable discretion, or (ii) otherwise approved by and reasonably acceptable to the Agent in its reasonable discretion;

(j)                                     such Account arises from a sale pursuant to any written agreement providing for repurchase or return, or has not been billed by the Credit Party; provided, that Accounts that otherwise are eligible shall not be excluded notwithstanding that they have not been billed by the Credit Party if they arise from the sale of goods that are shown on the Borrower’s books and records as “released but not invoiced” for no more than thirty (30) days prior to the date of calculation of the Borrowing Base, all in accordance with historical practices;

(k)                                  the Agent believes, in its reasonable discretion, that collection of such Account is insecure or that such Account is reasonably likely not to be paid by reason of the related account debtor’s financial inability to pay;

(l)                                     the related account debtor is the United States of America or any department, agency, or instrumentality thereof, unless the applicable Credit Party duly assigns its rights to payment of such Account to the Agent pursuant to the Assignment of Claims Act of 1940, as amended from time to time (31 U.S.C. § 3727 et seq.);

(m)                               in the case of Accounts arising from the sale of petroleum products, title to such petroleum products has not transferred to the purchaser;

(n)                                 the Agent does not have a first priority (subject to Permitted Liens), perfected security interest in such Account;

(o)                                 such Account does not comport in all material respects with all warranties contained in this Agreement and the other Credit Documents; or

(p)                                 the Agent, at any time and in the exercise of its reasonable discretion, determines such Account to be ineligible.

“Eligible Assignee” means (a) an Approved Assignee or (b) any other Person (i) which is a commercial bank, finance company, insurance company or other financial institution or fund or Affiliate thereof and which, in the ordinary course of business, extends credit of the type contemplated herein; (ii) whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Internal Revenue Code or Section 406 of ERISA; (iii) which is organized under the laws of the United States of America or any state thereof; and (iv) which has capital in excess of $500,000,000, provided, however, that “Eligible Assignee” shall not include the Credit Parties, or any of the Credit Parties’ Affiliates, financial sponsors or Subsidiaries.

“Eligible Petroleum Inventory” means all of the Inventory of each of the Credit Parties; provided, however, that, unless otherwise approved in writing by the Agent in its reasonable discretion, no Inventory shall constitute Eligible Petroleum Inventory if:

(a)                                  such Inventory is owned in whole or in part by any Person other than a Credit Party;

(b)                                 such Inventory is subject to delivery under a contract with Negative Exchange Contract Balances;

(c)                                  a Credit Party does not have good, valid, and marketable title to such Inventory;

(d)                                 the Agent does not have a first (except for Permitted Liens) priority perfected security interest in such Inventory ;

(e)                                  except for Titled In-Transit Inventory and Paid LC Backed Inventory, such Inventory is not located in the United States or Canada;

(f)                                    such Inventory is obsolete or slow moving and for which a markdown reserve has not been made;

(g)                                 such Inventory constitutes goods returned or rejected by a Credit Party’s customer for which a credit has not yet been issued;

(h)                                 such Inventory constitutes goods in transit, unless (i), in transit with a Reputable Carrier, or (ii) it consists of Titled In-Transit Inventory or Paid LC Backed Inventory;

(i)                                     such Inventory is held by a Credit Party pursuant to consignment, sale or return, sale on approval or any similar arrangement;

(j)                                     such Inventory does not conform in all material respects to the warranties contained in this Agreement and in the other Credit Documents;

(k)                                  the Agent has, in its reasonable discretion, designated such Inventory to be ineligible.

“Eligible Positive Exchange Contract Balances” means, at any date, the amount of the balance, based on current value on a mark to market basis, of any rights of the Credit Parties to receive petroleum products or money arising from the exchange of petroleum products with trading partners (other than trading partners determined by the Agent to be unacceptable in the Agent’s reasonable discretion), net of any offsets or counterclaims, and subject to a valid, first priority (subject to Permitted Liens), perfected Lien in favor of the Agent for the benefit of the Agent and the benefit of the Lenders.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” means any (i) corporation which is or was at any time a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Credit Parties or any of their Restricted Subsidiaries or the General Partner; (ii) partnership or other trade or business (whether or not incorporated) at any time under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Credit Parties or any of their Restricted Subsidiaries or the General Partner; and (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Credit Parties or any of their Restricted Subsidiaries or the General Partner, any corporation described in clause (i) above, or any partnership or trade or business described in clause (ii) above.

“Eurodollar Loan” means a Loan bearing interest based at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Rate” means, for the Interest Period for each Eurodollar Loan comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate determined pursuant to the following formula:

Eurodollar Rate =	London Interbank Offered Rate
1 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans or LIBOR Index Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time.  Eurodollar Loans and LIBOR Index Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender.  The Eurodollar Rate and the LIBOR Index Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event(s) of Default” has the meaning provided for in Article XI.

“Excess Availability” means, at any time, the amount (if any) by which (a) the lesser of (i) the Revolving Credit Committed Amount and (ii) the Borrowing Base exceeds (b) the aggregate amount of the Working Capital Obligations, as determined by reference to the most recent Borrowing Base Certificate.

“Excess Borrowing Base Availability” means the amount, if any, by which the Borrowing Base exceeds the aggregate amount of the Working Capital Obligations (regardless of the amount of unused Revolving Credit Commitments), as determined by reference to the most recent Borrowing Base Certificate.

“Excluded Taxes” has the meaning given to such term in Section 2.6.

“Executive Officer” means the Chief Executive Officer, the Chief Financial Officer, the Treasurer and the General Counsel of the Borrower.

“Existing Letters of Credit” means those letters of credit listed in Schedule 3.1.

“Expansion Capital Expenditures” means, for any period, all Capital Expenditures other than Maintenance Capital Expenditures, as set forth in the Borrower’s financial statements most recently filed with the SEC in accordance with historical practices or otherwise approved by the Agent prior to any date of determination, but limited to those of the Borrower and its consolidated Restricted Subsidiaries.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement, dated April 7, 2005, by and between the Agent and the Borrower regarding the fees to be paid by the Borrower to the Agent.

“Fees” means, collectively, the Agent’s Fees, the Lenders’ Fees, the Commitment Fee, the Letter of Credit Fee and the Issuing Bank Fees payable hereunder.

“Financials” has the meaning given to such term in Section 6.6.

“Fixed Charge Coverage Ratio” means the ratio of:

(a)                                  an amount equal to (w) Consolidated Adjusted EBITDA, minus (x) Consolidated Capital Expenditures; provided, that for fiscal quarters ended on or before September 30, 2004, only Maintenance Capital Expenditures shall be deducted, minus (y) Consolidated Cash Income Taxes and adjusted for any cash income taxes arising from any gains or losses not included in operating income, minus (z) dividends and distributions paid in cash (excluding cash distributions derived from the Lion Oil Company Disposition Transaction) on common and preferred Capital Stock (but accounted for as of the fiscal quarter for which declared); to

(b)                                 Consolidated Fixed Charges,

in each case computed as of the last day of each of the Borrower’s fiscal quarters, for such fiscal quarter and the three immediately preceding fiscal quarters combined.

“Flood Hazard Property” means a property in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Lender” means any Lender that is not a United States person, as such term is defined in Section 7701(a)(30) of the Internal Revenue Code.

“Foreign Restricted Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person which is not a Domestic Restricted Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Indebtedness” means, with respect to any Person, without duplication, (a) all Indebtedness, other than Indebtedness of the types described in clauses (e), (f), (h) and (l) of the definition of “Indebtedness”), (b) all Indebtedness of another Person of the type referred to in clause (a)  above secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (c) all guaranties of such Person with respect to Indebtedness of the type referred to in clause (a) above of another Person and (d) Indebtedness of the type referred to in clause (a) above of any partnership or unincorporated joint venture in which such Person is legally obligated, in each case excluding Indebtedness of such Person not required to be paid within one (1) year after the date of creation, but including current installments of all Funded Indebtedness.

“Funding Bank” means Wachovia or any other banking or financial institution from whom any of the Lenders borrow funds or obtain credit.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect on the date hereof and applied on a consistent basis with the Financials, provided, however, that for purposes of the financial terms, representations and warranties and covenants contained herein, notwithstanding the requirements of GAAP, only the consolidated Restricted Subsidiaries shall be included, and the Unrestricted Subsidiaries shall be excluded, with the ownership of the MLP Entities being recorded on the Borrower’s books in a manner similar to the cost method of accounting, and except as otherwise expressly noted, all references to GAAP contained herein shall include such adjustments.

“GAAP Inventory Adjustments – Gross” means, so long as the Borrower includes GAAP Inventory Adjustments-Gross on its Form 10-Q or Form 10-K filed with the SEC, the sum of:

(a)                                  any gain recognized on beginning inventories-discretionary volumes held for immediate sale or exchange, minus,

(b)                                 any gain deferred on ending inventories—discretionary volumes held for immediate sale or exchange, plus

(c)                                  any increase and minus any decrease in the FIFO cost basis of base operating inventory volumes, minus,

(d)                                 any lower of cost or market write-downs on base operating inventory volumes, plus

(e)                                  any gains recognized on sales of minimum inventory, minus

(f)                                    any lower of cost or market write-downs on product line fill and tank bottom volumes;

each as calculated and shown on the Borrower’s Form 10-Q or Form 10-K filed with the SEC in accordance with historical practices.

“General Partner” means TransMontaigne GP L.L.C., a Delaware limited liability company which is wholly owned by TransMontaigne Services Inc. and which, as of the Closing Date, owns a 2% general partner interest in, and is the sole general partner of, Partners.

“Government Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guarantor” means (a) TransMontaigne Product Services Inc., a Delaware corporation, TransMontaigne Transport Inc., a Delaware corporation, Coastal Fuels Marketing, Inc., a Florida corporation, Coastal Tug and Barge, Inc., a Florida corporation, TransMontaigne Transport Inc., a Delaware corporation, and TransMontaigne Services Inc., a Delaware corporation, and (b) each other Person who enters into the Guaranty Agreement or who becomes party to the Guaranty Agreement pursuant to a joinder agreement in form and substance reasonably satisfactory to the Agent, including, without limitation, and any Restricted Subsidiaries of the Borrower which may become Guarantors hereunder pursuant to Section 7.16.

“Guaranty Agreement” means the Guaranty Agreement dated as of the Original Closing Date, as amended and restated on the Closing Date substantially in the form of Exhibit B that is to be executed by each of the Guarantors in existence on the Closing Date and is to be executed

(directly or by joinder agreement) by other Guarantors in accordance with the terms of this Credit Agreement, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Hedging Agreements” means any interest rate protection agreement or other interest rate protection agreement, foreign currency exchange agreement, commodity option agreement or other interest or exchange rate or commodity price hedging agreements.

“Highest Lawful Rate” means, at any given time during which any Obligations shall be outstanding hereunder, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness under this Credit Agreement, under the laws of the State of New York (or the law of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Credit Agreement and the other Credit Documents), or under applicable federal laws which may presently or hereafter be in effect and which allow a higher maximum nonusurious interest rate than under the State of New York or such other jurisdiction’s law, in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Credit Agreement and any other Credit Documents executed in connection herewith, and any available exemptions, exceptions and exclusions.

“High Quality Oil Company Receivables” means, unless and until the Agent gives written notice to the Borrower to the contrary all Eligible Accounts Receivable of any Credit Party, as to which the account debtor (a) is rated at least A- or the equivalent thereof by S&P or A3 by Moody’s, (b) has a stable outlook or better from S&P and Moody’s, and (c) has been a customer of a Credit Party for at least six (6) months.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all guaranties of such Person with respect to Indebtedness of the type referred in this definition of another Person, (g) the principal portion of all obligations of such Person under Capital Leases, (h) all obligations of such Person under Hedging Agreements, (i) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (j) all preferred Capital Stock issued by such Person and required by the terms thereof to be redeemed in cash, or for which mandatory sinking fund payments in cash are due, by a fixed date prior to the Maturity Date, (k) the principal component of payments due on Capital Leases or under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, other than operating leases that do not constitute any of the foregoing, during the applicable period ending on such date, determined on a consolidated basis in accordance with GAAP, and (l) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer in which such Person is legally obligated with respect thereto.

“Independent Accountant” means a firm of independent public accountants of nationally recognized standing selected by the Board of Directors of the Borrower, which is “independent” as that term is defined in Rule 2-01 of Regulation S-X promulgated by the Securities and Exchange Commission.

“Initially Selected Real Estate” means the portion of the Real Estate that is described on Schedule 7.2, comprising the terminals and related real estate assets preliminarily selected by the Agent pursuant to Section 7.2 and having projected Net Orderly Liquidation Value of not less than the Minimum Real Estate Liquidation Value.

“Interest Payment Date” means the date that is five (5) days after receipt by the Borrower of any invoice with respect to interest due, which invoice shall be provided (a) as to any Base Rate Loan and any Swing Loan, for each calendar month to occur while such Loan is outstanding, (b) as to any Eurodollar Loan having an Interest Period of three months or less, for such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, for each three month period during such Interest Period and for the period from the last full three month period during such Interest Period to the last day of such Interest Period.

“Interest Period” means, as to Eurodollar Loans, a period of one month, two months, three months or six months, as selected by the Borrower, commencing on the date of the borrowing (including continuations and conversions thereof); provided, however, (i) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (ii) no Interest Period shall extend beyond the Maturity Date and (iii) any Interest Period with respect to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period.

“Internal Revenue” means the Internal Revenue Service and any successor agency.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute thereto and all rules and regulations promulgated thereunder.

“Inventory” means all of each Credit Party’s inventory as such term is defined in the UCC but, including without limitation, all Petroleum Inventory.

“Investment” by any Person means (i) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise, but exclusive of the acquisition of inventory, supplies, equipment and other property or assets used or consumed in the ordinary course of business of the applicable Credit Party or any of its Restricted Subsidiaries and

Consolidated Capital Expenditures not otherwise prohibited hereunder) of assets, shares of Capital Stock, bonds, notes, debentures, partnership interests, joint ventures or other ownership interests or other securities of any other Person, (ii) any deposit (other than deposits constituting a Permitted Lien) with, or advance, loan or other extension of credit (other than sales of inventory on credit in the ordinary course of business and payable or dischargeable in accordance with customary trade terms and sales on credit of the type described in clauses (c) or (d) of Section 9.3) to, any other Person or (iii) any other capital contribution to or investment in any other Person, including, without limitation, any obligation incurred for the benefit of such Person.  In determining the aggregate amount of Investments outstanding at any particular time, (a) the amount of any Investment represented by a guaranty shall be taken at not less than the maximum principal amount of the obligations guaranteed and still outstanding; (b) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; and (d) there shall not be deducted from or added to the aggregate amount of Investments any decrease or increases, as the case may be, in the market value thereof.

“IPO” means the initial public offering of limited partner interests in Partners.

“Issuing Bank” means Wachovia or any Lender which shall issue a Letter of Credit for the account of the Borrower; provided, that there shall not be more than two (2) Lenders other than Wachovia that are Issuing Banks at any time.

“Issuing Bank Fees” has the meaning given to such term in Section 4.5(b).

“Landlord Agreement” means a Landlord Lien Waiver Agreement, substantially in the form of Exhibit C (or such other form as shall be reasonably acceptable to the Agent), between the Agent and a Credit Party’s landlord on property that is subject to a Mortgage.

“Leases” means leases with respect to any leased real property, together with any leases of real property entered into by a Credit Party or any of its Restricted Subsidiaries after the date hereof.

“Lender” has the meaning given to such term in the preamble of this Credit Agreement.

“Lender Hedging Agreement” means any Hedging Agreement (other than one pertaining to the purchase or sale of commodities or commodity options) between the Borrower and any Person (or affiliate of such Person) that was a Lender or an Affiliate of Lender at the time it entered into such Hedging Agreement whether or not such Person has ceased to be a Lender under the Credit Agreement.

“Lenders’ Fees” means the non-refundable fees payable to each of the Lenders as set forth in each of the Lender’s respective fee letter with the Agent.

“Lending Party” means the Agent and each Lender.

“Letter of Credit Committed Amount” means the maximum aggregate amount of the Letter of Credit Obligations that is permitted to be outstanding from time to time pursuant to clause (a) of the proviso contained in Section 3.1, which is $200,000,000.

“Letter of Credit Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

“Letter of Credit Fee” has the meaning given to such term in Section 4.5(a).

“Letter of Credit Obligations” means, at any time of determination, the sum of (i) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus (ii) the aggregate amount of all drawings under Letters of Credit for which an Issuing Bank has not at such time been reimbursed, plus (iii) without duplication, the aggregate amount of all payments made by each Lender to the Issuing Bank with respect to such Lender’s participation in Letters of Credit as provided in Section 3.3 for which the Borrower has not at such time reimbursed the Lenders, whether by way of a Revolving Loan or otherwise.

“Letters of Credit” means (a) all Existing Letters of Credit and (b) all other letters of credit (whether documentary or stand-by and whether for the purchase of inventory, equipment or otherwise) issued by an Issuing Bank for the account of the Borrower pursuant to this Credit Agreement, and all amendments, renewals, extensions or replacements thereof.

“LIBOR Index Loan” means a Swing Loan, or portion thereof, during any period in which it bears interest at the Adjusted LIBOR Index Rate.

“Lion Oil” means Lion Oil Company, an Arkansas corporation.

“Lion Oil Company Disposition Transaction” means any transaction entered into by the Borrower and approved by its board of directors for the sale, transfer, assignment, contribution, distribution or other disposition of its interests in Lion Oil.

“Lien(s)” means any lien, claim, charge, pledge, security interest, deed of trust, mortgage, or other encumbrance.

“Loan” or “Loans” means Revolving Loans (or a portion of any Revolving Loan), and Swing Loans, or any or all of them, as the context shall require.

“Lockbox” has the meaning given to such term in Section 2.3(b)(i).

“Lockbox Account” has the meaning given to such term in Section 2.3(b)(i).

“Lockbox Bank” has the meaning given to such term in Section 2.3(b)(i).

“London Interbank Offered Rate” means, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary,

to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Telerate Page 3750, the applicable rate shall be the arithmetic mean of all such rates.  If, for any reason, such rate is not available, the term “London Interbank Offered Rate” means, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

“Maintenance Capital Expenditures” means the “Maintenance Capital Expenditures” (or any successor caption representing substantially similar capital expenditures) as set forth in the Borrower’s financial statements most recently filed with the SEC prior to any date of determination in accordance with historical practices or otherwise approved by the Agent prior to any date of determination, but limited to those of the Borrower and its consolidated Restricted Subsidiaries.

“Market Value”, with respect to Petroleum Inventory, means, (i) with respect the Borrower’s discretionary inventory held for immediate sale or exchange, the sum of (x) the market price for such Petroleum Inventory, determined by using the published NYMEX price as of the date of any determination, (y) the applicable location basis differential and (z) all applicable transportation and other costings, and (ii) with respect the Borrower’s base, tank bottom and line fill inventory the sum of (x) the market price for such Petroleum Inventory, determined by using the published or reported price in Platts Oilgram Price Report, commonly known as Platts, as of the date of any determination and (y) all applicable transportation and other costings.  Such valuation shall be consistent with historical practices in existence on the Original Closing Date or reflecting changing industry practices. In the event NYMEX or Platts no longer provides the aforementioned price indices, the Borrower and the Agent shall replace one or both of the indices with other third party indices reasonably acceptable to each of the Borrower and the Agent.

“Material Adverse Change” means a material adverse change in (a) the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Credit Parties, taken as a whole, (b) a material part of the Collateral, (c) the Credit Parties’ ability to perform their respective obligations under the Credit Documents, or (d) the rights and remedies of the Lenders hereunder.

“Material Adverse Effect” means a material adverse effect on (a) the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Credit Parties, taken as a whole, (b) a material part of the Collateral, (c) the Credit Parties’ ability to perform their respective obligations under the Credit Documents, or (d) the rights and remedies of the Lenders hereunder.

“Material Contract” means any written contract or other arrangement (other than the Credit Documents), to which any Credit Party or any of its Restricted Subsidiaries is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect and shall include in any event the Operative Documents (other than the Credit Documents) to which a Credit Party is a party.

“Maturity Date” means, as to the Revolving Loans, Swing Loans and Letters of Credit (and the related Letter of Credit Obligations), the fifth (5th) anniversary of the Original Closing Date.

“Minimum Real Estate Liquidation Value” means $100,000,000, or such lesser amount as the Agent may specify in its reasonable discretion.

“MLP Entities” means Partners, General Partner, Operating Company, Operating GP and their respective Subsidiaries, whether now owned or hereafter acquired or created.

“MLP Omnibus Agreement” means an agreement, in form and substance satisfactory to the Agent, dated on or before the Closing Date, between the Borrower, Partners and certain other parties, pursuant to which the Borrower will provide (i) management services to the MLP Entities and (ii) options to Partners (or its designees, including Operating Company or other MLP Entities) to acquire additional refined product terminals from the Borrower for fair market value in accordance with the provisions thereof during the time periods specified, as such agreement is amended from time to time, provided that no such amendment shall cause or could reasonably be expected to cause a Material Adverse Effect.

“MLP Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership establishing Partners, as amended, restated or supplemented from time to time.

“MLP Terminaling Services Agreement” means an agreement, in form and substance satisfactory to Agent, dated on or before the Closing Date by and among TransMontaigne Product Services Inc., Coastal Fuels Marketing, Inc., Partners, and certain other parties thereto, pursuant to which Operating Company or other MLP Entities will provide to the Borrower transport, storage and throughput services, as such agreement is amended from time to time, provided that no such amendment shall cause or could reasonably be expected to cause a Material Adverse Effect.

“Moody’s” means Moody’s Investor Service, Inc.

“Mortgage” means, as to each parcel or tract of the Mortgaged Real Estate (or as to more than one parcel or tract, as the case may be), the mortgage from the applicable Credit Party on such Mortgaged Real Estate, in form and substance reasonably satisfactory to the Agent, granting a Lien thereon, and conveying a security interest in the Mortgage Related Equipment to secure the Obligations.

“Mortgagee Policy” means, for each parcel or tract of the Mortgaged Real Estate, an ALTA mortgagee title insurance policy issued by the Title Insurance Company.

“Mortgage Related Equipment” means all equipment of any Credit Party that is located on or used in connection with any Mortgaged Real Estate.

“Mortgaged Real Estate” means (i) the Initially Selected Real Estate and any Additionally Selected Real Estate having an aggregate Net Orderly Liquidation Value of not less than the Minimum Real Estate Liquidation Value and which has become Accepted Real Estate, and (ii) any substitute real estate on which a Mortgage is granted pursuant to Section 7.2, in each case on and as to each of which the Agent shall receive Mortgages and the Real Property Documentation.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA and (i) which is, or within the immediately preceding six (6) years was, contributed to by any Credit Parties or any of their Restricted Subsidiaries or the General Partner or any of the ERISA Affiliates or (ii) with respect to which any Credit Parties or any of their Restricted Subsidiaries or the General Partner may incur any liability.

“Negative Exchange Contract Balances” means, at any date, the amount of the balance, of any obligations of the Credit Parties to deliver petroleum products arising from the exchange of petroleum products with trading partners.

“Net Orderly Liquidation Value” means, as to each parcel or tract of the Initially Selected Real Estate and any Additionally Selected Real Estate, the orderly liquidation value thereof, as determined by and set forth in an Approved Appraisal, less estimated liquidation costs, discounts and expenses, as determined by the Agent in its reasonable credit judgment.

“Note” or “Notes” means the Revolving Notes and the Swing Note, or any or all of them, as the context shall require.

“Notice of Borrowing and Payment” means a notice substantially in the form of Exhibit G.

“Notice of Extension/Conversion” means a notice substantially in the form of Exhibit I.

“Obligations” means the Loans, any other loans and advances or extensions of credit made or to be made by any Lender to the Borrower, or to others for the Borrower’s account, in each case pursuant to the terms and provisions of this Credit Agreement, together with interest thereon (including interest which accrues after the commencement of any bankruptcy or similar case, whether or not such post-petition interest is allowed in such case) and, including, without limitation, any reimbursement obligation or indemnity of the Borrower on account of Letters of Credit and all other Letter of Credit Obligations and all indebtedness, fees, liabilities and obligations which may at any time be owing by the Borrower to any Lender (or an Affiliate of a Lender) in each case pursuant to this Credit Agreement or any other Credit Document, whether now in existence or incurred by the Borrower from time to time hereafter, whether unsecured or secured by pledge, Lien upon or security interest in any of the Borrower’s assets or property or the assets or property of any other Person, whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect and whether such Borrower is liable to such Lender (or an Affiliate of a Lender) for such indebtedness as principal, surety, endorser, guarantor or otherwise.  Obligations shall also include any other indebtedness owing to any Lender (or an Affiliate of a Lender) by the Borrower under this Credit Agreement and the other Credit Documents, the Borrower’s liability to any Lender (or an Affiliate of a Lender) pursuant to this Credit Agreement as maker or endorser of any promissory note or other instrument for the payment of money, the Borrower’s liability to any Lender (or an Affiliate of a Lender) pursuant to this Credit Agreement or any other Credit Document under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which any Lender (or an Affiliate of a Lender) may make or issue to others for any such Borrower’s account pursuant to this Credit Agreement, including any accommodation extended with respect to applications for Letters of Credit, all liabilities and obligations arising under Lender Hedging Agreements owing from the Borrower to any Lender, or any Affiliate of a Lender (or any Person that was a Lender or an affiliate of a Lender at the time such Lender Hedging Agreement was entered into), permitted under Section 9.2, all liabilities and obligations now or hereafter arising from or in connection with any Cash Management Products, and all obligations of the Guarantors to any Lender (or an Affiliate of any Lender) and the Agent arising under or in connection with the Guaranty Agreement or any other Credit Document, including, without limitation, the Guaranteed Obligations (as defined in the Guaranty Agreement).

“Operating Income” means operating income as shown on the Borrower’s financial statements in accordance with historical practices and in compliance with GAAP.

“Operating Company” means TransMontaigne Operating Company L.P., a Delaware limited partnership of which, as of the Closing Date, Partners owns a 99.999% limited partner interest and Operating GP owns a 0.001% general partner interest and is the sole general partner.

“Operating GP” means TransMontaigne Operating GP L.L.C., a Delaware limited liability company which, as of the Closing Date, owns a 0.001% general partner interest in, and is the sole general partner of, Operating Company.

“Operative Documents” means the Credit Documents, any Subordination Agreements and any documents or instruments evidencing Subordinated Debt.

“Option Consideration Requirements” means, with respect to the consideration to be received for any transfer of assets to Partners pursuant to the MLP Omnibus Agreement, that such consideration must (i) be for fair market value in accordance with the MLP Omnibus Agreement, and (ii) may consist of cash or a combination of cash and limited partner units in Partners, provided, that unless Excess Availability after giving effect to such transfer will be at least $50,000,000, not less than 75% of such consideration is paid in cash.

“Other Taxes” has the meaning given to such term in Section 2.6(e).

“Original Closing Date” means September 13, 2004, the “Closing Date” under the Original Credit Agreement.

“Original Credit Agreement” means that certain Senior Secured Working Capital Credit Agreement dated as of September 13, 2004, as amended, among the Borrower, each of the Lenders, JPMorgan Chase Bank, N.A. and UBS AG, Stamford Branch, as Syndication Agents, Société Générale, New York Branch and Wells Fargo Foothill, LLC, as the Documentation Agents, and  the Agent.

“Overadvance” means, as of any date of determination, the amount, if any, by which the outstanding Working Capital Obligations exceeds the Borrowing Base.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

“Paid LC Backed Inventory” means inventory that has been delivered to any Credit Party and is backed by a Letter of Credit that has not been drawn upon or cancelled, and where the purchase price of all such inventory has been paid in full.

“Partners” means TransMontaigne Partners L.P., a Delaware limited partnership, which is a “master limited partnership” under the Internal Revenue Code, of which, as of the Closing Date, Coastal Fuels Marketing, Inc.  and TransMontaigne Product Services Inc. own limited partner interests, and General Partner owns a 2% general partner interest and is the sole general partner.

“Permitted Acquisitions” means any Acquisition by the Borrower or any of its consolidated Restricted Subsidiaries, so long as the provisions of Section 7.16 are complied with, if applicable, and which:

(a)                                  is either an investment in the stock of a non-Guarantor entity or any other Acquisition, so long as each of the following conditions is satisfied in connection therewith:

(i)                                     the entity or assets being acquired are for the same or a similar line of business of those of the Borrower and its consolidated Restricted Subsidiaries, and

(ii)                                  the aggregate amount of all such stock investments and other Acquisitions does not exceed $20,000,000 in any fiscal year; or

(b)                                 is any other Acquisition not satisfying clause (a) above, so long as each of the following conditions is satisfied in connection therewith:

(i)                                     the entity or assets being acquired are for the same or a similar line of business of those of the Borrower and its consolidated Restricted Subsidiaries;

(ii)                                  the Acquisition has not been opposed by the board of directors of the entity that is selling the shares or assets to be acquired;

(iii)                               the pro forma consolidated cash flow, Excess Availability and Adjusted EBITDA of the Borrower and its consolidated Restricted Subsidiaries, after giving effect to the Acquisition (including pro forma adjustments), are reasonably satisfactory to the Agent in its reasonable discretion;

(iv)                              the aggregate purchase price of all Acquisitions does not exceed an amount equal to (x) $125,000,000 in any four (4) consecutive fiscal quarter period, plus (y) the amount of any cash proceeds received by the Credit Parties since the Closing Date from sales of assets to the MLP Entities permitted by this Credit Agreement, less (z) the amount of any such cash proceeds previously used since the Closing Date to retire Indebtedness (other than the Revolving Loans), make Permitted Acquisitions (including under clause (a) above or this clause (b))

or fund Operating Losses for any fiscal period after the date of such asset sale, and for this purpose “Operating Losses” shall equal the numerator of the Fixed Charge Coverage Ratio less the denominator of the Fixed Charge Coverage Ratio, if negative;

(v)                                 after giving effect to such Acquisition, no Default or Event of Default is in existence; and

(vi)                              on a pro forma basis after giving effect to such Acquisition, Excess Availability and the pro forma Fixed Charge Coverage Ratio immediately after the Acquisition shall be not less than the amounts set forth below, depending on the amount of the purchase price of such Acquisition:

Purchase Price	Minimum Excess Availability upon closing of Acquisition	Pro Forma Fixed Charge Coverage Ratio
< $50,000,000	$75,000,000	N/A
< $100,000,000 but >$50,000,000	$75,000,000	1:10 to 1.00
> $100,000,000	$100,000,000	1:10 to 1.00

“Permitted Indebtedness” means:

(a)                                  Indebtedness to the Lenders with respect to the Revolving Loans, the Letters of Credit or otherwise, pursuant to the Credit Documents;

(b)                                 trade payables incurred in the ordinary course of the Credit Parties’ business;

(c)                                  purchase money Indebtedness (including Capital Leases) hereafter incurred by the Credit Parties or any of their Restricted Subsidiaries to finance the purchase of fixed assets provided that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $10,000,000 at any one time outstanding (including any such Indebtedness referred to in clause (e) immediately below); (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon plus any interest, prepayment premium and other related costs at the time of such refinancing so long as all such costs do not exceed the foregoing $10,000,000 cap;

(d)                                 obligations of the Borrower or any of its Restricted Subsidiaries in respect of Hedging Agreements entered into in order to manage existing or anticipated interest rate and exchange rate risks and to manage commodity price risks in accordance with the Risk Management Policy;

(e)                                  Indebtedness described on Schedule 1.1C and any refinancings of such Indebtedness; provided that the aggregate principal amount of such Indebtedness is not increased, the scheduled maturity dates of such Indebtedness are not shortened and such refinancing is on terms and conditions no more restrictive than the terms and conditions of the Indebtedness being refinanced;

(f)                                    margin loans owed to commodities brokers not in excess of an aggregate amount of $25,000,000 at any one time;

(g)                                 unsecured Funded Indebtedness of the Credit Parties not exceeding at any time an aggregate amount of $50,000,000, provided, that the Agent has been notified promptly of the material terms and conditions thereof (any such amount shall be deducted from Average Excess Availability for purposes of Section 8.1); provided, that after giving effect to the issuance of such unsecured Funded Indebtedness and the application of any of the proceeds thereof on the issuance date no Default or Event of Default shall exist;

(h)                                 Indebtedness secured by Liens described in clause (d) of the definition of Permitted Liens;

(i)                                     intercompany loans made by a Credit Party to a Credit Party and intercompany loans made to the Borrower by Partners not exceeding at any time an aggregate outstanding principal amount of $5,000,000;

(j)                                     Indebtedness of Foreign Restricted Subsidiaries for financing of the type described in clause (l) of the definition of Permitted Liens, which Indebtedness may be unsecured or secured as permitted by such clause (l);

(k)                                  Subordinated Debt; and

(l)                                     all guaranties of such Person with respect to Indebtedness of the type referred in clauses (a) through (k) (other than (j)) of this definition of another Person.

“Permitted Investments” means:

(a)                                  Cash Equivalents;

(b)                                 interest-bearing demand or time deposits (including certificates of deposit) which are insured by the Federal Deposit Insurance Corporation (“FDIC”) or a similar federal insurance program; provided, however, that the Credit Parties may, in the ordinary course of their respective businesses, maintain in their disbursement accounts from time to time amounts in excess of then applicable FDIC or other program insurance limits;

(c)                                  Investments existing on the Closing Date and set forth on Schedule 1.1D;

(d)                                 advances to officers, directors and employees for expenses incurred or anticipated to be incurred in the ordinary course;

(e)                                  Permitted Acquisitions;

(f)                                    loans to and Investments in (i) the Credit Parties and (ii) newly created Domestic Restricted Subsidiaries, and newly created Foreign Restricted Subsidiaries, provided that (1) the applicable requirements of Section 7.16 are satisfied and (2) the aggregate amount of loans to and Investments in Foreign Restricted Subsidiaries shall not exceed $7,500,000 at any time;

(g)                                 investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(h)                                 Hedging Agreements entered into by the Borrower relating to the Loans hereunder and other Hedging Agreements entered into in order to manage existing or anticipated interest rate and exchange rate risks and to manage commodity price risks in accordance with the Risk Management Policy;

(i)                                     Investments (1) initially made in Partners and the General Partner in connection with the IPO in accordance with and subject to Section 9.3(e), (2) made thereafter consisting of limited partner units in Partners received in consideration of transfers of fixed assets to Partners pursuant to the MLP Omnibus Agreement and in accordance with and subject to Section 9.3(f), (3) other Investments of cash in Partners necessary for the General Partner to maintain its initial 2% general partner interests, so long as no Default or Event of Default is in existence or would be created after making the Investment, and (4) intercompany loans made by the Borrower to Partners not exceeding at any time an aggregate outstanding principal amount of $5,000,000; and

(j)                                     such other Investments as the Required Lenders may approve in their reasonable discretion.

“Permitted Liens” means

(a)                                  Liens granted to the Agent or the Lenders (or their Affiliates to secure Lender Hedging Agreements) by the Credit Parties pursuant to any Credit Document;

(b)                                 Liens listed on Schedule 1.1B and, as to the Mortgaged Real Estate, such Liens of record as are reasonably acceptable to the Agent in its reasonable discretion;

(c)                                  Liens on fixed assets securing purchase money Indebtedness (including Capital Leases) to the extent permitted under Section 9.2, provided that any such Lien attaches to such assets concurrently with or within thirty (30) days after the acquisition thereof and only to the assets to be acquired;

(d)                                 Liens of warehousemen, mechanics, materialmen, workers, repairmen, fillers, packagers, processors, common carriers, landlords and other similar Liens arising by operation of law or otherwise, not waived in connection herewith, for amounts that are not yet overdue or which are being appropriately contested in good faith by the relevant Credit Party by proceedings, provided that in any such case an adequate reserve is being maintained by such Credit Party to the extent required by GAAP;

(e)                                  attachment or judgment Liens individually or in the aggregate not in excess of $10,000,000 (exclusive of (i) any amounts that are duly bonded to the satisfaction of the Agent in its reasonable discretion or (ii) any amount adequately covered by insurance);

(f)                                    Liens for taxes, assessments or other governmental charges not yet overdue or that are being contested in good faith by a Credit Party by appropriate proceedings, provided that in any such contest an adequate reserve in respect there of is being maintained by such Credit Party to the extent required by GAAP;

(g)                                 zoning ordinances, easements, covenants, rights of way and other restrictions on the use of real property and other title exceptions that do not interfere in any material respect with the ordinary course of business or, in the case of owned real property, the marketability of such real property;

(h)                                 deposits or pledges to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance;

(i)                                     deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, regulatory or statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business;

(j)                                     restrictions under federal and state securities laws on the transfer of securities;

(k)                                  restrictions under foreign trade regulations on the transfer or licensing of assets of the Borrower and its Restricted Subsidiaries;

(l)                                     liens on assets of Foreign Restricted Subsidiaries to secure financing made available to such Foreign Restricted Subsidiary (as to which no Credit Party is liable on such financing) for working capital and capital expenditures of such Foreign Restricted Subsidiaries; and

(m)                               Liens on commodities accounts in favor of commodities intermediaries securing margin loans pertaining to such accounts.

“Permitted Restricted Payment” means:

(a)                                  (i) in any fiscal year in which the Lion Oil Company Disposition Transaction occurs, distributions derived therefrom and other dividends and distributions that do not exceed an aggregate amount of $5,000,000 paid in cash on common and preferred stock that do not result in a breach of Section 8.1, if applicable, and (ii) in any year other than the fiscal year in which distributions described in (i) are made, dividends and distributions paid in cash on common and preferred stock that do not exceed an aggregate amount of $15,000,000 in any fiscal year and that do not result in a breach of Section 8.1, if applicable, and provided that after giving effect thereto, no other Default or Event of Default is in existence;

(b)                                 the payment of dividends and distributions (in addition to the dividends and distributions described in clause (a) above)  and redemptions and repurchases (in addition to the redemption described in clauses (c) and (d) below) on account of any common or preferred Capital Stock; provided that after giving effect thereto (i) the Fixed Charge Coverage Ratio (on a pro forma basis) is not less than 1.10 to 1.0, (ii) no Default or Event of Default is in existence and (iii) Excess Availability is not less than $75,000,000;

(c)                                  the redemption of preferred Capital Stock for an aggregate amount not exceeding the sum of $72,900,000 plus the amount necessary to redeem any such preferred Capital Stock that was issued as “payment-in-kind” in lieu of a cash dividend, provided that after giving effect thereto (i) no Default or Event of Default is in existence,  (ii) Excess Availability is not less than $75,000,000 and (iii) the Fixed Charge Coverage Ratio on a proforma basis is equal to or greater than 1.10 to 1.00; and

(d)                                 the redemption, repurchase, or repayment of the Senior Subordinated Notes, in whole or in part provided that after giving effect thereto (i) no Default or Event of Default is in existence, (ii) Excess Availability is not less than $100,000,000 and (iii) the Fixed Charge Coverage Ratio on a pro forma basis is equal to or greater than 1.10 to 1.00.

“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, entity, party or government (including any division, agency or department thereof), and, as applicable, the successors, heirs and assigns of each.

“Petroleum Inventory” means Inventory consisting of refined petroleum products.

“Plan” means any employee benefit plan, program or arrangement, whether oral or written, maintained or contributed to by any Credit Party or any of its Restricted Subsidiaries or the General Partner, or with respect to which such Credit Party or any such Restricted Subsidiary or the General Partner may incur liability.

“Pledge Agreement” means the Pledge Agreement, dated as of the Original Closing Date, between the Agent and the relevant Credit Parties, as amended and restated on the Closing Date substantially in the form of Exhibit D, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Pledged Collateral” has the meaning given to such term in the Pledge Agreement.

“Prime Rate” means the rate which Wachovia announces from time to time as its prime, base or equivalent lending rate, as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Wachovia (and its affiliates) may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Proprietary Rights” has the meaning given to such term in Section 6.17.

“Real Estate” means the real property owned or leased by the relevant Credit Parties described in Schedule 6.19, as it may be updated from time to time pursuant to Sections 7.9 and 7.17, together with all Structures thereon.

“Real Property Documentation” means, with respect each parcel or tract of the Mortgaged Real Estate:

(a)                                  a fully executed and notarized Mortgage encumbering the fee interest of the Credit Parties in such Mortgaged Real Estate;

(b)                                 an owner’s affidavit for such Mortgaged Real Estate, addressed to the title company, for such Mortgaged Real Estate;

(c)                                  as to leased property, a Landlord Agreement;

(d)                                 a Mortgagee Policy for such Mortgaged Real Estate, in an amount not less than the amount for such Mortgaged Real Estate designated in Schedule 7.2 with respect to any particular Mortgaged Property (or, as to any Additionally Selected Real Estate, in any supplemental schedule identifying such property), assuring the Agent that the Mortgage on such Mortgaged Real Estate creates a valid and enforceable first priority (subject to Permitted Liens) mortgage lien such Mortgaged Real Estate, free and clear of all defects and encumbrances except Permitted Liens, which Mortgagee Policy shall be in form and substance reasonably satisfactory to the Agent and shall provide for affirmative insurance and such reinsurance as the Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Agent;

(e)                                  an Approved Appraisal of such Mortgaged Real Estate;

(f)                                    evidence in the form of a standard flood hazard determination certificate as to whether (i) such Mortgaged Real Estate is a Flood Hazard Property and (ii) the community in which such Flood Hazard Property is located is participating in the National Flood Insurance Program;

(g)                                 if such Mortgaged Real Estate is a Flood Hazard Property, the relevant Credit Party’s written acknowledgment of receipt of written notification from the Agent (i) as to the existence of such Flood Hazard Property and (ii) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program;

(h)                                 evidence reasonably satisfactory to the Agent that such Mortgaged Real Estate, and the uses of such Mortgaged Real Estate, are in compliance in all material respects with all applicable zoning laws, regulations and ordinances (the evidence submitted as to zoning may be in the form of a “zoning letter” from the municipality or other applicable jurisdiction in which the applicable property is located and should include the zoning designation made for such Mortgaged Real Estate and the permitted uses of such Mortgaged Real Estate under such zoning designation;

(i)                                     UCC fixture financing statements for such Mortgaged Real Estate, in form and substance reasonably satisfactory to the Agent, to be filed in the appropriate jurisdiction as is necessary, in the Agent’s reasonable discretion, to perfect the Agent’s lien on such Mortgaged Real Estate;

(j)                                     any existing environmental inspection report or reports in any Credit Party’s possession;

(k)                                  any existing surveys of the sites of such Mortgaged Real Estate in any Credit Party’s possession;

“Reportable Event” means any of the events described in Section 4043 of ERISA and the regulations thereunder.

“Reputable Carrier” means any  carrier of Petroleum Inventory that the Borrower has determined in good faith is a reliable, reputable carrier in the industry, unless the Agent, in its reasonable credit judgment  has objected to the use of such carrier.

“Required Lenders” means, at any time, Lenders (excluding Defaulting Lenders) holding in the aggregate at least 51% of (i) the Revolving Credit Commitments or (ii) if the Revolving Credit Commitments have been terminated, aggregate outstanding principal amount of the Working Capital Obligations (including participation interests in Letter of Credit Obligations, but excluding Swing Loans)).

“Restricted Payment” means (i) any cash dividend or other cash distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Credit Party or any of its Restricted Subsidiaries, as the case may be, now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any Credit Party (other than purchase or redemption of Borrower’s common stock issued to any officer, director or employee in connection with the payment of withholding taxes on the vesting thereof) or any of its Restricted Subsidiaries now or hereafter outstanding by such Credit Party or Restricted Subsidiary, as the case may be, except for any redemption, retirement, sinking funds or similar payment payable (x) solely to another Credit Party or (y) solely in such shares of that class of stock or in any class of stock junior to that class or (iii) any cash payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any shares of any class of Capital Stock of any Credit Party (other than any such payment in respect of withholding taxes due upon the vesting or exercise of any stock option granted to an officer, director or employee of a Credit Party) or any of its Restricted Subsidiaries now or hereafter outstanding.

“Restricted Subsidiaries” means (i) for any period prior to the Closing Date, all Subsidiaries of the Borrower, and (ii) for any period thereafter, all Subsidiaries of the Borrower that are not Unrestricted Subsidiaries.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make its portion of the Revolving Loans in a principal amount up to such Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Committed Amount.

“Revolving Credit Commitment Percentage” means, for any Lender, the percentage identified as its Revolving Credit Commitment Percentage on Schedule 1.1A, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 14.5.

“Revolving Credit Committed Amount” means the aggregate revolving credit line extended by the Lenders to the Borrower for Revolving Loans and Letters of Credit pursuant to and in accordance with the terms of this Credit Agreement, in an amount up to $400,000,000, as such revolving credit line may be reduced from time to time in accordance with Section 2.2(c).

“Revolving Loans” means loans and advances made to the Borrower by all of the Lenders on a revolving basis in accordance with their respective Revolving Credit Commitments pursuant to Section 2.1(a)(i), and includes Base Rate Loans and Eurodollar Loans.

“Revolving Notes” means promissory notes of the Borrower to the Lenders that request such notes pursuant to Section 2.1(c) and that were executed and delivered on the Original Closing Date, substantially in the form of Exhibit F-1, evidencing the obligation of the Borrower to repay the Revolving Loans made by such Lenders, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Risk Management Policy” means the guidelines for investment of funds of the Borrower and the Restricted Subsidiaries set forth in the Risk Management Policy Manual of the Borrower in effect on the Original Closing Date, as modified or supplemented from time to time with the approval of the Board of Directors of the Borrower or an authorized executive committee.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“Securities Account Control Agreement” means an agreement among a Credit Party, a securities intermediary, and the Agent, which agreement is reasonably acceptable to the Agent and its counsel and which provides for the Agent’s having “control” (as such term is used in Article 9 of the UCC) over the securities accounts described therein, in each case as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Security Agreement” means the Security Agreement, dated as of the Original Closing Date, between the Agent and the Credit Parties (and such other Persons who may from time to time become party thereto by joinder agreement), as amended and restated on the Closing Date substantially in the form of Exhibit E, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Security Documents” means, collectively, the Pledge Agreement, the Security Agreement, each Mortgage, each Deposit Account Control Agreement, and each Commodities Account Control Agreement.

“Senior Subordinated Notes” means the $200,000,000 9 1/8% Senior Subordinated Notes due 2010 issued by the Borrower pursuant to the Senior Subordinated Notes Indenture.

“Senior Subordinated Notes Indenture” means the Indenture dated as of May 30, 2003, executed by the Borrower and Wells Fargo Bank Minnesota, National Association, as indenture trustee, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Settlement Period” means each week, or such lesser period or periods as the Agent shall reasonably determine.

“Solvent” means that the Borrower and its consolidated Restricted Subsidiaries will not (i) be “insolvent,” within the meaning of such term as defined in section 101 of the “Bankruptcy Code”, or section 2 of either the “UFTA” or the “UFCA”, or as defined or used in any “Other Applicable Law” (as those terms are defined below), or (ii) be unable to pay its debts generally as such debts become due within the meaning of section 548 of the Bankruptcy Code, section 4 of the UFTA or section 6 of the UFCA, or (iii) have an unreasonably small capital to engage in any business or transaction, whether current or contemplated, within the meaning of section 548 of the Bankruptcy Code, section 4 of the UFTA or section 5 of the UFCA. For purposes of the foregoing, “Bankruptcy Code” means 11 U.S.C. section 101 et seq., “UFTA” means the Uniform Fraudulent Transfer Act, “UFCA” means the Uniform Fraudulent Conveyance Act, and “Other Applicable Law” means any other applicable law pertaining to fraudulent transfers or acts voidable by creditors, in each case as such law may be amended from time to time.

“Solvency Certificate” means an officer’s certificate of the Borrower prepared by the chief financial officer of the Borrower as to the financial condition, solvency and related matters of the Credit Parties, on a pro forma basis after giving effect to the IPO, substantially in the form of Exhibit M.

“Structures” means all plants, offices, manufacturing facilities, warehouses, administration buildings and related facilities of the Credit Parties located on the Real Estate described on Schedule 6.19, as it may be updated from time to time pursuant to Sections 7.9 and 7.17, together with all Structures thereon.

“Subordinated Debt” means the Senior Subordinated Notes and any other unsecured Indebtedness incurred by any Credit Party, which, in each case, is expressly subordinated and made junior to the payment and performance in full of the Obligations and contains terms and conditions reasonably satisfactory to the Agent.

“Subordination Agreements” means the agreements entered into from time to time by and among the Borrower, the Agent, on behalf of the Lenders, and a third party creditor of any such Borrower providing for the subordination of such third party creditor’s claims to those of the Lenders on terms and conditions reasonably satisfactory to the Agent.

“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, (b) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a fifty percent (50%) interest in the total capital, total income and/or total ownership interests of such entity at any time and (c) any partnership in which such Person is a general partner.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Credit Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swing Loan” means a Loan made by Wachovia pursuant to Section 2.1(a)(ii), which must be a Base Rate Loan or a LIBOR Index Loan.

“Swing Note” means the promissory note of the Borrower in favor of Wachovia that was executed and delivered on the Original Closing Date, substantially in the form of Exhibit F-2, evidencing the obligation of the Borrower to repay the Swing Loans, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Taxes” means any federal, state, local or foreign income, sales, use, transfer, payroll, personal, property, occupancy, franchise or other tax, levy, impost, fee, imposition, assessment or similar charge, together with any interest or penalties thereon.

“Termination Event” means (i) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan; (ii) the withdrawal of any Credit Parties or any of their Restricted Subsidiaries or the General Partner or any of the ERISA Affiliates from a Benefit Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Benefit Plan pursuant to Section 4041 of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan; (v) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Credit Parties or any of their Restricted Subsidiaries or the General Partner or any of the ERISA Affiliates from a Multiemployer Plan.

“Titled In-Transit Inventory” means inventory which is with a Reputable Carrier on the water or in vessels in transit to the United States of America and to which a Credit Party has title as evidenced by non-negotiable documents of title, bills of lading or other reasonably satisfactory documentation.

“Title Insurance Company” means, as to each parcel or tract of the Mortgaged Real Estate, Lawyers Title Insurance Corporation or any other title insurance company, mutually acceptable to the Borrower and the Agent, issuing the Mortgagee Policy with respect thereto.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“UCP” means The Uniform Customs and Practice for Documentary Credits, as published as of the date of issue of any Letter of Credit by the International Chamber of Commerce.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, as in effect from time to time.

“Unrestricted Subsidiaries” means Partners and all other MLP Entities.

“Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wachovia” means Wachovia Bank, National Association and its successors and permitted assigns.

“Working Capital Obligations” means the sum at any time of (a) the Aggregate Revolving Loan Amount Outstanding, (b) the Aggregate Swing Loan Amount Outstanding and (c) the Letter of Credit Obligations.

1.2                               Accounting Terms and Determinations.

Unless otherwise defined or specified herein, all accounting terms shall be construed herein and all accounting determinations for purposes of determining compliance with Section 8.1  and otherwise to be made under this Credit Agreement shall be made in accordance with GAAP (but excluding the consolidated Unrestricted Subsidiaries, as provided in the definition of GAAP) applied on a basis consistent in all material respects with the Financials).    If GAAP shall change from the basis used in preparing the Financials, the certificates required to be delivered pursuant to Section 7.1 demonstrating compliance with the covenants contained herein shall include calculations setting forth the adjustments necessary to demonstrate how the Credit Parties are in compliance with the financial covenants based upon GAAP as in effect on the Original Closing Date.  If the Credit Parties shall change their method of inventory accounting, all calculations necessary to determine compliance with the covenants contained herein shall be made as if such method of inventory accounting had not been so changed.

The Credit Parties shall deliver to the Agent and each Lender at the same time as the delivery of any annual financial statements given in accordance with the provisions of Section 7.1, (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding annual financial statements and (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application.

1.3                               Other Definitional Terms.

Terms not otherwise defined herein which are defined in the UCC shall have the meanings given them in the UCC.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Credit Agreement shall refer to the Credit Agreement as a whole and not to any particular provision of this Credit Agreement, unless otherwise specifically provided.  References in this Credit Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Credit Agreement unless otherwise specifically provided.  Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or plural depending on the reference.  “Include”, “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing, computer disk, e-mail and other means of reproducing words in a visible form.  References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of such Person.  References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively.  References to any times herein shall refer to Eastern Standard or Daylight Savings time, as applicable.

ARTICLE II

LOANS

2.1                               Revolving Loans and Swing Loans.

(a)                                  Commitments.

(i)                                     Revolving Loans.  Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each of the Lenders severally agrees to lend to the Borrower at any time or from time to time on or after the Original Closing Date and before the Maturity Date, such Lender’s Revolving Credit Commitment Percentage of the Revolving Loans as may be requested or deemed requested by the Borrower.

(ii)                                  Swing Loans.  In addition to the foregoing, Wachovia shall from time to time, upon the request of the Borrower, if the applicable conditions precedent in Article V have been satisfied, make Swing Loans to the Borrower in an aggregate principal amount at any time outstanding not exceeding $40,000,000; provided that, immediately after such Swing Loan is made, the conditions set forth in clauses (i) and (ii) of Section 2.1(b) shall have been satisfied.  Except for calculation of the Commitment Fee as set forth in the definition thereof, Swing Loans shall not be considered a utilization of the Revolving Credit Commitment of Wachovia or any other Lender hereunder.  All Swing Loans shall be made as Base Rate Loans or as LIBOR Index Loans.  At any time, upon the request of Wachovia, each Lender other than Wachovia shall, on the third (3rd) Business Day after such request is made, purchase a participating interest in Swing Loans in an amount equal to its ratable share (based upon its respective Revolving Credit Commitment) of such Swing Loans.  On such third (3rd) Business Day, each Lender will immediately transfer to Wachovia, in immediately available funds, the amount of its participation.  Whenever, at any time after Wachovia has received from any such Lender its participating interest in a Swing Loan, the Agent receives any payment on account thereof, the Agent will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Agent is required to be returned, such Lender will return to the Agent any portion thereof previously distributed by the Agent to it.  Each Lender’s obligation to purchase such participating interests shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation:  (i) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against Wachovia requesting such purchase or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an

Event of Default or the termination of the Revolving Credit Commitments; (iii) any adverse change in the condition (financial or otherwise) of the Credit Parties or any other Person; (iv) any breach of this Agreement by the Borrower or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b)                                 Determination of Borrowing Base.

(i)                                     The Lenders agree, subject to the terms and conditions of this Credit Agreement, from time to time, to make Revolving Loans to the Borrower on a revolving basis.  The Working Capital Obligations, shall not in the aggregate exceed the lesser of (A) the Revolving Credit Committed Amount then in effect and (B) the Borrowing Base.

(ii)                                  No Lender shall be obligated at any time to make available to the Borrower its Revolving Credit Commitment Percentage of any requested Revolving Loan if such amount plus its Revolving Credit Commitment Percentage of all Revolving Loans and its Revolving Credit Commitment Percentage of all Letter of Credit Obligations would exceed such Lender’s Revolving Credit Commitment at such time.  The aggregate balance of Working Capital Obligations shall not at any time exceed the Revolving Credit Committed Amount.  No Lender shall be obligated to make available, nor shall the Agent make available (except pursuant to and in accordance with Section 2.1(d)(vi)), any Revolving Loans to the Borrower to the extent such Revolving Loan when added to the then outstanding Revolving Loans, Swing Loans and Letter of Credit Obligations would cause the aggregate outstanding Working Capital Obligations to exceed the lesser of (A) the Revolving Credit Committed Amount then in effect and (B) the Borrowing Base.  If at any time (1) the amount of all Working Capital Obligations outstanding exceeds (2) the lesser of (A) the Revolving Credit Committed Amount then in effect and (B) the Borrowing Base the Borrower immediately shall make a mandatory prepayment in accordance with the provisions of Section 2.2(b)(i).

(c)                                  Revolving Notes and Swing Notes.  If so requested by a Lender (at or at any after the Original Closing Date), the obligations of the Borrower to repay the Revolving Loans to such Lender and to pay interest thereon shall be evidenced by a separate Revolving Note to such Lender, with appropriate insertions.  One Revolving Note shall be payable to the order of each Lender which so requests a Revolving Note, and each such Revolving Note shall be in a principal amount equal to such Lender’s Revolving Credit Commitment and shall represent the obligations of the Borrower to pay such Lender the amount of such Lender’s Revolving Credit Commitment or, if less, the aggregate unpaid principal amount of all Revolving Loans made by such Lender hereunder, plus interest accrued thereon, as set forth herein.  Subject to Sections 2.5, 13.8 and 14.5(e), the Borrower irrevocably authorizes each Lender which has been issued a Revolving Note to make or cause to be made appropriate notations on its Revolving Note, or on a record pertaining thereto, reflecting Revolving Loans and repayments thereof.  The outstanding amount of the Revolving Loans set forth on such Lender’s Revolving Note or record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to make such notation or record, or any error in such notation or record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Note to make payments of principal of or interest on any Revolving Note when due.  Any of the foregoing to the contrary notwithstanding, any lack of a Lender’s request to be issued a Revolving Note shall not, in any manner, diminish the Borrower’s obligations to repay the Revolving Loans made by such Lender, together with all other amounts owing to such Lender by the Borrower.  The Swing Loans shall be evidenced by a single Swing Note payable to the order of Wachovia in the original principal amount of $40,000,000.

(d)                                 Borrowings.

(i)                                     Each request for borrowings hereunder shall be made by a Notice of Borrowing and Payment from the Borrower to the Agent, given not later than (A) 2:00 P.M. on the Business Day on which the proposed borrowing is requested to be made for Revolving Loans that will be Base Rate Loans and for Swing Loans and (B) during normal business hours on the date that is three Business Days prior to the date of the requested borrowing of Revolving Loans that will be Eurodollar Loans.  Each request for borrowing made in a Notice of Borrowing and Payment shall be given by telecopy, setting forth (1) the requested date of such borrowing, (2) the aggregate amount of such requested borrowing and whether it is for a Revolving Loan or Swing Loan, (3) whether such Revolving Loans will be Base Rate Loans or the Eurodollar Rate Loans, and if appropriate, the applicable Interest Period, (4) whether such Swing Loans will be Base Rate Loans or LIBOR Index Loans, (5) certification by the Borrower that it has complied in all respects with Section 5.3, all of which shall be specified in such manner as is necessary to comply with all limitations on Revolving Loans and Swing Loans outstanding hereunder (including, without limitation, availability under the Borrowing Base) and (6) the account at which such requested funds should be made available.  Each request for borrowing made in a Notice of Borrowing and Payment shall be irrevocable by and binding on the Borrower.  The Borrower shall be entitled to borrow Revolving Loans in a minimum principal amount of $1,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining amount of the Revolving Credit Committed Amount, if less) and shall be entitled to borrow Base Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrower may request; provided, that no more than eight (8) Eurodollar Loans shall be outstanding hereunder at any one time; and provided, further, that Eurodollar Loans shall be in a minimum principal amount of at least $5,000,000 and integral multiples of $1,000,000 in excess thereof. Revolving Loans may be repaid and reborrowed in accordance with the provisions hereof. Each Swing Loan shall be in a minimum principal amount of at least $1,000,000 and integral multiples of $1,000,000 in excess thereof. Revolving Loans and Swing Loans may be repaid and reborrowed in accordance with the provisions hereof.

The Agent shall give to each Lender prompt notice (but in no event later than 3:00 P.M. on the date of the Agent’s receipt of notice from the Borrower) of each requested borrowing in a Notice of Borrowing and Payment by telecopy, telex or cable (other than any Notice of Borrowing and Payment which will be funded by the Agent in accordance with subsection (d)(ii) below).  No later than 4:00 P.M. on the date on which a Revolving Loan borrowing is requested to be made pursuant to the applicable Notice of Borrowing and Payment, each Lender will make available to the Agent at the address of the Agent set forth on the signature pages hereto, in immediately available funds, its Revolving Credit Commitment Percentage of such borrowing requested to be made (unless such funding is to be made by the Agent in accordance with subsection (d)(ii) below).  Unless the Agent shall have been notified by any Lender prior to the date of borrowing that such Lender does not intend to make available to the Agent its portion of the Revolving Loan borrowing to be made on such date, the Agent may assume that such Lender will make such amount available to the Agent as required above and the Agent may, in reliance upon such assumption, make available the amount of the borrowing to be provided by such Lender.  Upon fulfillment of the conditions set forth in Section 5.3 for such borrowing, the Agent will make such funds available to the Borrower at the account specified by the Borrower in such Notice of Borrowing and Payment.

(ii)                                  If the amounts of Revolving Loans described in subsection (d)(i) of this Section 2.1 are not in fact made available to the Agent by a Lender (such Lender being hereinafter referred to as a “Defaulting Lender”) and the Agent has made such amount available to the Borrower, the Agent shall be entitled to recover such corresponding amount on demand from such Defaulting Lender.  If such Defaulting Lender does not pay such corresponding amount forthwith upon the Agent’s demand therefor, the Agent shall promptly notify the Borrower and the Borrower shall immediately (but in no event later than five Business Days after such demand) pay such corresponding amount to the Agent.  The Agent shall also be entitled to recover from such Defaulting Lender and the Borrower, (A) interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent, at a rate per annum equal to either (1) if paid by such Defaulting Lender, the overnight Federal Funds Rate or (2) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 4.1, plus (B) in each case, an amount equal to any reasonable costs (including reasonable legal expenses) and losses incurred as a result of the failure of such Defaulting Lender to provide such amount as provided in this Credit Agreement.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder, including, without limitation, the right of the Borrower to seek reimbursement from any Defaulting Lender for any amounts paid by the Borrower under clause (B) above on account of such Defaulting Lender’s default.

(iii)                               The failure of any Lender to make the Revolving Loan to be made by it as part of any borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Loan on the date of such borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Loan to be made by such other Lender on the date of any borrowing.

(iv)                              Each Lender shall be entitled to earn interest at the then applicable rate of interest, calculated in accordance with Article IV, on outstanding Revolving Loans which it has funded to the Agent from the date such Lender funded such Revolving Loan to, but excluding, the date on which such Lender is repaid with respect to such Revolving Loan.

(v)                                 A request for a borrowing may not be made by telephone, unless no other means are available at the time of such request.

(vi)                              Notwithstanding anything to the contrary contained elsewhere herein, and whether or not a Default or Event of Default exists at the time, unless otherwise objected to by the Required Lenders in writing, the Agent may in its reasonable discretion require all Lenders to honor requests or deemed requests by the Borrower for Revolving Loans at a time that an Overadvance exists or which would result in an Overadvance and each Lender shall be obligated to continue to make its pro rata share of Revolving Loans, up to a maximum amount outstanding equal to its Revolving Credit Commitment, so long as such Overadvance is not known by the Agent to exceed $10,000,000 and so long as such Overadvance is not outstanding for more than ten (10) Business Days.  No new Overadvance may be made at any time during which an existing Overadvance is outstanding.

2.2                               Optional and Mandatory Prepayments; Reduction of Revolving Credit Committed Amount.

(a)                                  Voluntary Prepayments.  The Borrower shall have the right to prepay Loans in whole or in part from time to time, but otherwise without premium or penalty; provided, however, that (i) Loans that are Eurodollar Loans may only be prepaid on three (3) Business Days’ prior written notice to the Agent specifying the applicable Loans to be prepaid; (ii) any prepayment of Loans that are Eurodollar Loans will be subject to Section 4.10; (iii) each such partial prepayment of Revolving Loans shall be in a minimum principal amount of $1,000,000 for Base Rate Loans and $5,000,000 for Eurodollar Loans and (iv) each such partial prepayment of Swing Loans shall be in a minimum principal amount of $1,000,000.  Voluntary prepayments shall be applied to Base Rate Loans, LIBOR Index Loans or to Eurodollar Loans in the order of Interest Period maturities as directed by the Borrower.

(b)                                 Mandatory Prepayments.

(i)                                     Revolving Credit Committed Amount.  If at any time, the Working Capital Obligations outstanding shall exceed the lesser of (A) the Revolving Credit Committed Amount then in effect and (B), except as permitted by Section 2.1(d)(vi), the Borrowing Base, the Borrower immediately shall pay to the Agent, for the ratable account of the Lenders, an amount sufficient to eliminate such excess.

(ii)                                  Application of Mandatory Prepayments.  All amounts required to be paid pursuant to this Section 2.2(b) shall be applied to Swing Loans, and then Revolving Loans and (after all Revolving Loans have been repaid) to a cash collateral account held by the Agent in respect of Letter of Credit Obligations.  Within the parameters of the applications set forth above for Swing Loans and Revolving Loans, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities.  All prepayments under this Section 2.2(b) shall be subject to Section 4.10.

(c)                                  Voluntary Reductions of Revolving Credit Committed Amount.  The Borrower may from time to time permanently reduce or terminate the Revolving Credit Committed Amount in whole or in part (in minimum aggregate amounts of $5,000,000 or in integral multiples of $1,000,000 in excess thereof (or, if less, the full remaining amount of the then applicable Revolving Credit Committed Amount)) upon three (3) Business Days’ prior written notice to the Agent; provided, however, no such termination or reduction shall be made which would cause the aggregate principal amount of outstanding Revolving Loans plus Letter of Credit Obligations outstanding to exceed the lesser of (A) the Revolving Credit Committed Amount and (B) the Borrowing Base, unless, concurrently with such termination or reduction, the Borrower make a mandatory prepayment in accordance with the provisions of Section 2.2(b)(i).  The Agent shall promptly notify each affected Lender of receipt by the Agent of any notice from the Borrower pursuant to this Section 2.2(c).

(d)                                 Maturity Date.  The Revolving Credit Commitment of the Lenders, the commitment of Wachovia to make Swing Loans and the Letter of Credit Commitment of the Issuing Bank shall automatically terminate on the Maturity Date.

(e)                                  General.  The Borrower shall pay to the Agent for the account of the Lenders in accordance with the terms of Section 4.3, on the date of each termination or reduction of the Revolving Credit Committed Amount, the Commitment Fee accrued through the date of such termination or reduction on the amount of the Revolving Credit Committed Amount so terminated or reduced.

(f)                                    Hedging Obligations Unaffected.  Any prepayment made pursuant to this Section 2.2 shall not affect the Borrower’s obligation to continue to make payments under any Lender Hedging Agreement, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Lender Hedging Agreement.

2.3                               Payments and Computations.

(a)                                  Payments.  The Borrower shall make each payment hereunder and under the Notes not later than 2:00 P.M. on the day when due.  Payments made by the Borrower shall be in Dollars to the Agent at its address referred to in Section 14.4 in immediately available funds without deduction, withholding, setoff or counterclaim.  As soon as practicable after the Agent receives payment from the Borrower, but in no event later than one Business Day after such payment has been made, subject to Section 2.1(d)(ii), the Agent will cause to be distributed like funds relating to the payment of principal, interest, or Fees (other than amounts payable on the Swing Loans or to the Agent to reimburse the Agent and the Issuing Bank for fees and expenses payable solely to them pursuant to Article IV) or expenses payable to the Agent and the Lenders in accordance with Section 14.7 ratably to the Lenders, and like funds relating to the payment of any other amounts payable to such Lender.  The Borrower’s obligations to the Lenders with respect to such payments shall be discharged by making such payments to the Agent pursuant to this Section 2.3(a) or if not timely paid or any Event of Default then exists, may be added to the principal amount of the Revolving Loans outstanding.

(b)                                 Lockboxes.

(i)                                     The Borrower and (by execution and delivery of the Guaranty Agreement or of a joinder thereto and incorporation by reference therein) each Guarantor hereby agree to comply with the provisions of this Section 2.3(b). Each of the Credit Parties, individually or through the Borrower, shall establish and shall maintain one or more lockboxes (each a “Lockbox”) with financial institutions, including, without limitation, Wachovia and Wells Fargo Bank, National Association, selected by the Borrower and reasonably acceptable to the Agent (each a “Lockbox Bank”) and shall instruct all account debtors on the Accounts of each Credit Party to remit all payments to its respective Lockboxes.  All amounts received by the Credit Parties from any account debtor, in addition to all other cash received from any other source (including but not limited to proceeds from asset sales and judgments), shall be promptly deposited into an account which is maintained at a Lockbox Bank and which is subject to a Deposit Account Control Agreement in favor of the Agent (each such account, a “Lockbox Account”) or into the Cash Concentration Account.  The foregoing notwithstanding, unless the Agent otherwise requires, no Deposit Account Control Agreement shall be required with respect to any Lockbox Account maintained with the Agent, so long as the Agent has “control” (as such term is used in Article 9 of the UCC) over such account.

(ii)                                  All receipts held in the Lockboxes shall be remitted daily to the appropriate Lockbox Account.  After the occurrence and during the continuance of an Event of Default, or in the event there shall occur a breach of the covenants contained in clause (i) above or Section 9.10 for so long as any such breach of the covenant contained in clause (i) or Section 9.10 continues and remains uncured, all funds deposited into the Lockbox Accounts on any Business Day shall be transferred to the Cash Concentration Account.    All amounts received directly by the Credit Parties from any account debtor, in addition to all other cash received from any other source (including, without limitation, proceeds from asset sales and judgments), shall be held in trust by the Credit Parties and promptly deposited into a Lockbox Account or, if made by wire transfer, directly to a Lockbox Account.

(iii)                               Funds deposited into the Cash Concentration Account pursuant to clause (ii) above shall immediately become the property of the Agent and the Credit Parties shall obtain the agreement by the Lockbox Banks to waive any offset rights against the funds so deposited, except as permitted by the Deposit Account Control Agreement pertaining thereto.  The Agent assumes no responsibility for the Lockbox arrangements, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by the

Lockbox Banks thereunder except to the extent that the Agent begins to instruct the Lockbox Bank after the occurrence and during the continuance of an Event of Default or breach of the covenants contained in clause (i) above or Section 9.10.

(iv)                              The Credit Parties may close Lockboxes only with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Agent and subject to the terms and conditions set forth in any applicable Deposit Account Control Agreement.  The Credit Parties may open new Lockboxes and Lockbox Accounts, subject to such Lockbox Account’s being subject to a Deposit Account Control Agreement as contemplated above.

(v)                                 No Credit Party shall direct any account debtor to submit payment on any Account to any address or location other than to a Lockbox.  No collections from any Account shall be deposited into any account other than a Lockbox Account or the Cash Concentration Account.

(c)                                  After the occurrence and during the continuance of an Event of Default, the Borrower hereby authorizes each Lender to charge from time to time against the Borrower’s accounts with such Lender any of the Obligations which are then due and payable.  Each Lender receiving any payment as a result of charging any such account shall promptly notify the Agent thereof and make such arrangements as the Agent shall request to share the benefit thereof in accordance with Section 2.7.

(d)                                 Except as otherwise provided herein with respect to Eurodollar Loans, any payments falling due under this Credit Agreement on a day other than a Business Day shall be due and payable on the next succeeding Business Day and shall accrue interest at the applicable interest rate provided for in this Credit Agreement to but excluding such Business Day.  Except as otherwise provided herein, computation of interest and fees hereunder shall be made on the basis of actual number of days elapsed over a year of 360 days.  Interest on Base Rate Loans bearing interest based on the Prime Rate shall be calculated on the basis of a year of 365 (or 366, if applicable) days.

2.4                               Maintenance of Account.

The Agent shall maintain an account on its books in the name of the Borrower in which the Borrower will be charged with all loans and advances made by the Lenders to the Borrower or for the Borrower’s account, including the Revolving Loans, the Swing Loans, the Letter of Credit Obligations and any other Obligations, including any and all costs, expenses and attorney’s fees which the Agent may incur, including, without limitation, in connection with the exercise by or for the Lenders of any of the rights or powers herein conferred upon the Agent (other than in connection with any assignments or participations by any Lender) or in the prosecution or defense of any action or proceeding by or against the Borrower or the Lenders concerning any matter arising out of, connected with, or relating to this Credit Agreement or the Accounts, or any Obligations owing to the Lenders by the Borrower.  The Borrower will be credited in accordance with Section 2.3(b)(ii) above, with all amounts received by the Lenders from the Borrower or from others for the Borrower’s account, including, as above set forth, all amounts received by the Agent in payment of Accounts.  In no event shall prior recourse to any Accounts or other Collateral be a prerequisite to the Agent’s right to demand payment of any

Obligation upon its maturity.  Further, it is understood that the Agent shall have no obligation whatsoever to perform in any respect any of the Borrower’s contracts or obligations relating to the Accounts.

2.5                               Statement of Account.

Within fifteen (15) days after the end of each month the Agent shall send the Borrower a statement showing the accounting for the charges, loans, advances and other transactions occurring between the Lenders and the Borrower during that month.  The monthly statements shall be deemed correct and binding upon the Borrower and shall constitute an account stated between the Borrower and the Lenders unless the Agent receives a written statement of the Borrower’s exceptions within forty-five  (45) days after same is mailed to the Borrower.

2.6                               Taxes.

(a)                                  All payments made by the Borrower hereunder or under any Note will be, except as provided in Section 2.6(b), made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein (the “Excluded Taxes”)) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Payment Taxes”).  If any Payment Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Payment Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Credit Agreement or any other Credit Document, after withholding or deduction for or on account of any Payment Taxes, will not be less than the amount provided for herein or therein.  The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Payment Taxes so levied or imposed and paid by such Lender.

(b)                                 Each Foreign Lender agrees to deliver to the Borrower and the Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Credit Agreement pursuant to Section 14.5(c) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Foreign Lender, two accurate and complete original signed copies of Internal Revenue Service Form W-8 BEN, W-8 ECI or W-8 IMY, as applicable (or successor forms) certifying such Foreign Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Credit Agreement and under any Note.  In addition, each Foreign Lender agrees that it will deliver updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect, together with such other forms as may be required in order to confirm or establish the entitlement of such Foreign Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note.  Notwithstanding anything to the contrary contained in Section 2.6(a), but subject to the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold Payment Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Foreign Lender to the extent that such Foreign Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 2.6(a) to gross-up payments to be made to a Foreign Lender in respect of Payment Taxes imposed by the United States if such Foreign Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 2.6(b) or if such forms do not provide for a complete exemption from withholding tax.  Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 2.6, the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.6(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Payment Taxes.  Notwithstanding anything to the contrary contained in this Section 2.6, the Borrower shall not be required to pay any Payment Taxes for any period ending ninety (90) days or more prior to the request for payment of such Other Taxes.

(c)                                  Each Lender agrees to use reasonable efforts (including reasonable efforts to change its lending office) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section 2.6; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its reasonable discretion to be material.

(d)                                 If the Borrower pays any additional amount pursuant to this Section 2.6 with respect to a Lender, such Lender shall use reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided that such Lender shall have no obligation to use such reasonable efforts if either (i) it is in an excess foreign tax credit position or (ii) it believes in good faith, in its reasonable discretion, that claiming a refund or credit would cause adverse tax consequences to it.  In the event that such Lender receives such a refund or credit, such Lender shall pay to the Borrower an amount that such Lender reasonably determines is equal to the net tax benefit obtained by such Lender as a result of such payment by the Borrower.  In the event that no refund or credit is obtained with respect to the Borrower’s payments to such Lender pursuant to this Section 2.6, then such Lender shall upon request provide a certification that such Lender has not received a refund or credit for such payments.  Nothing contained in this Section 2.6 shall require a Lender to disclose or detail the basis of its calculation of the amount of any tax benefit or any other amount or the basis of its determination referred to in the proviso to the first sentence of this Section 2.6(a) to the Borrower or any other party.

(e)                                  In addition, the Borrower agrees to pay any present or future stamp, documentary, privilege, intangible or similar Taxes or any other excise or property Taxes, charges or similar levies that arise at any time or from time to time (other than Excluded Taxes) (i) from any payment made under any and all Credit Documents, (ii) from the transfer of the rights of any Lender under any Credit Documents to any other Lender or Lenders or (iii) from the execution or delivery by the Borrower of, or from the filing or recording or maintenance of, or otherwise with respect to, any and all Credit Documents (hereinafter referred to as “Other Taxes”).

(f)                                    The Borrower will indemnify each Lender and the Agent for the full amount of Payment Taxes (including, without limitation and without duplication, any Payment Taxes imposed by any jurisdiction on amounts payable under this Section 2.6), subject to (i) the exclusion set out in the first sentence of Section 2.6(a), and (ii) the provisions of Section 2.6(b), and will indemnify each Lender and the Agent for the full amount of Other Taxes (including, without limitation and without duplication, any Payment Taxes imposed by any jurisdiction on such Other Taxes paid by such Lender or the Agent (on its own behalf or on behalf of any Lender), as the case may be, in respect of payments made or to be made hereunder, and any liability (including penalties, interest and expenses) arising solely therefrom or with respect thereto, whether or not such Payment Taxes or Other Taxes were correctly or legally asserted.  Payment of this indemnification shall be made within thirty (30) days from the date such Lender or the Agent, as the case may be, makes written demand therefor.

(g)                                 Within thirty (30) days after the date of any payment of Payment Taxes or Other Taxes by the Borrower, the  Borrower shall furnish to the Agent, at its address referred to in Section 14.4, the original or certified copy of a receipt evidencing payment thereof.

(h)                                 Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.6 shall survive the payment in full of all Obligations hereunder and under any Notes.

2.7                               Sharing of Payments.

If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff or otherwise) on account of the Loans made by it in excess of its pro rata share of such payment as provided in this Credit Agreement or its participation in Letters of Credit in excess of its pro rata share of its participation therein as provided for in this Credit Agreement, such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by them or in their participation in Letters of Credit as shall be necessary to cause such purchasing Lender to share the excess payment accruing to all Lenders in accordance with their respective ratable shares as provided for in this Credit Agreement; provided, however, that if all or any portion of such excess is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) or any interest or other amount paid or payable by the purchasing Lender in respect to the total amount so recovered.  The Borrower agree that any Lender so purchasing a participation from another Lender pursuant to this Section 2.7 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

2.8                               Allocation of Payments; Pro Rata Treatment.

(a)                                  Allocation of Payments Prior to Event of Default; Payments Generally. Each borrowing of Revolving Loans and any reduction of the Revolving Credit Commitments shall be made pro rata according to the respective Revolving Credit Commitment Percentages of the Lenders.  Each payment under this Agreement or any Note shall be applied, first, to any Fees then due and owing pursuant to Article IV, second, to interest then due and owing in respect of the Swing Loans, third to principal then due and owing hereunder and under the Swing Loans, fourth, to interest then due and owing in respect of the Revolving Loans and lastly, to principal then due and owing hereunder and under the Revolving Loans.  Each payment on account of any Fees pursuant to Article IV shall be made pro rata in accordance with the respective amounts due and owing (except the Issuing Bank Fees which shall be payable solely to the Issuing Bank).  Each payment (other than prepayments) by the Borrower on account of principal of and interest on the Revolving Loans shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Loans.  Payments made pursuant to Section 4.9 shall be applied in accordance with such Section.  Each voluntary and mandatory prepayment on account of principal of the Loans shall be applied in accordance with Section 2.2(a) or (b), as applicable.

(b)                                 Allocation of Payments After Event of Default and Proceeds of Collateral.  Notwithstanding any other provisions of this Credit Agreement or any other Credit Document to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent or any Lender on account of the Obligations (whether in an insolvency or bankruptcy case or proceeding or otherwise) or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral (including, without limitation, any funds on deposit in any Lockbox Account, other deposit account, or the Cash Concentration Account) shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Agent in connection with enforcing the rights of the Lenders under the Credit Documents, any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;

SECOND, to payment of any fees owed to the Agent or an Issuing Bank hereunder or under any other Credit Document;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses, (including, without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents;

FOURTH, to the payment of all Obligations consisting of accrued fees and interest payable to the Lenders hereunder (and Wachovia, with respect to Swing Loans) in connection with the Loans and the Revolving Credit Commitments;

FIFTH, to the payment of the outstanding principal amount of the Swing Loans, and then to the payment of the outstanding principal amount of the Revolving Loans and to the payment or cash collateralization of the outstanding Letters of Credit Obligations, pro rata, as set forth below and including with respect to any Lender Hedging Agreement, to the extent such Lender Hedging Agreement is permitted by this Agreement, any breakage, termination or other payments due under such Lender Hedging Agreement and any interest accrued thereon;

SIXTH, to all other Obligations which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses “FIRST” through “FIFTH” above, including all liabilities and obligations now or hereafter arising from or in connection with any Cash Management Products provided by any of Lenders; and

SEVENTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (b) except for payments on Swing Loans, each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that its then outstanding Revolving Loans, Letters of Credit Obligations and obligations outstanding under the Lender Hedging Agreements permitted by this Agreement bears to the aggregate then outstanding Revolving Loans, Letters of Credit Obligations, and obligations outstanding under the Lender Hedging Agreements) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH,” “FIFTH,” and “SIXTH” above; (c) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account (which account shall be an interest bearing checking account) and applied (x) first, to reimburse the Issuing Bank from time to time for any drawings under such Letters of Credit and (y) then, following the expiration of any particular  Letter of Credit, the cash collateral held therefor to all other obligations of the types described in clause “SIXTH” above in the manner provided in this Section 2.8 and in the Security Documents.

2.9                               Extensions and Conversions.

Subject to the terms of Article V, the Borrower shall have the option, on any Business Day, to extend existing Eurodollar Loans into a subsequent permissible Interest Period, to convert Revolving Loans that are Base Rate Loans into Eurodollar Loans, or to convert Eurodollar Loans into Base Rate Loans; provided, however, that (i) except as provided in Section 4.10, Eurodollar Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto, (ii) Eurodollar Loans may be extended, and Base Rate Loans may be converted into Eurodollar Loans, only if no Default or Event of Default is in existence on the date of extension or conversion, (iii) Loans extended as, or converted into, Eurodollar Loans shall be subject to the terms of the definition of “Interest Period” and shall be in such minimum amounts as provided in with respect to Revolving Loans, Section 2.1(d)(i), and (iv) no more than eight (8) separate Eurodollar Loans shall be outstanding hereunder at any time.  Each such extension or conversion shall be effected by the Borrower by giving a written Notice of Extension/Conversion (or telephone notice promptly confirmed in writing) to the Agent prior to 2:00 P.M. on the Business Day of, in the case of the conversion of a Eurodollar Loan into a Base Rate Loan, and on the third (3rd) Business Day prior to, in the case of the extension of a Eurodollar Loan as, or conversion of a Base Rate Loan into, a Eurodollar Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Loans to be so extended or converted, the types of Loans into which such Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto.  Each request for extension or conversion shall constitute a representation and warranty by the Borrower of the matters specified in Article V. In the event the Borrower fails to request an extension or conversion of any Eurodollar Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such Loan shall be automatically converted into a Base Rate Loan at the end of the Interest Period applicable thereto.  The Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

2.10                        Replacement of Lender.

In the event that any Lender or, to the extent applicable, any participant thereof (the “Affected Lender”),

(a)                                  fails to perform its obligations to fund any portion of the Loans or to issue any Letter of Credit when required to do so by the terms of the Credit Documents;

(b)                                 demands payment under the tax provisions of Section 2.6, the reserve or capital adequacy provisions of Section 4.7, or the regulatory change provisions in Section 4.9 or the funding indemnity provisions of Section 4.10 in an amount the Borrower deems materially in excess of the amounts with respect thereto demanded by the other Lenders; or

(c)                                  refuses to consent to a proposed amendment, modification, waiver or other action requiring consent of the holders of 100% of the Revolving Credit Commitment Percentage under Section 14.9 that is consented to by the Required Lenders prior to such replacement of any Lenders in connection therewith;

then, so long as no Event of Default exists, the Borrower shall have the right to seek one or more replacement lenders which is reasonably satisfactory to the Agent (the “Replacement Lender”).  The Replacement Lender shall purchase the interests of the Affected Lender in the Loans, the Letters of Credit and its Revolving Credit Commitment and shall assume the obligations of the Affected Lender hereunder and under the other Credit Documents upon execution by the Replacement Lender of an Assignment and Acceptance and the tender by it to the Affected Lender of a purchase price agreed between it and the Affected Lender (or, if they are unable to agree, a purchase price in the amount of the Affected Lender’s Revolving Credit Commitment Percentage in the Loan and Letter of Credit Obligations, or appropriate credit support for contingent amounts included therein, and all other outstanding Obligations then owed to the

Affected Lender).  Such assignment by the Affected Lender shall be deemed an early termination of any Eurodollar Loan to the extent of the Affected Lender’s portion thereof, and the Borrower will pay to the Affected Lender any resulting amounts due under Section 4.10.  Upon consummation of such assignment, the Replacement Lender shall become party to this Agreement as a signatory hereto and shall have all the rights and obligations of the Affected Lender under this Agreement and the other Credit Documents with a Revolving Credit Commitment Percentage equal to the Revolving Credit Commitment Percentage of the Affected Lender, the Affected Lender shall be released from its obligations hereunder and under the other Credit Documents, and no further consent or action by any party shall be required.  Upon the consummation of such assignment, the Borrower, the Agent and the Affected Lender shall make appropriate arrangements so that a new Revolving Note is issued to the Replacement Lender if it has acquired a portion of the Revolving  Loans.  The Borrower and the Guarantors shall sign such documents and take such other actions reasonably requested by the Replacement Lender to enable it to share in the benefits of the rights created by the Credit Documents.  Until the consummation of an assignment in accordance with the foregoing provisions of this Section 2.10, the Borrower shall continue to pay to the Affected Lender any Obligations as they become due and payable.

ARTICLE III

LETTERS OF CREDIT

3.1                               Issuance

Subject to the terms and conditions hereof and of the Letter of Credit Documents, if any, and any other terms and conditions which the Issuing Bank may reasonably require, the Lenders will participate in the issuance by the Issuing Bank from time to time of such Letters of Credit in Dollars from the Original Closing Date until the Maturity Date as the Borrower may request, in a form reasonably acceptable to the Issuing Bank; provided, however, that (a) the Letter of Credit Obligations outstanding shall not at any time exceed the Letter of Credit Committed Amount and (b) the aggregate Working Capital Obligations outstanding shall not at any time exceed the lesser of (A) the Revolving Credit Committed Amount then in effect and (B) the Borrowing Base.  No Letter of Credit shall (x) have an original expiry date more than one year from the date of issuance or (y) as originally issued or as extended, have an expiry date extending beyond the Maturity Date (but, subject to the foregoing, may provide for automatic renewal in the absence of notice of non-renewal by the Issuing Bank).  Each Letter of Credit shall comply with the related Letter of Credit Documents.  The issuance and expiry date of each Letter of Credit shall comply with the related Letter of Credit Documents.  The issuance and expiry date of each Letter of Credit shall be a Business Day.  The Existing Letters of Credit shall be deemed to have been issued hereunder on the Original Closing Date, and no request for issuance thereof need be made.

3.2                               Notice and Reports.

The request for the issuance of a Letter of Credit shall be submitted by the Borrower to the Issuing Bank (with a copy to the Agent) at least two (2) Business Days prior to the requested date of issuance.  The Issuing Bank (other than Wachovia, so long as it also is the Agent) will give the Agent written or telex notice in substantially the form of Exhibit O or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Letter of Credit.  In addition, upon request, the Issuing Bank will disseminate to the Agent and each of the Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of the prior report, and including therein, among other things, the beneficiary, the face amount and the expiry date as well as any payment or expirations which may have occurred.

3.3                               Participation.

Each Lender, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the Issuing Bank in such Letter of Credit and the obligations arising thereunder, in each case in an amount equal to its Revolving Credit Commitment Percentage of such Letter of Credit, and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Bank therefor and discharge when due, its Revolving Credit Commitment Percentage of the obligations arising under such Letter of Credit.  Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that the Issuing Bank has not been reimbursed as required hereunder or under any such Letter of Credit, each such Lender shall pay to the Issuing Bank its Revolving Credit Commitment Percentage of such unreimbursed drawing pursuant to the provisions of Section 3.4.  The obligation of each Lender to so reimburse the Issuing Bank shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event.  Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Bank under any Letter of Credit, together with interest as hereinafter provided.

3.4                               Reimbursement.

In the event of any drawing under any Letter of Credit, the Issuing Bank will promptly notify the Borrower.  Unless the Borrower shall immediately notify the Issuing Bank that the Borrower intends to otherwise reimburse the Issuing Bank for such drawing, the Borrower shall be deemed to have requested that the Lenders make a Revolving Loan in the amount of the drawing as provided in Section 3.5 on the related Letter of Credit, the proceeds of which will be used to satisfy the related reimbursement obligations.  The Borrower promises to reimburse the Issuing Bank on the day of drawing under any Letter of Credit (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds.  If the Borrower shall fail to reimburse the Issuing Bank as provided hereinabove, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Base Rate plus the sum of (i) the Applicable Percentage for Base Rate Loans and (ii) two percent (2%).  The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of setoff, counterclaim or defense to payment the Borrower may claim or have against the Issuing Bank, the Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit.  The Issuing Bank will promptly notify the other Lenders of the amount of any unreimbursed drawing and each Lender shall promptly pay to the Agent for the account of the Issuing Bank in Dollars and in immediately available funds, the amount of such Lender’s Revolving Credit Commitment Percentage of such unreimbursed drawing.  Such payment shall be made on the Business Day such notice is received by such Lender from the Issuing Bank if such notice is received at or before 2:00 P.M. otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the day such notice is received.  If such Lender does not pay such amount to the Issuing Bank in full upon such request, such Lender shall, on demand, pay to the Agent for the account of the Issuing Bank interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to the Issuing Bank in full at a rate per annum equal to, if paid within two (2) Business Days of the date that such Lender is required to make payments of such amount pursuant to the preceding sentence, the Federal Funds Rate and thereafter at a rate equal to the Base Rate.  Each Lender’s obligation to make such payment to the Issuing Bank, and the right of the Issuing Bank to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Revolving Credit Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the obligations of the Borrower hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.  Simultaneously with the making of each such payment by a Lender to the Issuing Bank, such Lender shall, automatically and without any further action on the part of the Issuing Bank or such Lender, acquire a participation in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the Issuing Bank) in the related unreimbursed drawing portion of the Letter of Credit Obligation and in the interest thereon and in the related Letter of Credit Documents, and shall have a claim against the Borrower with respect thereto.

3.5                               Repayment with Revolving Loans.

On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan advance to reimburse a drawing under a Letter of Credit, the Agent shall give notice to the Lenders that a Revolving Loan has been requested or deemed requested by the Borrower to be made in connection with a drawing under a Letter of Credit, in which case a Revolving Loan advance comprised of Base Rate Loans (or Eurodollar Loans to the extent the Borrower has complied with the procedures of Section 2.1(d)(i) with respect thereto) shall be immediately made to the Borrower by all Lenders (notwithstanding any termination of the Revolving Credit Commitments pursuant to Section 11.2) pro rata based on the respective Revolving Credit Commitment Percentages of the Lenders (determined before giving effect to any termination of the Revolving Credit Commitments pursuant to Section 11.2) and the proceeds thereof shall be paid directly by the Agent to the Issuing Bank for application to the respective Letter of Credit Obligations.  Each such Lender hereby irrevocably agrees to make its Revolving Credit Commitment Percentage of each such Revolving Loan immediately upon any such request or deemed request in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (i) the amount of such borrowing may not comply with the minimum amount for advances of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Article V are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required hereunder, (v) whether the date of such borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder or (vi) any termination of the Revolving Credit Commitments relating thereto immediately prior to or contemporaneously with such borrowing.  In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a bankruptcy or insolvency case or proceeding with respect to the Borrower), then each such Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Issuing Bank such participation in the outstanding Letter of Credit Obligations as shall be necessary to cause each such Lender to share in such Letter of Credit Obligations ratably (based upon the respective Revolving Credit Commitment Percentages of the Lenders (determined before giving effect to any termination of the Revolving Credit Commitments pursuant to Section 11.2)), provided that at the time any purchase of participation pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Issuing Bank, to the extent not paid to the Issuing Bank by the Borrower in accordance with the terms of Section 3.4, interest on the principal amount of participation purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Revolving Loan advance, the Federal Funds Rate, and thereafter at a rate equal to the Base Rate.

3.6                               Renewal, Extension.

The renewal or extension of any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

3.7                               Uniform Customs and Practices.

The Issuing Bank may provide that the Letters of Credit shall be subject to the UCP, in which case the UCP may be incorporated by reference therein and deemed in all respects to be a part thereof.

3.8                               Indemnification; Nature of Issuing Bank’s Duties.

(a)                                  In addition to its other obligations under this Article III, the Borrower agrees to protect, indemnify, pay and save the Issuing Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of the Issuing Bank to honor a drawing under a Letter of Credit as a result of Government Acts.

(b)                                 As between the Borrower and the Issuing Bank, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof.  The Issuing Bank shall not be responsible:  (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (iv) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (v) for any consequences arising from causes beyond the control of the Issuing Bank, including, without limitation, any Government Acts.  None of the above shall affect, impair, or prevent the vesting of the Issuing Bank’s rights or powers hereunder.

(c)                                  In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Bank, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Bank under any resulting liability to the Borrower.  It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Bank against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all Government Acts.  The Issuing Bank shall not, in any way, be liable for any failure by the Issuing Bank or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Bank.

(d)                                 Nothing in this Section 3.8 is intended to limit the reimbursement obligations of the Borrower contained in Section 3.4.  The obligations of the Borrower under this Section 3.8 shall survive the termination of this Credit Agreement.  No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Bank to enforce any right, power or benefit under this Credit Agreement.

(e)                                  Notwithstanding anything to the contrary contained in this Article III, the Borrower shall have no obligation to indemnify the Issuing Bank in respect of any liability incurred by the Issuing Bank (i) arising solely out of the gross negligence or willful misconduct of the Issuing Bank on any action or omission by the Issuing Bank not in accordance with the standards of care specified in the UCP or the UCC, as determined by a court of competent jurisdiction, or (ii) caused by the Issuing Bank’s failure to pay under any Letter of Credit after presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, as determined by a court of competent jurisdiction, unless such payment is prohibited by any law, regulation, court order or decree.

3.9                               Responsibility of Issuing Bank.

It is expressly understood and agreed that the obligations of the Issuing Bank hereunder to the Lenders are only those expressly set forth in this Credit Agreement and that the Issuing Bank shall be entitled to assume that the conditions precedent set forth in Article III or V have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied; provided, however, that nothing set forth in this Article III shall be deemed to prejudice the right of any Lender to recover from the Issuing Bank any amounts made available by such Lender to the Issuing Bank pursuant to this Article III in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of the Issuing Bank.

3.10                        Conflict with Letter of Credit Documents.

In the event of any conflict between this Credit Agreement and any Letter of Credit Document (including any letter of credit application), this Credit Agreement shall control.

ARTICLE IV

INTEREST AND FEES

4.1                               Interest on Loans.

Subject to the provisions of Section 4.2, the Loans shall bear interest as follows:

(a)                                  Base Rate Loans.  During such periods as the Loans shall be comprised of Base Rate Loans, each such Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Base Rate plus the Applicable Percentage;

(b)                                 Eurodollar Loans.  During such periods as the Loans shall be comprised of Eurodollar Loans, each such Eurodollar Loan shall bear interest at a per annum rate equal to the sum of the Eurodollar Rate plus the Applicable Percentage; and

(c)                                  LIBOR Index Loans.  During such periods as the Swing Loans shall bear interest at the LIBOR Index Rate, each such LIBOR Index Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Index Rate plus the Applicable Percentage.

Interest on the Loans shall be payable in arrears on each Interest Payment Date.

4.2                               Interest After Event of Default.

Interest on any amount of matured principal under the Loans, and interest on the amount of principal under the Revolving Loans outstanding as of the date an Event of Default occurs, and at all times thereafter until the earlier of the date upon which (a) all Obligations have been paid and satisfied in full or (b) such Event of Default shall have been cured or waived, shall be payable on demand at the Default Rate.  Interest shall be payable on any other amount due hereunder and shall accrue at the Default Rate, from the date due and payable until paid in full.

4.3                               Commitment Fee.

The Borrower shall pay to the Agent for the benefit of the Lenders the Commitment Fee due in respect of each calendar month within five (5) days after receipt of a statement therefor.

4.4                               Lenders’ Fees/Agent’s Fees.

On the Closing Date the Agent shall pay to each Lender its respective Lender’s Fees that are required to be paid on the Closing Date pursuant to the terms of the Fee Letter with the Agent.  The Borrower shall pay all fees required to be paid to the Agent under the Fee Letter at the times and in the amounts set forth therein.

4.5                               Letter of Credit Fees.

(a)                                  Letter of Credit Fee.  In consideration of the issuance of standby Letters of Credit hereunder, the Borrower promises to pay to the Agent for the account of each Lender a monthly fee (the “Letter of Credit Fee”) on such Lender’s Revolving Credit Commitment Percentage of the average daily maximum amount available to be drawn under each such Letter of Credit computed at a per annum rate for each day from the date of issuance (or the Original Closing Date, as to Existing Letters of Credit) to the date of expiration equal to the Applicable Percentage for Eurodollar Loans.  The Letter of Credit Fee will be payable five (5) days after receipt of an invoice therefor.

(b)                                 Issuing Bank Fees.  In addition to the Letter of Credit Fee payable pursuant to clause (a) above, the Borrower promises to pay to the Issuing Bank for its own account without sharing by the other Lenders letter of credit fronting fees in the amount of 1/8% and the negotiation fees agreed to by the Borrower and the Issuing Bank from time to time and the customary charges from time to time of the Issuing Bank with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Bank Fees”).

4.6                               Authorization to Charge Account.

The Borrower hereby authorizes the Agent to charge the Borrower’s Swing Loan account or Revolving Loan accounts, as applicable, with the amount of all payments and fees due hereunder to the Lenders, the Agent and the Issuing Bank as and when such payments become due.  The Borrower confirms that any charges which the Agent may so make to the Borrower’s Swing Loan Account or Revolving Loan accounts as herein provided will be made as an accommodation to the Borrower and solely at the Agent’s discretion.

4.7                               Indemnification in Certain Events.

If after the Original Closing Date, either (a) any change in or in the interpretation of any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to any Funding Bank or any of the Lenders, or (b) a Funding Bank or any of the Lenders complies with any future guideline or request from any central bank or other Governmental Authority or (c) a Funding Bank or any of the Lenders determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank or any of the Lenders complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (c), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any of the Lenders’ capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or Lenders’ policies with respect to capital adequacy) by an amount deemed by such Lender to be material, and the result of any of the foregoing events described in clauses (a), (b) or (c) is or results in an increase in the cost to any of the Lenders of funding or maintaining the

Revolving Credit Committed Amount, the Revolving Loans or the Letters of Credit, then the Borrower shall from time to time upon demand by the Agent, pay to the Agent additional amounts sufficient to indemnify the Lenders against such increased cost.  A certificate as to the amount of such increased cost shall be submitted to the Borrower by the Agent and shall be conclusive and binding absent manifest error.

4.8                               Inability To Determine Interest Rate.

If prior to the first day of any Interest Period, (a) the Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, (b) the Agent has received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Eurodollar Loans during such Interest Period, or (c) Dollar deposits in the principal amounts of the Eurodollar Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, the Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter, and will also give prompt written notice to the Borrower when such conditions no longer exist.  If such notice is given (i) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (ii) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Loans shall be converted to or continued as Base Rate Loans and (iii) each outstanding Eurodollar Loan shall be converted, on the last day of the then-current Interest Period thereof, to Base Rate Loans.  Until such notice has been withdrawn by the Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Base Rate Loans to Eurodollar Loans.

4.9                               Illegality.

Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the Original Closing Date shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Credit Agreement, (a) such Lender shall promptly give written notice of such circumstances to the Borrower and the Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert a Base Rate Loan to Eurodollar Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Loans, such Lender shall then have a commitment only to make a Base Rate Loan when a Eurodollar Loan is requested and (c) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.10.

4.10                        Funding Indemnity.

The Borrower promises to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s gross negligence or willful misconduct) as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or extension of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Credit Agreement, (b) default by the Borrower in making any prepayment of a Eurodollar Loan after the Borrower has given a notice thereof in accordance with the provisions of this Credit Agreement, and (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto.  With respect to Eurodollar Loans, such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market.  This covenant shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

ARTICLE V

CONDITIONS PRECEDENT

The obligation of the Lenders to make any Revolving Loan or of the Issuing Bank to issue any Letter of Credit hereunder is subject to the satisfaction of, or waiver of, the following conditions precedent:

5.1                               Closing Conditions for Closing under Original Credit Agreement.

The obligation of each Lender to make the Loans or of Wachovia to make any Swing Loan and/or of the Issuing Bank to issue Letters of Credit hereunder on the Original Closing Date was subject to the satisfaction or waiver by the Agent in its reasonable discretion, on or prior to the Original Closing Date, of  the following conditions precedent, each of which was satisfied on or before the Original Closing Date:

(a)                                  Executed Credit Documents.  Receipt by the Agent of duly executed counterparts of: the Original Credit Agreement, any requested Revolving  Notes; the Swing Note, the Contribution Agreement, the Security Documents; and all other Credit Documents, each in form and substance acceptable to the Lenders in their reasonable discretion.

(b)                                 Organizational Documents.  Receipt by the Agent of the following:

(i)                                     Charter Documents.  Copies of the articles or certificates of incorporation or other formation or charter documents of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Original Closing Date.

(ii)                                  Bylaws.  A copy of the bylaws or operating agreement or similar agreement of each Credit Party certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Original Closing Date.

(iii)                               Resolutions.  Copies of resolutions of the Board of Directors or similar managing body of each Credit Party approving and adopting the Credit Documents to which it is a party, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Credit Party to be true and correct and in force and effect as of the Original Closing Date.

(iv)                              Good Standing.  Copies of (i) certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation or organization and each other jurisdiction in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect; provided, however, that to the extent that any such certificates from other jurisdictions are not reasonably available on the Original Closing Date, they may be provided within thirty (30) days thereafter and (ii) to the extent available, a certificate indicating payment of all corporate or other franchise taxes certified as of a recent date by the appropriate taxing Governmental Authorities.

(v)                                 Incumbency.  An incumbency certificate of each Credit Party certified by a secretary or assistant secretary to be true and correct as of the Original Closing Date.

(c)                                  Financial Statements.  Receipt by the Agent and the Lenders of the financial statements and accompanying accountants’ opinion described in Section 6.6 and such other information relating to the Credit Parties as the Agent may reasonably require in connection with the structuring and syndication of credit facilities of the type described herein.

(d)                                 Opinions of Counsel.  Receipt by the Agent of an opinion, or opinions (which shall cover, among other things, authority, legality, validity, binding effect, enforceability and attachment and perfection of Liens) reasonably satisfactory to the Agent, addressed to the Agent and the Lenders and dated the Original Closing Date, from legal counsel to the Credit Parties.

(e)                                  Personal Property Collateral.  The Agent shall have received:

(i)                                     termination of all UCC-1 financing statements in favor of Bank Boston, N.A. and UBS AG, Stamford Branch and searches of UCC filings in the jurisdiction of organization of each Credit Party, the chief executive office of each Credit Party and each jurisdiction where any Collateral is located or where a filing could have been properly made by a creditor of a Credit Party, copies of the financing statements on file in such jurisdictions and evidence that, upon filing of such termination statements for all such UCC-1 financing statements in favor of Bank Boston, N.A. and UBS AG, Stamford Branch, no Liens exist other than Permitted Liens;

(ii)                                  UCC financing statements for each appropriate jurisdiction as is necessary, in the Agent’s reasonable discretion, to perfect the Agent’s security interest in the Collateral;

(iii)                               searches of ownership of intellectual property in the appropriate governmental offices and such patent/trademark/copyright filings as reasonably requested by the Agent;

(iv)                              all stock certificates evidencing the Capital Stock pledged to the Agent pursuant to the Pledge Agreement, together with duly executed in blank undated stock powers attached thereto (other than the Capital Stock of Lion Oil);

(v)                                 Deposit Account Control Agreements and Commodities Account Control Agreements with respect to all deposit accounts and commodities accounts of the Credit Parties listed on Schedule 6.32, except as otherwise provided in Section 9.10; and

(vi)                              to the extent required under the Security Documents, all instruments and chattel paper in the possession of any of the Credit Parties, together with allonges or assignments as may be necessary to perfect the Agent’s security interest in the Collateral.

(f)                                    Real Property Collateral.  The Agent shall have received a Mortgage and all Real Property Documentation for each parcel or tract of the Initially Selected Real Estate that constitutes Accepted Real Estate on such date.

(g)                                 Priority of Liens.  The Agent shall have received satisfactory evidence that the Agent, on behalf of the Lenders, holds a perfected, first priority Lien on all Collateral (limited as set forth in paragraph (f) above, as to Accepted Real Estate), subject to no other Liens other than Permitted Liens.

(h)                                 Opening Borrowing Base Certificate.  Receipt by the Agent of a Borrowing Base Certificate dated as of the Closing Date, but derived from information for September 3, 2004 or such other date reasonably satisfactory to the Agent, substantially in the form of Exhibit K and certified by the chief financial officer of the Borrower to be true and correct as of the Original Closing Date.

(i)                                     Evidence of Insurance.  Receipt by the Agent of copies of insurance policies or certificates of insurance of the Credit Parties evidencing liability and casualty insurance meeting the requirements set forth in the Credit Documents, including, without limitation, naming the Agent as additional insured.

(j)                                     Corporate Structure.  The corporate capital and ownership structure of the Borrower and its Subsidiaries shall be as described in Schedule 6.9 to the Original Credit Agreement.

(k)                                  Governmental, Shareholder and Third Party Consents.  Receipt by the Agent of evidence that all governmental, shareholder and third party consents and approvals necessary in connection with the transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on such transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Agent could have such effect.

(l)                                     Litigation.  There shall not exist any pending or threatened action, suit, investigation or proceeding against any Credit Party or its assets that could reasonably be expected to (i) have a Material Adverse Effect or (ii) affect any transaction contemplated by this Credit Agreement or any other Credit Document or the ability of the Credit Parties to perform their respective obligations under the Credit Documents.

(m)                               Solvency Certificate.  Receipt by the Agent of the Solvency Certificate.

(n)                                 Officer’s Certificates.  Receipt by the Agent of a certificate or certificates executed by the president or chief financial officer of the Borrower as of the Original Closing Date stating that (i) after giving effect to the making of the Loans and application of the proceeds thereof, each Credit Party is in compliance with all existing financial obligations, (ii) all governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the transactions contemplated thereby have been obtained, (iii) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Credit Party or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect and (iv) immediately after giving effect to this Credit Agreement, the other Credit Documents and all the transactions contemplated therein to occur on such date, (A) each of the Credit Parties is solvent, (B) no Default or Event of Default exists, (C) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects, and (D) the Borrower is in compliance with the financial covenant set forth in Article VIII.

(o)                                 Fees and Expenses.  Payment by the Borrower of all fees and expenses owed by them to the Lenders and the Agent, including, without limitation, payment to the Agent of the fees set forth in the Fee Letter shall previously have been made in connection with the First Amendment to the Original Credit Agreement.

(p)                                 Disbursement Authorization; Payment Instructions.  Receipt by the Agent of (a) a disbursement authorization covering all payments reasonably expected to be made by the Borrower in connection with the transactions contemplated by the Credit Documents to be consummated on the Original Closing Date, including an itemized estimate of all fees, expenses and other closing costs and (b) payment instructions with respect to each wire transfer to be made by the Agent on behalf of the Lenders or the

Borrower or the Borrower on the Original Closing Date setting forth the amount of such transfer, the purpose of such transfer, the name and number of the account to which such transfer is to be made, the name and ABA number of the bank or other financial institution where such account is located and the name and telephone number of an individual that can be contacted to confirm receipt of such transfer.

(q)                                 Subordinated Debt.  Receipt by the Agent of certified copies of the Senior Subordinated Notes Indenture.

(r)                                    Payment of Existing Working Capital Facility and Termination of Liens.   Receipt by the Agent of a payoff letter reasonably satisfactory to it regarding payment in full of all indebtedness under the Credit Agreement dated as of February 28, 2003, as amended, by and among UBS AG, as agent, the lenders party thereto and the Borrower, and termination of the commitments of the lenders thereunder and termination of all Liens granted pursuant thereto.

(s)                                  Material Adverse Change. (i) No Material Adverse Change, or development reasonably likely to have a Material Adverse Effect, shall have occurred since June 30, 2003, except for any disclosures made in the Borrower’s Quarterly Report on Form 10-Q’s filed with the SEC since that date, and (ii) no occurrence or event which is reasonably likely to have a Material Adverse Effect shall have occurred since June 30, 2003, except for any disclosures made in the Borrower’s Quarterly Report on Form 10-Q’s filed with the SEC since that date, and be continuing.

(t)                                    Fees.  On or prior to the Original Closing Date, the Lenders shall have received payment in full of the fees required to be paid to the Lenders on the Original Closing Date.

(u)                                 Minimum Excess Availability.  Receipt by the Agent of evidence reasonably satisfactory to the Agent that the Borrower has Excess Availability of at least $125,000,000 (without giving effect to clause (k) of the definition of Borrowing Base for the purpose of calculating such Excess Availability) as of the Original Closing Date, after giving effect to the payment of fees and expenses associated with the closing of this Credit Agreement, the making of the Loans and other extensions of credit and the application of the proceeds thereof to be made on the Original Closing Date and after deductions for past due payables and other obligations.

(v)                                 Annual Budget.  Receipt by the Agent of an annual budget for the fiscal year ended June 30, 2005, together with financial projections prepared on an annual basis covering the period from the Original Closing Date to the Maturity Date, and the Agent’s satisfaction with such budget and financial projections in its reasonable determination.

(w)                               Cash Management System.  The Borrower’s cash management system is reasonably satisfactory to the Agent and  provides for control in favor of the Agent on behalf of the Lenders.

(x)                                   Minimum Consolidated Adjusted EBITDA.  Minimum Consolidated Adjusted EBITDA (but without giving effect to paragraph (e) of the definition thereof)

for the fiscal year ending June 2004 of not less than $40,000,000, as determined based on the audited annual financial statements for such fiscal year, or if such statements are not yet final, in a draft thereof.

(y)                                 Other.  Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender, including, without limitation, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership and contingent liabilities of the Credit Parties.

5.2                               Closing Conditions for Closing under this Amended and Restated Credit Agreement.

The obligation of each Lender to make the Loans or of Wachovia to make any Swing Loan and/or of the Issuing Bank to issue Letters of Credit hereunder on and after the Closing Date is subject to the satisfaction or waiver by the Agent in its reasonable discretion, on or prior to the Closing Date, of  the following conditions precedent:

(a)                                  Executed Credit Documents.  Receipt by the Agent of duly executed counterparts of this Credit Agreement, the Amended and Restated Guarantee Agreement in substantially the form of Exhibit B, the Amended and Restated Pledge Agreement in substantially the form of Exhibit D, the Amended and Restated Security Agreement in substantially the form of Exhibit E, the Amended and Restated Contribution Agreement in substantially the form of Exhibit N and all other Credit Documents requested by the Agent, each in form and substance acceptable to the Lenders in their reasonable discretion.

(b)                                 Organizational Documents.  Receipt by the Agent of the following:

(i)                                     Charter Documents.  Copies of any amendments since the Original Closing Date to the articles or certificates of incorporation or other formation or charter documents of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date, or a certificate of such person that there have been no such amendments since the Original Closing Date and that such articles or certificates of incorporation or other formation or charter documents remain in full force and effect.

(ii)                                  Bylaws.  A copy of any amendments since the Original Closing Date to the bylaws or operating agreement or similar agreement of each Credit Party certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Original Closing Date, or a certificate of such person that there have been no such amendments since the Original Closing Date and that such bylaws or operating agreement or similar agreement remain in full force and effect.

(c)                                  Solvency Certificate.  Receipt by the Agent of the Solvency Certificate.

(d)                                 Officer’s Certificates.  Receipt by the Agent of a certificate or certificates executed by the president or chief financial officer of the Borrower as of the Closing Date stating that (i) immediately after giving effect to this Credit Agreement, the other Credit Documents and all the transactions contemplated therein to occur on such date, each Credit Party is in compliance with all existing financial obligations, (ii) all governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the transactions contemplated thereby have been obtained, (iii) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Credit Party or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect and (iv) immediately after giving effect to this Credit Agreement, the other Credit Documents and all the transactions contemplated therein to occur on such date, (A) each of the Credit Parties is solvent, (B) no Default or Event of Default exists, (C) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects, and (D) the Borrower is in compliance with the financial covenant set forth in Article VIII.

(e)                                  Fees and Expenses.  Payment by the Borrower of all fees and expenses owed by them to the Lenders and the Agent as of the Closing Date, including, without limitation, payment to the Agent of the fees set forth in the Fee Letter.

(f)                                    Material Adverse Change. (i) No Material Adverse Change, or development reasonably likely to have a Material Adverse Effect, shall have occurred since June 30, 2004, except for any disclosures made in the Borrower’s Form 10-Q’s filed with the SEC since that date but prior to June 30, 2005, and (ii) no occurrence or event which is reasonably likely to have a Material Adverse Effect shall have occurred since June 30, 2004, except for any disclosures made in the Borrower’s Form 10-Q’s filed with the SEC since that date but prior to June 30, 2005, and be continuing and (iii) there shall not have occurred any material disruption or material adverse change in, or other condition with respect to, the United States financial and capital markets that impair the ability of the Agent to syndicate the Facility.

(g)                                 Last Date for Occurrence of the IPO.  The IPO shall occur on or before September 1, 2005.

(h)                                 Last Date for Occurrence of the Closing Date.  The Closing Date shall occur on or  before September 1, 2005.

(i)                                     MLP Transactions Information.  The information concerning the Borrower and its subsidiaries and Partners, respectively, after giving effect to the IPO, the transfer of the initial assets to be transferred to Partners or its designee as described in the S-1 Registration Statement for the IPO and the execution and delivery of the MLP Omnibus Agreement and the MLP Terminaling Services Agreement (collectively, as used in this Section 5.2, the “MLP Transactions”), shall not, in the Agent’s judgment, differ in any material adverse manner from the information and other matters previously disclosed to the Agent prior to date hereof, including the descriptions of the  MLP Omnibus Agreement and the MLP Terminaling Services Agreement contained in the excerpt from such S-1 Registration Statement furnished to the Lenders on or about April 27, 2005.

(j)                                     Certain Acknowledgment Agreements.  Receipt of agreement similar to a Landlord Agreement satisfactory to the Agent from Partners pertaining to the MLP Terminaling Services Agreement.

(k)                                  No Default.  No Default or Event of Default is in existence.

(l)                                     Compliance with Laws.  Material compliance with all applicable laws and regulations by the Borrower and its subsidiaries (including, without limitation, the MLP Transactions) with all applicable federal banking laws, rules and regulations.

(m)                               Corporate Structure.  The corporate capital and ownership structure of the Borrower and its Subsidiaries shall be as described in Schedule 6.9.

(n)                                 Other.  Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender, including, without limitation, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership and contingent liabilities of the Credit Parties.

5.3                               Condition to all Loans and Letters of Credit.

(a)                                  On the date of the making of any Loan or the issuance of any Letter of Credit, both before and after giving effect thereto and to the application of the proceeds therefrom, the following statements shall be true to the satisfaction of the Agent (and each request for a Revolving Loan and request for a Letter of Credit, and the acceptance by the Borrower of the proceeds of such Revolving Loan or Swing Loan or issuance of such Letter of Credit, shall constitute a representation and warranty by the Borrower that on the date of such Revolving Loan, Swing Loan or issuance of such Letter of Credit before and after giving effect thereto and to the application of the proceeds therefrom, such statements are true):

(i)                                     the representations and warranties contained in this Credit Agreement are true and correct in all material respects on and as of the date of such Revolving Loan or Swing Loan or issuance of such Letter of Credit as though made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and complete on and as of such earlier date); and

(ii)                                  no event has occurred and is continuing, or would result from such Revolving Loan or Swing Loan or issuance of such Letter of Credit or the application of the proceeds thereof, which would constitute a Default or an Event of Default under this Credit Agreement.

(b)                                 Notice of Borrowing and Payment.  On the date of the making of any Revolving Loan, the Agent shall have received a Notice of Borrowing and Payment to the extent such Notice of Borrowing and Payment is required to be given with respect to the making of such Revolving Loan.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Credit Agreement and the Issuing Bank to issue the Letters of Credit, and to make available the credit facilities contemplated hereby, the Borrower and (by execution and delivery of the Guaranty Agreement or of a joinder thereto and incorporation by reference therein) each Guarantor hereby represents and warrants to the Lenders and the Issuing Bank as of the Closing Date, the Closing Date and on the date of each extension of credit hereunder, as follows:

6.1                               Organization and Qualification.

Such Credit Party and each of its Restricted Subsidiaries (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization, (ii) has the power and authority to own its properties and assets and to transact the businesses in which it is presently, or proposes to be, engaged, and (iii) is duly qualified and is authorized to do business and is in good standing in every jurisdiction in which the failure to be so qualified could  reasonably be expected to have a Material Adverse Effect.  Schedule 6.1 contains a true, correct and complete list of all jurisdictions in which such Credit Party and its Restricted Subsidiaries are qualified to do business as a foreign corporation or foreign limited liability company as of the Closing Date.

6.2                               Solvency.

The fair saleable value of such Credit Party’s assets exceeds all  liabilities (other than any inter-company amounts payable to another Credit Party), including those to be incurred pursuant to this Credit Agreement.  Such Credit Party (i) does not have unreasonably small capital in relation to the business in which it is or proposes to be engaged or (ii) has not incurred, and does not intend to incur after giving effect to the transactions contemplated by this Credit Agreement, debts beyond its ability to pay such debts as they become due.

6.3                               Liens; Inventory.

There are no Liens in favor of third parties with respect to any of the Collateral, including, without limitation, with respect to the Inventory, wherever located, other than Permitted Liens.  Upon the proper filing of financing statements and the proper recordation of other applicable documents with the appropriate filing or recordation offices in each of the necessary jurisdictions, the security interests granted pursuant to the Credit Documents constitute and shall at all times constitute, as required pursuant to the Credit Documents, valid and enforceable first, prior and perfected Liens on the Collateral (other than Permitted Liens).  The Credit Parties are, or will be at the time additional Collateral is acquired by them, the absolute owners of the Collateral with full right to pledge, sell, consign, transfer and create a Lien therein, free and clear of any and all Liens in favor of third parties, except Permitted Liens.  The Credit Parties will at their expense warrant, until all of the Credit and Collateral Termination Events have occurred, and, at the Agent’s request, defend the Collateral from any and all Liens (other than Permitted Liens) of any third party.  The Credit Parties will not grant, create or permit to exist, any Lien upon the Collateral, or any proceeds thereof, in favor of any third party (other than Permitted Liens).

6.4                               No Conflict.

The execution and delivery by such Borrower of this Credit Agreement and by the Credit Parties of each of the other Credit Documents executed and delivered in connection herewith and the performance of the obligations of such Credit Party hereunder and thereunder, as applicable, and the consummation by such Credit Party of the transactions contemplated hereby and thereby: (i) are within the corporate or other organizational, as the case may be, powers of such Credit Party; (ii) are duly authorized by the Board of Directors or similar managing body of such Credit Party; (iii) are not in contravention of the terms of the organizational documents of such Credit Party or of any material indenture, agreement, mortgage, deed of trust, loan agreement, credit agreement or other material agreement or instrument to which such Credit Party is a party or by which such Credit Party or  its material properties are bound; (iv) do not require the consent, registration or approval of any Governmental Authority or any other Person (except such as have been duly obtained, made or given, and are in full force and effect); (v) do not contravene any statute, law, ordinance regulation, rule, order or other governmental restriction applicable to or binding upon such Credit Party; and (vi) will not, except as contemplated herein for the benefit of the Agent on behalf of the Lenders, result in the imposition of any Liens (other than Permitted Liens) upon any property of such Credit Party under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which such Credit Party is a party or by which it or any of its property may be bound or affected.

6.5                               Enforceability.

The Credit Agreement and all of the other Credit Documents, as applicable, are the legal, valid and binding obligations of such Credit Party, and with respect to those Credit Documents executed and delivered by any other Restricted Subsidiary, of each such other Restricted Subsidiary, and are enforceable against such Credit Party and such other Restricted Subsidiaries, as the case may be, in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity.

6.6                               Financial Data; Material Adverse Change.

(a)                                  The Borrower has furnished to the Lenders the following financial statements (the “Financials”):  (i) the most recent 10-K filed with the SEC prior to the Closing Date (ii) the most recent 10-Q filed with the SEC prior to the Closing Date (iii) an unaudited opening consolidated balance sheet of the Borrower dated June 30, 2004.  The Financials referred to in the foregoing clauses (i) and (ii) are and the historical financial statements to be furnished to the Lenders in accordance with Section 7.1 will be in accordance with the books and records of the Borrower and fairly present the financial condition of the Borrower and each of the Credit Parties at the dates thereof and the results of operations for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end adjustments), and such financial statements have been and will be prepared in conformity with GAAP consistently applied throughout the periods involved, except as provided in Section 7.1(c).

(b)                                 Since the date of the Financials, there have been no changes in the condition, financial or otherwise, of the Borrower or any of the Credit Parties as shown on the balance sheets of the Borrower and each of the Credit Parties, except (i) as contemplated herein and (ii) for changes in the ordinary course of business (none of which individually or in the aggregate constitutes a Material Adverse Change).

6.7                               Locations of Offices and Records.

The Credit Parties’ states of domicile, principal places of business and chief executive offices are set forth in Schedule 6.7, and the books and records of the Credit Parties and all chattel paper and all records of accounts are located at the principal places of business and chief executive offices of the Credit Parties.  Schedule 6.7 is a true, correct and complete list of (i) the address of the chief executive offices of the Credit Parties and each of their Restricted Subsidiaries and (ii) the address of all offices where records and books of account of the Credit Parties and each of their Restricted Subsidiaries are kept.

6.8                               Fictitious Business Names.

No Credit Party has used any corporate or fictitious name during the five (5) years preceding the date hereof, other than the corporate name shown on its or such Credit Party’s articles or certificate of incorporation or formation or as set forth on Schedule 6.8.

6.9                               Subsidiaries.

The only direct or indirect Subsidiaries of the Borrower are those listed on Schedule 6.9, which identifies those that are Restricted Subsidiaries and those that are Unrestricted Subsidiaries.  The Persons identified on Schedule 6.9 are the record and beneficial owners of all of the shares of Capital Stock of each of the Persons listed on Schedule 6.9 as being owned by thereby, there are no proxies, irrevocable or otherwise, with respect to such shares, and no equity securities of any of any of such Persons are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any Capital Stock of any such Person, and there are no contracts, commitments, understandings or arrangements by which any such Person is or may become bound to issue additional shares of its Capital Stock or securities convertible into or exchangeable for such shares.  All of such shares are owned by such Persons in Restricted Subsidiaries are free and clear of any Liens other than Permitted Liens.

6.10                        No Judgments or Litigation.

Except as set forth on Schedule 6.10, no judgments, orders, writs or decrees are outstanding against such Credit Party or any of its Restricted Subsidiaries nor is there now pending or, to the best of such Credit Party’s knowledge after due inquiry, threatened any litigation, contested claim, investigation, arbitration, or governmental proceeding by or against such Credit Party or any of its Restricted Subsidiaries except judgments and pending or threatened litigation, contested claims, investigations, arbitrations and governmental proceedings which could not reasonably be expected to have a Material Adverse Effect.

6.11                        No Defaults.

Neither such Credit Party nor any of its Restricted Subsidiaries is in default under any term of any indenture, contract, lease, agreement, instrument or other commitment to which any of them is a party or by which any of them is bound which default has had or could be reasonably expected to have a Material Adverse Effect.  Such Credit Party knows of no dispute regarding any indenture, contract, lease, agreement, instrument or other commitment which could reasonably be expected to have a Material Adverse Effect.

6.12                        No Employee Disputes.

There are no controversies pending or, to the best of such Credit Party’s knowledge after diligent inquiry, threatened between such Credit Party or any of its Restricted Subsidiaries and any of their respective employees, other than those arising in the ordinary course of business which could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.13                        Compliance with Law.

Neither such Credit Party nor any of its Restricted Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government, or any other Governmental Authority or any self regulatory organization, or any judgment, decree or order of any court, applicable to its business or operations except where the aggregate of all such violations or failures to comply could not reasonably be expected to have a Material Adverse Effect.  The conduct of the business of such Credit Party and each of its Restricted Subsidiaries is in conformity with all securities, commodities, energy, public utility, zoning, building code, health, OSHA and environmental requirements and all other foreign, federal, state and local governmental and regulatory requirements and requirements of any self regulatory organizations, except where such non-conformities could not reasonably be expected to have a Material Adverse Effect.  Neither such Credit Party nor any of its Restricted Subsidiaries has received any notice to the effect that, or otherwise been advised that, it is not in compliance with, and neither such Credit Party nor any of its Restricted Subsidiaries has any reason to anticipate that any currently existing circumstances are likely to result in the violation of any such statute, law, ordinance, regulation, rule, judgment, decree or order which failure or violation could reasonably be expected to have a Material Adverse Effect.

6.14                        ERISA.

None of such Credit Parties or any of their Restricted Subsidiaries or the General Partner or any of the ERISA Affiliates maintains or contributes to any Benefit Plan other than those listed on Schedule 6.14. Each Benefit Plan has been and is being maintained and funded in accordance with its terms and in compliance in all material respects with all provisions of ERISA and the Internal Revenue Code applicable thereto.  Such Credit Party, each of its Restricted Subsidiaries and the General Partner and each of its ERISA Affiliates has fulfilled all obligations related to the minimum funding standards of ERISA and the Internal Revenue Code for each

Benefit Plan, is in compliance in all material respects with the currently applicable provisions of ERISA and of the Internal Revenue Code and has not incurred any liability (other than routine liability for premiums) under Title IV of ERISA.  No Termination Event has occurred nor has any other event occurred that may result in such a Termination Event.  No event or events have occurred in connection with which such Credit Parties or any of its Restricted Subsidiaries or the General Partner or any of the ERISA Affiliates, any fiduciary of a Benefit Plan or any Benefit Plan, directly or indirectly, would be subject to any material liability, individually or in the aggregate, under ERISA, the Internal Revenue Code or any other law, regulation or governmental order or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which any such entity has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such statute, regulation or order.

6.15                        Compliance with Environmental Laws.

Except as disclosed on Schedule 6.15, and except where the aggregate of all such violations or failures to comply could not reasonably be expected to have a Material Adverse Effect (a) the operations of such Credit Party and each of its Restricted Subsidiaries comply with all applicable federal, state or local environmental, health and safety statutes, regulations, or ordinances, and (b) none of the operations of such Credit Party or any of its Restricted Subsidiaries is the subject of any judicial or administrative proceeding alleging the violation of any federal, state or local environmental, health or safety statute, regulation, direction, ordinance, criteria or guidelines. Except as disclosed on Schedule 6.15 and except as could not reasonably be expected to have a Material Adverse Effect, to the knowledge of each Credit Party and any of its Restricted Subsidiaries, none of the operations of such Credit Party or any of its Restricted Subsidiaries is the subject of any federal or state investigation evaluating whether such Credit Party or any of its Restricted Subsidiaries disposed any hazardous or toxic waste, substance or constituent or other substance at any site that may require remedial action, or any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any hazardous or toxic waste, substance or constituent, or other substance into the environment.  Except as disclosed on Schedule 6.15 and except for any notices required in connection with any environmental permits or annual reporting requirements in the ordinary course of business, neither such Credit Party nor any of its Restricted Subsidiaries have filed any notice under any federal or state law indicating past or present treatment, storage or disposal of a hazardous waste or reporting a spill or release of a hazardous or toxic waste, substance or constituent, or other substance into the environment.  Except as disclosed on Schedule 6.15 and except as could not reasonably be expected to have a Material Adverse Effect, neither such Credit Party nor any of its Restricted Subsidiaries have any contingent liability of which such Credit Party has knowledge in connection with any release of any hazardous or toxic waste, substance or constituent, or other substance into the environment, nor has such Credit Party or any of its Restricted Subsidiaries received any notice or letter advising it of potential liability arising from the disposal of any hazardous or toxic waste, substance or constituent or other substance into the environment.

6.16                        Use of Proceeds.

All proceeds of the Loans will be used only in accordance with Section 7.13.

6.17                        Intellectual Property.

Such Credit Party and each of its Restricted Subsidiaries possesses adequate assets, licenses, patents, patent applications, copyrights, service marks, trademarks and tradenames to continue to conduct its business as heretofore conducted by it.  Schedule 6.17 sets forth (a) all of the federal, state and foreign registrations of trademarks, service marks and other marks, trade names or other trade rights of such Credit Party and its Restricted Subsidiaries, and all pending applications for any such registrations, (b) all of the patents and copyrights of such Credit Party and its Restricted Subsidiaries and all pending applications therefor and (c) all other trademarks, service marks and other marks, trade names and other trade rights used by such Credit Party or any of its Restricted Subsidiaries in connection with their businesses, in each case necessary for the conduct of such Credit Party’s and such Credit Party’s Restricted Subsidiaries’ business (collectively, the “Proprietary Rights”).  Such Credit Party and its Restricted Subsidiaries are collectively the owners of each of the trademarks listed on Schedule 6.17 as indicated on such schedule, and no other Person has the right to use any of such marks in commerce either in the identical form or in such near resemblance thereto as may be likely to cause confusion or to cause mistake or to deceive.  Each of the trademarks listed on Schedule 6.17 is a federally registered trademark of such Credit Party or its Restricted Subsidiaries having the registration number and issue date set forth on Schedule 6.17.  The Proprietary Rights listed on Schedule 6.17 are all those used in the businesses of such Credit Party and its Restricted Subsidiaries.  Except as disclosed on Schedule 6.17, no person has a right to receive any royalty or similar payment in respect of any Proprietary Rights pursuant to any contractual arrangements entered into by such Credit Party, or any of its Restricted Subsidiaries and no person otherwise has a right to receive any royalty or similar payment in respect of any such Proprietary Rights except as disclosed on Schedule 6.17.  Neither such Credit Party nor any of its Restricted Subsidiaries has granted any license or sold or otherwise transferred any interest in any of the Proprietary Rights to any other person.  The use of each of the Proprietary Rights by such Credit Party and its Restricted Subsidiaries is not infringing upon or otherwise violating the rights of any third party in or to such Proprietary Rights, and no proceeding has been instituted against or notice received by such Credit Party or any of its Restricted Subsidiaries that are presently outstanding alleging that the use of any of the Proprietary Rights infringes upon or otherwise violates the rights of any third party in or to any of the Proprietary Rights.  Neither such Credit Party nor any of its Restricted Subsidiaries have given notice to any Person that it is infringing on any of the Proprietary Rights and to the best of such Credit Party’s knowledge, no Person is infringing on any of the Proprietary Rights.  All of the Proprietary Rights of such Credit Party and its Restricted Subsidiaries are valid and enforceable rights of such Credit Party and its Restricted Subsidiaries and will not cease to be valid and in full force and effect by reason of the execution and delivery of this Credit Agreement or the Credit Documents or the consummation of the transactions contemplated hereby or thereby.

6.18                        Licenses and Permits.

Such Credit Party and each of its Restricted Subsidiaries have obtained and hold in full force and effect, all material franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary for the operation of their businesses as presently conducted and as proposed to be conducted and whose absence or failure to obtain could reasonably be expected to have a Material Adverse Effect.  Neither of such Credit Party nor any of its Restricted Subsidiaries is in violation of the terms of any such franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval in any such case which could reasonably be expected to have a Material Adverse Effect.

6.19                        Title to Property.

Such Credit Party has to its best knowledge (i) defensible fee simple title to or valid leasehold interests in all of its real property, including, without limitation, the Real Estate (all such real property and the nature of such Credit Party’s or any of its Restricted Subsidiary’s interest therein is disclosed on Schedule 6.19, as it may be updated from time to time pursuant to Section 7.9,) and (ii) defensible title to all of its other property (including without limitation, all real and other property in each case as reflected in the Financial Statements delivered to the Agent hereunder), other than properties disposed of in the ordinary course of business or in any manner otherwise permitted under this Credit Agreement since the date of the most recent audited consolidated balance sheet of such Credit Party, and in each case subject to no Liens other than Permitted Liens.  Such Credit Party and its Restricted Subsidiaries, to the best of their respective knowledge, enjoy peaceful and undisturbed possession of all its real property, including, without limitation, the Real Estate, and there is no pending or, to the best of their knowledge, threatened condemnation proceeding relating to any such real property.    No material default exists under (i) any Lease on any property on which is Mortgage is granted, or (ii) any other Lease, to the extent such default would reasonably be expected to have a Material Adverse Effect.  All of the Structures and other tangible assets owned, leased or used by such Credit Party or any of its Restricted Subsidiaries in the conduct of their respective businesses , to the best of their respective knowledge, are (a) insured to the extent and in a manner required by Section 7.10, (b) structurally sound with no known defects which have or could reasonably be expected to have a Material Adverse Effect, (c) in good operating condition and repair, subject to ordinary wear and tear, (d) not in need of maintenance or repair except for ordinary, routine maintenance and repair the cost of which is immaterial and except to the extent failure to so maintain and repair could not reasonably be expected to have a Material Adverse Effect, (e) sufficient for the operation of the businesses of such Credit Party and its Restricted Subsidiaries as currently conducted, except to the extent failure to be so sufficient could not reasonably be expected to have a Material Adverse Effect and (f) in conformity with all applicable laws, ordinances, orders, regulations and other requirements (including applicable zoning, environmental, motor vehicle safety, occupational safety and health laws and regulations) relating thereto, except where the failure to conform could not reasonably be expected to have a Material Adverse Effect.

6.20                        Labor Matters.

Neither such Credit Party nor any of its Restricted Subsidiaries is engaged in any unfair labor practice which could reasonably be expected to have a Material Adverse Effect.  There is (a) no material unfair labor practice complaint pending against such Credit Party or any of its Restricted Subsidiaries or, to the best knowledge of such Credit Party, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements that has or could reasonably be expected to have a Material Adverse Effect is so pending against such Credit Party or any of its Restricted Subsidiaries or, to the best knowledge of such Credit Party, threatened against any of them, (b) no strike, labor dispute, slowdown or stoppage pending against either of such Credit Party or any of its Restricted Subsidiaries or, to the best knowledge of such Credit Party, threatened against any of them, and (c) no union representation questions with respect to the employees of such Credit Party or any Restricted Subsidiaries and no union organizing activities.

6.21                        Investment Company, Etc.

Neither such Credit Party nor any of its Restricted Subsidiaries is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, (b) a “holding company” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (c) subject to any other law which regulates or restricts its ability to borrow money or to consummate the transactions contemplated by this Credit Agreement or the other Credit Documents or to perform its obligations hereunder or thereunder.

6.22                        Margin Security.

Such Credit Party does not own any margin stock, other than common units in Partners acquired in connection with the IPO, and no portion of the proceeds of any Loans or Letters of Credit shall be used by the Borrower for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or for any other purpose which violates the provisions or Regulation U, of said Board of Governors or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Credit Agreement.

6.23                        No Event of Default.

No Default or Event of Default has occurred and is continuing.

6.24                        Taxes and Tax Returns.

Each Credit Party has filed, or caused to be filed, all material tax returns (federal, state, local and foreign, including relating to excise taxes) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) and has paid all other material taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (a) that are not yet delinquent or (b) that are being appropriately contested in good faith, and against which adequate reserves are being maintained in accordance with GAAP.  None of the Credit Parties is aware of any proposed material tax assessments against it or any other Credit Party.

6.25                        No Other Indebtedness.

Such Credit Party has no Indebtedness that is senior, pari passu or subordinated in right of payment to their Indebtedness to the Lenders hereunder, except for Permitted Indebtedness.

6.26                        Status of Accounts.

Each Account is based on an actual and bona fide sale and delivery of goods or rendition of services to customers, made by such Credit Party in the ordinary course of its business; the goods and inventory being sold and the Accounts created are its exclusive property and are not and shall not be subject to any Lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than the Permitted Liens; and such Credit Party’s customers have accepted the goods or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without any dispute, offset, defense, counterclaim or contra that could reasonably be expected to have, when aggregated with any such other disputes, offsets, defenses, counterclaims or contras, a Material Adverse Effect.  Such Credit Party confirms to the Lenders that any and all taxes or fees relating to its business, its sales, the Accounts or the goods relating thereto, are its sole responsibility and that same will be paid by such Credit Party when due (unless duly contested and adequately reserved for).

6.27                        Material Contracts.

Schedule 6.27 sets forth a true, correct and complete list of all the Material Contracts currently in effect as of the Closing Date.  All of the Material Contracts are in full force and effect, and no material defaults currently exist thereunder.

6.28                        Survival of Representations.

All representations made by such Credit Party in this Credit Agreement (including by incorporation by reference in the Guaranty Agreement) and in any other Credit Document shall survive the execution and delivery hereof and thereof.

6.29                        Affiliate Transactions.

Except as set forth on Schedule 6.29, neither such Credit Party nor any of its Restricted Subsidiaries is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of such Credit Party or any of its Restricted Subsidiaries is a party except (a) in the ordinary course of and pursuant to the reasonable requirements of such Credit Party’s or such Restricted Subsidiary’s business and (b) upon fair and reasonable terms no less favorable to such Credit Party and such Restricted Subsidiary than it could obtain in a comparable arm’s-length transaction with an unaffiliated Person.

6.30                        Accuracy and Completeness of Information.

All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of the Credit Parties or any of their respective Restricted Subsidiaries in writing to the Agent, any Lender, or the Independent Accountant for purposes of or in connection with this Credit Agreement or any Credit Documents, or any transaction contemplated hereby or thereby is or will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time.

6.31                        Anti-Terrorism Laws.

(a)                                  General.  None of the Credit Parties or their Affiliates is knowingly in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Anti-Terrorism Law.

(b)                                 Executive Order No. 13224.  None of the Credit Party or their Affiliates is, to the best of their knowledge, any of the following (each a “Blocked Person”):

(i)                                     a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii)                                  a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iii)                               a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(iv)                              a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(v)                                 a Person or entity who is affiliated with a Person or entity listed above.

(c)                                  None of the Credit Parties or their Affiliates knowingly (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

6.32                        Deposit Accounts and Commodities Accounts.

As of the Closing Date, none of the Credit Parties has any checking, savings or other accounts at any bank or other financial institution, or any commodities accounts with any commodities intermediary, or any other account where money is or may be deposited or maintained with any Person that is not described on Schedule 6.32.  Schedule 6.32 accurately sets forth the purpose for which each such deposit account is maintained.

6.33                        Force Majeure.

None of any Credit Parties’ business is suffering from effects of fire, accident, strike, drought, storm, earthquake, embargo, tornado, hurricane, act of God, acts of a public enemy or other casualty that would reasonably be likely to have a Material Adverse Effect.

ARTICLE VII

AFFIRMATIVE COVENANTS

Until all of the Credit and Collateral Termination Events have occurred, the Borrower and (by execution and delivery of the Guaranty Agreement or of a joinder thereto and incorporation by reference therein) each Guarantor agrees that, unless the Required Lenders shall have otherwise consented in writing:

7.1                               Financial Information.

The Borrower will furnish to the Agent on behalf of the Lenders the following information within the following time periods:

(a)                                  within ninety (90) days after the close of the fiscal year of the Borrower, (i) the audited consolidated balance sheets and statements of income and retained earnings and of changes in cash flow of the Borrower and its consolidated Subsidiaries, for such year, each setting forth in comparative form the corresponding figures for the preceding year, prepared in accordance with generally accepted accounting principles, and accompanied by a report and unqualified opinion of KPMG LLP (which shall not be limited as to the scope of the audit or qualified as to the status of the Credit Parties as a going concern) or other Independent Accountant selected by the Borrower and approved by the Agent; provided, that so long as the Borrower is required to file and has timely filed a 10-K with the SEC, such filing will satisfy this covenant and (ii)  the unaudited consolidated balance sheets and statements of income and retained earnings and of changes in cash flow of the Borrower and its consolidated Restricted Subsidiaries, for such year, each setting forth in comparative form the corresponding figures for the preceding year, prepared in accordance with GAAP, and certified by an Executive Officer;

(b)                                 within forty-five (45) days after the end of each fiscal quarter of the Borrower other than the final fiscal quarter of each fiscal year, (i) unaudited consolidated financial statements of the Borrower and its consolidated Subsidiaries as of the end of such period and for such period then ended and for the period from the beginning of the current fiscal year to the end of such period, setting forth in comparative form the corresponding figures for the comparable period in the preceding fiscal year, prepared in accordance with generally accepted accounting principles (except that such quarterly statements need not include footnotes) and certified by an Executive Officer; provided, that so long as the Borrower is required to file and has timely filed a 10-Q with the SEC, such filing will satisfy this covenant and (ii) unaudited consolidated financial statements of the Borrower and its consolidated Restricted Subsidiaries as of the end of such period and for such period then ended and for the period from the beginning of the current fiscal year to the end of such period, setting forth in comparative form the corresponding figures for the comparable period in the preceding fiscal year, prepared in accordance with GAAP (except that such quarterly statements need not include footnotes), and certified by an Executive Officer;

(c)                                  within forty five  (45) days after the end of each month other than the final month of each fiscal quarter, which shall be submitted within five (5) days after the Borrower submits its Form 10-Q for such quarter with the Securities and Exchange Commission, unaudited consolidated financial statements of the Borrower and its consolidated Restricted Subsidiaries as of the end of such period and for such period then ended and for the period from the beginning of the current fiscal year to the end of such period, prepared in accordance with GAAP  (except that discretionary inventory held for immediate sale or exchange shall be deemed to be carried at fair value and base, line fill and tank bottom inventory shall be deemed to be carried at the lower of cost or market as determined only on a quarterly basis) and present fairly, in all material respects, on a summary basis the financial position of the Borrower and its consolidated Restricted Subsidiaries at the dates thereof and the results of their operations for the periods covered thereby, subject only to normal year-end audit adjustments and the addition of footnotes and certified by an Executive Officer;

(d)                                 at the time of delivery of each quarterly and annual statement, a Compliance Certificate stating that such officer has caused this Credit Agreement to be reviewed and has no knowledge of any default by the Borrower in the performance or observance of any of the provisions of this Credit Agreement, during, or at the end of, as applicable, such quarter or year, or, if such officer has such knowledge, specifying each default and the nature thereof, and showing compliance by the Borrower as of the date of such statement with the financial covenant set forth in Section 8.1, and calculations for such financial covenant shall be included, even if such financial covenant is not then in effect pursuant to the terms thereof, and the other applicable covenants set forth in Exhibit J;

(e)                                  The Borrowing Base will be reported in a Borrowing Base Certificate furnished to the Agent according to the following:

(i)                                     if Excess Availability is equal to or greater than $75,000,000, Borrowing Base Certificates will be will be completed as of the last day of the calendar month and delivered within 5 Business Days thereafter, with a Borrowing Base Certificate updated from the most recently furnished complete Borrowing Base Certificate as to gross accounts receivable and inventory to be prepared as of the last Business Day of each week and delivered within 2 Business Days thereafter, or

(ii)                                  if Excess Availability is less than $75,000,000, Borrowing Base Certificates will be delivered twice monthly, completed as of the closest Business Day to each of the 15th day (or such other day, not later than the 20th, on which the Borrower internally adjusts its basis for inventory) and the last day of each calendar month and delivered within 5 Business Days thereafter, with a Borrowing Base Certificate updated from the most recently furnished complete Borrowing Base Certificate as to gross accounts receivable and inventory to be prepared as of the last Business Day of each week and delivered within 2 Business Days thereafter; provided, that if Excess Availability is at least $75,000,000 for 30 consecutive days, such fact may be reported and Borrowing Base Certificates and updated Borrowing Base Certificates showing gross accounts receivable and inventory thereafter shall again be reported pursuant to clause (i) above unless and until Excess Availability again goes below $75,000,000.

Notwithstanding the foregoing, (i) the Borrower may submit additional Borrowing Base Certificates or updates thereof at any time during a calendar month, and they shall be taken into account in determining Average Excess Borrowing Base

Availability and Excess Availability and (ii) the Agent will reserve the right to require that Borrowing Base Certificates and such updates thereof be furnished on a more frequent basis, in its reasonable discretion.  In addition, on or before the 15th day of each month (or if such day is not a Business Day, then on the next succeeding Business Day), the Borrower shall furnish a written report to the Agent setting forth the accounts receivable aged trial balance at the immediately preceding month end for each account debtor, aged by due date, which aging reports shall indicate which Accounts are current, up to 30, 31 to 60 and over 60 days past due and any other documentation reasonably required by the Agent as back-up.  The Agent may, but shall not be required to, rely on each Borrowing Base Certificate delivered hereunder as accurately setting forth the available Borrowing Base for all purposes of this Credit Agreement until such time as a new Borrowing Base Certificate is delivered to the Agent in accordance herewith; Borrowing Base Certificates may be prepared and submitted to the Lenders on a more frequent basis than weekly, provided that such certificate complies with the requirements set forth elsewhere herein.  The Agent shall send copies of the Borrowing Base Certificates and updates received by it pursuant to the foregoing to the Lenders; provided, that any Lender may request copies thereof from the Borrower;

(f)                                    promptly upon receipt thereof, copies of all management letters which are submitted to the Borrower by its Independent Accountant in connection with any annual or interim audit of the books of the Borrower made by such accountants;

(g)                                 as soon as practicable but, in any event, within ten (10) Business Days after the issuance thereof, to the extent not electronically filed and publicly available, copies of such other financial statements and reports as the Borrower shall send to its stockholders as such, and copies of all regular and periodic reports which the Borrower may be required to file with the Securities and Exchange Commission or any similar or corresponding governmental commission, department or agency substituted therefor, or any similar or corresponding Governmental Authority;

(h)                                 no later than thirty (30) days prior to the commencement of each fiscal year during each year when this Credit Agreement is in effect, an annual forecast setting forth the quarterly budget for each quarter of such fiscal year in a form consistent with the annual forecast provided to the Agent prior to the Closing Date for the period ending on June 30, 2005;

(i)                                     promptly upon receipt thereof, copies of all notices delivered to the Borrower or sent by the Borrower with respect to Subordinated Debt, including, without limitation, any notice of default (the Borrower expressly agreeing to furnish all such notices electronically );

(j)                                     promptly and in any event within five (5) Business Days after becoming aware of the occurrence of a Default or Event of Default, a certificate of the chief executive officer or chief financial officer of the Borrower specifying the nature thereof and the Credit Parties’ proposed response thereto, each in reasonable detail; and

(k)                                  with reasonable promptness, such other data as the Agent may reasonably request.

7.2                               Mortgaged Real Estate.

In consultation with the Borrower, the Agent has identified the Initially Selected Real Estate and the items that will comprise the Real Property Documentation related thereto has been or shall be obtained and furnished to the Agent for its review as soon as reasonably possible. On the Original Closing Date, the Agent, for the benefit of the Lenders, received a Mortgage on each parcel or tract of the Initially Selected Real Estate that constitutes Accepted Real Estate on such date, conveying a first priority Lien thereon, subject to no other Liens other than Permitted Liens.  Upon receipt of all Approved Appraisals for the Initially Selected Real Estate, if the aggregate Net Orderly Liquidation Value of the Initially Selected Real Estate is less than the Minimum Real Estate Liquidation Value, the Agent shall identify and select,  Additionally Selected Real Estate in such a manner as to minimize legal fees, mortgage taxes, title insurance and other applicable costs and charges. The Additionally Selected Real Estate shall then be appraised according to the foregoing, and such process shall be continued until terminals and related real estate having Approved Appraisals showing appraised aggregate Net Orderly Liquidation Value of not less than the Minimum Real Estate Liquidation Value have been identified. The items that will comprise the Real Property Documentation for each such parcel or tract shall be obtained and delivered as soon as reasonably practicable after such parcel or tract has been identified as part of the Initially Selected Real Estate and Additionally Selected Real Estate pursuant to the foregoing process, and as soon as each such Initially Selected Real Estate and Additionally Selected Real Estate has become Accepted Real Estate, the Agent, for the benefit of the Lenders, shall receive a Mortgage on such parcel or tract, conveying a first priority Lien thereon, subject to no other Liens other than  Permitted Liens.  In the event any Credit Party desires to substitute any other real estate property for existing Mortgaged Real Estate, the Borrower will so notify the Agent and, if the Agent receives Real Property Documentation reasonably satisfactory to it with respect thereto, a Mortgage shall be executed and delivered thereon in favor of the Agent, for the benefit of the Lenders, and such property shall become Mortgaged Real Estate, and the property for which such property was substituted shall be released by the Agent.   In addition to the foregoing, the Agent shall release Mortgaged Real Estate to be transferred to Partners (or its designees, including Operating Company or other MLP Entities) in connection with the IPO or pursuant to the MLP Omnibus Agreement in accordance with and subject to the provisions of Section 9.3(e) and (f), provided, that a reserve shall be established under clause (k) of the definition of Borrowing Base.

7.3                               Corporate Existence.

Each Credit Party and each of its Restricted Subsidiaries: (a) will (i) maintain their current corporate or other organizational existence, except as permitted by Section 9.4, (ii) maintain in full force and effect all material licenses, bonds, franchise, leases, trademarks and qualifications to do business, except as could not reasonably be expected to have a Material Adverse Effect; (b) will obtain or maintain patents, contracts and other rights necessary to the  conduct of their businesses; (c) will limit their operations to, the same general lines of business as that conducted by them as of the Closing Date and; (d) will comply with all applicable laws and regulations of any federal, state or local Governmental Authority, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

7.4                               ERISA.

The Credit Party will deliver to the Agent, at the Credit Party’ expense, the following information at the times specified below:

(a)                                  within ten (10) Business Days after any Credit Party or any of its Restricted Subsidiaries or the General Partner or any of the ERISA Affiliates knows or has reason to know that a Termination Event has occurred, a written statement of the chief financial officer of the Borrower describing such Termination Event and the action, if any, which such Credit Party or other such entities have taken, are taking or propose to take with respect thereto, and when known, any action taken or threatened by the Internal Revenue Service, DOL or PBGC with respect thereto;

(b)                                 within ten (10) Business Days after any Credit Party or any of its Restricted Subsidiaries or the General Partner or any of the ERISA Affiliates knows or  has reason to know that a prohibited transaction (as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code) has occurred, a statement of the chief financial officer of the Borrower describing such transaction and the action which such Credit Party or other such entities have taken, are taking or propose to take with respect thereto;

(c)                                  within thirty (30) Business Days after the filing thereof with the DOL, Internal Revenue Service or PBGC, copies of each annual report (form 5500 series), including all schedules and attachments thereto, filed with respect to each Benefit Plan;

(d)                                 within thirty (30) Business Days after receipt by any Credit Party or any of its Restricted Subsidiaries or the General Partner or any of the ERISA Affiliates of each actuarial report for any Benefit Plan or Multiemployer Plan and each annual report for any Multiemployer Plan, copies of each such report;

(e)                                  within three (3) Business Days after the filing thereof with the Internal Revenue Service, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by any Credit Party or any of its Restricted Subsidiaries or the General Partner or any of the ERISA Affiliates with respect to such request;

(f)                                    within ten (10) Business Days upon the occurrence thereof, notification of any material increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Credit Party or any of its Restricted Subsidiaries or the General Partner or any of the ERISA Affiliates was not previously contributing;

(g)                                 within three (3) Business Days after receipt by any Credit Party or any of its Restricted Subsidiaries or the General Partner or any of the ERISA Affiliates of the PBGC’s intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice;

(h)                                 within ten (10) Business Days after receipt by any Credit Party or any of its Restricted Subsidiaries or the General Partner or any of the ERISA Affiliates of any

favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Internal Revenue Code, copies of each such letter;

(i)                                     within ten (10) Business Days after receipt by any Credit Party or any of its Restricted Subsidiaries or the General Partner or any of the ERISA Affiliates of a notice regarding the imposition of withdrawal liability, copies of each such notice;

(j)                                     within ten (10) Business Days after any Credit Party or any of its Restricted Subsidiaries or the General Partner or any of the ERISA Affiliates fail to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or payment, a notification of such failure; and

(k)                                  within three (3) Business Days after any Credit Party or any of its Restricted Subsidiaries or the General Partner or any of the ERISA Affiliates knows (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan, a written statement setting forth any such event or information.

For purposes of this Section 7.4, any Credit Party or any of its Restricted Subsidiaries or the General Partner or any of the ERISA Affiliates shall be deemed to know all facts known by the administrator of any Plan of which such entity is the plan sponsor.

The Credit Parties will establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Internal Revenue Code, and all other applicable laws, and the regulations and interpretations thereunder other than to the extent that the Credit Parties are in good faith contesting by appropriate proceedings the validity or implication of any such provision, law, rule, regulation or interpretation.

7.5                               Proceedings or Adverse Changes.

The Credit Parties will as soon as possible, and in any event within five (5) Business Days after any Credit Party learns of the following, give written notice to the Agent of (i) any material proceeding(s) being instituted or threatened in writing to be instituted by or against any Credit Party or any of its Restricted Subsidiaries in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign), if the amount involved is equal to or in excess of $10,000,000 and (ii) any Material Adverse Change.  Provision of such notice by the Credit Parties will not constitute a waiver or excuse of any Default or Event of Default occurring as a result of such changes or events.

7.6                               Environmental Matters.

Each Credit Party will conduct its business and the businesses of each of the Restricted Subsidiaries so as to comply in all material respects with all applicable environmental laws, regulations, orders and ordinances, in all jurisdictions in which any of them is or may at any time be doing business including, without limitation, environmental land use, occupational safety or health laws, regulations, requirements or permits in all jurisdictions in which any of them is or may at any time be doing business, except to the extent that any Credit Party or any of its Restricted Subsidiaries is contesting, in good faith by appropriate legal proceedings, any such law, regulation, order or ordinance, or interpretation thereof or application thereof; provided, further, that each Credit Party and each of the Restricted Subsidiaries will comply with the order of any court or other governmental body of the applicable jurisdiction relating to such laws unless such Credit Party or Restricted Subsidiary shall currently be prosecuting an appeal or proceedings for review and shall have secured a stay of enforcement or execution or other arrangement postponing enforcement or execution pending such appeal or proceedings for review.  If any Credit Party or any of its Subsidiaries shall receive any notice from a federal, state, or local agency that (a) any violation of any federal, state or local environmental law, regulation, order or ordinance, may have been committed or is about to be committed by such Credit Party or any of its Restricted Subsidiaries, (b) any administrative or judicial complaint or order has been filed or is about to be filed against such Credit Party or any of its Restricted Subsidiaries alleging violations of any federal, state or local environmental law, regulation, order, ordinance, or requiring such Credit Party or any of its Restricted Subsidiaries to take any action in connection with the release of toxic or hazardous substances into the environment or (c) alleging that such Credit Party or any of its Restricted Subsidiaries may be liable or responsible for costs associated with a response to or cleanup of a release of a toxic or hazardous substance into the environment or any damages caused thereby, and any Credit Party reasonably believes that such costs or damages would likely be material, such Credit Party will provide the Agent with a copy of such notice within fifteen (15) days after the receipt thereof by the applicable Credit Party or any of its Restricted Subsidiaries.  Each Credit Party will promptly take all actions necessary to prevent the imposition of any Liens on any of its properties arising out of or related to any environmental matters except to the extent such Liens that would not reasonably be expected to create an Event of Default.

7.7                               Books and Records; Inspection.

Each Credit Party will, and will cause each of its Restricted Subsidiaries to, maintain books and records pertaining to the Collateral in such detail, form and scope as is consistent with good business practice.  Each Credit Party agrees that the Agent or its agents may enter upon the premises of each Credit Party or any of its Restricted Subsidiaries at any time and from time to time, during normal business hours, and at any time at all on and after the occurrence of an Event of Default, and which has not otherwise been waived by the Agent, for the purpose of (a) enabling the Agent’s internal auditors or outside third party designees to conduct periodic field examinations at such Credit Party’s expense, (b) inspecting the Collateral, (c) inspecting and/or copying (at such Credit Party’ expense) any and all records pertaining thereto, (d) discussing the affairs, finances and business of any Credit Party or with any officers, employees and directors of any Credit Party with the Independent Accountant and (e) verifying Eligible Accounts Receivable and/or Eligible Petroleum Inventory.  The Lenders, in the reasonable discretion of the Agent, may accompany the Agent at their sole expense in connection with the foregoing inspections.

The Agent expects to conduct two (2) field examinations per year (or more frequently, if Excess Availability is less than $100,000,000), but reserves the right, in its reasonable discretion, to conduct a field examination at any time, or with less frequency, upon reasonable notice to the Borrower.  Each Credit Party agrees to afford the Agent thirty (30) days prior written notice of any change in its jurisdiction of organization or the location of its chief executive office or place of business from the locations specified in Schedule 6.7, and to execute in advance of such change, cause to be filed and/or delivered to the Agent any financing statements or other documents required by the Agent, all in form and substance reasonably satisfactory to the Agent.   Each Credit Party agrees to furnish the Agent with such other information regarding its business affairs and financial condition as the Agent may reasonably request from time to time.

7.8                               Collateral Records.

Each Credit Party will, and will cause each of its Restricted Subsidiaries to, execute and deliver to the Agent, from time to time, for the Agent’s use in maintaining a record of the Collateral, such written statements and schedules that are reasonably available and as the Agent may reasonably require, including without limitation those described in Section 7.1, designating, identifying or describing the Collateral pledged to the Lenders hereunder.  Any Credit Party’s failure, however, to promptly give the Agent such statements or schedules shall not affect, diminish, modify or otherwise limit the Lenders’ security interests in the Collateral. Such Credit Party agrees to maintain such books and records regarding Accounts and the other Collateral as the Agent may reasonably require.

7.9                               Security Interests.

Each Credit Party will use commercially reasonable efforts to defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein other than Permitted Liens.  Each Credit Party agrees to, and will cause the other Credit Parties to, comply with the requirements of all applicable state and federal laws necessary to grant to the Lenders valid and perfected first security interest in the Collateral as required by this Agreement and the Security Documents.  The Agent is hereby authorized by each Credit Party to file any financing statements in accordance with Section 5(f) of the Security Agreement.  Each Credit Party agrees to take the following actions as the Agent may reasonably request, from time to time, by way of: reasonably cooperating with the Agent’s custodians; keeping stock records; paying claims, which might if unpaid, become a Lien (other than a Permitted Lien) on the Collateral except for claims which are being contested in good faith; assigning its rights to the payment of Accounts pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. §3727 et. seq.) (the failure of which to so assign will permit the Agent to exclude such Accounts from the Borrowing Base); and performing such further acts as the Agent may reasonably require in order to effect the purposes of Security Documents.  Subject to any limitation expressly set forth herein any and all reasonable fees, costs and expenses of whatever kind and nature (including any Taxes, reasonable attorneys’ fees or costs for insurance of any kind), which the Agent may incur with respect to the Collateral or the Obligations: in filing public notices; in preparing or filing documents; in protecting, maintaining, or preserving the Collateral or its interest therein; in enforcing or foreclosing the Liens hereunder, whether through judicial procedures or otherwise; or in defending or prosecuting any actions or proceedings arising out of or relating to its transactions with any Credit Party or any of its Restricted Subsidiaries under this Credit Agreement or any other Credit Document, will be borne and paid by the Credit Parties.  If same are not promptly paid by the Credit Parties upon presentation of correct, detailed invoices, the Agent may pay same on the Credit Parties’ behalf, and the amount thereof shall be an Obligation secured hereby and due to the Agent on demand.  If any Credit Party acquires or leases any Real Estate after the date hereof, such Credit Party will promptly submit to the Agent an updated Schedule 6.19 pursuant to Section 7.17.

7.10                        Insurance; Casualty Loss.

Each Credit Party will, and will cause each of the Restricted Subsidiaries to, maintain public liability insurance and replacement value property damage insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts and covering such risks as are commercially reasonable for the industry and taking into account the interests of the Agent in the Collateral.  All policies covering the Collateral are to name the Credit Parties and the Agent as additional insureds, as their interests may appear.  Certificates of insurance evidencing such insurance covering the Collateral are to be delivered to the Agent on or prior to the Closing Date, premium prepaid, with the Agent as additional insured, and shall provide for not less than thirty (30) days prior written notice to the Agent or ten (10) days in the case of non-payment of premium, of the exercise of any right of cancellation.  In the event any Credit Party or any of its Restricted Subsidiaries fail to respond in a timely and appropriate manner (as determined by the Agent in its reasonable discretion) with respect to collecting under any insurance policies required to be maintained under this Section 7.10, and if the amount involved is $5,000,000 or more, the Agent shall have the right, in the name of the Agent such Credit Party or Restricted Subsidiary, to file claims under such insurance policies, to receive and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.  Each Credit Party will provide written notice to the Agent of the occurrence of any of the following events within fifteen (15) Business Days after the occurrence of such event: any material asset or property owned or used by any Credit Party or any of its Restricted Subsidiaries is (i) materially damaged or destroyed, or suffers any other material loss or (ii) is condemned, confiscated or otherwise taken, in whole or in part, or the use thereof is otherwise diminished so as to render impracticable or unreasonable the use of such asset or property for the purpose to which such asset or property were used immediately prior to such condemnation, confiscation or taking, by exercise of the powers of condemnation or eminent domain or otherwise, and in either case the amount of the damage, destruction, loss or diminution in value of the Collateral which is in excess of $4,000,000 (collectively, a “Casualty Loss”).  Each Credit Party will diligently file and prosecute its claim or claims for any award or payment in connection with a Casualty Loss.  After the occurrence and during the continuance of an Event of Default, (i) no settlement on account of any such Casualty Loss shall be made without the consent of the Agent and (ii) the Agent may participate in any such proceedings and the Credit Parties will deliver to the Agent such documents as may be requested by the Agent to permit such participation and will consult with the Agent, its attorneys and agents in the making and prosecution of such claim or claims.  Each Credit Party hereby irrevocably authorizes and appoints the Agent its attorney-in-fact, after the occurrence and continuance of an Event of Default, to collect and receive for any such award or payment and to file and prosecute such claim or claims, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest, and each Credit Party shall, upon demand of the Agent, make, execute and deliver any and all assignments and other instruments sufficient for the purpose of assigning any such award or payment to the Agent for the benefit of the Lenders, free and clear of any encumbrances, other than Permitted Liens.

7.11                        Taxes.

Each Credit Party will, and will cause each of the Restricted Subsidiaries to, pay, when due, all Taxes  levied or assessed against any Credit Party, any of its Restricted Subsidiaries or any of the Collateral; provided, however, that unless such Taxes have become a federal tax or ERISA Lien on any of the assets of any Credit Party or any of its Restricted Subsidiaries, in each case in an amount that would create an Event of Default, no such Tax, other than state excise taxes, need be paid if the same is being contested in good faith, by appropriate proceedings promptly instituted and appropriately conducted and if an adequate reserve or other appropriate provision shall have been made therefor as required in order to be in conformity with GAAP.

7.12                        Compliance With Laws.

Each Credit Party will, and will cause each of its Restricted Subsidiaries to, comply with all acts, rules, regulations, orders, directions and ordinances of any legislative, administrative or judicial body or official applicable to the Collateral or any part thereof, or to the operation of its business, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

7.13                        Use of Proceeds.

The proceeds of any advances made hereunder shall be used by the Borrower solely to refinance existing indebtedness, to finance the ongoing capital expenditures and working capital needs of the Borrower, and to finance other general corporate purposes of the Borrower; provided, however, that in any event, no portion of the proceeds of any such advances shall be used by the Borrower for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or for any other purpose which violates the provisions or Regulation U of said Board of Governors or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Credit Agreement.

7.14                        Fiscal Year; Accounting Policies; Risk Management Policy.

Each Credit Party agrees that it will not change its fiscal year from a year ending June 30 unless required by law, in which case such Credit Party will give the Agent prompt written notice thereof; provided that notwithstanding the foregoing, following the IPO, the Credit Parties may change to a December 31 fiscal year, commencing with a fiscal year ending December 31, 2005, upon reasonable notice to the Agent.  Subject to Section 1.2, each Credit Party agrees that it will provide prompt notice to the Agent of any material change to its accounting policies from those used to prepare the financial statements delivered pursuant to Section 5.1(c).   Each Credit Party agrees that it will maintain its Risk Management Policy, subject to such changes as may be approved by its Board of Directors.  In the event of any material change in its Risk Management Policy, within twenty (20) days thereof, it will notify the Agent and furnish to the Agent a copy of such change.

7.15                        Notification of Certain Events.

Each Credit Party agrees that it will promptly, and in any case within five (5) Business Days, notify the Agent of the occurrence of any of the following events:

(a)                                  any Material Contract of any Credit Party is terminated or amended in any material adverse respect or any new Material Contract is entered into (in which event each Credit Party shall provide the Agent with a copy of such Material Contract); or

(b)                                 any order, judgment or decree shall have been entered against any Credit Party or any of its Restricted Subsidiaries or any of their respective properties or assets, if a Lien arising therefrom would create an Event of Default, or

(c)                                  any notification of violation of any law or regulation or any inquiry shall have been received by any Credit Party from any local, state, federal or foreign Governmental Authority or agency which could reasonably be expected to have a Material Adverse Effect, or

(d)                                 the filing or receipt by any Credit Party of notice of, any federal or state tax lien, if such Lien would create an Event of Default, or

(e)                                  the receipt of any claim or claims in the aggregate in excess of $5,000,000 since the Closing Date for indemnification on account of environmental matters by any of the MLP Entities under the indemnification given by the Borrower in connection with the transfer of assets on the Closing Date or pursuant to the MLP Omnibus Agreement.

7.16                        Additional Guarantors.

With respect to any newly created or acquired Restricted Subsidiary of the Borrower or any existing Restricted Subsidiary of the Borrower,  if such Restricted Subsidiary has 5% or more of the consolidated total assets or contributes 5% or more of the consolidated operating profits of the Borrower and its consolidated Restricted Subsidiaries, or if such Restricted Subsidiary would be required to be a guarantor of the Senior Subordinated Notes pursuant to the Senior Subordinated Notes Indenture, the Credit Parties will provide the Agent with written notice thereof setting forth information in reasonable detail describing all of the material assets of such Person and shall (a) cause any such Person that is a Domestic Restricted Subsidiary to execute and deliver to the Agent a Joinder Agreement in substantially the form of Exhibit L, causing such Restricted Subsidiary to become a party to (i) the Guaranty, as a joint and several “Guarantor”, (ii) the Security Agreement, as an “Obligor” granting a first priority Lien on its personal property, subject to Permitted Liens, (iii) the Contribution Agreement, as a “Contributing Party” and (iv) as appropriate, the Pledge Agreement, as a “Pledgor”, causing all of its Capital Stock (or, in the case of any Foreign Restricted Subsidiary, and without waiving the requirement for the prior consent of the Required Lenders for the formation or acquisition thereof, sixty-five percent (65%) of its Capital Stock) to be delivered to the Agent (together with undated stock powers signed in blank and pledged to the Agent), and (b) deliver such other documentation as the Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements,  certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel (which may be in the Borrower’s legal department) to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Agent.

7.17                        Revisions or Updates to Schedules.

If any of the information or disclosures provided on any of Schedules 6.7, 6.8, 6.9, 6.17 or 6.19, originally attached hereto become outdated or incorrect in any material respect, the Credit Parties shall deliver to the Agent and the Lenders as part of the compliance certificate required pursuant to Section 7.1(d) such revision or updates to such Schedule(s) as may be necessary or appropriate to update or correct such Schedule(s); provided, that such revisions or updates to any such Schedule(s) shall be deemed to have amended, modified or superseded such Schedule(s) as originally attached hereto or revised or updated pursuant hereto, but shall not be deemed to have cured any breach of warranty or misrepresentation resulting from the inaccuracy or incompleteness of any such Schedule(s) as it existed prior to such revision of update unless and until the Agent, in its sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule(s).

7.18                        Collection of Accounts.

Rights with respect to collection of Accounts shall be as set forth in the Security Agreement.

7.19                        Notice of Matters Affecting Accounts.

Each Credit Party will notify the Agent promptly of any matters materially affecting the value, enforceability or collectibility of any Account and of all material customer disputes, offsets, defenses, counterclaims, in each case if the amount contested is equal to or in excess of $5,000,000.

7.20                        Maintenance of Property.

Each Credit Party will, and will cause each of its Restricted Subsidiaries to, use commercially reasonable efforts to keep all property useful and necessary to its respective business in good working order and condition (ordinary wear and tear excepted) in accordance with their past operating practices except for such property not material to the conduct of such Credit Party’s business.

7.21                        Trademarks.

Each Credit Party will do and cause to be done all things reasonably necessary to preserve and keep in full force and effect all registrations of trademarks, service marks and other marks, trade names or other trade rights, in each case to the extent material to the conduct of such Credit Party’s business.

7.22                        Anti-Terrorism Laws.

None of the Credit Parties shall, nor shall any of them permit any of their respective Restricted Subsidiaries to, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) knowingly engage in on conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act.  Each of the Credit Parties shall deliver to the Agent and Lenders any certification or other evidence reasonably requested from time to time by the Agent or any Lender, in the Agent’s reasonable discretion, confirming such Person’s compliance with this Section.

ARTICLE VIII

FINANCIAL COVENANTS

Until all of the Credit and Collateral Termination Events have occurred, the Borrower and (by execution and delivery of the Guaranty Agreement or of a joinder thereto and incorporation by reference therein) each Guarantor agrees that, unless the Required Lenders shall have otherwise consented in writing:

8.1                               Fixed Charge Coverage Ratio.

A Fixed Charge Coverage Ratio shall be maintained of not less than 1.10 to 1.00 as of the last day of each fiscal quarter, commencing with the first fiscal quarter after the Closing; provided that such ratio may be less than 1.10:1.00 if Average Excess Availability is at least $50,000,000.

ARTICLE IX

NEGATIVE COVENANTS

Until all of the Credit and Collateral Termination Events have occurred, each of the Borrower and (by execution and delivery of the Guaranty Agreement or of a joinder thereto and incorporation by reference therein) each Guarantor agrees that, unless the Required Lenders shall have otherwise consented in writing, it will not, and will not permit any of its Restricted Subsidiaries to:

9.1                               Restrictions on Liens.

Mortgage, assign, pledge, transfer or otherwise permit any Lien or judgment (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of its assets or properties, whether real, personal or mixed, whether now owned or hereafter acquired, except for Permitted Liens.

9.2                               Restrictions on Additional Indebtedness.

Incur or create any liability or Indebtedness other than Permitted Indebtedness.

9.3                               Restrictions on Sale of Assets.

Sell, lease, assign, transfer or otherwise dispose of any assets (including the Capital Stock of any Restricted Subsidiary of the Borrower) other than (a) sales of Inventory in the ordinary course of business, (b) sale-leaseback transactions permitted by Section 9.14, (c) sales or other dispositions in the ordinary course of business of assets or properties that are obsolete or that are no longer used or useful in the conduct of such Credit Party’s or Restricted Subsidiary’s business, (d) sales in the ordinary course of business of assets or properties (other than Inventory) used in such Credit Party’s or Restricted Subsidiary’s business that are worn out or in need of replacement and that are replaced within six (6) months with assets of reasonably equivalent value or utility, (e) sales of the initial fixed assets in connection with the IPO in consideration of cash and/or the transfer to Coastal Fuels Marketing, Inc. and to TransMontaigne Product Services Inc. of units of limited partner interest in Partners and the transfer to the General Partner (a wholly owned subsidiary of TransMontaigne Services Inc.)  units (constituting 2% of the total limited partner interests) of general partner interest in Partners and incentive distribution rights, all as described in the S-1 Registration Statement pertaining to the IPO, (f) subsequent sales of additional refined product terminals (including, but not limited to, Mortgaged Real Estate) to Partners (or its designees, including Operating Company or other MLP Entities), so long as no Default or Event of Default is in existence or would be created thereby, and subject to the Option Consideration Requirements, (g) sales by Coastal Fuels Marketing, Inc. of up to 502,500 common units of partnership interests in Partners that were acquired as Investments as contemplated in clause (i)(1) and (2) of the definition of “Permitted Investments” in connection with the exercise by the underwriters for the IPO of their over-allotment option within the 30 day period following the date of the Prospectus for the IPO, (h) transfers by TransMontaigne Services Inc. of 120,000 common units of partnership interests in Partners that were acquired as Investments as contemplated in clause (i)(1) and (2) of the definition of “Permitted Investments” pursuant to its long-term incentive plan, (i) subject to the prior written consent of the Required Lenders, sales of other units of partnership interests in Partners that were acquired as Investments as contemplated in clause (i)(1) and (2) of the definition of “Permitted Investments”, (j) other asset sales not exceeding in the aggregate for all Credit Parties $10,000,000 in any fiscal year and (k) the Lion Oil Company Disposition Transaction.

9.4                               No Corporate Changes.

(a)                                  Merge or consolidate with any Person, provided, however, that subject to Section 7.16, the Borrower and its Restricted Subsidiaries may merge or consolidate with and into each other (so long as, if such merger or consolidation involves the Borrower, the Borrower is the surviving entity, if such merger or consolidation involves a Domestic Restricted Subsidiary and a Foreign Restricted Subsidiary, the Domestic Restricted Subsidiary is the surviving entity and if such merger or consolidation involves a Credit Party and a Restricted Subsidiary that is not a Credit Party, the Credit Party is the surviving entity) and the Credit Parties may engage in Permitted Acquisitions, (b) alter or modify any Credit Party’s or any of its Restricted Subsidiary’s Articles or Certificate of Incorporation or other equivalent organizational document or form of organization in any manner adverse to the interests of the Agent or the Lenders or in any way which could reasonably be expected to have a Material Adverse Effect, (c) without providing thirty (30) days prior written notice to the Agent (or such shorter period as determined by the Agent) and without filing (or confirming that the Agent has filed) such amendments to any previously filed financing statements as may be necessary to maintain perfection of the security interest created under the Credit Documents as the Agent may require, (i) change its state of incorporation or formation, (ii) change its registered corporate name, (iii) change the location of its books and records from the locations set forth on Schedule 6.7, or (iv) change the location of its Collateral from the locations set forth for such Person on Schedule 6.7, or (d) enter into or engage in any business, operation or activity materially different from that presently being conducted by the Credit Parties; provided, however, that notwithstanding the foregoing, the Borrower may dissolve or liquidate any Restricted Subsidiary that is not a Credit Party and is not required to be one pursuant hereto.

9.5                               No Guarantees.

Assume, guarantee, endorse, or otherwise become liable upon the obligations of any other Person, including, without limitation, any Subsidiary or Affiliate of any Credit Party, except (a) by the endorsement of negotiable instruments in the ordinary course of business, (b) by the giving of indemnities in connection with the sale of Inventory or other asset dispositions permitted hereunder and (c) in connection with the incurrence of Permitted Indebtedness.

9.6                               No Restricted Payments.

Make a Restricted Payment, other than (i) to pay dividends from any Restricted Subsidiary to any Credit Party and (ii) Permitted Restricted Payments.

9.7                               No Investments.

Make any Investment other than Permitted Investments.

9.8                               No Affiliate Transactions.

Except pursuant to the MLP Omnibus Agreement, the MLP Terminaling Services Agreement, the MLP Partnership Agreement or other agreements described on Schedule 6.29, enter into any transaction with, including, without limitation, the purchase, sale or exchange of property or the rendering of any service to any Subsidiary or Affiliate of any Credit Party except (a) in the ordinary course of such Credit Party’s business and upon fair and reasonable terms no less favorable to such Credit Party than could be obtained in a comparable arm’s-length transaction with an unaffiliated Person and (b) as permitted under Section 9.6.

9.9                               No Prohibited Transactions Under ERISA.

(a)                                  Engage, or permit any ERISA Affiliate to engage, in any prohibited transaction which could result in a material civil penalty or excise tax described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

(b)                                 permit to exist with respect to any Benefit Plan any accumulated funding (as defined in Sections 302 of ERISA and 412 of the Internal Revenue Code), whether or not waived;

(c)                                  fail, or permit any ERISA Affiliate to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

(d)                                 terminate, or permit any ERISA Affiliate to terminate, any Benefit Plan where such event would result in any liability of the Credit Party or any of its Restricted Subsidiaries or the General Partner or any of the ERISA Affiliates under Title IV of ERISA;

(e)                                  fail, or permit any ERISA Affiliate to fail to make any required contribution or payment to any Multiemployer Plan;

(f)                                    fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment;

(g)                                 amend, or permit any ERISA Affiliate to amend, a Benefit Plan resulting in an increase in current liability for the plan year such that any of the Credit Parties or any of their Restricted Subsidiaries or the General Partner or any of the ERISA Affiliates is required to provide security to such Benefit Plan under Section 401(a)(29) of the Internal Revenue Code;

(h)                                 withdraw, or permit any ERISA Affiliate to withdraw, from any Multiemployer Plan where such withdrawal may result in any liability of any such entity under Title IV of ERISA; or

(i)                                     allow any representation made in Section 6.14 to be untrue at any time during the term of this Credit Agreement.

9.10                        No Additional Bank, Securities or Commodities Accounts.

Open, maintain or otherwise have any checking, savings or other accounts at any bank or other financial institution, or any securities account, or any other account where money is or may be deposited or maintained, or securities are maintained, with any Person, other than (a) commodities accounts maintained with commodities brokers in the ordinary course of business in accordance with historical practices, each of which shall be subject to a Commodities Account Control Agreement, except to the extent otherwise determined by the Agent, (b) the accounts set forth on Schedule 6.32, each of which shall be subject to a Deposit Account Control Agreement, except to the extent otherwise determined by the Agent, (c) deposit accounts and securities accounts established after the Closing Date that are subject to a Deposit Account Control Agreement or a Securities Account Control Agreement, as applicable, (d) other deposit accounts established after the Closing Date solely as payroll and other zero balance accounts and (e) other deposit accounts established after the Closing Date, so long as at any time the aggregate balance in all such accounts does not exceed $10,000,000.

9.11                        Restrictions on the Borrower.

Hold, in the case of Borrower only, any assets other than the stock of the Credit Parties and the other Subsidiaries listed on Schedule 6.9 and have, in the case of Borrower only, any liabilities other than (a) the liabilities under the Credit Documents, (b) other Indebtedness in existence on the date hereof and refinancings thereof, (c) Subordinated Debt, and (d) tax, routine administrative and other liabilities not constituting Indebtedness, intercompany liabilities not prohibited hereby and guarantees constituting Permitted Indebtedness,  in each case incurred in the ordinary course of business.  In the case of Borrower only, sell, transfer or otherwise dispose of any shares of Capital Stock of or other ownership interests in the Credit Parties or such Subsidiaries, or engage in any business other than owning the stock of the Credit Parties and such Subsidiaries.

9.12                        Additional Negative Pledges.

Create or otherwise cause or suffer to exist or become effective, or permit any of the Restricted Subsidiaries to create or otherwise cause or suffer to exist or become effective, directly or indirectly: (i) any prohibition or restriction (including any agreement to provide equal and ratable security to any other Person in the event a Lien is granted to or for the benefit of the Agent and the Lenders) on the creation or existence of any Lien upon the assets of any Credit Party or any of its Restricted Subsidiaries, other than Permitted Liens, except (1) this Agreement and the other Credit Documents, (2) covenants in documents creating Permitted Liens, but only to the extent of the property encumbered by such Permitted Lien, (3) covenants in existing documents, including, without limitation, the Senior Subordinated Notes, but only as such covenants exist on the Closing Date and (4) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Credit Documents on property or assets of the Borrower or any of its Restricted Subsidiaries (whether now owned or hereafter acquired) securing the Loans or any Lender Hedging Agreement;  or (ii) any Contractual Obligation which may restrict or inhibit the Agent’s rights or ability to sell or otherwise dispose of the Collateral or any part thereof after the occurrence of an Event of Default.

9.13                        Subordinated Debt.

Effect or permit any change in or amendment to any document or instrument pertaining to the subordination, terms of payment or required prepayments of any Subordinated Debt, increase the rates or amounts of interest or fees payable with respect to any Subordinated Debt, effect or permit any change in or amendment to any document or instrument pertaining to the covenants or events of default of any Subordinated Debt if the effect of any such change or amendment is to make such covenants or events of default more restrictive, give any notice of optional redemption or optional prepayment or offer to repurchase under any such document or instrument, or, directly or indirectly, make any payment of principal of or interest on or in redemption, retirement or repurchase of any Subordinated Debt, except, so long as no Default or Event of Default is in existence or would be created thereby: (i) for the scheduled payments required by the terms of the documents and instruments evidencing Subordinated Debt and permitted by the subordination provisions of the documents and instruments evidencing Subordinated Debt; and (ii) for payments in respect of the Senior Subordinated Notes to the extent constituting a Permitted Restricted Payment.

9.14                        Sale and Leaseback.

Enter into any arrangement, directly or indirectly, whereby any Credit Party or any of its Restricted Subsidiaries shall sell or transfer any property owned by it to a Person (other than the Credit Parties or any of their Restricted Subsidiaries) in order then or thereafter to lease such property or lease other property which such Credit Party or Restricted Subsidiary intends to use for substantially the same purpose as the property being sold or transferred.  Notwithstanding the foregoing provisions of this Section 9.14, (i) any Credit Party or any of its Restricted

Subsidiaries may sell or transfer any property owned by it as described in the preceding sentence provided that the aggregate current market value of all assets so sold or transferred (in each case determined at the time of such sale or transfer, and taking into account all such sales or transfers under this Section 9.14 since the Closing Date) shall not exceed $20,000,000, and (ii) the MLP Terminaling Services Agreement shall not constitute a lease for any purpose under this Section 9.14.

9.15                        Limitations.

Create, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Person to (a) pay dividends or make any other distribution on any of such Person’s Capital Stock, (b) pay any Indebtedness owed to the Credit Parties, (c) make loans or advances to any other Credit Party or (d) transfer any of its property to any other Credit Party, except for encumbrances or restrictions existing under or by reason of (i) customary non-assignment provisions in any lease governing a leasehold interest, (ii) any agreement or other instrument of a Person existing at the time it becomes a Restricted Subsidiary of a Credit Party; provided that such encumbrance or restriction is not applicable to any other Person, or any property of any other Person, other than such Person becoming a Restricted Subsidiary of a Credit Party and was not entered into in contemplation of such Person becoming a Restricted Subsidiary of a Credit party and (iii) this Credit Agreement and the other Credit Documents.

9.16                        Operating Lease Obligations.

Enter into or permit any Subsidiary to enter into, assume or permit to exist any obligations for the payment of rent under operating leases which in the aggregate for all such Persons would exceed $20,000,000 in any fiscal year, exclusive of (i) payments for the chartering of vessels in the ordinary course of business, (ii) operating leases that have an initial term of one year or less unless such lease contains an automatic renewal feature that will cause the initial term with such renewals to exceed one year, and (iii) the MLP Terminaling Services Agreement.

ARTICLE X

POWERS

10.1                        Appointment as Attorney-in-Fact.

A power of attorney in favor of the Agent for the benefit of the Lenders with respect to the Collateral shall be as set forth in the Security Documents.

ARTICLE XI

EVENTS OF DEFAULT AND REMEDIES

11.1                        Events of Default.

The occurrence of any of the following events shall constitute an “Event of Default” hereunder:

(a)                                  failure of the Borrower to pay (i) any interest or Fees hereunder within three (3) Business Days of when due hereunder, in each case whether at stated maturity, by acceleration, or otherwise, (ii) any principal of the Revolving Loans or the Letter of Credit Obligations when due, whether at stated maturity, by acceleration or otherwise or (iii) any other amounts owing hereunder or any other Credit Document within five (5) Business Days after such amounts are due;

(b)                                 any representation or warranty, contained in this Credit Agreement, the other Credit Documents or any other agreement, document, instrument or certificate among any Credit Party, the Agent and the Lenders or executed by any Credit Party in favor of the Agent or the Lenders shall prove untrue in any material respect on or as of the date it was made or was deemed to have been made;

(c)                                  failure of any Credit Party to perform, comply with or observe any term, covenant or agreement applicable to it contained in Section 7.1(j), Section 7.3, Section 7.7 (but only as to inspection rights),  Article VIII or Sections 9.3, 9.4, 9.6, 9.13 or 9.14;

(d)                                 failure to comply with any other covenant contained in this Credit Agreement, the other Credit Documents or any other agreement, document, instrument or certificate among any Credit Party, the Agent and the Lenders or executed by any Credit Party in favor of the Agent or the Lenders and, in the event such breach or failure to comply is capable of cure, such breach or failure to comply is not cured within thirty (30) days after the earlier of (a) notice thereof by the Administrative Agent, and (b) an Executive Officer of the Borrower becoming aware thereof and (c) only as to any failure to give notice as required by Section 7.5, such failure is not cured within five (5) Business Days after an Executive Officer becomes aware of such notice;

(e)                                  dissolution, liquidation, winding up or cessation of the business of any Credit Party or any of its Restricted Subsidiaries, or the failure of any Credit Party or any of its Restricted Subsidiaries to meet its debts generally as they mature, or the calling of a meeting of any Credit Party’s or any of its Restricted Subsidiaries’ creditors for purposes of compromising any Credit Party’s or any of its Restricted Subsidiaries’ debts, or the failure by any Credit Party or any of its Restricted Subsidiaries generally, or the admission by any Credit Party or any of its Restricted Subsidiaries of its inability, to pay its debts as they become due (unless such debts are the subject of a bona fide dispute);

(f)                                    the commencement by or against any Credit Party or any of its Restricted Subsidiaries of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar case or proceeding with respect to it under any federal or state law and, in the event any such proceeding is commenced against any Credit Party or any of its Restricted Subsidiaries, such proceeding is not dismissed within sixty (60) days or an order for relief is entered at any time;

(g)                                 the occurrence of a Change of Control;

(h)                                 any Credit Party or any of its Restricted Subsidiaries shall fail to make any payment in respect of Indebtedness outstanding (other than the Notes) in an aggregate principal amount of $10,000,000 or more when due or within any applicable grace period; or

(i)                                     (i) any event or condition shall occur which results in the acceleration of the maturity of Indebtedness outstanding of any Credit Party or any of its Restricted Subsidiaries in an aggregate principal amount of $10,000,000 or more (including, without limitation, any required mandatory prepayment or “put” of such Indebtedness to such Credit Party or Restricted Subsidiary or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Indebtedness or commitment or any Person acting on such holders’ behalf to accelerate the maturity thereof or terminate any such commitment prior to its normal expiration (including, without limitation, any required mandatory prepayment or “put” of such Indebtedness to such Credit Party or Restricted Subsidiary), or (ii) the failure of any Credit Party to pay any termination payment when due upon the termination of any Lender Hedging Agreement;

(j)                                     any material covenant, agreement or obligation of any party contained in or evidenced by any of the Credit Agreement, any Revolving Notes, the Letter of Credit Documents, the Guaranty Agreement, the Contribution Agreement or the Security Documents shall cease to be enforceable in accordance with its terms or to give the Agent and/or the Lenders the security interests, liens, rights, powers and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive), or any party (other than the Agent or the Lenders) to any Credit Document shall deny or disaffirm its obligations under any of the Credit Documents, or any Credit Document shall be canceled, terminated, revoked or rescinded without the express prior written consent of the Agent, or any action or proceeding shall have been commenced by any Person (other than the Agent or any Lender) seeking to cancel, revoke, rescind or disaffirm the obligations of any party to any Credit Document, or any court or other Governmental Authority shall issue a judgment, order, decree or ruling to the effect that any of the obligations of any party to any Credit Document are illegal, invalid or unenforceable;

(k)                                  (i) any Governmental Authority with applicable jurisdiction determines that the Senior Subordinated Notes or any other Subordinated Debt in an amount of $10,000,000 or more is not subordinated to any of the Obligations or (ii) the subordination provisions in any agreement relating to Subordinated Debt shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable as to any holder of such Subordinated Debt;

(l)                                     one or more judgments or decrees shall be entered against, or Lien arising from any environmental liability shall be imposed against one or more of the Credit Parties or any of their Restricted Subsidiaries involving a liability of $10,000,000 or more in the aggregate (to the extent not paid or covered by insurance as determined by the Agent in its reasonable discretion) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within sixty (60) days from the entry thereof;

(m)                               any Termination Event with respect to a Benefit Plan shall have occurred and be continuing thirty (30) days after notice thereof shall have been given to the Borrower by the Agent or any Lender, and the then current value of such Benefit Plan’s benefits guaranteed under Title IV of ERISA exceeds the then current value of such Benefit Plan’s assets allocable to such benefits by more than $10,000,000 (or in the case of a Termination Event involving the withdrawal of a substantial employer, the withdrawing employer’s proportionate share of such excess exceeds such amount); or

(n)                                 any event of default on the part of a Credit Party  shall have occurred under any Material Contract to which any Credit Party is a party, if as a result of such event of default the liability of such Credit Party thereunder is $10,000,000 or more.

11.2                        Acceleration.

Upon the occurrence and during the continuance of an Event of Default, and at any time thereafter, at the direction of the Required Lenders, the Agent shall, upon the written, telecopied or telex request of the Required Lenders, and by delivery of written notice to the Credit Parties from the Agent, take any or all of the following actions, without prejudice to the rights of the Agent, any Lender or the holder of any Note to enforce its claims against the Borrower:  (a) declare all Obligations (other than those arising in connection with a Lender Hedging Agreement) to be immediately due and payable (except with respect to any Event of Default set forth in Section 11.1(f), in which case all Obligations (other than those arising in connection with a Lender Hedging Agreement) shall automatically become immediately due and payable without the necessity of any notice or other demand) without presentment, demand, protest or any other action, notice or obligation of the Agent or any Lender, (b) immediately terminate this Credit Agreement and the Revolving Credit Commitments hereunder; and (c) enforce any and all rights and interests created and existing under the Credit Documents or arising under applicable law, including, without limitation, all rights and remedies existing under the Security Documents and all rights of setoff.  The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative.

In addition, upon demand by the Agent or the Required Lenders upon the occurrence of any Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the requisite Lenders (in accordance with the voting requirements of Section 14.9), the Borrower shall deposit with the Agent for the benefit of the Lenders with respect to each Letter of Credit then outstanding, promptly upon such demand, cash or Cash Equivalents in an amount equal to the greatest amount for which such Letter of Credit may be drawn.  Such deposit shall be held by the Agent for the benefit of the Issuing Bank and the other Lenders as security for, and to provide for the payment of, outstanding Letters of Credit.

ARTICLE XII

TERMINATION

(a)                                  Except as otherwise provided in Article XI, the Revolving Loan Commitments made hereunder shall terminate on the Maturity Date and all then outstanding Loans shall be immediately due and payable in full and all outstanding Letters of Credit shall immediately terminate.  Unless sooner demanded, all Obligations shall become due and payable as of any termination hereunder or under Article XI and, pending a final accounting, the Agent may withhold any balances in the Borrower’s Loan accounts, in an amount sufficient, in the Agent’s reasonable discretion, to cover all of the Obligations, whether absolute or contingent, unless supplied with a satisfactory indemnity to cover all of such Obligations.  All of the Agent’s and the Lenders’ rights, liens and security interests shall continue after any termination until terminated in accordance with the provisions of paragraph (b) of this Article XII.

(b)                                 This Credit Agreement, together with all other Credit Documents, shall continue in full force and effect, until each of the following events (collectively, the “Credit and Collateral Termination Events”) has occurred: (i) all Obligations have been fully and finally paid and performed (other than inchoate indemnity obligations), (ii) all Letters of Credit have expired or terminated (or other arrangements relating thereto that are reasonably satisfactory to the Agent have been made in a writing signed by the Borrower and the Issuing Bank in respect of such Letter of Credit), (iii) all Lender Hedging Agreements have expired or terminated (or other arrangements relating thereto have been made in a writing signed by all Persons party to such Lender Hedging Agreement and the Agent), (iv) all agreements relating to Cash Management Products have expired or terminated (or other arrangements relating thereto have been made in a writing signed by all Persons party to such agreements and the Agent), and (v) all Revolving Credit Commitments have been terminated and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Agent or the Lenders in connection with any of the foregoing.

ARTICLE XIII

THE AGENT

13.1                        Appointment of Agent.

(a)                                  Each Lender hereby designates Wachovia as Agent to act as herein specified.  Each Lender hereby irrevocably authorizes, and each holder of any Note or participation in any Letter of Credit by the acceptance of a Note or participation shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Credit Agreement and the Notes and any other instruments and agreements referred to herein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  The Agent shall hold all Collateral and all payments of principal, interest, Fees, charges and expenses received pursuant to this Credit Agreement or any other Credit Document for the ratable benefit of the Lenders.  The Agent may perform any of its duties hereunder by or through its agents or employees. Each Lender hereby designates JPMorgan Chase Bank, N.A. and UBS AG, Stamford Branch as the Syndication Agents and Société Générale, New York Branch and Wells Fargo Foothill, LLC, as the Documentation Agents.  The Syndication Agents and the Documentation Agents, in such capacity, shall have no duties or obligations whatsoever under this Credit Agreement or any other Credit Document or any other document or any matter related hereto and thereto, but shall nevertheless be entitled to all the indemnities and other protection afforded to the Agent under this Article XIII.

(b)                                 The provisions of this Article XIII are solely for the benefit of the Agent and the Lenders, and none of the Credit Parties shall have any rights as a third party beneficiary of any of the provisions hereof (other than Section 13.9).  In performing its functions and duties under this Credit Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower.

13.2                        Nature of Duties of Agent.

The Agent shall have no duties or responsibilities except those expressly set forth in this Credit Agreement.  Neither the Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct.  The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Credit Agreement a fiduciary relationship in respect of any Lender; and nothing in this Credit Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Credit Agreement except as expressly set forth herein.

13.3                        Lack of Reliance on Agent.

(a)                                  Independently and without reliance upon the Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of each Credit Party in connection with the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of each Credit Party, and, except as expressly provided in this Credit Agreement, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Revolving Loans or at any time or times thereafter.

(b)                                 The Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Credit Agreement, the Notes or any other Credit Document or the financial or other condition of any Credit Party.  The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Credit Agreement, the Notes or any other Credit Document, or the financial condition of any Credit Party, or the existence or possible existence of any Default or Event of Default, unless specifically requested to do so in writing by any Lender.

13.4                        Certain Rights of the Agent.

The Agent shall have the right to request instructions from the Required Lenders or, as required, each of the Lenders.  If the Agent shall request instructions from the Required Lenders or each of the Lenders, as the case may be, with respect to any act or action (including the failure to act) in connection with this Credit Agreement, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Required Lenders or each of the Lenders, as the case may be, and the Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders or each of the Lenders, as the case may be.

13.5                        Reliance by Agent.

The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex teletype or telecopier message, cablegram, radiogram, order or other documentary, teletransmission or telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper person.  The Agent may consult with legal counsel (including counsel for the Credit Parties with respect to matters concerning the Credit Parties), independent public accountants and other experts selected by it in good faith and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

13.6                        Indemnification of Agent.

To the extent the Agent is not reimbursed and indemnified by the Credit Parties, each Lender will reimburse and indemnify the Agent, in proportion to its respective Revolving Credit Commitment, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in performing its duties hereunder, in any way relating to or arising out of this Credit Agreement or any other Credit Documents, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct or any action or omission by the Agent not in accordance with the standards of care specified in the UCP or the UCC, as determined by a court of competent jurisdiction, or caused by the Agent’s failure to pay under any Letter of Credit after presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, as determined by a court of competent jurisdiction, unless such payment is prohibited by any law, regulation, court order or decree.

13.7                        The Agent in its Individual Capacity.

With respect to its obligation to lend under this Credit Agreement, the Loans made by it and the Notes issued to it, its participation in Letters of Credit issued hereunder, and all of its rights and obligations as a Lender hereunder and under the other Credit Documents, the Agent shall have the same rights and powers hereunder as any other Lender or holder of a Note or participation interests and may exercise the same as though it was not performing the duties specified herein; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity.  The Agent may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with the Credit Parties or any Affiliate of the Credit Parties as if it were not performing the duties specified herein, and may accept fees and other consideration from the Credit Parties for services in connection with this Credit Agreement and otherwise without having to account for the same with the Lenders.

13.8                        Holders of Notes.

The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

13.9                        Resignation of Agent.

The Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a Lender as of the Closing Date or a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York, or any other financial institution with an office in New York, New York that is engaged in the making of commercial loans and the provision of agency services in syndicated commercial loan transactions.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Agent meeting the qualifications set forth above, provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any Collateral held by the Agent on behalf of the Lenders or the Issuing Bank under any of the Credit Documents, the retiring Agent shall continue to hold such Collateral until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Sections 13.6 and 14.8 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent or continuing to hold Collateral in accordance with this Section.

13.10                 Collateral Matters.

(a)                                  Each Lender authorizes and directs the Agent to enter into the Security Documents for the benefit of the Lenders.  Each Lender authorizes and directs the Agent to make such changes to the form Landlord Agreement attached hereto as Exhibit C as the Agent deems necessary in order to obtain any Landlord Agreement from any landlord of any Credit Party with respect to a leasehold Mortgage.  Each Lender also authorizes and directs the Agent to review and approve all agreements regarding the Lockboxes and the Lockbox Accounts (including the Lockbox Accounts Agreements) on such terms as the Agent deems necessary.  Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders or each of the Lenders, as applicable, in accordance with the provisions of this Credit Agreement or the Security Documents, and the exercise by the Required Lenders or each of the Lenders, as applicable, of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Document which may be necessary or appropriate to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.  The rights, remedies, powers and privileges conferred upon the Agent hereunder and under the other Credit Documents may be exercised by the Agent without the necessity of the joinder of any other parties unless otherwise required by applicable law.

(b)                                 The Lenders hereby authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon the occurrence of all of the Credit and Collateral Termination Events, (ii) constituting property being sold or disposed of upon receipt of the proceeds of such sale by the Agent if the applicable Credit Party certifies to the Agent that the sale or disposition is made in compliance with Section 9.3 (and the Agent may rely conclusively on any such certificate, without further inquiry) or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder.  Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section 13.10(b).

(c)                                  Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Credit Agreement, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the applicable Credit Party, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Lenders herein or pursuant hereto upon the Collateral that was sold or transferred; provided that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s reasonable opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of such Credit Party or any of its Restricted Subsidiaries in respect of) all interests retained by such Credit Party or Restricted Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.  In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Agent shall be authorized to deduct all of the expenses reasonably incurred by the Agent from the proceeds of any such sale, transfer or foreclosure.

(d)                                 The Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by the Credit Parties or is cared for, protected or insured or that the liens granted to the Agent for the benefit of the Lenders herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agent in this Section 13.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its reasonable discretion, given the Agent’s own interest in the Collateral as one of the Lenders and that the Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

(e)                                  The Agent shall promptly, upon receipt thereof, forward to each Lender copies of the results of any field examinations by the Agent with respect to any Credit Party and any appraisals obtained by the Agent with respect to any of the Collateral. The Agent shall have no liability to any Lender for any errors in or omissions from any field examination or other examination of any Credit Party or the Collateral, or in any such appraisal, unless such error or omission was the direct result of the Agent’s gross negligence or willful misconduct.

(f)                                    It is the purpose of this Credit Agreement that there shall be no violation of any applicable law denying or restricting the right of financial institutions to transact business as an agent in any jurisdiction.  It is recognized that, in case of litigation under any of the Credit Documents, or in case the Agent deems that by reason of present or future laws of any jurisdiction the Agent might be prohibited from exercising any of the powers, rights or remedies granted to the Agent or the Lenders hereunder or under any of the Credit Documents or from holding title to or a Lien upon any Collateral or from taking any other action which may be necessary hereunder or under any of the Credit Documents, the Agent may appoint an additional Person or Persons as a separate collateral agent or co-collateral agent which is not so prohibited from taking any of such actions or exercising any of such powers, rights or remedies.  If the Agent shall appoint an additional Person as a separate collateral agent or co-collateral agent as provided above, each and every remedy, power, right, claim, demand or cause of action intended by this Agreement and any of the Credit Documents and every remedy, power, right, claim, demand or cause of action intended by this Agreement and any of the Credit Documents to be exercised by or vested in or conveyed to the Agent with respect thereto shall be exercisable by and vested in such separate collateral agent or co-collateral agent, but only to the extent necessary to enable such separate collateral agent or co-collateral agent to exercise such powers, rights and remedies, and every covenant and obligation necessary to the exercise thereof by such separate collateral agent or co-collateral agent shall run to and be enforceable by any of them.  Should any instrument from the Lenders be required by the separate collateral agent or co-collateral agent so appointed by the Agent in order more fully and certainly to vest in and confirm to him or it such rights, powers, duties and obligations, any and all of such instruments shall, on request, be executed, acknowledged and delivered by the Lenders whether or not a Default or Event of Default then exists.  In case any separate collateral agent or co-collateral agent, or a successor to either, shall die, become incapable of acting, resign or be removed, all the estates, properties, rights, power, duties and obligations of such separate collateral agent or co-collateral agent, so far as permitted by applicable law, shall vest in and be exercised by the Agent until the appointment of a new collateral agent or successor to such separate collateral agent or co-collateral agent.

13.11                 Actions with Respect to Defaults.

In addition to the Agent’s right to take actions on its own accord as permitted under this Credit Agreement, the Agent shall take such action with respect to a Default or Event of Default as shall be directed by the Required Lenders or all of the Lenders, as the case may be; provided that, until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of the Lenders, including, without limitation, actions permitted by clause (c) of Section 11.2.

13.12                 Delivery of Information.

The Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Agent from the Credit Parties or any of their Restricted Subsidiaries, the Required Lenders, any Lender or any other Person under or in connection with this Credit Agreement or any other Credit Document except (a) as specifically provided in this Credit Agreement or any other Credit Document and expressly including the information provided pursuant to Sections 7.1(c), 7.1(e), 7.1(h), 7.1(i) and 7.1(j); and (b) as specifically requested from time to time in writing by any Lender with respect to a specific document instrument, notice or other written communication received by and in the possession of the Agent at the time of receipt of such request and then only in accordance with such specific request.

13.13                 No Reliance on Administrative Agent’s Customer Identification Program.

Each Lender acknowledges and agrees that neither such Lender, nor any of its affiliates, Participants or Assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrower, its Affiliates or its agents, the Credit Documents or the transactions hereunder:  (1) any identity verification procedures, (2) any record keeping, (3) any comparisons with government lists, (4) any customer notices or (5) any other procedures required under the CIP Regulations or such other laws.

13.14                 USA Patriot Act.

Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations:  (1) within ten (10) days after the Closing Date and (2) at such other times as are required under the USA Patriot Act.

ARTICLE XIV

MISCELLANEOUS

14.1                        Waivers.

The Borrower hereby waives due diligence, demand, presentment and protest and any notices thereof as well as notice of nonpayment.  No delay or omission of the Agent or the Lenders to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default.  No single or partial exercise by the Agent or the Lenders of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

14.2                        JURY TRIAL.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER AND (BY EXECUTION AND DELIVERY OF THE GUARANTY AGREEMENT OR OF A JOINDER THERETO AND INCORPORATION BY REFERENCE THEREIN) EACH GUARANTOR, AND THE AGENT AND THE LENDERS EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF

THIS CREDIT AGREEMENT, THE CREDIT DOCUMENTS OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO.

14.3                        GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE.

(a)                                  THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PROVISIONS THEREOF other than Section 5-1401 of the New York General Obligations Law.  Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document shall be brought in the courts of the State of New York in New York County or of the United States for the Southern District of New York, and, by execution and delivery of this Credit Agreement the Borrower, and by execution and delivery of the Guaranty Agreement or of a joinder thereto and incorporation by reference therein each of the Guarantors, hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts, and agrees to be bound by the other provisions set forth in this Section 14.3.  Each of the Credit Parties further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 14.4, such service to become effective three (3) days after such mailing.  Nothing herein shall affect the right of the Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against any Credit Party in any other jurisdiction.

(b)                                 Each of the Credit Parties hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

14.4                        Notices.

Except as otherwise expressly provided herein, all notices, requests and other communications shall have been duly given and shall be effective (a) when delivered by hand, (b) when transmitted via telecopy (or other facsimile device), (c) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the fifth Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers set forth on Schedule 14.4 attached hereto, or at such other address as such party may specify by written notice to the other parties hereto; provided, however, that if any notice is delivered on a day other than a Business Day, or after 5:00 P.M. on any Business Day, then such notice shall not be effective until the next Business Day.

14.5                        Assignability.

(a)                                  The Borrower shall not have the right to assign this Credit Agreement or any interest therein except with the prior written consent of the Lenders.

(b)                                 Notwithstanding subsection (c) of this Section 14.5, nothing herein shall restrict, prevent or prohibit any Lender from (i) pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank or (ii) granting assignments or participations in such Lender’s Loans and/or Revolving Credit Commitments hereunder to any Approved Assignee.  Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an affiliate of such Lender except to the extent such transfer would result in increased costs to the Borrower.

(c)                                  Any Lender may, in the ordinary course of its lending business and in accordance with applicable law, at any time, assign to any Approved Assignee and, with the consent of the Agent and, so long as no Event of Default is in existence, the Borrower (such consent not to be unreasonably withheld or delayed) and concurrent notice to the Borrower, but without the consent of any other Lender, assign to one or more other Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement and any Notes held by it; provided, however, that (i) any such assignment of a portion must be for a constant and non varying portion of its Loans and Revolving Credit Commitments,  (ii) for each such assignment, the parties thereto shall execute and deliver to the Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500 to be paid by the assignee, (iii) no such assignment shall be for less than $5,000,000 or, if less, the entire remaining Revolving Credit Commitments of such Lender of the Revolving Credit Commitments (or, with respect to Swing Loans, 100% thereof and of the commitment to make Swing Loans) and (iv) if such assignee is a Foreign Lender, all of the requirements of Section 2.6(b) shall have been satisfied as a condition to such assignment; and provided, further, that any assignment to an Approved Assignee shall not be subject to the minimum assignment amounts specified herein.  Upon such execution and delivery of the Assignment and Acceptance to the Agent, from and after the Acceptance Date, (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, such assignee shall have the rights and obligations of a Lender hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than any rights it may have pursuant to Section 14.7 which will survive) and be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto).

(d)                                 By executing and delivering an Assignment and Acceptance, the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the Notes or any other instrument or document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Credit Parties or the performance or observance by the Credit Parties of any of its obligations under this Credit Agreement or any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto, (iii) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the financial statements referred to in Section 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the Agents, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement, (v) such assignee appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Credit Documents as are delegated to the Agents by the terms hereof, together with such powers as are reasonably incidental thereto and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Credit Agreement are required to be performed by it as a Lender.

(e)                                  The Agent shall maintain at its address referred to in Section 14.4 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitments of, and principal amount of the Loans owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement.  The Register and copies of each Assignment and Acceptance shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f)                                    Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.  Within five (5) Business Days after its receipt of such notice, if requested by the assignee, the Borrower shall execute and deliver to the Agent in exchange for any surrendered Note or Notes (which the assigning Lender agrees to promptly deliver to the Borrower) a new Note or Notes to the order of the assignee in an amount equal to the Revolving Credit Commitment or Revolving Credit Commitments (and commitment to make Swing Loans, if applicable) assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Revolving Credit Commitment or Revolving Credit Commitments hereunder and if requested by it, a new Note or Notes to the order of the assigning Lender in an amount equal to the Revolving Credit Commitment or Revolving Credit Commitments retained by it hereunder.  Any such new Note or Notes shall re-evidence the indebtedness outstanding under any old Notes or

Notes and shall be in an aggregate principal amount equal to the aggregate principal amount of any such surrendered Note or Notes (or if none, the amount of the Revolving Credit Commitments so assigned), shall be dated the Closing Date and shall otherwise be in substantially the form of any Note or Notes subject to such assignments.

(g)                                 Each Lender may sell participations, without the consent of the Agent, the Borrower (as to any Person, other than a fund, that would be an Eligible Assignee for an assignment) any other Lender, to one or more parties in or to all or a portion of its rights and obligations under this Credit Agreement (including, without limitation, all or a portion of its Revolving Credit Commitments, the Loans owing to it and any Note or Notes held by it); provided that (i) such Lender’s obligations under this Credit Agreement (including, without limitation, its Revolving Credit Commitments to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Credit Agreement, (iv) the Borrower, the Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement and (v) such Lender shall not transfer, grant, assign or sell any participation under which the participant shall have rights to approve any amendment or waiver of this Credit Agreement except to the extent such amendment or waiver would (A) extend the final maturity date or the date for the payments of any installment of fees or principal or interest of any Loans or Letter of Credit reimbursement obligations in which such participant is participating, (B) reduce the amount of any installment of principal of the Loans or Letter of Credit reimbursement obligations in which such participant is participating, (C) except as otherwise expressly provided in this Credit Agreement, reduce the interest rate applicable to the Loans or Letter of Credit reimbursement obligations in which such participant is participating, or (D) except as otherwise expressly provided in this Credit Agreement, reduce any Fees payable hereunder.

(h)                                 Each Lender agrees that, without the prior written consent of the Borrower and the Agents, it will not make any assignment or sell a participation hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan, Note or other Obligation under the securities laws of the United States of America or of any jurisdiction.

(i)                                     In connection with the efforts of any Lender to assign its rights or obligations or to participate interests, such Lender may disclose any information in its possession regarding the Borrower or any of its Restricted Subsidiaries.

14.6                        Information.

Each Lending Party agrees to keep confidential any information furnished or made available to it by the Borrower pursuant to this Credit Agreement that is marked confidential; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or affiliate of any Lending Party, (b) to any other Person if reasonably incidental to the administration of the credit facility provided herein, (c) as required by any law, rule, or regulation, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority; provided, however, that, to the extent permitted by law, the affected Lending Party shall provide prior written notice to the affected Borrower of any such request or demand, (f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any Lending Party prohibited by this Credit Agreement, (g) in connection with any litigation to which such Lending Party or any of its affiliates may be a party, whether to defend itself, reduce its liability, protect or exercise any of its claims, rights, remedies or interests under or in connection with the Credit Documents or any Lender Hedging Agreement, or otherwise, (h) to the extent necessary in connection with the exercise of any remedy under this Credit Agreement or any other Credit Document, (i) subject to provisions substantially similar to those contained in this Section 14.6, to any actual or proposed participant or assignee or any actual or prospective counterparty (or its advisors) to any securitization, swap or derivative transaction relating to the Borrower, any other Credit Party, and the Obligations, and (j) to Gold Sheets and other similar bank trade publications; such information to consist of deal terms and other information customarily found in such publications.

14.7                        Payment of Expenses; Indemnification.

The Borrower agrees to: (a) pay all reasonable out-of-pocket costs and expenses of (i) the Agent in connection with (A) the syndication, negotiation, preparation, execution, delivery, administration and monitoring of this Credit Agreement and the other Credit Documents and the documents and instruments referred to therein or executed in connection therewith, including evaluating the compliance by the Credit Parties with law and the provisions of such documents, including, without limitation, the reasonable fees and expenses of special counsel to the Agent, the reasonable fees and expenses of counsel for the Agent in connection with collateral issues and all due diligence, and the costs and expenses incurred in connection with all appraisals, field exams, and of obtaining all Real Property Documentation, and all recording costs, fees and taxes payable in connection with the Collateral, and (B) any amendment, waiver or consent relating hereto and thereto including, without limitation, any such amendments, waivers or consents resulting from or related to any work-out, re-negotiation or restructure relating to the performance by any of the Credit Parties under this Credit Agreement or any other Credit Documents and (ii) the Agent and the Lenders in connection with enforcement of the Credit Documents and the documents and instruments referred to therein or executed in connection therewith, including but not limited to, any work-out, re-negotiation or restructure relating to the performance by any of the Credit Parties under this Credit Agreement or any other Credit Documents, including, without limitation, in connection with any such enforcement upon receipt of a correct invoice, the reasonable fees and disbursements of counsel for the Agent and each of the Lenders (including the allocated costs of internal counsel), and the reasonable fees and expenses of a financial consultant engaged by the Agent or its counsel in connection with the foregoing.  The Borrower shall indemnify, defend and hold harmless the Agent, Wachovia Capital Markets, LLC (in its capacity as arranger), the Issuing Bank and each of the Lenders and their respective directors, officers, agents, employees and counsel from and against (x) any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred by any of them (except to the extent that it is finally judicially determined to have resulted from their own gross negligence or willful misconduct) arising out of or by reason of any litigation, investigation, claim or proceeding which arises out of or is in any way related to (i) this Credit Agreement, any Letter of Credit or any other Credit Documents or the transactions contemplated hereby or thereby, (ii) any actual or proposed use by the Borrower of the proceeds of the Loans or (iii) the Agent’s, the Issuing Bank’s or the Lenders’ entering into this Credit Agreement, the other Credit Documents or any other agreements and documents relating hereto, including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding or any advice rendered in connection with any of the foregoing and (y) any such losses, claims, damages, liabilities, deficiencies, judgments or expenses (except to the extent that any of the foregoing are finally judicially determined to have resulted from their own gross negligence or willful misconduct)incurred in connection with any remedial or other action taken by the Borrower or any of the Lenders in connection with compliance by the Borrower or any of its Restricted Subsidiaries, or any of their respective properties, with any federal, state or local environmental laws, acts, rules, regulations, orders or ordinances.  If and to the extent that the obligations of the Borrower hereunder are unenforceable for any reason, such Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.  The Borrower’s obligations under this Section 14.8 shall survive any termination of this Credit Agreement and the other Credit Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of their Obligations set forth in this Credit Agreement.  In addition, the Borrower shall, upon demand, pay to the Agent and any Lender all costs and expenses (including the reasonable fees and disbursements of counsel and other professionals) paid or incurred by the Agent, the Issuing Bank or such Lender in (A) enforcing or defending its rights under or in respect of this Credit Agreement, the other Credit Documents or any other document or instrument now or hereafter executed and delivered in connection herewith, (B) in collecting the Loans, (C) in foreclosing or otherwise collecting upon the Collateral or any part thereof and (D) obtaining any legal, accounting or other advice in connection with any of the foregoing.

14.8                        Entire Agreement, Successors and Assigns.

This Credit Agreement along with the other Credit Documents and the Fee Letter constitutes the entire agreement among the Credit Parties, the Agent and the Lenders, supersedes any prior agreements among them, and shall bind and benefit the Credit Parties and the Lenders and their respective successors and permitted assigns.

14.9                        Amendments, Etc.

Neither the amendment or waiver of any provision of this Credit Agreement or any other Credit Document, nor the consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, or if the Lenders shall not be parties thereto, by the parties thereto and consented to by the Required Lenders and (so long as no Event of Default has occurred and is continuing) the Borrower, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall unless in writing and signed by all the Lenders, do any of the following: (a) increase the Revolving Credit Commitments of the Lenders or subject the Lenders to any additional obligations, (b) except as otherwise expressly provided in this Credit Agreement, reduce the principal of, or interest on, any Loan or Note or any Letter of Credit reimbursement obligations or any fees hereunder, (c) postpone any date fixed for any payment or mandatory prepayment in respect of principal of, or interest on, any Loan or Note or any Letter of Credit reimbursement obligations or any fees hereunder, (d) change the percentage of the Revolving Credit

Commitments, or any minimum requirement necessary for the Lenders or the Required Lenders to take any action hereunder, (e) amend or waive Section 2.2(b), Section 2.7, Section 2.8, Section 13.6 or this Section 14.9, or change the definition of Required Lenders, (f) except as otherwise expressly provided in this Credit Agreement, and other than in connection with the financing, refinancing, sale or other disposition of any asset of the Credit Parties permitted under this Credit Agreement, release any Liens in favor of the Lenders on any material portion of the Collateral, (g) except as expressly permitted hereunder, release any Credit Party from its obligations hereunder or under the Guaranty and the other Credit Documents to which it is a party or (h) increase the advance rates used to calculate the Borrowing Base or modify the definition of Borrowing Base and, provided, further, that no amendment, waiver or consent affecting the rights or duties of the Agent or the Issuing Bank under any Credit Document shall in any event be effective, unless in writing and signed by the Agent or of Wachovia with respect to Swing Loans and/or the Issuing Bank or Wachovia, as applicable, in addition to the Lenders required hereinabove to take such action.  Notwithstanding any of the foregoing to the contrary, the consent of the Borrower shall not be required for any amendment, modification or waiver of the provisions of Article XIII (other than the provisions of Section 13.9).  In addition, the Borrower and the Lenders hereby authorize the Agent to modify this Credit Agreement by unilaterally amending or supplementing Schedule 1.1A from time to time in the manner requested by the Borrower, the Agent or any Lender in order to reflect any assignments or transfers of the  Loans as provided for hereunder; provided, however, that the Agent shall promptly deliver a copy of any such modification to the Borrower and each Lender.

14.10                 Nonliability of Agent and Lenders.

The relationship between the Borrower on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender.  Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower.  Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform such Borrower of any matter in connection with any phase of such Borrower’s business or operations.

14.11                 Independent Nature of Lenders’ Rights.

The amounts payable at any time hereunder to each Lender on account of such Lender’s Loans and under any Note or Notes held by it shall be a separate and independent debt.

14.12                 Counterparts.

This Credit Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

14.13                 Effectiveness.

This Credit Agreement shall become effective at such time when all of the conditions set forth in Section 5.2 have been satisfied or waived by the Lenders and it shall have been executed by the Borrower and the Agent, and the Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit

Agreement shall be binding upon and inure to the benefit of each Credit Party, the Agent and each Lender and their respective successors and assigns.

14.14                 Severability.

In case any provision in or obligation under this Credit Agreement or any Notes or the other Credit Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

14.15                 Headings Descriptive.

The headings of the several Sections and subsections of this Credit Agreement, and the Table of Contents, are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

14.16                 Maximum Rate.

Notwithstanding anything to the contrary contained elsewhere in this Credit Agreement or in any other Credit Document, the Borrower, the Agent and the Lenders hereby agree that all agreements among them under this Credit Agreement and the other Credit Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to the Agent or any Lender for the use, forbearance, or detention of the money loaned to the Borrower and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the Highest Lawful Rate.  If due to any circumstance whatsoever, fulfillment of any provisions of this Credit Agreement or any of the other Credit Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance any Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to the applicable Borrower.  All sums paid or agreed to be paid to the Agent or any Lender for the use, forbearance, or detention of the Obligations and other indebtedness of the Borrower to the Agent or any Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest on account of all such indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such indebtedness.  The terms and provisions of this Section shall control every other provision of this Credit Agreement and all agreements among the Borrower, the Agent and the Lenders.

14.17                 Right of Setoff.

In addition to and not in limitation of all rights of offset that any Lender or other holder of a  Note may have under applicable law, each Lender or other holder of a Loan or Note shall, if any Event of Default has occurred and is continuing and whether or not such Lender or such holder has made any demand or the Obligations of the Borrower are matured, have the right to appropriate and apply to the payment of the Obligations of such Borrower all deposits (general or special, time or demand, provisional or final) then or thereafter held by and other indebtedness or property then or thereafter owing by such Lender or other holder, including, without limitation, any and all amounts in the Cash Concentration Account.  Any amount received as a result of the exercise of such rights shall be reallocated among the Lenders as set forth in Section 3.8.

14.18                 Delegation of Authority.

Each Guarantor (by execution and delivery of the Guaranty Agreement or of a joinder thereto and incorporation by reference therein) hereby authorizes and appoints the Borrower and each of the Responsible Officers of the Borrower, to be its attorneys (“its Attorneys”) and in its name and on its behalf and as its act and deed or otherwise to execute and deliver all documents and carry out all such acts as are necessary or appropriate in connection with borrowing Loans and the making of other extensions of credit hereunder, the granting and perfection of security interests under the Security Documents, and complying with the terms and provisions hereof and the other Credit Documents.  This delegation of authority and appointment shall be valid for the duration of the term of this Credit Agreement; provided, however, that such delegation of authority and appointment shall terminate automatically without any further act with respect to any Responsible Officer if such Responsible Officer is no longer an employee of the Borrower.  Each Restricted Subsidiary Borrower and (by execution and delivery of the Guaranty Agreement or of a joinder thereto and incorporation by reference therein) each Guarantor hereby undertakes to ratify everything which any of its Attorneys shall do in furtherance of this delegation of authority and appointment.

14.19                 Release.   Each of the Credit Parties each hereby releases the Agent, the Lenders, and the Agent’s and the Lenders’ respective directors, officers, employees, representatives, agents, counsel and advisors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act on or prior to the date hereof under the Original Credit Agreement

IN WITNESS WHEREOF the parties hereto have caused this Credit Agreement to be executed and delivered by their proper and duly authorized officers as of the date set forth above.

BORROWER:	TRANSMONTAIGNE INC.

	By:	/s/ Frederick W. Boutin
	Name:	Frederick W. Boutin
	Title:	SVP & Treasurer

AGENT AND LENDERS:	WACHOVIA BANK,
NATIONAL ASSOCIATION,
as Agent and as a Lender

	By:	/s/ Dan Denton
	Name:	Dan Denton
	Title:	Director

Lending Office (Base Rate Loans)*

	Address:	191 Peachtree Street, N.E.
Atlanta, GA 30303
Attn: Betty Eberhardt
Telephone: 404-332-6452
Facsimile: 404-332-6977

Lending Office (Eurodollar Loans)*

	Address:	191 Peachtree Street, N.E.
Atlanta, GA 30303
Attn: Betty Eberhardt
Telephone: 404-332-6452
Facsimile: 404-332-6977

JPMORGAN CHASE BANK, N.A.
as Syndication Agent and as a Lender

By:	/s/ J. Richard Hawk
Name:	J. Richard Hawk
Title:	Vice President

Lending Office (Base Rate Loans)*

Address:	120 South LaSalle Street
Mail Code: IL1-1190
Chicago, IL 60603
Attn: Wei Shen
Telephone: 312-661-5622
Facsimile: 312-661-9604

Lending Office (Eurodollar Loans)*

Address:	120 South LaSalle Street
Mail Code: IL1-1190
Chicago, IL 60603
Attn: Wei Shen
Telephone: 312-661-5622
Facsimile: 312-661-9604

UBS AG, Stamford Branch,
as Syndication Agent and as a Lender

By:	/s/ Wilfred V. Saint	By:	/s/ Joselin Fernandes
Name:	Wilfred V. Saint	Name:	Joselin Fernandes
Title:	Director	Title:	Associate Director

Lending Office (Base Rate Loans)*

		Address:	677 Washington Boulevard
Stamford, CT 06901
Attn: Barbara Ezell-McMichael
Telephone: 203-719-0473
Facsimile: 203-719-3888

Lending Office (Eurodollar Loans)*

		Address:	677 Washington Boulevard
Stamford, CT 06901
Attn: Barbara Ezell-McMichael
Telephone: 203-719-0473
Facsimile: 203-719-3888

SOCIETE GENERALE,
as Documentation Agent and as a Lender

By:	/s/ Emmanuel Chesneau	By:	/s/ Chung-Taek Oh
Name:	Emmanuel Chesneau	Name:	Chung-Taek Oh
Title:	Director	Title:	Associate

Lending Office (Base Rate Loans)*

		Address:	560 Lexington Avenue
New York, NY 10022
Attn: Carmen Espinal
Telephone: 212-278-7048
Facsimile: 212-278-7343

Lending Office (Eurodollar Loans)*

		Address:	560 Lexington Avenue
New York, NY 10022
Attn: Carmen Espinal
Telephone: 212-278-7048
Facsimile: 212-278-7343

WELLS FARGO FOOTHILL, LLC,
as Documentation Agent and as a Lender

By:	/s/ Dennis King
Name:	Dennis King
Title:	Vice President

Lending Office (Base Rate Loans)*

Address:	2450 Colorado Ave., St. 3000 West
Santa Monica, CA 90404
Attn: Lalaine Pechayco
Telephone: 310-453-7280
Facsimile: 310-453-7422

Lending Office (Eurodollar Loans)*

Address:	2450 Colorado Ave., St. 3000 West
Santa Monica, CA 90404
Attn: Lalaine Pechayco
Telephone: 310-453-7280
Facsimile: 310-453-7422

BNP PARIBAS,
as a Lender

By:	/s/ Zali Win	By:	/s/ Keith Cox
Name:	Zali Win	Name:	Keith Cox
Title:	Managing Director	Title:	Managing Director

Lending Office (Base Rate Loans)*

		Address:	787 Seventh Ave.
New York, NY 10019
Attn: Meredith Cook
Telephone: 212-841-2098
Facsimile: 212-841-2536

Lending Office (Eurodollar Loans)*

		Address:	787 Seventh Ave.
New York, NY 10019
Attn: Meredith Cook
Telephone: 212-841-2098
Facsimile: 212-841-2536

GENERAL ELECTRIC CAPITAL CORPORATION
as a Lender

By:		/s/ Jeffrey Chiu
Name:		Jeffrey Chiu
Title:		Vice President

Lending Office (Base Rate Loans)*

Address:	350 S. Beverly Drive, Suite 200
Beverly Hills, CA 90212
	Attn:	Account Manager
(TransMontaigne)
Telephone: 310-203-0335
Facsimile: 310-785-0644

Lending Office (Eurodollar Loans)*

Address:	350 S. Beverly Drive, Suite 200
Beverly Hills, CA 90212
	Attn:	Account Manager
(TransMontaigne)
Telephone: 310-203-0335
Facsimile: 310-785-0644

SUNTRUST BANK NA,
as a Lender

By:	/s/ Mark Pickering
Name:	Mark Pickering
Title:	Vice President

Lending Office (Base Rate Loans)*

Address:	303 Peachtree Street, 3rd Floor
Atlanta, GA 30308
Attn: Monica Young
Telephone: 404-588-8629
Facsimile: 404-230-5307

Lending Office (Eurodollar Loans)*

Address:	303 Peachtree Street, 3rd Floor
Atlanta, GA 30308
Attn: Monica Young
Telephone: 404-588-8629
Facsimile: 404-230-5307

LASALLE BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Nate Palmer
Name:	Nate Palmer
Title:	AVP

Lending Office (Base Rate Loans)*

Address:	One North Brentwood, Suite 950
St. Louis, MO 63105
Attn: Kim Admire
Telephone: 314-613-1908
Facsimile: 314-621-1612

Lending Office (Eurodollar Loans)*

Address:	One North Brentwood, Suite 950
St. Louis, MO 63105
Attn: Kim Admire
Telephone: 314-613-1908
Facsimile: 314-621-1612

MERRILL LYNCH CAPITAL, a Division of Merrill Lynch Business Financial Services Inc.,
as a Lender

By:	/s/ James Betz
Name:	James Betz
Title:	VP

Lending Office (Base Rate Loans)*

Address:	222 North LaSalle
Chicago, IL 60601
Attn: Shirley Winters
Telephone: 312-750-6143
Facsimile: 312-499-3336

Lending Office (Eurodollar Loans)*

Address:	222 North LaSalle
Chicago, IL 60601
Attn: Shirley Winters
Telephone: 312-750-6143
Facsimile: 312-499-3336

NATIONAL CITY BUSINESS CREDIT, INC.,
as a Lender

By:	/s/ Jason Hanes
Name:	Jason Hanes
Title:	Senior Associate

Lending Office (Base Rate Loans)*

Address:	1965 East 6th Street
Suite 400 Locator 3049
Cleveland, OH 44114
Attn: Jason Hanes
Telephone: 216-222-9508
Facsimile: 216-222-9555

Lending Office (Eurodollar Loans)*

Address:	1965 East 6th Street
Suite 400 Locator 3049
Cleveland, OH 44114
Attn: Jason Hanes
Telephone: 216-222-9508
Facsimile: 216-222-9555

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Paul R. Frank
Name:	Paul R. Frank
Title:	S.V.P.

Lending Office (Base Rate Loans)*

Address:	2 Tower Center, 8th Floor
East Brunswick, NJ 08816
Attn: Gurdatt Jagnanan
Telephone: 732-220-4302
Facsimile: 732-220-4395

Lending Office (Eurodollar Loans)*

Address:	2 Tower Center, 8th Floor
East Brunswick, NJ 08816
Attn: Gurdatt Jagnanan
Telephone: 732-220-4302
Facsimile: 732-220-4395

ALLIED IRISH BANKS, p.l.c.,
as a Lender

By:	/s/ Martin S. Chin
Name:	Martin S. Chin
Title:	VP

Lending Office (Base Rate Loans)*

Address:	Corporation Operations,
Iona Building - Block A
152 Shelbourne Road
Ballsbridge, Dublin 4, IRELAND
Attn: Niamh Colreavy
Telephone: (011-353-1) 641-6632
Facsimile: (011-353-1) 608-9795

Lending Office (Eurodollar Loans)*

Address:	Corporation Operations,
Iona Building - Block A
152 Shelbourne Road
Ballsbridge, Dublin 4, IRELAND
Attn: Niamh Colreavy
Telephone: (011-353-1) 641-6632
Facsimile: (011-353-1) 608-9795

FLEET NATIONAL BANK,
as a Lender

By:	/s/ Michael J. Brochetti
Name:	Michael J. Brochetti
Title:	Director

Lending Office (Base Rate Loans)*

Address:	100 Federal Street
Boston, MA 02110
Attn: Francia Castillo
Telephone: 617-434-5092
Facsimile: 617-434-0201

Lending Office (Eurodollar Loans)*

Address:	100 Federal Street
Boston, MA 02110
Attn: Francia Castillo
Telephone: 617-434-5092
Facsimile: 617-434-0201

SIEMENS FINANCIAL SERVICES, INC.,
as a Lender

By:	/s/ Frank Amodio
Name:	Frank Amodio
Title:	Vice President - Credit

Lending Office (Base Rate Loans)*

Address:	170 Wood Avenue South
Iselin, NJ 08830
Attn: Robert Nadler
Telephone: 732-590-6636
Facsimile: 732-590-6648

Lending Office (Eurodollar Loans)*

Address:	170 Wood Avenue South
Iselin, NJ 08830
Attn: Robert Nadler
Telephone: 732-590-6636
Facsimile: 732-590-6648

HIBERNIA NATIONAL BANK,
as a Lender

By:	/s/ Daria Mahoney
Name:	Daria Mahoney
Title:	Vice President

Lending Office (Base Rate Loans)*

Address:	313 Carondelet
10th Floor
New Orleans, LA 70130
Attn: Gina Santos
Telephone: 504-533-5569
Facsimile: 504-533-5434

Lending Office (Eurodollar Loans)*

Address:	313 Carondelet
10th Floor
New Orleans, LA 70130
Attn: Gina Santos
Telephone: 504-533-5569
Facsimile: 504-533-5434

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Monte E. Deckerd
Name:	Monte E. Deckerd
Title:	Vice President

Lending Office (Base Rate Loans)*

Address:	555 S.W. Oak, PDQRP7LS
Portland, OR 97208
Attn: Hanny Nawawi
Telephone: 503-275-7894
Facsimile: 503-275-8181

Lending Office (Eurodollar Loans)*

Address:	555 S.W. Oak, PDQRP7LS
Portland, OR 97208
Attn: Hanny Nawawi
Telephone: 503-275-7894
Facsimile: 503-275-8181

RZB FINANCE LLC,
as a Lender

By:	/s/ John A. Valiska	By:	/s/ Christoph Hoedl
Name:	John A. Valiska	Name:	Christoph Hoedl
Title:	First Vice President	Title:	Group Vice President

Lending Office (Base Rate Loans)*

		Address:	24 Grassy Plain Street
Bethel, CT 06801
Telephone: 203-207-7738
Facsimile: 203-744-6474

Lending Office (Eurodollar Loans)*

		Address:	24 Grassy Plain Street
Bethel, CT 06801
Telephone: 203-207-7738
Facsimile: 203-744-6474

EXHIBIT A

[FORM OF] ASSIGNMENT AND ACCEPTANCE

THIS ASSIGNMENT AND ACCEPTANCE dated as of                                  , 200     is entered into between                                  (“Assignor”) and                                          (“Assignee”).

Reference is made to the Amended and Restated Senior Secured Working Capital Credit Facility, dated as of May 27, 2005 (together with all modifications, renewals, extensions, supplements and replacements from time to time, the “Credit Agreement”), among TRANSMONTAIGNE INC., a Delaware corporation, certain other borrowing entities party thereto, the financial institutions party thereto, JPMorgan Chase Bank, N.A. and UBS AG, Stamford Branch, as Syndication Agents, Société Générale, New York Branch and Wells Fargo Foothill, LLC, as the Documentation Agents, and WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent.  Terms defined in the Credit Agreement are used herein with the same meanings.

1.                                       The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Effective Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth below in the Commitments of the Assignor on the effective date of the assignment designated below (the “Effective Date”) and the Loans and other extensions of credit owing to the Assignor which are outstanding on the Effective Date, together with unpaid interest accrued on the assigned Loans and other extensions of credit to the Effective Date and the amount, if any, set forth below of the Fees accrued to the Effective Date for the account of the Assignor.  Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Section 14.5(d) of the Credit Agreement, a copy of which has been received by each such party.  From and after the Effective Date (i) the Assignee, if it is not already a Lender under the Credit Agreement, shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights (other than any rights it may have pursuant to Section 14.7 of the Credit Agreement which will survive) and be released from its obligations under the Credit Agreement (and, in the case of an assignment of all or the remaining portion of the Assignor’s rights and obligations under the Credit Agreement, the Assignor shall cease to be a party to the Credit Agreement).

2.                                       The Assignor represents and warrants to the Assignee that (i) it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim, (ii) it is legally authorized to enter into this Assignment and Acceptance and (iii) it is an Eligible Assignee.

3.                                       This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PROVISIONS THEREOF other than Section 5-1401 of the New York General Obligations Law.

4.	Terms of Assignment

(a)	Date of Assignment:

(b)	Legal Name of Assignor:

(c)	Legal Name of Assignee:

(d)	Effective Date of Assignment:

(e)	Revolving Credit Commitment Assigned	$

(f)	Proportionate Share of Total Revolving Credit Commitments Assigned		%

(g)	Revolving Credit Commitment of Assignor after Assignment	$

(h)	Proportionate Share of Total Revolving Commitments of Assignor after Assignment		%

[(i)	Swing Loan Commitment Assigned	$	]

The terms set forth above

are hereby agreed to:

, as Assignor

By:
Title:

, as Assignee

By:
Title:

CONSENTED TO:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent

By:
Title:

TRANSMONTAIGNE INC. .(1)

By:
Title:

(1)                                  Not required if an Event of Default is in existence.

EXHIBIT B

[FORM OF] AMENDED AND RESTATED GUARANTY AGREEMENT

THIS AMENDED AND RESTATED GUARANTY AGREEMENT (this “Guaranty Agreement”) is entered into as of May 27, 2005 among TRANSMONTAIGNE PRODUCT SERVICES INC., a Delaware corporation, COASTAL FUELS MARKETING, INC., a Florida corporation, COASTAL TUG AND BARGE, INC., a Florida corporation, TRANSMONTAIGNE TRANSPORT INC., a Delaware corporation and TRANSMONTAIGNE SERVICES INC., a Delaware corporation (each a “Guarantor”, and collectively, the “Guarantors”, which terms shall include any Domestic Restricted Subsidiary which becomes a Guarantor pursuant to Section 7.16 of the Credit Agreement referred to below), in favor of WACHOVIA BANK, NATIONAL ASSOCIATION, in its capacity as the Agent (in such capacity, the “Agent”) for the financial institutions from time to time party to the Credit Agreement described below (the “Lenders”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.

RECITALS

WHEREAS, pursuant to that certain Amended and Restated Senior Secured Working Capital Credit Facility dated as of May 27, 2005 (together with all modifications, renewals, extensions, supplements and replacements from time to time, the “Credit Agreement”) among TransMontaigne Inc., the Lenders, JPMorgan Chase Bank, N.A. and UBS AG, Stamford Branch, as Syndication Agents, Société Générale, New York Branch and Wells Fargo Foothill, LLC, as the Documentation Agents, and the Agent, the Lenders have agreed to make Loans and to issue or participate in Letters of Credit upon the terms and subject to the conditions set forth therein; and

WHEREAS, it is a condition precedent to the effectiveness of the Credit Agreement and the obligations of the Lenders to make their respective Loans and to issue or participate in Letters of Credit under the Credit Agreement that the Guarantors shall have executed and delivered this Guaranty Agreement to the Agent for the ratable benefit of the Lenders;

WHEREAS, pursuant to the Original Credit Agreement, the Guarantors (other than TransMontaigne Services Inc.) executed and delivered the Guaranty Agreement referred to therein (the “Original Guaranty Agreement”), and this Guaranty Agreement is an amendment and restatement of the Original Guaranty Agreement and the parties intend that the Original Guaranty Agreement be superceded and replaced by this Guaranty Agreement; and

WHEREAS, the Borrower and the Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       The Guaranty.  Each Guarantor hereby guarantees to each Lender and to each affiliate of a Lender that enters into an Lender Hedging Agreement with or provides Cash Management Products to a Borrower the prompt payment of all Obligations of the Borrower, whenever arising (hereinafter, collectively, the “Guaranteed Obligations”), in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.  Each Guarantor hereby further agrees that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as mandatory cash collateralization or otherwise), such Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.  This guaranty is a guaranty of payment and not of collection.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents or any Lender Hedging Agreements or agreement pertaining to Cash Management Products, to the extent the obligations of any Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, any bankruptcy, insolvency or similar law), after taking into account, among other things, such Guarantor’s right of contribution and indemnification from each other Credit Party under applicable law or the Contribution Agreement.

2.                                       Joint and Several Liability.

(a) Each of the Guarantors is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by the Lenders under the Credit Agreement, for the mutual benefit, directly and indirectly, of the Borrower and Guarantors and in consideration of the undertakings of each of the Guarantors to accept joint and several liability for the obligations of the Borrower.

(b) Each of the Guarantors jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-obligor, joint and several liability with the other Guarantors with respect to the payment and performance of all of the Guaranteed Obligations, it being the intention of the parties hereto that all the Guaranteed Obligations shall be the joint and several obligations of each of the Guarantors without preferences or distinction among them.

(c) If and to the extent that the Borrower or Guarantors shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Guarantors will make such payment with respect to, or perform, such Obligation.

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3.                                       Obligations Unconditional.  The obligations of each of the Guarantors under Section 1 hereof are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or any Lender Hedging Agreement or agreement pertaining to Cash Management Products, or any other agreement or instrument referred to therein, or any substitution, release or exchange of any other guaranty of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 3 that the obligations of each Guarantor hereunder shall be absolute and unconditional under any and all circumstances.  Each Guarantor agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against any Borrower or any other Guarantor of the Obligations for amounts paid under this Guaranty Agreement until all of the Credit and Collateral Termination Events have occurred.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

(i)                                     at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)                                  any of the acts mentioned in any of the provisions of any of the Credit Agreement, the Credit Documents, any Lender Hedging Agreement or agreement pertaining to Cash Management Products or any other agreement or instrument referred to in the Credit Agreement, the Credit Documents or any Lender Hedging Agreement or agreement pertaining to Cash Management Products shall be done or omitted;

(iii)                               the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Agreement, the Credit Documents, any Lender Hedging Agreement  or agreement pertaining to Cash Management Products or any other agreement or instrument referred to in the Credit Agreement, the Credit Documents or any Lender Hedging Agreement  or agreement pertaining to Cash Management Products shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv)                              any Lien granted to, or in favor of, the Agent or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to attach or be perfected; or

(v)                                 any of the Guaranteed Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

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With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, to the extent permitted by law, and any requirement that the Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Agreement, the Credit Documents, any Lender Hedging Agreement or agreement pertaining to Cash Management Products or any other agreement or instrument referred to in the Credit Agreement, the Credit Documents or any Lender Hedging Agreement or agreement pertaining to Cash Management Products, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

4.                                       Reinstatement.  The obligations of each Guarantor under this Guaranty Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel, subject to Section 14.7 of the Credit Agreement) incurred by the Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

5.                                       Certain Additional Waivers.  Each Guarantor further agrees that it shall have no right of recourse to security for the Guaranteed Obligations, except through the exercise of the rights of subrogation pursuant to Section 3 hereof or pursuant to the Contribution Agreement.

6.                                       Remedies.  Each Guarantor agrees that, to the fullest extent permitted by law, as between such Guarantor, on the one hand, and the Agent and the Lenders, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 11.2 of the Credit Agreement (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 11.2) for purposes of Section 1 hereof notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Guaranteed Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of said Section 1.

7.                                       Limitation on Guaranteed Obligations.  Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents or Lender Hedging Agreements or agreement pertaining to Cash Management Products, the obligations of each Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under applicable law (whether federal or state and including, without limitation, Section 548 of the Bankruptcy Code), after taking into account, among other things, such Guarantor’s right of contribution and indemnification from each other Credit Party under applicable law or the Contribution Agreement

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8.                                       Representations, etc.

(a)                                  The guaranty in this Guaranty Agreement is a continuing guaranty, and shall apply to all Guaranteed Obligations whenever arising;

(b)                                 Each Guarantor hereby represents and warrants that it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and in each other jurisdiction in which the failure to be so qualified could be reasonably be expected to have a Material Adverse Effect;

(c)                                  Each Guarantor further represents and warrants that it has the power and authority to enter into this Guaranty Agreement and to perform its obligations and to consummate the transactions contemplated hereby and has by proper action duly authorized the execution and delivery of this Guaranty Agreement; and

(d)                                 Each Guarantor further represents and warrants that this Guaranty Agreement constitutes the legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms.

(e)                                  Each Guarantor incorporates herein by reference as fully as if set forth herein all of the representations and warranties pertaining to it as a Guarantor or Subsidiary contained in the Credit Agreement, including, without limitation, Article VI of the Credit Agreement (which representations and warranties shall be deemed to have been renewed by the Guarantors upon each extension of credit under the Credit Agreement).

9.                                       Incorporated Covenants and Waivers.  Each Guarantor incorporates herein by reference as fully as if set forth herein all of the covenants, waivers and other provisions pertaining to it as a Guarantor or Subsidiary contained in the Credit Agreement, including, without limitation, Articles VII, VIII, IX and X of the Credit Agreement .

10.                                 Amendments; Waivers; Modifications.  This Guaranty Agreement and the provisions hereof may not be amended, waived, modified, changed, discharged or terminated except as set forth in Section 14.9 of the Credit Agreement.

11.                                 Counterparts.  This Guaranty Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  It shall not be necessary in making proof of this Guaranty Agreement to produce or account for more than one such counterpart.

12.                                 Headings.  The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning, construction or interpretation of any provision of this Guaranty Agreement.

13.                                 Governing Law; Submission to Jurisdiction and Service of Process; Arbitration; Waiver of Jury Trial.  THIS GUARANTY AGREEMENT AND THE RIGHTS AND OBLIGATIONS

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OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PROVISIONS THEREOF, OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.  The terms of Sections 14.2, 14.3 and 14.4 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

14.                                 Entirety.  This Guaranty Agreement, the Credit Agreement and the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Agreement, the other Credit Documents or the transactions contemplated herein and therein.

15.                                 Taxes, etc.  All payments required to be made by the Guarantors hereunder shall be made without setoff or counterclaim and free and clear of and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any government or any political or taxing authority as required pursuant to Section 2.6 of the Credit Agreement.

16.                                 Additional Guarantors.  Section 7.16 of the Credit Agreement provides that certain Domestic Restricted Subsidiaries must become Guarantors by, among other things, executing and delivering to the Agent a counterpart of this Guaranty Agreement.  Any Domestic Restricted Subsidiary which executes and delivers to the Agent a counterpart of this Guaranty Agreement shall be a Guarantor for all purposes hereunder.

Each of the parties hereto has caused a counterpart of this Guaranty Agreement to be duly executed and delivered as of the date first above written.

GUARANTOR:	TRANSMONTAIGNE PRODUCT SERVICES INC.

By:
Name:
Title:

COASTAL FUELS MARKETING, INC.

By:
Name:
Title:

6

COASTAL TUG AND BARGE, INC.

By:
Name:
Title:

TRANSMONTAIGNE TRANSPORT INC.

By:
Name:
Title:

TRANSMONTAIGNE SERVICES INC.

By:
Name:
Title:

7

Accepted and agreed to as of the date first above written.

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:

EXHIBIT C

[FORM] LANDLORD CONSENT TO LEASEHOLD MORTGAGE

This Landlord Consent (the “Consent”) is granted this              day of                        200  , by                                                                                                                      (“Landlord”) and                                                                                                                        (“Tenant”) in favor of Wachovia Bank, National Association, having an office at 191 Peachtree Street, N.E., GA 8056, Atlanta, GA 30303, Attention:  Dan Denton, acting as agent (in such capacity, the “Agent”), for the benefit of the Lenders (as hereinafter defined) which are or may hereafter become parties to the Credit Agreement (as hereinafter defined).

RECITALS

(a)                                  Landlord entered into (i) that certain                                                    (the “Lease”) for the premises more particularly described in the                                                    (the “Premises”).

(b)                                 Tenant, certain affiliates of Tenant, the Agent and a group of lenders for which it is acting as agent (the “Lenders”) entered into that certain Amended and Restated Senior Secured Working Capital Credit Facility, dated as of May 27, 2005 (as from time to time amended, modified, restated and in effect, the “Credit Agreement”), pursuant to which the Lenders have extended, and in the future will extend, credit to Tenant and/or its affiliates (the “Credit Obligations”).

(c)                                  Tenant and certain affiliates of Tenant have entered into that certain Security Agreement dated as of September 13, 2004 (the “Security Agreement”).

(d)                                 As a condition to entering into the Credit Agreement, the Lenders require liens pursuant to the terms of the Security Agreement in favor of the Agent on certain of Tenant’s assets located on the Premises and consent by Landlord to Tenant’s granting of a leasehold mortgage or deed of trust on Tenant’s interest under the Leases.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Consent to Personal Property Lien.  Landlord consents to the grant by Tenant to the Agent of a lien on and security interest in all assets and personal property of Tenant located on the Premises, including, but not limited to, all inventory, goods, machinery, equipment, oil, liquid hydrocarbons, crude oil, refined petroleum, natural gas liquids, other oil products and other tangible personal property and all accounts receivable, contracts, licenses, intellectual property and other intangible property owned by Tenant (the “Personal Property”) as collateral security for the repayment of the Credit Obligations and all other indebtedness, liabilities and obligations, whether now existing or hereafter arising, of Tenant to the Lenders (the lien on and security interest in Tenant’s Personal Property in favor of the Agent is hereinafter referred to as the “Security Interest”).  Landlord subordinates any security interest, lien, claim or other similar right, including, without limitation, rights of levy or distraint for rent, in or on the Personal Property, whether arising by agreement or by law and whether currently existing or arising in the future to the Security Interest.  The Agent may, in connection with any foreclosure or other similar action relating to the Personal Property, enter upon the Premises (or permit its representatives to do so on its behalf) in order to implement such foreclosure or other action without liability to Landlord; provided, however, that (a) rent is paid to Landlord during occupancy by or on behalf of the Agent for any purpose and (b) the Agent pays for any damages caused by the Agent or its representatives in removing the Personal Property from the Premises.

Consent to Leasehold Mortgage.  Landlord consents to the grant by Tenant to the Agent of a lien on Tenant’s leasehold interest in the Leases pursuant to a Deed of Trust, Security Agreement and Assignment of Leases and Rents (the “Mortgage” ) and the recordation of the Mortgage in each county where the premises described in the Leases are located (the “Land Records”).  Landlord also agrees to execute and permit Tenant to record in the Land Records a Memorandum of Lease with respect to the Leases.  Any transfer of the Leases or the Agent’s interest in all or any part of the Premises described under the Leases to the Agent or a nominee thereof through exercise of the power of sale or similar remedy under the Mortgage shall be deemed to be consented to by Landlord.  If the Lender, or a nominee thereof, becomes Tenant under the Leases, Landlord shall reasonably consent to any further assignment of the Leases by the Lender or such nominee.

Notice and Cure Under the Leases.  In the event Landlord gives to Tenant any notice of (i) default, (ii) matter on which a default may be predicated or claimed, (iii) a termination of the Leases or (iv) a condition that if continued may lead to a termination of the Leases, Landlord will simultaneously give a duplicate copy thereof to the Agent and no such notice to Tenant shall be effective unless a copy of such notice is sent to the Agent.  The Agent shall have the right (but not the obligation) for the same period after the sending of notice to it to remedy the default as is given to Tenant after notice to it.  Landlord agrees to accept performance on the part of the Agent as though performed by Tenant within the period allowed to Tenant by the terms of the Leases.  In the event that the Agent is unable to cure any default other than a monetary default pursuant to the preceding portion of this paragraph, Landlord agrees that it will not terminate the Leases without first giving to the Agent a reasonable time (to be agreed upon by Landlord and the Agent) within which to cure any default other than a monetary default that is reasonably susceptible of cure by the Agent with reasonable diligence, and if necessary to do so, to obtain possession of the Premises, including possession by a receiver, or to institute and complete foreclosure proceedings or otherwise acquire Tenant’s interest under the Leases with diligence and without unreasonable delay, provided that if the Agent has agreed to a time during which it will attempt to cure such non-monetary default, the Agent shall also cure any monetary defaults up through the time agreed on for the Agent to make such cure.

Lease Covenants.  Landlord agrees that the Leases shall not be modified or surrendered to Landlord or cancelled by Tenant, nor shall Landlord accept a surrender of the

2

Consolidated Lease or the Intercoastal Lease without the prior written consent of the Agent, nor shall any merger result from the acquisition by, or devolution upon, any one entity of both the fee in the Premises and the leasehold estate.  If the Leases shall terminate prior to the scheduled expiration dates, Landlord shall at the Agent’s sole election enter into a new lease for the Premises covered by the Leases with the Agent for the remainder of the then term thereof, effective as of the date of such termination at the same rent and upon the same terms, covenants and conditions contained therein on the condition that the Agent shall make a written request for such new lease within thirty (30) days after the date of its actual receipt of a notice of such termination or, if proceedings are commenced by or on behalf of Tenant within such thirty (30) day period that stay or extend the effective date of such termination, within ten (10) days of the date on which such termination is finally determined to be effective by a court of competent jurisdiction and on the commencement date of the term of the new lease, the Agent shall cure all defaults of Tenant under the Leases that are susceptible of being cured by the Agent and that remain uncured on such date and shall pay or cause to be paid all unpaid sums which at such time would have been payable under the Leases but for such termination (provided, that, the Agent shall only cure those defaults of which it is given notice and an opportunity to cure as provided in paragraph 3 above).

Estoppel.  Landlord hereby represents that the Leases are in full force and effect as of the date hereof and there have been no defaults by Landlord or, to the best knowledge of Landlord, by Tenant thereunder.  The Leases have not been modified and Landlord does not have any agreements other than the Leases with Tenant pertaining to the Leases or the Premises.  Landlord is the current landlord under the Leases and is authorized to execute this Consent.  All rents payable under the Leases have been paid through the date hereof.

Notices.  Any notices required or desired to be given hereunder shall be directed to the party to be notified at the address set forth above or at such other address as the addressee shall have specified from time to time by actual notice to the addressor.  All such notices shall be sent by United States certified mail return receipt requested or by reputable overnight courier.

Term of Agreement.  This Consent shall continue in effect until the earlier of (a) the date all Credit Obligations are indefeasibly paid in full or (b) as to the Leases, the date Tenant is no longer in occupancy or otherwise a tenant of the Premises (subject to the provisions of Paragraph 4 that give the Agent the right to request a new lease and occupy the Premises).

General.  This Consent may not be modified, amended or terminated except in writing signed by the parties hereto.  Landlord will notify all successor owners, transferees, purchasers and mortgagees of the existence of this Consent.  This Consent shall inure to the benefit of and be binding upon the successors, assigns and personal representatives of the parties, including any successors and assigns of the Agent.  Landlord will execute and deliver, without additional consideration, any further instruments of transfer which are reasonably requested by the Agent to carry out the intent and purposes of this Consent.

This Consent may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.

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[SIGNATURES APPEAR ON FOLLOWING PAGE]

4

IN WITNESS WHEREOF, this Consent has been by a duly authorized officer or other representative of the parties hereto under seal as of the date first above written.

LANDLORD:

By:
Name:
Title:

TENANT:

By:
Name:
Title:

AGENT:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

5

STATE OF	)
)
COUNTY OF	)

This instrument was acknowledged before me on the              day of                         , 2004 by                                                 , the                                                          of                                                                                     , a                               , on behalf of such                                       .

SEAL	Notary Public
My commission expires:

STATE OF	)
)
COUNTY OF	)

This instrument was acknowledged before me on the              day of                   , 2004 by                                         ,                                            of                                                     , a                                         , on behalf of such corporation.

SEAL	Notary Public
My commission expires:

STATE OF	)
)
COUNTY OF	)

This instrument was acknowledged before me on the              day of                   , 2004 by                                                         ,                                                            of Wachovia Bank, National Association, on behalf of such                                           .

SEAL	Notary Public
My commission expires:

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EXHIBIT A

Description of Leases

EXHIBIT D

[FORM OF] AMENDED AND RESTATED PLEDGE AGREEMENT

THIS AMENDED AND RESTATED PLEDGE AGREEMENT (this “Pledge Agreement”) is entered into as of May 27, 2005 by and among TRANSMONTAIGNE INC., a Delaware corporation ( the “Borrower”), COASTAL FUELS MARKETING, INC., a Florida corporation, TRANSMONTAIGNE PRODUCT SERVICES INC., a Delaware corporation and TRANSMONTAIGNE SERVICES INC., a Delaware Corporation (each a “Guarantor” and collectively, the “Guarantors”; the Guarantors, together with the Borrower, individually a “Pledgor” and collectively the “Pledgors”, which terms shall include any Domestic Restricted Subsidiary that becomes a Pledgor pursuant to Section 7.16 of the Credit Agreement referred to below) and WACHOVIA BANK, NATIONAL ASSOCIATION, in its capacity as Agent under the Credit Agreement referred to below (in such capacity, the “Agent”) for the several banks and other financial institutions as may from time to time become parties to such Credit Agreement (individually a “Lender” and collectively the “Lenders”).

RECITALS

WHEREAS, pursuant to that certain Amended and Restated Senior Secured Working Capital Credit Facility dated as of the date hereof (together with all modifications, renewals, extensions, supplements and replacements from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A. and UBS AG, Stamford Branch, as Syndication Agents, Société Générale, New York Branch and Wells Fargo Foothill, LLC, as the Documentation Agents, and the Agent, the Lenders have agreed to make Loans and issue Letters of Credit upon the terms and subject to the conditions set forth therein; and

WHEREAS, it is a condition precedent to the effectiveness of the Credit Agreement and the obligations of the Lenders to make their respective Loans and to issue Letters of Credit under the Credit Agreement that the Pledgors shall have executed and delivered this Pledge Agreement to the Agent for the ratable benefit of the Lenders; and

WHEREAS, pursuant to the Original Credit Agreement, the Pledgors (other than TransMontaigne Services Inc.) executed and delivered the Pledge Agreement referred to therein (the “Original Pledge Agreement”), and this Pledge Agreement is an amendment and restatement of the Original Pledge Agreement and the parties intend that the Original Pledge Agreement be superceded and replaced by this Pledge Agreement, but that the security interests granted pursuant to the Original Pledge Agreement continue in force pursuant hereto without interruption and that this Pledge Agreement not be a novation of the Original Pledge Agreement.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                       Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.  For purposes of this Pledge Agreement, the term “Lender” shall include any Lender, or any Affiliate of any Lender, which has entered into a Lender Hedging Agreement or agreement pertaining to Cash Management Products with any Pledgor (to the extent the obligations of such Pledgor thereunder constitute Pledgor Obligations (as defined in Section 3 hereof)).  The term “UCC” means the Uniform Commercial Code as in effect in the State of New York.  The terms “Adverse Claim”, “Control”, “Entitlement Order”, “Financial Asset”, “Securities Account”, “Securities Entitlement”, “Securities Intermediary” and “Security” have the meanings given them in Article 8 of the UCC.

2.                                       Pledge and Grant of Security Interest.  To secure the prompt payment and performance in full when due, whether by lapse of time or otherwise, of the Pledgor Obligations (as defined in Section 3 hereof), each Pledgor hereby pledges and assigns to the Agent, for the benefit of the Agent and the Lenders, and grants to the Agent, for the benefit of the Agent and the Lenders, a continuing security interest in any and all right, title and interest of such Pledgor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (collectively, the “Pledged Collateral”):

(a)                                  Pledged Capital Stock. (i) 100% (or, if less than 100% is owned by such Pledgor, the full amount owned by such Pledgor) of the issued and outstanding Capital Stock of each Domestic Restricted Subsidiary set forth on Schedule 2(a) attached hereto, which Schedule 2(a) does not include 120,000 common units in Partners held by TransMontaigne Services Inc. for its long-term incentive plan, which will not constitute Pledged Collateral, and (ii) 65% (or, if less than 65% is owned by such Pledgor, the full amount owned by such Pledgor) of each class of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) (“Voting Equity”) and 100% (or, if less than 100% is owned by such Pledgor, the full amount owned by such Pledgor) of each class of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) (“Non-Voting Equity”) of each directly owned Foreign Subsidiary set forth on Schedule 2(a) attached hereto (collectively, together with the Capital Stock described in Section 2(b) below, the “Pledged Capital Stock”), including, but not limited to, the following:

(y)                                 subject to the percentage restrictions described above and in Section 2(b) below, all shares, securities, membership interests or other equity interests representing a dividend on any of the Pledged Capital Stock, or representing a distribution or return of capital upon or in respect of the Pledged Capital Stock, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Capital Stock; and

(z)                                   subject to the percentage restrictions described above and in Section 2(b) below, and without affecting the obligations of the Pledgors under any provision prohibiting such action hereunder or under the Credit Agreement, in the event of any consolidation or merger involving the issuer of any Pledged

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Capital Stock and in which such issuer is not the surviving entity, all shares of each class of the Capital Stock of the successor entity formed by or resulting from such consolidation or merger.

(b)                                 Additional Interests. (i) 100% (or, if less than 100% is owned by such Pledgor, the full amount owned by such Pledgor) of each class of the issued and outstanding Capital Stock of any other Domestic Restricted Subsidiary, including any Person which hereafter becomes a Domestic Restricted Subsidiary and (ii) 65% (or, if less than 65% is owned by such Pledgor, the full amount owned by such Pledgor) of the Voting Equity and 100% (or, if less than 100% is owned by such Pledgor, the full amount owned by such Pledgor) of the Non-Voting Equity of any other directly owned Foreign Subsidiary, including any Person which hereafter becomes a directly owned Foreign Subsidiary, including, without limitation, the certificates representing such Capital Stock.

(c)                                  Proceeds.  All proceeds and products of the foregoing, however and whenever acquired and in whatever form.

Without limiting the generality of the foregoing, it is hereby specifically understood and agreed that a Pledgor may from time to time hereafter pledge and deliver additional shares of stock or other interests to the Agent as collateral security for the Pledgor Obligations.  Upon such pledge and delivery to the Agent, such additional shares of stock or other interests shall be deemed to be part of the Pledged Collateral of such Pledgor and shall be subject to the terms of this Pledge Agreement whether or not Schedule 2(a) is amended to refer to such additional shares.

3.                                       Security for Pledgor Obligations.  The security interest created hereby in the Pledged Collateral of each Pledgor constitutes continuing collateral security for all of the following, whether now existing or hereafter incurred (the “Pledgor Obligations”):  (a) all of the Obligations, howsoever evidenced, created, incurred or acquired, whether primary, secondary, direct, contingent, or joint and several and (b) all expenses and charges, legal and otherwise, reasonably incurred by the Agent and/or the Lenders in collecting or enforcing any Obligations or Pledgor Obligations or in realizing on or protecting any security therefor, including without limitation the security granted hereunder.

4.                                       Delivery of the Pledged Collateral; Perfection of Security Interest.  Each Pledgor hereby agrees that:

(a)                                  Delivery of Certificate.  Each Pledgor shall deliver to the Agent (i) simultaneously with or prior to the execution and delivery of this Pledge Agreement, all certificates, if any, representing the Pledged Capital Stock of such Pledgor and (ii) promptly upon the receipt thereof by or on behalf of a Pledgor, any other certificates and instruments constituting Pledged Collateral of a Pledgor.  Prior to delivery to the Agent, all such certificates and instruments, if any, constituting Pledged Collateral of a Pledgor shall be held in trust by such Pledgor for the benefit of the Agent pursuant hereto.  All such certificates shall be delivered in suitable form for transfer by delivery or shall be

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accompanied by duly executed instruments of transfer or assignment in blank, substantially in the form provided in
Exhibit 4(a) attached hereto, or such other form as may be reasonably acceptable to the Agent.

(b)                                 Additional Securities.  If such Pledgor shall receive by virtue of its being or having been the owner of any Pledged Collateral, any (i) certificate, including without limitation, any certificate representing a dividend or distribution in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares or membership or equity interests, stock splits, spin-off or split-off, promissory notes or other instrument; (ii) option or right, whether as an addition to, substitution for, or an exchange for, any Pledged Collateral or otherwise; (iii) dividends payable in securities; or (iv) distributions of securities or other equity interests in connection with a partial or total liquidation, dissolution or reduction of capital, capital surplus or paid-in surplus, then such Pledgor shall receive such certificate, instrument, option, right or distribution in trust for the benefit of the Agent, shall segregate it from such Pledgor’s other property and shall deliver it forthwith to the Agent in the exact form received together with any necessary endorsement and/or appropriate stock power duly executed in blank, substantially in the form provided in Exhibit 4(a), or such other form as may be reasonably acceptable to the Agent, to be held by the Agent as Pledged Collateral and as further collateral security for the Pledgor Obligations.

(c)                                  Financing Statements.  Each Pledgor authorizes the Agent to prepare and file such UCC or other applicable financing statements as may be reasonably deemed necessary or desirable by the Agent in order to perfect and protect the security interest created hereby in the Pledged Collateral of such Pledgor.

(d)                                 Provisions Relating to Securities Entitlements and Securities Accounts.  With respect to any Pledged Collateral consisting of a Securities Entitlement or held in a Securities Account, (a) the applicable Pledgor and the applicable Securities Intermediary shall enter into an agreement with the Agent granting Control to the Agent over such Pledged Collateral, such agreement to be in form and substance reasonably satisfactory to the Agent and (b) the Agent shall be entitled, upon the occurrence and during the continuance of a Default or an Event of Default, to notify the applicable Securities Intermediary that it should follow the Entitlement Orders of the Agent and no longer follow the Entitlement Orders of the applicable Pledgor.  Upon receipt by a Pledgor of notice from a Securities Intermediary of its intent to terminate the Securities Account of such Pledgor held by such Securities Intermediary, unless all of  the Pledged Collateral held therein is reduced to cash and paid to the applicable Pledgors, prior to the termination of such Securities Account the Pledged Collateral in such Securities Account shall be (i) transferred to a new Securities Account which is subject to a control agreement as provided above or (ii) transferred to an account held by the Agent (in which it will be held until a new Securities Account is established).

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5.                                       Representations and Warranties.  Each Pledgor hereby represents and warrants to the Agent, for the benefit of the Agent and the Lenders, that until all of the Credit and Collateral Termination Events have occurred:

(a)                                  Authorization of Pledged Capital Stock.  The Pledged Capital Stock is duly authorized and validly issued, and with respect to the Capital Stock of a corporation, fully paid and nonassessable, and is not subject to the preemptive rights of any Person.  All other shares of Capital Stock constituting Pledged Collateral will be duly authorized and validly issued, fully paid and nonassessable and not subject to the preemptive rights of any Person.

(b)                                 Title.  Each Pledgor has good and indefeasible title to the Pledged Collateral of such Pledgor and will at all times be the legal and beneficial owner of such Pledged Collateral free and clear of any Lien, other than Permitted Liens.  There exists no Adverse Claim with respect to the Pledged Capital Stock of such Pledgor.

(c)                                  Exercising of Rights.  The exercise by the Agent of its rights and remedies hereunder will not violate any law or governmental regulation or any material contractual restriction binding on or affecting a Pledgor or any of its property, provided that the Agent obtains all necessary Governmental Approvals pursuant to Section 10(e) hereof.

(d)                                 Pledgor’s Authority.  No authorization, approval or action by, and no notice or filing with any Governmental Authority, the issuer of any Pledged Capital Stock or third party is required either (i) for the pledge made by a Pledgor or for the granting of the security interest by a Pledgor pursuant to this Pledge Agreement or (ii) for the exercise by the Agent or the Lenders of their rights and remedies hereunder (in each case, except as may be required by laws affecting the offering and sale of securities or as has previously been obtained or made, as applicable).

(e)                                  Security Interest/Priority. This Pledge Agreement creates a valid security interest in favor of the Agent for the benefit of the Agent and the Lenders, in the Pledged Collateral.  The taking possession by the Agent of the certificates (if any) representing the Pledged Capital Stock and all other certificates and instruments constituting Pledged Collateral will perfect and establish the first priority (subject to Permitted Liens) of the Agent’s security interest in all certificated Pledged Capital Stock and such certificates and instruments.  Each Pledgor is a “registered organization”, as that term is defined in Article 9 of the UCC, and its name on its signature line hereto is its exact legal name as registered in the state of its organization. Upon the filing of UCC financing statements in the appropriate filing office in the location of each Pledgor’s State of organization, the Agent shall have a perfected first priority (subject to Permitted Liens) security interest in all uncertificated Pledged Capital Stock consisting of partnership or limited liability company interests that do not constitute a Security pursuant to Section 8-103(c) of the UCC.  With respect to any Pledged Collateral consisting of a Securities Entitlement or held in a Securities Account, upon execution and delivery by the applicable Pledgor, the applicable Securities Intermediary and the Agent of an agreement granting Control to the

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Agent over such Pledged Collateral, the Agent shall have a perfected first priority (subject to Permitted Liens) security interest in such Pledged Collateral.  Except as set forth in this Section, no action is necessary to perfect or otherwise protect such security interest.

(f)                                    No Other Capital Stock. Except as set forth on Schedule 2(a) attached hereto, as revised or updated from time to time after the date hereof by the Pledgors, no Pledgor owns any Capital Stock of any Borrower or any of its Subsidiaries. Schedule 2(a), hereto, as revised or updated from time to time after the date hereof by the Pledgors, as it pertains to each Pledgor, includes all Foreign Subsidiaries directly owned by such Pledgor, and does not include any Person not directly owned by such Pledgor.  The Pledgors shall send to the Agent such revised or updated Schedule 2(a)’s from time to time as is necessary to reflect the current ownership of the Capital Stock of the Pledgors in Domestic Restricted Subsidiaries and in directly owned Foreign Subsidiaries.

(g)                                 Partnership and Limited Liability Company Interests. Except as previously disclosed in writing to the Agent, none of the Pledged Capital Stock consisting of partnership or limited liability company interests (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a security governed by Article 8 of the UCC, (iii) is an investment company security, (iv) is held in a securities account or (v) constitutes a Security or a Financial Asset”.

6.                                       Covenants.  Each Pledgor hereby covenants that until all of the Credit and Collateral Termination Events have occurred, such Pledgor shall:

(a)                                  Defense of Title.  Use commercially reasonable efforts to warrant and defend title to and ownership of the Pledged Collateral of such Pledgor at its own expense against the claims and demands of all other parties claiming an interest therein, keep the Pledged Collateral free from all Liens, except for Permitted Liens, and not sell, exchange, transfer, assign, lease or otherwise dispose of Pledged Collateral of such Pledgor or any interest therein, except as permitted under the Credit Agreement and the other Credit Documents.

(b)                                 Further Assurances.  Promptly execute and deliver at its expense all further instruments and documents and take all further action that may be necessary and desirable or that the Agent may reasonably request in order to (i) perfect and protect the security interest created hereby in the Pledged Collateral of such Pledgor (including, without limitation, the authentication and filing of UCC financing statements and any and all action reasonably necessary to satisfy the Agent that the Agent has obtained a first priority perfected security interest in all Pledged Capital Stock); (ii) enable the Agent to exercise and enforce its rights and remedies hereunder in respect of the Pledged Collateral of such Pledgor; and (iii) otherwise effect the purposes of this Pledge Agreement, including, without limitation and if requested by the Agent, delivering to the Agent irrevocable proxies in respect of the Pledged Collateral of such Pledgor.

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(c)                                  Amendments.  Not make or consent to any amendment or other modification or waiver with respect to any of the Pledged Collateral of such Pledgor or enter into any agreement or allow to exist any restriction with respect to any of the Pledged Collateral of such Pledgor other than pursuant hereto or as may be permitted under the Credit Agreement.

(d)                                 Compliance with Securities Laws.  File all reports and other information now or hereafter required to be filed by such Pledgor with the United States Securities and Exchange Commission and any other state, federal or foreign agency in connection with the ownership of the Pledged Collateral of such Pledgor.

(e)                                  Issuance or Acquisition of Capital Stock. Not without executing and delivering, or causing to be executed and delivered, to the Agent such agreements, documents and instruments as the Agent may reasonably require, issue or acquire any Capital Stock consisting of an interest in a partnership or a limited liability company that (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a security governed by Article 8 of the UCC, (iii) is an investment company security, (iv) is held in a Securities Account or (v) constitutes a Security or a Financial Asset.

7.                                       Performance of Obligations; Advances by Agent.  Upon the occurrence and during the continuance of an Event of Default, on failure of any Pledgor to perform any of the covenants and agreements contained herein, the Agent may, at its sole option and in its sole discretion, perform or cause to be performed the same and in so doing may expend such sums as the Agent may reasonably deem advisable in the performance thereof, including, without limitation, the payment of any insurance premiums, the payment of any taxes, a payment to obtain a release of a Lien or potential Lien, expenditures made in defending against any adverse claim and all other expenditures which the Agent may make for the protection of the security hereof or which may be compelled to make by operation of law.  All such sums and amounts so expended shall be repayable by the Pledgors on a joint and several basis promptly upon timely notice thereof and demand therefor, shall constitute additional Pledgor Obligations and shall bear interest from the date said amounts are expended at the Default Rate.  No such performance of any covenant or agreement by the Agent on behalf of any Pledgor, and no such advance or expenditure therefor, shall relieve the Pledgors of any default under the terms of this Pledge Agreement, the other Credit Documents or any Hedging Agreement or agreement relating to Cash Management Products between any Credit Party and any Lender or affiliate of any Lender.  The Agent may make any payment hereby authorized in accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax lien, title or claim except to the extent such payment is being contested in good faith by a Pledgor in appropriate proceedings and against which adequate reserves are being maintained in accordance with GAAP.

8.                                       Events of Default.  The occurrence of an event which under the Credit Agreement would constitute an Event of Default shall be an event of default hereunder (an “Event of Default”).

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9.                                       Remedies.

(a)                                  General Remedies.  Upon the occurrence of an Event of Default and during the continuation thereof, the Agent and the Lenders shall have, in respect of the Pledged Collateral of any Pledgor, in addition to the rights and remedies provided herein, in the Credit Documents, in any Hedging Agreement between any Credit Party and any Lender or by law, the rights and remedies of a secured party under the UCC or any other applicable law.

(b)                                 Sale of Pledged Collateral.  Upon the occurrence of an Event of Default and during the continuation thereof, without limiting the generality of this Section and without notice, the Agent may, in its reasonable discretion, sell or otherwise dispose of or realize upon the Pledged Collateral, or any part thereof, in one or more parcels, at public or private sale, at any exchange or broker’s board or elsewhere, at such price or prices and on such other terms as the Agent may deem commercially reasonable, for cash, credit or for future delivery or otherwise in accordance with applicable law.  To the extent permitted by law, any Lender may in such event, bid for the purchase of such securities.  Each Pledgor agrees that, to the extent notice of sale shall be required by law and has not been waived by such Pledgor, any requirement of reasonable notice shall be met if notice, specifying the place of any public sale or the time after which any private sale is to be made, is personally served on or mailed, postage prepaid, to such Pledgor, in accordance with the notice provisions of Section 14.4 of the Credit Agreement at least 10 days before the time of such sale.  The Agent shall not be obligated to make any sale of Pledged Collateral of such Pledgor regardless of notice of sale having been given.  The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(c)                                  Private Sale.  Upon the occurrence of an Event of Default and during the continuation thereof, the Pledgors recognize that the Agent may deem it impracticable to effect a public sale of all or any part of the Pledged Collateral and that the Agent may, therefore, determine to make one or more private sales of any such Pledged Collateral to a restricted group of purchasers that have agreed, among other things, to acquire such Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof.  Each Pledgor acknowledges that any such private sale may be at prices and on terms less favorable to the seller than the prices and other terms which might have been obtained at a public sale and, notwithstanding the foregoing, agrees that such private sale shall be deemed to have been made in a commercially reasonable manner and that the Agent shall have no obligation to delay sale of any such Pledged Collateral for the period of time necessary to permit the issuer of such Pledged Collateral to register such Pledged Collateral for public sale under the Securities Act of 1933.  Each Pledgor further acknowledges and agrees that any offer to sell such Pledged Collateral which has been (i) publicly advertised on a bona fide basis in a newspaper or other publication of general circulation in the financial community of New York, New York (to

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the extent that such offer may be advertised without prior registration under the Securities Act of 1933), or (ii) made privately in the manner described above shall be deemed to involve a “public sale” under the UCC, notwithstanding that such sale may not constitute a “public offering” under the Securities Act of 1933, and the Agent may, in such event, bid for the purchase of such Pledged Collateral.

(d)                                 Retention of Pledged Collateral.  In addition to the rights and remedies hereunder, upon the occurrence of an Event of Default and during the continuation thereof, the Agent may, after providing the notices required by Section 9-621 of the UCC (or any successor sections of the UCC) or otherwise complying with the requirements of applicable law of the relevant jurisdiction, accept or retain all or any portion of the Pledged Collateral in full or partial satisfaction of the Pledgor Obligations.  Unless and until the Agent shall have provided such notices, however, the Agent shall not be deemed to have retained any Pledged Collateral in satisfaction of any Pledgor Obligations for any reason.

(e)                                  Deficiency.  In the event that the proceeds of any sale, collection or realization are insufficient to pay all amounts to which the Agent or the Lenders are legally entitled, the Pledgors shall be jointly and severally liable for the deficiency, together with interest thereon at the Default Rate, together with the costs of collection and the reasonable fees of any attorneys employed by the Agent to collect such deficiency.  Any surplus remaining after the full payment and satisfaction of the Pledgor Obligations shall be returned to the Pledgors or to whomsoever a court of competent jurisdiction shall determine to be entitled thereto.

(f)                                    Other Security.  To the extent that any of the Pledgor Obligations are now or hereafter secured by property other than the Pledged Collateral (including, without limitation, real and other personal property owned by a Pledgor), or by a guarantee, endorsement or property of any other Person, then the Agent and the Lenders shall have the right to proceed against such other property, guarantee or endorsement upon the occurrence of any Event of Default, and the Agent and the Lenders have the right, in their sole discretion, to determine which rights, security, liens, security interests or remedies the Agent and the Lenders shall at any time pursue, relinquish, subordinate, modify or take with respect thereto, without in any way modifying or affecting any of them or any of the Agent’s and the Lenders’ rights or the Pledgor Obligations under this Pledge Agreement, under any other of the Credit Documents or under any Hedging Agreement or agreement pertaining to Cash Management Products between any Credit Party and any Lender or an affiliate of any Lender.

10.                                 Rights of the Agent.

(a)                                  Power of Attorney.  In addition to other powers of attorney contained herein, each Pledgor hereby designates and appoints the Agent, on behalf of the Lenders, and each of its designees or agents as attorney-in-fact of such Pledgor, irrevocably and

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with power of substitution, with authority to take any or all of the following actions upon the occurrence and during the continuation of an Event of Default:

(i)                                     to demand, collect, settle, compromise, adjust and give discharges and releases concerning the Pledged Collateral of such Pledgor, all as the Agent may reasonably determine;

(ii)                                  to commence and prosecute any actions at any court for the purposes of collecting any of the Pledged Collateral of such Pledgor and enforcing any other right in respect thereof;

(iii)                               to defend, settle, adjust or compromise any action, suit or proceeding brought and, in connection therewith, give such discharge or release as the Agent may deem reasonably appropriate;

(iv)                              to pay or discharge taxes, liens, security interests, or other encumbrances levied or placed on or threatened against the Pledged Collateral of such Pledgor;

(v)                                 to direct any parties liable for any payment under any of the Pledged Collateral to make payment of any and all monies due and to become due thereunder directly to the Agent or as the Agent shall direct;

(vi)                              to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Pledged Collateral of such Pledgor;

(vii)                           to sign and endorse any drafts, assignments, proxies, stock powers, verifications, notices and other documents relating to the Pledged Collateral of such Pledgor;

(viii)                        to execute and deliver all assignments, conveyances, statements, financing statements, renewal financing statements, pledge agreements, affidavits, notices and other agreements, instruments and documents that the Agent may determine necessary in order to perfect and maintain the security interests and liens granted in this Pledge Agreement and in  order to fully consummate all of the transactions contemplated herein;

(ix)                                to exchange any of the Pledged Collateral of such Pledgor or other property upon any merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Pledged Collateral of such Pledgor with any committee, depository, transfer agent, registrar or other designated agency upon such terms as the Agent may determine;

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(x)                                   to vote for a shareholder, partner or member resolution, or to sign an instrument in writing, sanctioning the transfer of any or all of the Pledged Capital Stock of such Pledgor into the name of the Agent or one or more of the Lenders or into the name of any transferee to whom the Pledged Capital Stock of such Pledgor or any part thereof may be sold pursuant to Section 9 hereof; and

(xi)                                to do and perform all such other acts and things as the Agent may reasonably deem to be necessary, proper or convenient in connection with the Pledged Collateral of such Pledgor.

This power of attorney is a power coupled with an interest and shall be irrevocable until all of the Credit and Collateral Termination Events have occurred.  The Agent shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Agent in this Pledge Agreement, and shall not be liable for any failure to do so or any delay in doing so.  The Agent shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or its capacity as attorney-in-fact except acts or omissions resulting from its gross negligence or willful misconduct.  This power of attorney is conferred on the Agent solely to protect, preserve and realize upon its security interest in the Pledged Collateral.

(b)                                 Assignment by the Agent.  The Agent may from time to time assign the Pledgor Obligations or any portion thereof and/or the Pledged Collateral or any portion thereof, and the assignee shall be entitled to all of the rights and remedies of the Agent under this Pledge Agreement in relation thereto.

(c)                                  The Agent’s Duty of Care.  Other than the exercise of reasonable care to ensure the safe custody of the Pledged Collateral while being held by the Agent hereunder, the Agent shall have no duty or liability to preserve rights pertaining thereto, it being understood and agreed that  Pledgors shall be responsible for preservation of all rights in the Pledged Collateral of such Pledgor, and the Agent shall be relieved of all responsibility for Pledged Collateral upon surrendering it or tendering the surrender of it to the Pledgors.  The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equal to that which the Agent accords its own property, which shall be no less than the treatment employed by a reasonable and prudent agent in the industry, it being understood that the Agent shall not have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Pledged Collateral, whether or not the Agent has or is deemed to have knowledge of such matters; or (ii) taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral.

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(d)                                 Voting Rights in Respect of the Pledged Collateral.

(i)                                     So long as no Event of Default shall have occurred and be continuing, to the extent permitted by law, each Pledgor may exercise any and all voting and other consensual rights pertaining to the Pledged Collateral of such Pledgor or any part thereof for any purpose not inconsistent with the terms of this Pledge Agreement or the Credit Agreement; and

(ii)                                  Subject to Subsection (e) of this Section, upon the occurrence and during the continuance of an Event of Default, all rights of a Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to paragraph (i) of this Subsection (d) shall cease and all such rights shall thereupon become vested in the Agent which shall then have the sole right to exercise such voting and other consensual rights.

(e)                                  Dividend and Distribution Rights in Respect of the Pledged Collateral.

(i)                                     So long as no Event of Default shall have occurred and be continuing and subject to Section 4(b) hereof, each Pledgor may receive and retain any and all dividends (other than stock or ownership interest dividends and other dividends constituting Pledged Collateral which are addressed hereinabove), distributions or interest paid in respect of the Pledged Collateral to the extent they are allowed under the Credit Agreement.

(ii)                                  Upon the occurrence and during the continuation of an Event of Default:

(A)                              all rights of a Pledgor to receive the dividends, distributions and interest payments which it would otherwise be authorized to receive and retain pursuant to paragraph (i) of this Subsection (e) shall cease and all such rights shall thereupon be vested in the Agent which shall then have the sole right to receive and hold as Pledged Collateral such dividends, distributions and interest payments; and

(B)                                all dividends, distributions and interest payments which are received by a Pledgor contrary to the provisions of clause (A) of this paragraph (ii) shall be received in trust for the benefit of the Agent, shall be segregated from other property or funds of such Pledgor, and shall be forthwith paid over to the Agent as Pledged Collateral in the exact form received, to be held by the Agent as Pledged Collateral and as further collateral security for the Pledgor Obligations.

(f)                                    Release of Pledged Collateral.  The Agent may release any of the Pledged Collateral from this Pledge Agreement or may substitute any of the Pledged Collateral for other Pledged Collateral without altering, varying or diminishing in any way the force, effect, lien, pledge or security interest of this Pledge Agreement

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as to any Pledged Collateral not expressly released or substituted, and this Pledge Agreement shall continue as a first priority lien on all Pledged Collateral not expressly released or substituted.

11.                                 Application of Proceeds.  Upon the occurrence and during the continuation of an Event of Default, any payments in respect of the Pledgor Obligations and any proceeds of any Pledged Collateral, when received by the Agent or any of the Lenders in cash or its equivalent, will be applied in reduction of the Pledgor Obligations in the order set forth in Section 2.8(b) of the Credit Agreement, and each Pledgor irrevocably waives the right to direct the application of such payments and proceeds and acknowledges and agrees that the Agent shall have the continuing and exclusive right to apply and reapply any and all such payments and proceeds in the Agent’s sole discretion, notwithstanding any entry to the contrary upon any of its books and records.

12.                                 Costs of Counsel.   If at any time hereafter, whether upon the occurrence of an Event of Default or not, the Agent employs counsel to prepare or consider amendments, waivers or consents with respect to this Pledge Agreement, or to take action or make a response in or with respect to any legal or arbitral proceeding relating to this Pledge Agreement or relating to the Pledged Collateral, or to protect the Pledged Collateral or exercise any rights or remedies under this Pledge Agreement or with respect to the Pledged Collateral, then the Pledgors agree to promptly pay in accordance with Section 7.9 of the Credit Agreement any and all such reasonable documented costs and expenses of the Agent or the Lenders, all of which costs and expenses shall constitute Pledgor Obligations hereunder.

13.                                 Continuing Agreement.

(a)                                  This Pledge Agreement shall be a continuing agreement in every respect and shall remain in full force and effect until all of the Credit and Collateral Termination Events have occurred.  Upon the occurrence of all of the Credit and Collateral Termination Events, this Pledge Agreement shall be automatically terminated and the Agent and the Lenders shall, upon the request and at the expense of the Pledgors, forthwith release all of its liens and security interests hereunder and shall execute and deliver all UCC termination statements and/or other documents reasonably requested by the Pledgors evidencing such termination.  Notwithstanding the foregoing all releases and indemnities provided hereunder shall survive termination of this Pledge Agreement.

(b)                                 This Pledge Agreement shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Pledgor Obligations is rescinded or must otherwise be restored or returned by the Agent or any Lender as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, all as though such payment had not been made; provided that in the event payment of all or any part of the Pledgor Obligations is rescinded or must be restored or returned, all reasonable costs and expenses (including without limitation any reasonable legal fees and disbursements) incurred by the Agent or any Lender in

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defending and enforcing such reinstatement shall be deemed to be included as a part of the Pledgor Obligations.

14.                                 Amendments; Waivers; Modifications.  This Pledge Agreement and the provisions hereof may not be amended, waived, modified, changed, discharged or terminated except as set forth in Section 14.9 of the Credit Agreement.

15.                                 Successors in Interest.  This Pledge Agreement shall create a continuing security interest in the Pledged Collateral and shall be binding upon each Pledgor, its successors and assigns and shall inure, together with the rights and remedies of the Agent and the Lenders hereunder, to the benefit of the Agent and the Lenders and their successors and permitted assigns; provided, however, that none of the Pledgors may assign its rights or delegate its duties hereunder without the prior written consent of each Lender or the Required Lenders, as required by the Credit Agreement.

16.                                 Notices.  All notices required or permitted to be given under this Pledge Agreement shall be in conformance with Section 14.4 of the Credit Agreement.

17.                                 Counterparts.  This Pledge Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  It shall not be necessary in making proof of this Pledge Agreement to produce or account for more than one such counterpart.

18.                                 Headings.  The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning, construction or interpretation of any provision of this Pledge Agreement.

19.                                 Governing Law; Submission to Jurisdiction and Service of Process; Arbitration; Waiver of Jury Trial.  THIS PLEDGE AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE of NEW YORK, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PROVISIONS THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).  The terms of Sections 14.2, 14.3 and 14.4  of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

20.                                 Severability.  If any provision of this Pledge Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect  to the illegal, invalid or unenforceable provisions.

21.                                 Entirety.  This Pledge Agreement, the other Credit Documents and any Hedging Agreement or agreement pertaining to Cash Management Products between any Credit Party and any Lender or any affiliate of a Lender represent the entire agreement of the parties hereto and

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thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to this Pledge Agreement, the other Credit Documents, any such Hedging Agreement or agreement pertaining to Cash Management Products or the transactions contemplated herein and therein.

22.                                 Survival.  All representations and warranties of the Pledgors hereunder shall survive the execution and delivery of this Pledge Agreement, the other Credit Documents and any Hedging Agreement or agreement pertaining to Cash Management Products between any Credit Party and any Lender or any affiliate of a Lender, the delivery of the Notes and the making of the Loans and the issuance of the Letters of Credit under the Credit Agreement.

23.                                 Marshalling.  Neither the Agent nor any Lender shall be under any obligation to marshall any assets in favor of any Pledgor or any other Person or against or in payment of any or all of the Secured Obligations.

24.                                 Subordination and Postponement of Subrogation Rights. Each Pledgor hereby subordinates any right of subrogation, indemnity, reimbursement or contribution against the issuer of any Pledged Capital Stock or any other Credit Party arising on account of any disposition of or other realization on the Pledged Capital Stock by the Agent pursuant to Section 9 to the rights and interests of the Agent in the Pledged Collateral Stock and agrees that it shall not attempt to exercise or realize on any such rights until all of the Credit and Collateral Termination Events have occurred.

25.                                 Conflicts.  To the extent that any provision of this Pledge Agreement is inconsistent with or conflicts with any provision of the Credit Agreement, the provision of the Credit Agreement will control.

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Each of the parties hereto has caused a counterpart of this Pledge Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	TRANSMONTAIGNE INC.

By:
Name:
Title:

GUARANTOR:	TRANSMONTAIGNE PRODUCT SERVICES INC.

By:
Name:
Title:

COASTAL FUELS MARKETING, INC.

By:
Name:
Title:

TRANSMONTAIGNE SERVICES INC.

By:
Name:
Title:

Accepted and agreed to as of the date first above written.

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:

Schedule 2(a)

to

Amended and Restated Pledge Agreement

dated as of May 27, 2005

in favor of Wachovia Bank, National Association,

as Agent

PLEDGED STOCK

Pledgor: TransMontaigne Inc.

Name of Subsidiary	Number of Shares	Certificate Number	Percentage Ownership

TransMontaigne Product Services Inc.	10,000	2	100%

TransMontaigne Transport Inc.	10,000	1	100%

TransMontaigne Services Inc.	100	1	100%

Pledgor: TransMontaigne Product Services Inc.

Name of Subsidiary	Number of Shares	Certificate Number	Percentage Ownership

Coastal Fuels Marketing, Inc.	300,874	2	100%

Units of limited partner interest in TransMontaigne Partners L.P.	2,523,475 subordinated units	uncertificated	together with all subordinated and common units owned by all Credit Parties, 46.9%

Pledgor: Coastal Fuels Marketing, Inc.

Name of Subsidiary	Number of Shares	Certificate Number	Percentage Ownership

Coastal Tug and Barge, Inc.	100	1	100%

Units of limited partner interest in TransMontaigne Partners L.P.	348,791 subordinated units and 502,500 common units	uncertificated	together with all subordinated and common units owned by all Credit Parties, 46.9%

Pledgor: TransMontaigne Services Inc.

Name of Subsidiary	Number of Shares	Certificate Number	Percentage Ownership

TransMontaigne GP L.L.C.		uncertificated	100%

Units of limited partner interest in TransMontaigne Partners L.P.	120,000 common units	uncertificated	together with all subordinated and common units owned by all Credit Parties, 46.9%

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Exhibit 4(a)

to

Amended and Restated Pledge Agreement

dated as of May 27, 2005

in favor of Wachovia Bank, National Association,

as Agent

Irrevocable Stock Power

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to

the following shares of capital stock of                                           , a                          corporation:

No. of Shares	Certificate No.

and irrevocably appoints                                                                    its agent and attorney-in-fact to transfer all or any part of such capital stock and to take all necessary and appropriate action to effect any such transfer.  The agent and attorney-in-fact may substitute and appoint one or more persons to act for him.

,
a corporation

By:
Name:
Title:

EXHIBIT E

FORM OF

AMENDED AND RESTATED SECURITY AGREEMENT

THIS AMENDED AND RESTATED SECURITY AGREEMENT (this “Security Agreement”) is entered into as of May 27, 2005, by and among TRANSMONTAIGNE INC. (the “Borrower”), TRANSMONTAIGNE PRODUCT SERVICES INC., a Delaware corporation, COASTAL FUELS MARKETING, INC., a Florida corporation, COASTAL TUG AND BARGE, INC., a Florida corporation, TRANSMONTAIGNE TRANSPORT INC., a Delaware corporation and TRANSMONTAIGNE SERVICES INC., a Delaware Corporation (individually a “Guarantor” and collectively the “Guarantors”; the Guarantors, together with the Borrower, individually an “Obligor” and collectively the “Obligors”, which terms shall include any Domestic Restricted Subsidiary which becomes an Obligor pursuant to Section 7.16 of the Credit Agreement referred to below) and WACHOVIA BANK, NATIONAL ASSOCIATION, in its capacity as agent (in such capacity, the “Agent”) for the financial institutions from time to time party to the Credit Agreement described below (the “Lenders”).

RECITALS

WHEREAS, pursuant to that certain Amended and Restated Senior Secured Working Capital Credit Facility, dated as of the date hereof (together with all modifications, renewals, extensions, supplements and replacements from time to time, the “Credit Agreement”), among the Borrower, the Lenders, JPMorgan Chase Bank, N.A. and UBS AG, Stamford Branch, as Syndication Agents, Société Générale, New York Branch and Wells Fargo Foothill, LLC, as the Documentation Agents, and the Agent, the Lenders have agreed to make Loans and to issue or participate in Letters of Credit upon the terms and subject to the conditions set forth therein;

WHEREAS, it is a condition precedent to the effectiveness of the Credit Agreement and the obligations of the Lenders to make their respective Loans and to issue Letters of Credit under the Credit Agreement that the Obligors shall have executed and delivered this Security Agreement to the Agent for the benefit of the Agent and the Lenders;

WHEREAS, pursuant to the Original Credit Agreement, the Obligors (other than TransMontaigne Services Inc.) executed and delivered the Security Agreement referred to therein (the “Original Security Agreement”), and this Security Agreement is an amendment and restatement of the Original Security Agreement and the parties intend that the Original Security Agreement be superceded and replaced by this Security Agreement, but that the security interests granted pursuant to the Original Security Agreement continue in force pursuant hereto without interruption and that this Security Agreement not be a novation of the Original Security Agreement.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Definitions.

(a)                                  Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement, and the following terms which are defined in the Uniform Commercial Code from time to time in effect in the State of New York (the “UCC”) are used herein as so defined:  Accessions, Accounts, As-Extracted Collateral, Certificate of Title, Commodity Accounts, Commodity Contracts, Commodities Intermediary, Consumer Goods, Deposit Accounts, Documents, Equipment, Farm Products, General Intangibles, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Manufactured Homes, Proceeds, Commodities Intermediary, Securities, Security Entitlements, Securities Accounts, Securities Intermediary and Supporting Obligations.  For purposes of this Security Agreement, the term “Lender” shall include any Lender or any Affiliate of any Lender which has entered into any Lender Hedging Agreement or any agreement pertaining to Cash Management Products.

(b)                                 In addition, the following terms shall have the following meanings:

“Collateral Related General Intangibles”: all general intangibles, including all exchange contracts for the delivery, exchange, purchase and sale of petroleum products, excluding, however, general intangibles that do not relate to or materially impact the value, maintenance, preservation, realization or enforcement of the other Collateral.

“Control”  means (i) in the case of each Deposit Account, “control” as such term is defined in Section 9-104 of the UCC, (ii) in the case of any Security Entitlement, “control” as such term is defined in Section 8-106 of the UCC, and (iii) in the case of any Commodity Contract, “control” as such term is defined in Section 9-106 of the UCC.

“Copyright Licenses”:  any written agreement, naming any Obligor as licensor, granting any right under any Copyright.

“Copyrights”:  (a) all registered United States copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Copyright Office, and (b) all renewals thereof.

“Intellectual Property”:  all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses and all other intellectual property of the Obligors.

“Patent License”:  all agreements, whether written or oral, providing for the grant by or to an Obligor of any right to manufacture, use or sell any invention covered by a Patent.

“Patents”:  (a) all letters patent of the United States or any other country and all reissues and extensions thereof, and (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof.

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“Pledged Copyrights”: any Collateral Related General Intangibles that are Copyrights.

“Pledged Documents”: any Documents that relate to any of the assets described in clauses (a) through (j) (other than (f)) of Section 2 hereof.

“Pledged Instruments”: any Instruments that relate to any of the assets described in clauses (a) through (j) (other than (g)) of Section 2 hereof.

“Pledged Intellectual Property”: any Collateral Related General Intangibles that are Intellectual Property.

“Pledged Intellectual Property Schedule”: has the meaning set forth in Section 3(g) hereof.

“Pledged Letter-of-Credit Rights”: any Collateral Related General Intangibles that are Letter-of-Credit Rights.

“Pledged Patents”: any Collateral Related General Intangibles that are Patents.

“Pledged Supporting Obligations” that relate to any of the assets described in clauses (a) through (j) of Section 2 hereof.

“Pledged Trademarks”: any Collateral Related General Intangibles that are Trademarks.

“Secured Obligations”: (a) all Obligations, howsoever evidenced, created, incurred or acquired, whether primary, secondary, direct or contingent, or joint and several and (b) all expenses and charges, legal and otherwise, incurred by the Agent and/or the Lenders in collecting or enforcing any Obligations or in realizing on or protecting any security therefor, including without limitation the security afforded hereunder.

“Trademark License”:  means any agreement, written or oral, providing for the grant by or to an Obligor of any right to use any Trademark, including, without limitation, any thereof referred to in Schedule 1(b) hereto.

“Trademarks”:  (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and (b) all renewals thereof.

“Work”:  any work which is subject to copyright protection pursuant to Title 17 of the United States Code.

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2.                                       Grant of Security Interest in the Collateral.  To secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations, each Obligor hereby grants to the Agent, for the benefit of the Agent and the Lenders, a continuing security interest in, and a right to set off against, any and all right, title and interest of such Obligor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (collectively, the “Collateral”):

(a)                                  all Accounts;

(b)                                 all cash and Cash Equivalents;

(c)                                  all Pledged Intellectual Property, including all Pledged Copyrights, all Pledged Patents and all Pledged Trademarks;

(d)                                 all other Collateral Related General Intangibles;

(e)                                  all Deposit Accounts, the Lockbox Accounts, the Cash Concentration Account and any replacement or successor accounts relating thereto;

(f)                                    all Pledged Documents;

(g)                                 all Pledged Instruments;

(h)                                 all Inventory, including, without limitation, all Petroleum Inventory;

(i)                                     all Investment Property, including, without limitation, all Commodity Accounts, Commodity Contracts, Securities, Security Entitlements and Securities Accounts, but excluding 120,000 common units in Partners held by Coastal Fuels Marketing, Inc. for its long-term incentive plan;

(j)                                     all Pledged Letter-of-Credit Rights;

(j)                                     all agreements, contracts, licenses, or hedging arrangements now or hereafter entered into by an Obligor that constitute Collateral Related General Intangibles, as such agreements may be amended or otherwise modified from time to time (collectively, the “Assigned Agreements”), including, without limitation, (i) all rights of an Obligor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of an Obligor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) claims of an Obligor for damages arising out of or for breach of or default under the Assigned Agreements and (iv) the right of an Obligor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

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(k)                                  all Pledged Supporting Obligations;

(l)                                     all books, records, ledger cards, files, correspondence, computer programs, tapes, disks, and related data processing software (owned by such Obligor or in which it has an interest) that at any time evidence or contain information relating to any Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and

(m)                               to the extent not otherwise included, all Accessions, Proceeds and products of any and all of the foregoing.

The Obligors and the Agent, for itself and on behalf of the Lenders, hereby acknowledge and agree that the security interest created hereby in the Collateral (i) constitutes continuing collateral security for all of the Secured Obligations, whether now existing or hereafter arising and (ii) is not to be construed as an assignment of any Intellectual Property.  Any of the foregoing to the contrary notwithstanding, the “Collateral” shall not include, and the security interest granted herein shall not attach to, any asset subject to a rule of law, statute or regulation or of a lease agreement or any general intangible (including a contract, permit, license or franchise) or a Permitted Lien, where the grant of such security interest would invalidate or constitute a breach or violation of any such rule of law, statute, regulation, lease agreement or general intangible or agreement or agreements creating or giving rise to such Permitted Lien, provided that the limitation set forth in this sentence shall (i) exist only for so long as such rule of law, statute, regulation, lease agreement or general intangible or agreement and the Permitted Lien created therein continue to be effective (and, upon the cessation, termination, expiration of such rule of law, statute, regulation, lease agreement or general intangible or Permitted Lien, or if any such rule of law, statute or regulation is no longer applicable, the security interest granted herein shall be deemed to have automatically attached to such asset) and (ii) not apply with respect to any asset if and to the extent that the prohibition or restriction on the security interest in and to such asset granted in this Agreement is rendered ineffective under Sections 9-406, 9-407, 9-408, or 9-409 of the UCC.

3.                                       Provisions Relating to Accounts and Assigned Agreements.

(a)                                  Anything herein to the contrary notwithstanding, nothing contained herein shall relieve any of the Obligors under each of its Accounts and Assigned Agreements to observe and perform all the conditions and obligations to be observed and performed by it thereunder.  Neither the Agent nor any Lender shall have any obligation or liability under any Account (or any agreement giving rise thereto) and Assigned Agreements by reason of or arising out of this Security Agreement or the receipt by the Agent or any Lender of any payment relating to such Account or Assigned Agreement pursuant hereto, nor shall the Agent or any Lender be obligated in any manner to perform any of the obligations of an Obligor under or pursuant to any Account (or any agreement giving rise thereto) or Assigned Agreement to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto) or Assigned Agreement, to present or file any claim, to take any action to enforce any

5

performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(b)                                 Upon the Agent’s request and at the expense of the Obligors, the Obligors shall cause independent public accountants or others satisfactory to the Agent to furnish to the Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts; provided, however, that, unless an Event of Default has occurred and is continuing, the Agent shall not be entitled to make such request more than twice every twelve (12) months.  Upon the occurrence and during the continuance of an Event of Default, the Agent in its own name or in the name of others may communicate with account debtors on the Accounts to verify with them to the Agent’s satisfaction the existence, amount and terms of any Accounts.

4.                                       Representations and Warranties. Each Obligor hereby represents and warrants to the Agent, for the benefit of the Lenders, that until all of the Credit and Collateral Termination Events have occurred:

(a)                                  Ownership.  Such Obligor is the legal and beneficial owner of its Collateral and has the right to pledge, sell, assign or transfer the same.

(b)                                 Security Interest/Priority.  This Security Agreement creates a valid security interest in favor of the Agent, for the benefit of the Lenders, in the Collateral of such Obligor and, when properly perfected by filing or upon the Agent’s obtaining Control of such Collateral, shall constitute a valid first priority, perfected security interest in such Collateral, to the extent such security interest can be perfected by filing or through Control under the UCC, free and clear of all Liens except for Permitted Liens.

(c)                                  Consents.  Except for the filing or recording of UCC termination statements, UCC financing statements or obtaining Control to perfect the Liens created by this Security Agreement that may be perfected through the filing of a UCC financing statement or obtaining Control, no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other Person (including, without limitation, any stockholder, member or creditor of such Obligor), is required (except as such have been duly obtained, made or given and are in full force and effect) (i) for the grant by such Obligor of the security interest in the Collateral granted hereby or for the execution, delivery or performance of this Security Agreement by such Obligor or (ii) for the perfection of such security interest or the exercise by the Agent of the rights and remedies provided for in this Security Agreement.

(d)                                 Types of Collateral.  None of the Collateral consists of, or is the Proceeds of, As-Extracted Collateral, Consumer Goods, Equipment, Farm Products, Manufactured Homes or standing timber (as such term is used in the UCC).

(e)                                  Accounts.  With respect to such Obligor’s Accounts:   (i) the goods sold, rented or leased, licensed, or assigned and/or services furnished giving rise to each Account are not subject to any security interest or Lien except the first priority, perfected security interest granted to the Agent herein and except for Permitted Liens; (ii) each Account and

6

the papers and documents of the applicable Obligor relating thereto are genuine and in all material respects what they purport to be; (iii) each Account arises out of a bona fide transaction for goods sold and delivered (or in the process of being delivered), leased, licensed, or assigned by such Obligor or for services actually rendered by such Obligor, which transaction was conducted in the ordinary course of the Obligor’s business and was completed in all material respects in accordance with the terms of any documents pertaining thereto; (iv) no Account of such Obligor is evidenced by any Instrument unless such Instrument has been endorsed over and delivered to, or submitted to the control of, the Agent; (v) the amount of each Account as shown on the applicable Obligor’s books and records, and on all invoices and statements which may be delivered to the Agent with respect thereto, is due and payable to such Obligor; (vi) to such Obligors’ knowledge, the account debtor with respect to each Account has the capacity to contract; (vii) to such Obligor’s knowledge, there are no proceedings or actions that are threatened or pending against any account debtor whose business is material to the Credit Parties and their Subsidiaries taken as a whole that are reasonably likely to have a Material Adverse Change and (viii) no surety bond was required or given in connection with any Account of such Obligor or the contracts or purchase orders out of which they arose.

(f)                                    Inventory.  None of any Obligor’s Inventory has been produced or refined by such Obligor, all of such Inventory having been purchased by such Obligor from third party producers and refineries.

(g)                                 Intellectual Property.

(i)                                     As of the Closing Date, there is no Pledged Intellectual Property, and unless there is a material change in the business practices of the Obligors, they do not anticipate the creation or acquisition of any Pledged Intellectual Property. In the event any Obligor creates or acquires any Pledged Intellectual Property, it will notify the Agent thereof and furnish to it a Schedule (a “Pledged Intellectual Property Schedule”) showing all such Pledged Intellectual Property which is owned by or licensed (pursuant to a written license) by or to such Obligor as of the date thereof.  Such Pledged Intellectual Property Schedule shall show the place, if any, in which each such Pledged Intellectual Property is registered.  Clauses (ii) through (vii) below shall apply only to any Pledged Intellectual Property that is required to be described in a Pledged Intellectual Property Schedule furnished pursuant to the foregoing.

(ii)                                  Except as set forth in a Pledged Intellectual Property Schedule, all such Pledged Intellectual Property of such Obligor is valid, subsisting, unexpired, enforceable and has not been abandoned, and such Obligor is legally entitled to use each of any Pledged Trademarks.

(iii)                               Except as set forth in a Pledged Intellectual Property Schedule, none of such Obligor’s Pledged Intellectual Property is the subject of any licensing or franchise agreement.

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(iv)                              No holding, decision or judgment has been rendered by any Governmental Authority which would materially limit, cancel or question the validity of any Pledged Intellectual Property of such Obligor.

(v)                                 No action or proceeding is pending seeking to limit, cancel or question the validity of any Pledged Intellectual Property of such Obligor in any material respect, or which, if adversely determined, would have a material adverse effect on the value of any such Pledged Intellectual Property.

(vi)                              All applications pertaining to any Pledged Intellectual Property of such Obligor have been duly and properly filed, and all registrations or letters pertaining to such Pledged Intellectual Property have been duly and properly filed and issued, and all of such Pledged Intellectual Property is valid and enforceable.

(vii)                           Such Obligor has not made any assignment or agreement respecting any Pledged Intellectual Property which would conflict with the security interest of the Agent in such Pledged Intellectual Property granted hereunder, except as permitted by the Credit Agreement or other Credit Documents.

(h)                                 Pledged Documents and Pledged Instruments.  All Pledged Documents and Pledged Instruments are, to such Obligor’s knowledge, complete, valid, and genuine.

(i)                                     Restrictions on Security Interest.  Such Obligor is not party to any license or other agreements that would materially limit the Agent’s (or any of the Agent’s transferees) right to sell, lease, or otherwise use any Inventory upon the Agent’s proper exercise of its remedies hereunder and under the other Credit Documents.

(j)                                     Purchase of Collateral.  Within the 12-month period preceding the Closing Date, none of the Obligors has purchased any of the Collateral consisting of goods in a transaction that to the Obligors’ knowledge, was outside the ordinary course of the business of such Obligor’s seller.

5.                                       Covenants.  Each Obligor covenants that, until all of the Credit and Collateral Termination Events have occurred, such Obligor shall:

(a)                                  Other Liens.  Use commercially reasonable efforts to defend the Collateral against the claims and demands of all other parties claiming an interest therein, and keep the Collateral free from all Liens, except for Permitted Liens.  Such Obligor shall not sell, exchange, transfer, assign, lease or otherwise dispose of any of the Collateral or any interest therein, except as permitted under the Credit Agreement or the other Credit Documents.

(b)                                 Preservation of Collateral.  Use commercially reasonable efforts to keep the Collateral in good order, condition and repair in all material respects; not use the Collateral in any material respect in violation of the provisions of this Security Agreement; not use the Collateral in any material respect in violation of any other

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agreement relating to the Collateral or any policy insuring the Collateral or any applicable statute, law, bylaw, rule, regulation or ordinance; and not permit any Collateral to be or become a fixture to real property or an accession to other personal property unless the Agent has a valid, perfected and first priority security interest for the benefit of the Agent and the Lenders in such real or personal property.

(c)                                  Possession or Control of Certain Collateral.  If (i) any amount in excess of $1,000,000 payable to any Obligor under or in connection with any of the Collateral shall be or become evidenced by any Pledged Instrument, or Pledged Supporting Obligation or (ii) if any Collateral shall be stored or shipped subject to a Document or (iii) if any Collateral shall consist of Investment Property in the form of certificated securities, immediately notify the Agent of the existence of such Collateral and, at the request of the Agent, deliver such Pledged Instrument, Pledged Supporting Obligation, Pledged Document or Investment Property to the Agent, duly endorsed in a manner satisfactory to the Agent (or, with respect to certificated securities, provide duly executed blank stock powers in such form as may be reasonably requested by the Agent), to be held as Collateral pursuant to this Security Agreement.  If any Collateral shall consist of Deposit Accounts, Pledged Letter-of-Credit Rights or uncertificated Investment Property, execute and deliver (and, with respect to any Collateral consisting of uncertificated Investment Property, cause the Securities Intermediary or Commodities Intermediary with respect to such Investment Property to execute and deliver) to the Agent, upon the Agent’s request, all control agreements, assignments, instruments or other documents as reasonably requested by the Agent for the purposes of obtaining and maintaining Control of such Collateral.

(d)                                 Changes in Corporate Structure or Location.  Except as otherwise permitted in the Credit Agreement, not, without providing 30 days prior written notice to the Agent and without filing (or confirming that the Agent has filed) such amendments to any previously filed financing statements as the Agent may require, (i) alter its corporate existence or, in one transaction or a series of transactions, merge into or consolidate with any other entity, or sell all or substantially all of its assets, (ii) change its state of incorporation or formation, (iii) change its registered corporate name, (iv) change the location of its chief executive office and chief place of business (as well as its books and records) from the locations set forth on Schedule 4(a)(i) hereto.

(e)                                  Inspection.  Allow the Agent or its representatives to visit and inspect the Collateral as set forth in Section 7.7 of the Credit Agreement.

(f)                                    Perfection of Security Interest.  Such Obligor hereby authorizes the Agent to prepare and file such financing statements (including renewal statements and in lieu statements) or amendments thereof or supplements thereto or other instruments as the Agent may from time to time deem necessary or appropriate to perfect and maintain the security interests granted hereunder in accordance with the UCC and, subject to Permitted Liens, to ensure the first priority of such security interests.  Any financing statement filed by the Agent may contain a general description of the collateral covered thereby, as permitted by the UCC, which states that the security interest attaches to all personal property or to all assets of the debtor.  Such Obligor shall from time to time upon request by the Agent also execute and deliver to the Agent such agreements, assignments or instruments (including

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affidavits, notices, reaffirmations and amendments and restatements of existing documents, as the Agent may reasonably request) and do all such other things as the Agent may reasonably deem necessary or appropriate (i) to assure the Agent that its security interests hereunder are perfected and, subject to Permitted Liens, of the first priority, including, without limitation, (A) such financing statements (including renewal statements and in lieu statements) or amendments thereof or supplements thereto or other instruments as the Agent may from time to time reasonably request in order to perfect and maintain the security interests granted hereunder and to ensure the first priority (subject to Permitted Liens) thereof in accordance with the UCC, (B) with regard to any Pledged Copyrights, a Notice of Grant of Security Interest in Copyrights for filing with the United States Copyright Office in the form of Schedule 5(f)(i) attached hereto, (C) with regard to any Pledged Patents, a Notice of Grant of Security Interest in Patents for filing with the United States Patent and Trademark Office in the form of Schedule 5(f)(ii) attached hereto and (D) with regard to any Pledged Trademarks, a Notice of Grant of Security Interest in Trademarks for filing with the United States Patent and Trademark Office in the form of Schedule 5(f)(iii) attached hereto, (ii) to consummate the transactions contemplated hereby and (iii) to otherwise protect and assure the Agent of its rights and interests hereunder.  Each Obligor hereby irrevocably authorizes and appoints the Agent as such Obligor’s attorney-in-fact, at such Obligor’s cost and expense, to file, record and register any and all of the Lenders’ security interest in Pledged Intellectual Property of the Obligors with the United States Patent and Trademark Office or the United States Copyright Office.  In the event for any reason the law of any jurisdiction other than New York becomes or is applicable to the Collateral of any Obligor or any part thereof, or to any of the Secured Obligations, such Obligor agrees from time to time upon request of the Agent to execute and deliver all such instruments and to do all such other things as the Agent in its reasonable discretion deems necessary or appropriate to preserve, protect and enforce the security interests of the Agent and the first priority thereof (subject to Permitted Liens) under the law of such other jurisdiction (and, if such Obligor shall fail to do so promptly upon the request of the Agent, then the Agent may execute any and all such requested documents on behalf of such Obligor pursuant to the power of attorney granted hereinabove).  Such Obligor agrees to mark its books and records to reflect the security interest of the Agent in the Collateral.

(g)                                 Treatment of Accounts.  (i) Comply with all provisions of the Credit Agreement relating to the establishment and maintenance of the Lockboxes, Lockbox Accounts and the Cash Concentration Account, (ii) comply in all material respects with all reporting requirements set forth in the Credit Agreement with respect to Accounts, (iii) not grant or extend the time for payment of any Account, or compromise or settle any Account for less than the full amount thereof, or release any person or property, in whole or in part, from payment thereof, or allow any credit or discount thereon, in each case other than as normal and customary in the ordinary course of such Obligor’s business, (iv) maintain at its principal place of business a record of Accounts consistent with its customary business practices, (v) upon the occurrence and during the continuation of any Event of Default, set aside and hold as trustee for the Agent any merchandise that is returned by a customer or account debtor or otherwise recovered.  Unless and until an Event of Default occurs and is continuing, such Obligor may settle and adjust disputes and claims with its customers and account debtors, handle returns and recoveries and grant discounts,

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credits and allowances in the ordinary course of its business as presently conducted and otherwise for amounts and on terms which such Obligor in good faith considers advisable.  However, upon the occurrence of any Event of Default and during the continuation thereof, if so instructed by the Agent, such Obligor shall settle and adjust disputes and claims, at no expense to the Agent, but no discount, credit or allowance other than on normal trade terms in the ordinary course of business shall be granted to any customer or account debtor and no returns of merchandise shall be accepted by such Obligor without the Agent’s consent.  The Agent may (but shall not be required to), at all times upon the occurrence of any Event of Default and during the continuation thereof, settle or adjust disputes and claims directly with customers or account debtors for amounts and upon terms which the Agent considers advisable.

(h)                                 Covenants Relating to Inventory.

(i)                                     Use commercially reasonable efforts to maintain, keep and preserve its Inventory in good salable condition at its own cost and expense, in accordance with the provisions of the Credit Agreement.

(ii)                                  Comply with all reporting requirements set forth in the Credit Agreement with respect to Inventory.

(iii)                               If any item of Inventory having a book value of greater than $1,000,000 is at any time evidenced by a Pledged Document, promptly upon request by the Agent, deliver such document of title to the Agent.

(i)                                     Covenants Relating to Pledged Copyrights. The covenants contained in this Section 5(i) apply only to any Pledged Copyright that is required to be described in a Pledged Intellectual Property Schedule furnished pursuant to the foregoing.

(i)                                     Employ the Pledged Copyright for each Work with such notice of copyright as may be required by law to secure copyright protection.

(ii)                                  Not do any act or knowingly omit to do any act whereby any material Pledged Copyright may become invalidated and (A) not do any act, or knowingly omit to do any act, whereby any material Pledged Copyright may become injected into the public domain; (B) notify the Agent immediately if it knows, or has reason to know, that any material Pledged Copyright may become injected into the public domain or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any court or tribunal in the United States or any other country) regarding such Obligor’s ownership of any such Pledged Copyright or its validity; (C) take all necessary steps as it shall deem appropriate under the circumstances, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of each material Pledged Copyright owned by such Obligor including, without limitation, filing of applications for renewal where necessary; and (D) promptly notify the Agent of any material infringement of any material Pledged Copyright of such Obligor of which it becomes aware and take

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such actions as it shall reasonably deem appropriate under the circumstances to protect such Pledged Copyright, including, where appropriate, the bringing of suit for infringement, seeking injunctive relief and seeking to recover any and all damages for such infringement.

(iii)                               Not make any assignment or agreement in conflict with the security interest in the Pledged Copyrights of such Obligor hereunder.

(j)                                     Covenants Relating to Pledged Patents and Pledged Trademarks.  The covenants contained in this Section 5(j) apply only to any Pledged Patents and Pledged Trademarks that are required to be described in a Pledged Intellectual Property Schedule furnished pursuant to the foregoing.

(i)                                     (A) Continue to use each Pledged Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists to maintain such Pledged Trademark in full force free from any claim of abandonment for non-use, (B) maintain as in the past the quality of products and services offered under such Pledged Trademark, (C) employ such Pledged Trademark with the appropriate notice of registration, (D) not adopt or use any mark which is confusingly similar or a colorable imitation of such Pledged Trademark unless the Agent, for the benefit of the Lenders, shall obtain a perfected security interest in such mark pursuant to this Security Agreement, and (E) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any Pledged Trademark may become invalidated.

(ii)                                  Not do any act, or omit to do any act, whereby any Pledged Patent may become abandoned or dedicated.

(iii)                               Promptly notify the Agent if it knows, or has reason to know, that any application or registration relating to any Pledged Patent or Pledged Trademark may become abandoned or dedicated, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court or tribunal in any country) regarding such Obligor’s ownership of any such Pledged Patent or Pledged Trademark or its right to register the same or to keep, maintain and use the same.

(iv)                              Whenever such Obligor, either by itself or through an agent, employee, licensee or designee, shall file an application for the registration of any Pledged Patent or Pledged Trademark with the United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof, such Obligor shall report such filing to the Agent and the Lenders within five Business Days after the last day of the fiscal quarter in which such filing occurs.  Upon request of the Agent, such Obligor shall execute and deliver any and all agreements, instruments, documents and papers as the Agent may request to evidence the Agent’s and the Lenders’ security interest in any Pledged

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Patent or Pledged Trademark and the goodwill and general intangibles of such Obligor relating thereto or represented thereby.

(v)                                 Take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Pledged Patents and Pledged Trademarks, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(vi)                              Promptly notify the Agent and the Lenders after it learns that any Pledged Patent or Pledged Trademark included in the Collateral is infringed, misappropriated or diluted by a third party and promptly sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution, or take such other actions as it shall reasonably deem appropriate under the circumstances to protect such Pledged Patent or Pledged Trademark.

(vii)                           Not make any assignment or agreement in conflict with the security interest in the Pledged Patents or Pledged Trademarks of such Obligor created hereunder or under any other Credit Document.

(k)                                  Bank Accounts.  At all times, maintain the Lockbox Accounts and the Cash Concentration Account and any replacement or successor accounts relating thereto in accordance with the terms of the Deposit Account Control Agreements and the Credit Agreement, as applicable, and cause all amounts received in the Lockboxes relating thereto to be deposited into the applicable Lockbox Account or the Cash Concentration Account, as the case may be, and to be applied as set forth in the applicable Deposit Account Control Agreement and the Credit Agreement, as applicable.  All amounts on deposit in the Lockbox Accounts, the Cash Concentration Account and any replacement or successor account relating thereto shall be subject to the Lien of the Agent hereunder.

(l)                                     Insurance.  Insure, repair and replace the Collateral of such Obligor as set forth in the Credit Agreement.  All insurance proceeds shall be subject to the security interest of the Agent hereunder.

(m)                               Covenants Relating to the Assigned Agreements.

(i)                                     Upon the reasonable request of the Agent, such Obligor shall, at its expense, (A) furnish to the Agent copies of all material notices, requests and other documents received by such Obligor under or pursuant to the Assigned Agreements, and such other information and reports regarding the Assigned Agreements and (B) make to any other party to any Assigned Agreement such demands and requests for information and reports or for action as such Obligor is entitled to make thereunder.

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(ii)                                  Unless such Obligor believes it is necessary in the prudent conduct of its business, such Obligor shall not (A) cancel or terminate any Assigned Agreement of such Obligor or consent to or accept any cancellation or termination thereof; (B) amend or otherwise modify any Assigned Agreement of such Obligor or give any consent, waiver or approval thereunder; (C) waive any material default under or breach of any Assigned Agreement of such Obligor; or (D) take any other action in connection with any Assigned Agreement of such Obligor which would materially impair the value of the interest or rights of such Obligor thereunder or which would impair the interests or rights of the Agent.

6.                                       Special Provisions Relating to Accounts.  Anything herein to the contrary notwithstanding, nothing contained herein shall relieve any of the Obligors from any obligation under each of the Accounts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to each such Account.  Neither the Agent nor any Lender shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Security Agreement or the receipt by the Agent or any Lender of any payment relating to such Account pursuant hereto, nor shall the Agent or any Lender be obligated in any manner to perform any of the obligations of an Obligor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

7.                                       Special Provisions Regarding Inventory.

(a)                                  Notwithstanding anything to the contrary contained in this Security Agreement, each Obligor may, unless and until an Event of Default occurs and is continuing and the Agent instructs such Obligor otherwise, without further consent or approval of the Agent, use, consume, sell, rent, lease and exchange the Inventory in the ordinary course of its business as presently conducted, whereupon, in the case of such a sale or exchange, the security interest created hereby in the Inventory so sold or exchanged (but not in any proceeds arising from such sale or exchange) shall cease immediately without any further action on the part of the Agent.

(b)                                 Upon the Lenders’ making any Loan pursuant to the Credit Agreement or the Issuing Bank issuing any Letter of Credit pursuant to the Credit Agreement, each Obligor shall be deemed to have warranted that all warranties of such Obligor set forth in this Security Agreement with respect to its Inventory are true and correct in all material respects with respect to such Inventory.

8.                                       Performance of Obligations; Advances by Agent.  Upon the occurrence and during the continuance of an Event of Default, upon the failure of any Obligor to perform any of the covenants and agreements contained herein, the Agent may, in its reasonable discretion, perform or cause to be performed the same and in so doing may (but shall have no obligation to do so) expend such sums as the Agent may reasonably deem advisable in the performance thereof, including,

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without limitation, the payment of any insurance premiums, the payment of any taxes, a payment to obtain a release of a Lien or potential Lien (other than a Permitted Lien), expenditures made in defending against any adverse claim (other than a Permitted Lien) and all other expenditures which the Agent or the Lenders may make for the protection of the security interest hereof or may be compelled to make by operation of law.  All such sums and amounts so expended shall be repayable by the Obligors as provided in Section 7.9 of the Credit Agreement, shall constitute additional Secured Obligations and shall bear interest from the date said amounts are expended at the default rate set forth in Section 4.2 of the Credit Agreement for Revolving Loans that are Base Rate Loans.  No such performance of any covenant or agreement by the Agent or the Lenders on behalf of any Obligor, and no such advance or expenditure therefor, shall relieve the Obligors of any default under the terms of this Security Agreement, the other Credit Documents or any Lender Hedging Agreement.  The Agent may make any payment hereby authorized in accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax lien, title or claim except to the extent such payment is being contested in good faith by an Obligor in appropriate proceedings and against which adequate reserves are being maintained in accordance with GAAP.

9.                                       Events of Default.

An Event of Default under the Credit Agreement shall be an Event of Default hereunder (an “Event of Default”).

10.                                 Remedies.

(a)                                  General Remedies.  Upon the occurrence of an Event of Default and during continuation thereof, the Agent and the Lenders shall have, in addition to the rights and remedies provided herein, in the Credit Documents, or (as to any Lender or its affiliate that is party thereto) in any Lender Hedging Agreement or in any agreement pertaining to Cash Management Products or by law (including, but not limited to, levy of attachment, garnishment and the rights and remedies set forth in the Uniform Commercial Code of the jurisdiction applicable to the affected Collateral), the rights and remedies of a secured party under the UCC (regardless of whether the UCC is the law of the jurisdiction where the rights and remedies are asserted and regardless of whether the UCC applies to the affected Collateral), and further, the Agent may, with or without judicial process or the aid and assistance of others, (i) enter on any premises on which any of the Collateral may be located and, without resistance or interference by the Obligors, take possession of the Collateral, (ii) dispose of any Collateral on any such premises, (iii) require the Obligors to assemble and make available to the Agent at the expense of the Obligors any Collateral at any place and time designated by the Agent which is reasonably convenient to both parties, (iv) remove any Collateral from any such premises for the purpose of effecting sale or other disposition thereof, and/or (v) at any place and time or times, sell and deliver any or all Collateral held by or for it at public or private sale, by one or more contracts, in one or more parcels, for cash, upon credit or otherwise, at such prices and upon such terms as the Agent deems advisable, in its sole discretion. The Obligors agree that they shall not assert that any action taken by the Agent in compliance with any applicable state or federal law in the conduct of such sale, nor in disclaiming any warranties relating to the Collateral, made such sale not

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commercially reasonable.  In addition to all other sums due the Agent and the Lenders with respect to the Secured Obligations, the Obligors shall pay the Agent and each of the Lenders all reasonable costs and expenses incurred by the Agent or any such Lender, including, but not limited to, reasonable attorneys’ fees and court costs, in obtaining or liquidating the Collateral, in enforcing payment of the Secured Obligations, or in the prosecution or defense of any action or proceeding by or against the Agent or the Lenders or the Obligors concerning any matter arising out of or connected with this Security Agreement, any Collateral or the Secured Obligations, including, without limitation, any of the foregoing arising in, arising under or related to a case under any bankruptcy, insolvency or similar law.  To the extent the rights of notice cannot be legally waived hereunder, each Obligor agrees that any requirement of reasonable notice shall be met if such notice is personally served on or mailed, postage prepaid, to the Obligors in accordance with the notice provisions of Section 14.4 of the Credit Agreement at least ten (10) days before the time of sale or other event giving rise to the requirement of such notice.  The Agent and the Lenders shall not be obligated to make any sale or other disposition of the Collateral regardless of notice having been given.  To the extent permitted by law, the Agent and any Lender may be a purchaser at any such sale.  To the extent permitted by applicable law, each of the Obligors hereby waives all of its rights of redemption with respect to any such sale.  Subject to the provisions of applicable law, the Agent and the Lenders may postpone or cause the postponement of the sale of all or any portion of the Collateral by announcement at the time and place of such sale, and such sale may, without further notice, to the extent permitted by law, be made at the time and place to which the sale was postponed, or the Agent and the Lenders may further postpone such sale by announcement made at such time and place.

(b)                                 Remedies Relating to Accounts.  Upon the occurrence of an Event of Default and during the continuation thereof, whether or not the Agent has exercised any or all of its rights and remedies hereunder, the Agent shall have the right to (i) enforce any Obligor’s rights against any account debtors and obligors on such Obligor’s Accounts (ii) notify (or cause its designee to notify) any Obligor’s customers and account debtors that the Accounts of such Obligor have been assigned to the Agent or of the Agent’s security interest therein, (iii) (either in its own name or in the name of an Obligor or both) demand, collect (including, without limitation, through the Lockboxes), receive, take receipt for, sell, sue for, compound, settle, compromise and give acquittance for any and all amounts due or to become due on any Account, and (iv) in the Agent’s discretion, file any claim or take any other action or proceeding to protect and realize upon the security interest of the Lenders in the Accounts.  Each Obligor acknowledges and agrees that, after the occurrence and during the continuance of any Event of Default, the Proceeds of its Accounts remitted to or on behalf of the Agent in accordance with the provisions hereof shall be solely for the Agent’s own convenience and that such Obligor shall not have any right, title or interest in such Proceeds or in any such other amounts except as expressly provided herein.  The Agent and the Lenders shall have no liability or responsibility to any Obligor for acceptance of a check, draft or other order for payment of money bearing the legend “payment in full” or words of similar import or any other restrictive legend or endorsement or be responsible for determining the correctness of any remittance.  The Agent shall have no obligation to apply or give credit for any item included in proceeds of Accounts or other Collateral until the applicable Lockbox Bank has received final payment therefor at its offices in cash.  However, if the Agent does

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permit credit to be given for any item prior to a Lockbox Bank receiving final payment therefor and such Lockbox Bank fails to receive such final payment or an item is charged back to the Agent or any Lockbox Bank for any reason, the Agent may at its election in either instance charge the amount of such item back against any such Lockbox Accounts, together with interest thereon at a rate per annum equal to the Default Rate set forth in Section 4.2 of the Credit Agreement.  Each Obligor hereby agrees to indemnify the Agent and the Lenders from and against all liabilities, damages, losses, actions, claims, judgments, costs, expenses, charges and reasonable attorneys’ fees suffered or incurred by the Agent or the Lenders (each, an “Indemnified Party”) because of the maintenance of the foregoing arrangements except as relating to or arising out of the gross negligence or willful misconduct of an Indemnified Party or its officers, employees or agents.  In the case of any investigation, litigation or other proceeding, the foregoing indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by an Obligor, its directors, shareholders or creditors or an Indemnified Party or any other Person or any other Indemnified Party is otherwise a party thereto.  The Agent shall have no liability or responsibility to any Obligor for a Lockbox Bank accepting any check, draft or other order for payment of money bearing the legend “payment in full” or words of similar import or any other restrictive legend or endorsement whatsoever or be responsible for determining the correctness of any remittance (it being understood that this sentence shall in no way affect the liability or responsibility of any such Lockbox Bank).

(c)                                  Access.  In addition to the rights and remedies hereunder, upon the occurrence of an Event of Default and during the continuation thereof, (i) the Agent shall have the right to enter and remain upon the various premises of the Obligors without cost or charge to the Agent, and use the same, together with materials, supplies, books and records of the Obligors for the purpose of collecting and liquidating the Collateral, or for preparing for sale and conducting the sale of the Collateral, whether by foreclosure, auction or otherwise, (ii) the Agent may remove Collateral, or any part thereof, from such premises and/or any records with respect thereto, in order to effectively collect or liquidate such Collateral and (iii) if the Agent exercises its right to take possession of the Collateral, each Obligor shall also at its expense perform any and all other steps reasonably requested by the Agent to preserve and protect the security interest hereby granted in the Collateral, such as placing and maintaining signs indicating the security interest of the Agent, appointing overseers for the Collateral and maintaining inventory records.

(d)                                 Nonexclusive Nature of Remedies.  Failure by the Agent or the Lenders to exercise any right, remedy or option under this Security Agreement, any other Credit Document, any Lender Hedging Agreement or as provided by law, or any delay by the Agent or the Lenders in exercising the same, shall not operate as a waiver of any such right, remedy or option.  No waiver hereunder shall be effective unless it is in writing, signed by the party against whom such waiver is sought to be enforced and then only to the extent specifically stated, which in the case of the Agent or the Lenders shall only be granted as provided herein.  To the extent permitted by law, neither the Agent, the Lenders, nor any party acting as attorney for the Agent or the Lenders, shall be liable hereunder for any acts or omissions or for any error of judgment or mistake of fact or law

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other than their gross negligence or willful misconduct hereunder.  The rights and remedies of the Agent and the Lenders under this Security Agreement shall be cumulative and not exclusive of any other right or remedy which the Agent or the Lenders may have.

(e)                                  Retention of Collateral.  The Agent may, after providing the notices required by Section 9-620 of the UCC or otherwise complying with the requirements of applicable law of the relevant jurisdiction, accept or retain the Collateral in full or partial satisfaction of the Secured Obligations.  Unless and until the Agent shall have provided such notices, however, the Agent shall not be deemed to have retained any Collateral in satisfaction of any Secured Obligations for any reason.

(f)                                    Deficiency.  In the event that the proceeds of any sale, collection or realization are insufficient to pay all amounts to which the Agent or the Lenders are legally entitled, the Obligors shall be jointly and severally liable for the deficiency, together with interest thereon at the Default Rate set forth in Section 4.2 of the Credit Agreement, together with the costs of collection and the reasonable fees of any attorneys employed by the Agent to collect such deficiency.  Any surplus remaining after the full payment and satisfaction of the Secured Obligations shall be returned to the Obligors or to whomsoever a court of competent jurisdiction shall determine to be entitled thereto.

(g)                                 Other Security.  To the extent that any of the Secured Obligations are now or hereafter secured by property other than the Collateral (including, without limitation, real and personal  property owned by an Obligor), or by a guarantee, endorsement or property of any other Person, then the Agent and the Lenders shall have the right to proceed against such other property, guarantee or endorsement upon the occurrence of any Event of Default, and the Agent and the Lenders have the right, in their sole discretion, to determine which rights, security, liens, security interests or remedies the Agent and the Lenders shall at any time pursue, relinquish, subordinate, modify or take with respect thereto, without in any way modifying or affecting any of them or any of the Agent’s and the Lenders’ rights or the Secured Obligations under this Security Agreement, under any other of the Credit Documents or under any Lender Hedging Agreement or agreement pertaining to Cash Management Products (to the extent the obligations of such Obligor thereunder constitute Secured Obligations).

11.                                 Rights of the Agent.

(a)                                  Power of Attorney.  Each Obligor hereby designates and appoints the Agent, on behalf of the Lenders, and each of its designees or agents, as attorney-in-fact of such Obligor, irrevocably and with power of substitution, with authority to take any or all of the following actions upon the occurrence and during the continuation of an Event of Default:

(i)                                     to demand, collect, settle, compromise, adjust, give discharges and releases, all as the Agent may reasonably determine;

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(ii)                                  to commence and prosecute any actions at any court for the purposes of collecting any Collateral and enforcing any other right in respect thereof;

(iii)                               to defend, settle, adjust or compromise any action, suit or proceeding brought and, in connection therewith, give such discharge or release as the Agent may deem reasonably appropriate;

(iv)                              to receive, open and dispose of mail addressed to an Obligor and endorse checks, notes, drafts, acceptances, money orders, bills of lading, warehouse receipts or other instruments or documents evidencing payment, shipment or storage of the goods giving rise to the Collateral of such Obligor, or securing or relating to such Collateral, on behalf of and in the name of such Obligor;

(v)                                 to sell, assign, transfer, make any agreement in respect of, or otherwise deal with or exercise rights in respect of, any Collateral or the goods or services which have given rise thereto, as fully and completely as though the Agent were the absolute owner thereof for all purposes;

(vi)                              to adjust and settle claims under any insurance policy relating thereto;

(vii)                           to execute and deliver all assignments, conveyances, statements, financing statements, renewal financing statements, security agreements, affidavits, notices and other agreements, instruments and documents that the Agent may determine necessary in order to perfect and maintain the security interests and liens granted in this Security Agreement and in order to fully consummate all of the transactions contemplated herein;

(viii)                        to institute any foreclosure proceedings that the Agent may deem appropriate; and

(ix)                                to do and perform all such other acts and things as the Agent may reasonably deem to be necessary, proper or convenient in connection with the Collateral.

This power of attorney is a power coupled with an interest and shall be irrevocable until all Credit and Collateral Termination Events have occurred.  The Agent shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Agent in this Security Agreement, and shall not be liable for any failure to do so or any delay in doing so.  The Agent shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or its capacity as attorney-in-fact except acts or omissions resulting from its gross negligence or willful misconduct.  This power of attorney is conferred on

19

the Agent solely to protect, preserve and realize upon its security interest in the Collateral.

(b)                                 Assignment by the Agent.  Subject to the terms of the Credit Agreement, the Agent may from time to time assign the Secured Obligations and any portion thereof and/or the Collateral and any portion thereof, and the assignee shall be entitled to all of the rights and remedies of the Agent under this Security Agreement in relation thereto.

(c)                                  The Agent’s Duty of Care.  Other than the exercise of reasonable care to assure the safe custody of the Collateral while being held by the Agent hereunder, the Agent shall have no duty or liability to preserve rights pertaining thereto, it being understood and agreed that the Obligors shall be responsible for preservation of all rights in the Collateral, and the Agent shall be relieved of all responsibility for the Collateral upon surrendering it or tendering the surrender of it to the Obligors.  The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Agent accords its own property, which shall be no less than the treatment employed by a reasonable and prudent agent in the industry, it being understood that the Agent shall not have responsibility for taking any necessary steps to preserve rights against any parties with respect to any of the Collateral.  In the event of a public or private sale of Collateral pursuant to Section 11 hereof, the Agent shall have no obligation to clean-up, repair or otherwise prepare the Collateral for sale.

12.                                 Application of Proceeds.  Any amounts on deposit in the Lockbox Accounts, the Cash Concentration Account, or any other deposit account over which the Agent has Control, and any replacement or successor accounts relating thereto, as applicable, shall be applied by the Agent in accordance with the terms of the Credit Agreement and the Deposit Account Control Agreement relating thereto.  Upon the occurrence and during the continuation of an Event of Default, any payments in respect of the Secured Obligations and any proceeds of the Collateral, when received by the Agent or any of the Lenders in cash or its equivalent, will be applied in reduction of the Secured Obligations in the order set forth in Section 2.8 of the Credit Agreement, and each Obligor irrevocably waives the right to direct the application of such payments and proceeds and acknowledges and agrees that the Agent shall have the continuing and exclusive right to apply and reapply any and all such payments and proceeds in the Agent’s sole discretion, notwithstanding any entry to the contrary upon any of its books and records.

13.                                 Costs of Counsel.  If at any time hereafter, whether upon the occurrence of an Event of Default or not, the Agent employs counsel to prepare or consider amendments, waivers or consents with respect to this Security Agreement, or to take action or make a response in or with respect to any legal or arbitral proceeding relating to this Security Agreement or relating to the Collateral, or to protect the Collateral or exercise any rights or remedies under this Security Agreement or with respect to the Collateral, then the Obligors agree to promptly pay in accordance with Section 7.9 of the Credit Agreement any and all such reasonable costs and expenses of the Agent or the Lenders, all of which costs and expenses shall constitute Secured Obligations hereunder.

20

14.                                 Continuing Agreement.

(a)                                  This Security Agreement shall be a continuing agreement in every respect and shall remain in full force and effect until all of the Credit and Collateral Termination Events have occurred.  Upon the occurrence of all of the Credit and Collateral Termination Events, this Security Agreement shall be automatically terminated and the Agent shall, upon the request and at the expense of the Obligors, forthwith release all of its liens and security interests hereunder and shall execute, if necessary, and deliver all UCC termination statements and/or other documents reasonably requested by the Obligors evidencing such termination.  Notwithstanding the foregoing all releases and indemnities provided hereunder shall survive termination of this Security Agreement.

(b)                                 This Security Agreement shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Agent or any Lender as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, all as though such payment had not been made; provided that in the event payment of all or any part of the Secured Obligations is rescinded or must be restored or returned, all reasonable costs and expenses (including without limitation any reasonable legal fees and disbursements) incurred by the Agent or any Lender in defending and enforcing such reinstatement shall be deemed to be included as a part of the Secured Obligations.

15.                                 Amendments; Waivers; Modifications.  This Security Agreement and the provisions hereof may not be amended, waived, modified, changed, discharged or terminated except as set forth in Section 14.9 of the Credit Agreement.

16.                                 Successors in Interest.  This Security Agreement shall create a continuing security interest in the Collateral and shall be binding upon each of the parties hereto, and their respective successors and assigns, and shall inure, together with all rights and remedies of each of the parties hereto and their respective permitted successors and assigns; provided, however, that none of the Obligors may assign its rights or delegate its duties hereunder without the prior written consent of each Lender or the Required Lenders, as required by the Credit Agreement.

17.                                 Notices.  All notices required or permitted to be given under this Security Agreement shall be in conformance with Section 14.4 of the Credit Agreement.

18.                                 Counterparts.  This Security Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  It shall not be necessary in making proof of this Security Agreement to produce or account for more than one such counterpart.

19.                                 Headings.  The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning, construction or interpretation of any provision of this Security Agreement.

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20.                                 Governing Law; Submission to Jurisdiction and Service of Process; Arbitration.  THIS SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PROVISIONS THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).  The terms of Sections 14.2, 14.3 and 14.4 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

21.                                 Waiver of Jury Trial.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OBLIGOR AND THE AGENT HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS SECURITY AGREEMENT, THE CREDIT DOCUMENTS OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO.

22.                                 Severability.  If any provision of any of the Security Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

23.                                 Entirety.  This Security Agreement, the other Credit Documents, the Lender Hedging Agreements and the agreements pertaining to Cash Management Products represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents, the Lender Hedging Agreements, the agreements pertaining to Cash Management Products or the transactions contemplated herein and therein.

24.                                 Survival.  All representations and warranties of the Obligors hereunder shall survive the execution and delivery of this Security Agreement, the other Credit Documents and the Lender Hedging Agreements, the delivery of the Notes and the making of the Loans and the issuance of the Letters of Credit under the Credit Agreement.

25.                                 Marshalling.  Neither the Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Obligor or any other Person or against or in payment of any or all of the Secured Obligations.

[remainder of page intentionally left blank]

22

Each of the parties hereto has caused a counterpart of this Security Agreement to be duly executed and delivered as of the date first above written.

OBLIGORS:	TRANSMONTAIGNE INC.,
a Delaware corporation

By:
Name:
Title:

TRANSMONTAIGNE PRODUCT SERVICES INC.
a Delaware corporation

By:
Name:
Title:

COASTAL FUELS MARKETING, INC.
a Florida corporation

By:
Name:
Title:

COASTAL TUG AND BARGE, INC.
a Florida corporation

By:
Name:
Title:

TRANSMONTAIGNE TRANSPORT INC.
a Delaware corporation

By:
Name:
Title:

SECURITY AGREEMENT

TRANSMONTAIGNE SERVICES INC.

By:
Name:
Title:

2

Accepted and agreed to as of the date first above written.

WACHOVIA
BANK, NATIONAL ASSOCIATION,
as Agent

By:
Name:
Title:

SECURITY AGREEMENT

SCHEDULE 4(a)(i)

CHIEF EXECUTIVE OFFICE/PRINCIPAL PLACE OF BUSINESS/

EXACT LEGAL NAME/STATE OF FORMATION

Exact Legal Name	State of Formation	Chief Executive Office and Chief Place of Business
TransMontaigne Inc.	Delaware	1670 Broadway, Suite 3100, Denver, Colorado 80202
TransMontaigne Product Services Inc.	Delaware	1670 Broadway, Suite 3100, Denver, Colorado 80202
TransMontaigne Transport Inc.	Delaware	1670 Broadway, Suite 3100, Denver, Colorado 80202
Coastal Fuels Marketing, Inc.	Florida	1670 Broadway, Suite 3100, Denver, Colorado 80202
Coastal Tug and Barge, Inc.	Florida	1670 Broadway, Suite 3100, Denver, Colorado 80202
TransMontaigne Services Inc.	Delaware	1670 Broadway, Suite 3100, Denver, Colorado 80202

SCHEDULE 5(f)(i)

NOTICE OF GRANT OF SECURITY INTEREST

IN COPYRIGHTS

United States Copyright Office

Gentlemen:

Please be advised that pursuant to the Amended and Restated Security Agreement dated as of May 27, 2005 (as the same may be amended, modified, extended or restated from time to time, the “Security Agreement”) by and among the Obligors party thereto (each an “Obligor” and collectively, the “Obligors”) and WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent (the “Agent”) for the financial institutions referenced therein (the “Lenders”), the undersigned Obligor has granted a continuing security interest in and continuing lien upon, the copyrights and copyright applications shown below to the Agent for the benefit of the Agent and the Lenders:

COPYRIGHTS

Copyright No.	Description of Copyright	Date of Copyright

Copyright Applications

Copyright Applications No.	Description of Copyright Applied For	Date of Copyright Applications

The Obligors and the Agent, on behalf of the Lenders, hereby acknowledge and agree that the security interest in the foregoing copyrights and copyright applications (i) may only be terminated in accordance with the terms of the Security Agreement and (ii) is not to be construed as an assignment of any copyright or copyright application.

Very truly yours,

[Obligor]

By:
Name:
Title:

Acknowledged and Accepted:

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Agent

By:
Name:
Title:

2

SCHEDULE 5(f)(ii)

NOTICE OF GRANT OF SECURITY INTEREST

IN PATENTS

United States Patent and Trademark Office

Gentlemen:

Please be advised that pursuant to the Amended and Restated Security Agreement dated as of May 27, 2005 (as the same may be amended, modified, extended or restated from time to time, the “Security Agreement”) by and among the Obligors party thereto (each an “Obligor” and collectively, the “Obligors”) and WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent (the “Agent”) for the financial institutions referenced therein (the “Lenders”), the undersigned Obligor has granted a continuing security interest in and continuing lien upon, the patents and patent applications shown below to the Agent for the benefit of the Agent and the Lenders:

PATENTS

Patent No.	Description of Patent Item	Date of Patent

Patent Applications

Patent Applications No.	Description of Patent Applied For	Date of Patent Applications

The Obligors and the Agent, on behalf of the Lenders, hereby acknowledge and agree that the security interest in the foregoing patents and patent applications (i) may only be terminated in accordance with the terms of the Security Agreement and (ii) is not to be construed as an assignment of any patent or patent application.

Very truly yours,

[Obligor]

By:
Name:
Title:

Acknowledged and Accepted:

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Agent

By:
Name:
Title:

2

SCHEDULE 5(f)(iii)

NOTICE OF GRANT OF SECURITY INTEREST
IN TRADEMARKS

United States Patent and Trademark Office

Gentlemen:

Please be advised that pursuant to the Amended and Restated Security Agreement dated as of May 27, 2005 (as the same may be amended, modified, extended or restated from time to time, the “Security Agreement”) by and among the Obligors party thereto (each an “Obligor” and collectively, the “Obligors”) and WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent (the “Agent”) for the financial institutions referenced therein (the “Lenders”), the undersigned Obligor has granted a continuing security interest in and continuing lien upon, the trademarks and trademark applications shown below to the Agent for the benefit of the Agent and the Lenders:

TRADEMARKS

Trademark No.	Description of Trademark Item	Date of Trademark

Trademark Applications

Trademark Applications No.	Description of Trademark Applied For	Date of Trademark Applications

The Obligors and the Agent, on behalf of the Lenders, hereby acknowledge and agree that the security interest in the foregoing trademarks and trademark applications (i) may only be terminated in accordance with the terms of the Security Agreement and (ii) is not to be construed as an assignment of any trademark or trademark application.

Very truly yours,

[Obligor]

By:
Name:
Title:

Acknowledged and Accepted:

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Agent

By:
Name:
Title:

2

EXHIBIT F-1

[FORM OF] REVOLVING NOTE

$	September 13, 2004

FOR VALUE RECEIVED, the undersigned (the “Borrower” ), promises to pay to the order of [Payee Lender] (the “Lender”) at
c/o WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent for the Lender, One Wachovia Center, 301 South College Street, Charlotte, North Carolina 28288 in lawful money of the United States of America and in immediately available funds, the principal amount of                       Million Dollars ($                      ), or such lesser amount as may then constitute the unpaid aggregate principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement (as defined below), at the times set forth in the Credit Agreement, but no later than the Maturity Date.

The Borrower further agrees to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time outstanding from the date of disbursement on the dates and at the rates specified in Article IV of the Credit Agreement.

If any payment on this promissory note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

This promissory note is one of the Revolving Notes referred to in the Senior Secured Working Capital Credit Facility, dated as of September 13, 2004 (together with all modifications, renewals, extensions, supplements and replacements from time to time, the “Credit Agreement”), among the Borrower, the Lender, certain other financial institutions parties thereto, JPMorgan Chase Bank and UBS AG, Stamford Branch, as Syndication Agents, Société Générale, New York Branch and Wells Fargo Foothill, LLC, as the Documentation Agents, and Wachovia Bank, National Association, as agent (“Agent”), and is subject to, and entitled to, all provisions and benefits thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.  Capitalized terms used herein without definition shall have the meanings given to such terms in the Credit Agreement.  The Credit Agreement, among other things, provides for the making of Revolving Loans by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, the Agent and the Lenders may exercise such rights and remedies described in Article XI of the Credit Agreement.

This promissory note is secured by the Security Documents and other collateral documents and agreements.

The Borrower hereby waives presentment, demand, protest and notice of any kind.  No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS PROMISSORY NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PROVISIONS THEREOF, OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

TRANSMONTAIGNE INC.,
a Delaware corporation

By:
Name:
Title:

2

EXHIBIT F-2

[FORM OF] SWING LOAN NOTE

$40,000,000	September 13, 2004

FOR VALUE RECEIVED, the undersigned (the “Borrower”) promises to pay to the order of WACHOVIA BANK, NATIONAL ASSOCIATION (the “Lender”), One Wachovia Center, 301 South College Street, Charlotte, North Carolina 28288 in lawful money of the United States of America and in immediately available funds, the principal amount of Forty Million Dollars ($40,000,000), or such lesser amount as may then constitute the unpaid aggregate principal amount of all Swing Loans made by the Lender to the Borrower pursuant to the Credit Agreement (as defined below), at the times set forth in the Credit Agreement, but no later than the Maturity Date.

The Borrower further agrees to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time outstanding from the date of disbursement on the dates and at the rates specified in Article IV of the Credit Agreement.

This promissory note is the Swing Note referred to in the Senior Secured Working Capital Credit Facility, dated as of September 13, 2004 (together with all modifications, renewals, extensions, supplements and replacements from time to time, the “Credit Agreement”), among the Borrower, the Lender, certain other financial institutions parties thereto, JPMorgan Chase Bank and UBS AG, Stamford Branch, as Syndication Agents, Société Générale, New York Branch and Wells Fargo Foothill, LLC, as the Documentation Agents, and Wachovia Bank, National Association, as agent (“Agent”), and is subject to, and entitled to, all provisions and benefits thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.  Capitalized terms used herein without definition shall have the meanings given to such terms in the Credit Agreement.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, the Agent and the Lenders may exercise such rights and remedies described in Article XI of the Credit Agreement.

This promissory note is secured by the Security Documents and other collateral documents and agreements.

The Borrower hereby waives presentment, demand, protest and notice of any kind.  No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS PROMISSORY NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PROVISIONS THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

TRANSMONTAIGNE INC.,
a Delaware corporation

By:
Name:
Title:

2

EXHIBIT G

[FORM OF] NOTICE OF BORROWING AND PAYMENT

, 200

WACHOVIA BANK, NATIONAL ASSOCIATION

  as Agent for the Lenders

191 Peachtree Street, N.E.

Atlanta, GA 30303

Attention:  Betty Eberhardt

Telephone: 404-332-6452

Facsimile: 404-332-6977

Ladies and Gentlemen:

The undersigned, TRANSMONTAIGNE INC., a Delaware corporation (the “Borrower”) party to the Amended and Restated Senior Secured Working Capital Credit Facility, dated as of May 27, 2005, among the Borrower, certain financial institutions parties thereto, JPMorgan Chase Bank, N.A. and UBS AG, Stamford Branch, as Syndication Agents, Société Générale, New York Branch and Wells Fargo Foothill, LLC, as the Documentation Agents, and WACHOVIA BANK, NATIONAL ASSOCIATION, as agent (together with all modifications, renewals, extensions, supplements and replacements from time to time, the “Credit Agreement”; capitalized terms used herein shall have the meanings given such terms in the Credit Agreement), hereby gives you notice, irrevocably, pursuant to Section 2.1(d) of the Credit Agreement that the Borrower hereby requests borrowings under the Credit Agreement, and in that connection sets forth below the information relating to such borrowings (the “Proposed Borrowings”) as required by Sections 2.1(d) of the Credit Agreement:

Borrower	Date	Amount	Swing Loan or Revolving Loan	Base Rate or Eurodollar Rate	Interest Period
Company		$101,616,559.03			N/A

[The Borrower hereby requests that collected balances in the Cash Concentration Account in the amount of $                           be applied to payment of principal of the [Swing Loans] [Revolving Loans] to [Base Rate Loans outstanding] or [Eurodollar Loans outstanding.] [BORROWER TO INCLUDE, WHERE A SWING LOAN OR REVOLVING LOAN PAYMENT IS DESIRED.]

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)          the representations and warranties contained in the Credit Agreement are true and correct in all material respects before and after giving effect to the Proposed Borrowings and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been accurate and complete in all material respects on and as of such earlier date);

(B)           no event has occurred and is continuing, or would result from such Proposed Borrowings or from the application of the proceeds thereof, which constitutes a Default or an Event of Default, including, without limitation, the creation or incurrence of any “Lien” or “Indebtedness” (as those terms are defined in the Senior Subordinated Notes Indenture) that is not permitted under the Senior Subordinated Notes Indenture;

(C)           no Material Adverse Change, or development reasonably likely to have a Material Adverse Effect has occurred and is continuing;

(D)          all of the other conditions to the Proposed Borrowings set forth in Section 5.2 of the Credit Agreement have been fulfilled; and

(E)           the Proposed Borrowings satisfy all limitations set forth in the Credit Agreement (including, without limitation, availability under the Borrowing Base).

If notice of this Proposed Borrowing has been given previously by telephone, then this notice should be considered a written confirmation of such telephone notice as required by Section 2.1(d) of the Credit Agreement.

TRANSMONTAIGNE INC.

By:
Name:
Title:

2

EXHIBIT H

DEPOSIT ACCOUNT CONTROL AGREEMENT

(No  Notification)

This DEPOSIT ACCOUNT CONTROL AGREEMENT (this “Agreement”) is made and entered into as of this        day of            200  , by and among                                , a                           as depositary bank (the “Bank”),                        , a                                   (the “Company”), and WACHOVIA BANK, NATIONAL ASSOCIATION, in its capacity as agent for itself and other lenders (the “Agent”).

1.4  Statement of Facts

The Bank acknowledges that, as of the date hereof, it maintains in the name of the Company the deposit account(s) identified on Appendix 1 attached hereto and made a part hereof (each an Account” and, collectively, the “Accounts”).  One or more of the Accounts may be served by one or more lockboxes operated by the Bank, which lockboxes (if any) also are listed on Appendix 1 (each a “Lockbox” and, collectively, the “Lockboxes”).  Both the Accounts and the Lockboxes are governed by the terms and conditions of the Company’s signature card and the commercial deposit account agreement published by the Bank from time to time, and may also be governed by a wholesale lockbox service description between the Bank and the Company (collectively, the ‘“Deposit Agreement”).

The Company hereby informs the Bank that, pursuant to a Senior Secured Working Capital Credit Facility by and among [the Company] [TransMontaigne Inc.], the lenders party thereto and the Agent, [and a Guaranty Agreement executed by the Company,] the Company has granted to the Agent a security interest in, among other things, the following (collectively, the “Account Collateral”): (a) the Accounts, (b) the Lockboxes and (c) the Items Collateral.  The term “Items Collateral” as used herein shall mean, collectively, all checks, drafts, instruments, cash and other items at any time received in any Lockbox or for deposit in any Account (subject to specific Lockbox instructions in effect for processing items received in the Lockboxes), and all wire transfers of funds, automated clearing house (“ACH”) entries, credits from a merchant card transaction and other electronic funds transfers or other funds deposited in, credited to, or held for deposit in or credit to, any Account.

The parties desire to enter into this Agreement in order to set forth their relative rights and duties with respect to the Account Collateral. In consideration of the mutual covenants herein as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             CONTROL OF THE ACCOUNTS.

(a)           The Statement of Facts is true and correct and incorporated herein by reference.  Each party to this Agreement hereby confirms that (i) each Account is a “deposit account”, (ii) this Agreement shall constitute an “authenticated record”, and (iii) the arrangements established under this Agreement shall constitute “control” of each Account, as each of those terms is defined in Article 9 of the Uniform Commercial Code as adopted in the State in which the respective Account identified in Appendix 1 is located (hereinafter referred to as the “Applicable UCC”).

(b)           The Company represents and warrants to the Agent that Appendix 1 contains a complete and accurate list of Accounts and Lockboxes maintained by the Company with the Bank and subject to this Agreement.  The Company hereby covenants for the benefit of the Agent that the Company shall not open or maintain any deposit account with the Bank other than the Accounts listed on Appendix 1.  Nothing in this Agreement shall be deemed to impose upon the Bank any duty to monitor or otherwise assure the Company’s compliance with this Section 1(b).

(c)           The Company hereby authorizes and directs the Bank to comply, and the Bank agrees to comply, with instructions given by the Agent in accordance with this Agreement directing the disposition of funds from time to time in any Account or as to any other matters relating to any Account or any of the other Account Collateral without further consent by the Company.  The Bank shall be entitled to rely and act upon any instructions received by the Bank from the Agent. The Agent’s right to give instructions to the Bank regarding any Account Collateral shall include the right to give “stop payment orders” to the Bank for any items that may be presented to the Bank against any

2

Account, and the Company also authorizes the Bank to follow such instructions by the Agent even if it results in the dishonor of items presented against any Account.

(d)           Each of the Company and the Agent hereby authorizes and directs the Bank to act solely upon the instructions of the Agent concerning the Lockboxes and the Accounts including, but not limited to, instructions to: (i) direct disposition of funds in the Accounts (including, but not limited, dispositions to or for the benefit of the Agent and/or the Bank), (ii) withdraw any amount from the Account(s), or (iii) draw upon or otherwise exercise any authority or powers with respect to the Lockboxes, the Accounts and all other Account Collateral until the Bank shall have received written instructions from the Agent in accordance with the provisions of Section 7 of this Agreement to the contrary.  Effective as of the date of this Agreement: all Items Collateral received by the Bank in a Lockbox (subject to specific Lockbox instructions for processing the contents of mail received in the Lockbox) shall be deposited to the Account listed opposite such Lockbox on Appendix 1; all other Items Collateral received directly by the Bank for credit to an Account shall be credited to such Account, and; all available funds in an Account either shall (i) automatically and without further direction on each banking day be remitted, at the Company’s expense, solely to the account of the Agent set forth on Appendix 2 attached hereto and made a part hereof, or (ii) be subject to withdrawal or transfer based on written instructions given by the Agent to the Bank in accordance with this Section 7 of this Agreement.  Unless otherwise instructed by the Agent in writing, none of the officers, agents or other representatives of the Company or any of its affiliates shall at any time during the term of this Agreement have any authority to direct the disposition of funds in any Account, or to draw upon or otherwise exercise any authority or power with respect to the Lockbox, any Account or any Account Collateral.

(e)           All defenses of the Bank under the Deposit Agreement, Federal Reserve Regulations and Operating Circulars, clearing house rules and applicable law (including, without limitation, the Applicable UCC) as to the collection and payment of items shall also be applicable to and enforceable against the Agent.  Each of the Company and the Agent hereby authorizes and instructs the Bank to supply the Company’s or the Agent’s endorsement, as appropriate, to any Items Collateral that the Bank shall receive and deposit for collection to any Account.

2.             Statements and Other Information.  The Bank will send to the Agent (in a manner consistent with the Bank’s standard practices) at the Agent’s address specified below, copies of all correspondence, notices, account statements and other information (but not canceled checks) which the Bank shall be required to send to the Company under the Deposit Agreement.  The Bank also agrees to provide to each of the Company and the Agent (as a service under this Agreement and/or the Deposit Agreement) copies of account statements and other deposit account information, including account balances, by telephone and by computer communication, to the extent practicable and as shall have been requested by the Company or by the Agent.  The Company shall be deemed at all times to have consented to the Bank’s release of such deposit account information to the Agent.  The Bank’s liability for failure to comply with this Section 2 shall not exceed the cost of providing such information.

3

3.             Setoff; Returned Items and Charges.

(a)           The Company and the Bank have not entered into, and will not enter into during the term of this Agreement, any agreement with any person other than the Agent by which the Bank will be obligated to comply with instructions from such other person (other than the Company) as to the disposition of funds in an Account or of Items Collateral received in a Lockbox.

(b)           The Bank will not exercise any security interest (except for the security interest provided in Section 4–210, “Security Interest of Collecting Bank in Items, Accompanying Documents and Proceeds”, of the Applicable UCC), lien, right of setoff, deduction, recoupment or banker’s lien or any other interest in or against any Account or any other Account Collateral, and the Bank hereby subordinates to the Agent any such security interest (except for such security interest provided in Section 4-210, “Security Interest of Collecting Bank in Items, Accompanying Documents and Proceeds”, of such Applicable UCC), lien or right which it may have against any Account or any of the other Account Collateral.  Notwithstanding the provisions of the preceding sentence, the Agent and the Company agree that the Bank at any time may, and is expressly permitted by this Agreement to, set off and charge against any Account (regardless of any agreement of the Company to compensate the Bank by means of balances in such Account) any or all of the following as permitted under the Deposit Agreement (collectively, the “Permitted Debits”): (i) the face amount of each Returned Item (hereinafter defined), (ii) all usual and customary service charges, (iii) account maintenance fees, (iv) transfer fees, (v) out-of-pocket fees and expenses (including attorneys’ reasonable fees) incurred by the Bank, including those incurred in connection with the negotiation, administration or enforcement of this Agreement, (vi) adjustments or corrections of posting or encoding errors, and (vii) any other items normally chargeable by the Bank to or against a deposit account or customer, whether any of the Permitted Debits shall have been incurred before or after the date of this Agreement.  As used in this Agreement, “Returned Item” shall mean any (i) Items Collateral deposited into or credited to an Account either before or after the date of this Agreement and returned unpaid or otherwise uncollected or subject to an adjustment entry, whether for insufficient funds or for any other reason, and without regard to the timeliness of such return or adjustment or the occurrence or timeliness of any other party’s notice of nonpayment or adjustment; (ii) Items Collateral subject to a claim against the Bank for breach of transfer, presentment, encoding, retention or other warranty under Federal Reserve Regulations or Operating Circulars, clearing house rules or applicable law (including, without limitation, Articles 3, 4 and 4A of the Applicable UCC); and (iii) credit to an Account from a merchant card transaction against which a contractual demand for chargeback has been made.

(c)           If (i) there were insufficient funds in the Account(s) such that the Bank shall be unable to set off and charge any Permitted Debits against such Account(s), or (ii) the Bank in good faith shall believe that any legal process or applicable law prohibits such setoffs and charges against any Account, or (iii) the Account(s) shall have been closed, then (A) the Bank may charge such Permitted Debits to and set off against any other Account, and/or (B) the Bank may demand that the Agent pay, and the Agent shall pay,

4

to the Bank within five (5) business days of written notice of demand by the Bank the full amount of such Permitted Debits; provided, however, as to those Permitted Debits that are service charges, fees or expenses, or adjustments or corrections, the Agent shall only be required to pay to the Bank those services charges, fees and expenses attributable to any Account that shall have been incurred, or such adjustments or corrections of posting or encoding errors that shall have occurred, in connection with any Account on or after the date of this Agreement and on or before the date of termination of this Agreement.

(d)           The Company agrees to reimburse the Agent for any moneys that the Agent shall have paid to the Bank for any Permitted Debits under this Section 3 or for any costs, expenses and attorneys’ reasonable fees incurred under Section 6 below, and the Agent may, at its option, charge any loan account of the Company any such amounts.  Nothing in this paragraph shall limit any liabilities or obligations of the Company and/or the Agent to the Bank under this Agreement.

4.             Exculpation of Bank.

(a)           At all times the Bank shall be entitled to rely conclusively upon any communication it receives from the Agent in connection with this Agreement or which the Bank believes in good faith to be a communication received by it from the Agent in connection with this Agreement, and the Bank shall have no obligation to investigate or verify the authenticity or correctness of any such communication.  The Bank shall have no liability to the Company or the Agent for honoring or following any instruction the Bank shall receive from (or in good faith shall believe to be from) the Agent in accordance with this Agreement.  The Bank shall be fully discharged from liability with respect to any funds on deposit in any Account or other Account Collateral to the extent that the Bank shall honor and follow instructions it shall receive from (or in good faith shall believe to be from) the Agent, and the Bank shall transfer any of such funds to, or on the instructions of, the Agent.

(b)           The Bank shall only be responsible for the loss that a court having jurisdiction over the Account(s) shall have determined had been incurred by the Company or the Agent and had been caused by the Bank’s breach of this Agreement or gross negligence or willful misconduct.  The Bank shall have no liability to any party for failure of, or delay in, its performance under this Agreement as a result of any act of God, war or terrorism, fire, other catastrophe or force majeure, electrical or computer or telecommunications failure, any event beyond the control of the Depository Bank, or fraud committed by any third party.  Nothing in this Agreement shall create any agency, fiduciary, joint venture or partnership relationship between the Bank and the Company or the Agent.  Except as shall be specifically required under this Agreement or the Deposit Agreement or applicable law, the Bank shall have no duty whatsoever to the Agent or the Company in connection with the subject matter of this Agreement.

5

5.             Indemnification.

(a)           The Company hereby indemnifies the Bank and holds it harmless against, and shall reimburse the Bank for, any loss, damage or expense (including attorneys’ reasonable fees and expenses, court costs and other expenses) including, but not limited to, (i) unpaid charges, fees, and Returned Items for which the Company and/or the Agent originally received credit or remittance by the Bank, and (ii) any loss, damage or expense the Bank shall incur as a result of (A) entering into or acting pursuant to this Agreement, (B) honoring and following any instruction the Bank may receive from (or in good faith shall believe to be from) the Agent under this Agreement, or (C) to the extent required by this Agreement, not honoring or following any instructions the Bank shall receive from (or in good faith shall believe to be from) the Company in accordance with this Agreement.  The Company shall not be responsible for any loss, damage or expense that a court having jurisdiction shall have determined had been caused by the Bank’s breach of this Agreement or gross negligence or willful misconduct.

(b)           Without limiting in any way the Agent’s obligation to pay or reimburse the Bank as otherwise specified in this Agreement, the Agent hereby indemnifies the Bank and holds it harmless against any loss, damage or expense (including attorneys’ reasonable fees and expenses, court costs and other expenses) which loss, damage or expense the Bank shall incur as a result of honoring or following any instruction it shall receive from (or in good faith shall believe to be from) the Agent under this Agreement or, to the extent required by this Agreement, not honoring or following any instruction the Bank shall receive from (or in good faith shall believe to be from) the Company in accordance with this Agreement, except for any loss, damage, or expense that a court having jurisdiction shall have determined had been caused by the Bank’s breach of this Agreement or gross negligence or willful misconduct.

(c)           In no event shall any party hereto be liable to any other party under this Agreement for lost profits or special, indirect, exemplary, consequential or punitive damages, even if such party shall have been advised of the possibility of such damages.

6.             Third Party Claims; Insolvency of Company.

(a)           In the event any third party shall assert an adverse claim by legal process against any Account or any sums on deposit therein, any Lockbox or other Account Collateral, whether such claim shall arise by tax lien, execution of judgment, statutory attachment, garnishment, levy, claim of a trustee in bankruptcy or debtor-in-possession, or other judicial or regulatory order or process (each, a “Claim”), the Bank may, in addition to other remedies it may possess under the Deposit Agreement, this Agreement or at law or in equity: (i) suspend disbursements from such Account without any liability until the Bank shall have received an appropriate court order or other assurances acceptable to the Bank in its sole discretion establishing that funds may continue to be disbursed according to instructions then applicable to such Account, and/or (ii) interplead all such funds in such Account into the registry of the appropriate court located in the State in which such Account is located as identified in Appendix 1.  The Company shall pay promptly all of the Bank’s costs, expenses and attorneys’ reasonable fees incurred in connection with such Claim.  If the Company shall fail to promptly remit such amounts to the Bank, the

6

Bank may demand that the Agent pay, and the Agent shall pay, such amounts to the Bank within five (5) business days of Agent’s receipt of the Bank’s written notice of demand therefor.

(b)           If a bankruptcy or insolvency proceeding shall have been commenced by or against the Company, the Bank shall be entitled, without any liability, to refuse to permit deposits to, or withdrawals and/or transfers from, the Accounts until the Bank shall have received an appropriate court order or other assurances acceptable to the Bank in its sole discretion establishing that continued deposits to, or withdrawals and/or transfers from, the Accounts are authorized and shall not violate any law, regulation, or order of any court.

7.             Notice and Communications.  All communications given by any party to another as required or provided under this Agreement shall be in writing, issued by or directed to the respective designated officer (the “Designated Officer”) set forth below, and delivered to each recipient party at its respective address (or at such other address and to or by such other Designated Officer as such party may designate in writing to the other parties in accordance with this Section 7) either by U.S. Mail, receipted delivery service or via telecopier facsimile transmission.  Any communication hereunder to the Bank which is an instruction made by (or in good faith believed by the Bank to be by) the Agent shall be deemed to have been received by the Bank when actually received by its Designated Officer, and shall be deemed to have been implemented by the Bank by the close of the Bank’s business on the banking day that shall be two (2) banking days (exclusive of the date on which such instruction was actually received) after receipt by the Bank’s Designated Officer.

Address for Depository Bank:

Attn.: , Designated Officer
Fax:

Address for Agent:	Wachovia Bank, National Association

Attn.: , Designated Officer
Fax:

Address for Company:

Attn.: , Designated Officer
Fax:

8.             Termination.

(a)           This Agreement may be terminated by the Agent at any time upon receipt by the Bank of the Agent’s written notice of termination.  This Agreement may be terminated by the Company only with the express prior written consent of the Agent and, in that case, the Agent and the Company shall jointly notify the Bank of such termination.  This Agreement may be terminated

7

by the Company at any time after the Agent ceases to have a security interest in all of the Account Collateral, provided no such termination by the Company shall be effective unless the Bank shall have received written notice from the Agent confirming that such security interest no longer exists.

(b)           This Agreement may be terminated by the Bank at any time on not less than thirty (30) days’ prior written notice to each of the Company and the Agent.

(c)           The Bank’s rights to demand and receive reimbursement from the Company under Sections 3 and 6 of this Agreement and the Company’s indemnification of the Bank under Section 5 of this Agreement shall survive termination of this Agreement.  In addition, the Bank’s rights to demand reimbursement from the Agent under Section 3 of this Agreement shall survive termination of this Agreement for a period of sixty (60) days after the date of termination of this Agreement.  The Bank’s right to demand reimbursement from the Agent under Section 6 of this Agreement shall survive termination of this Agreement for a period of one hundred eighty (180) days after the date of termination of this Agreement.  The Bank’s right to demand the Agent’s indemnification of the Bank under Section 5 of this Agreement shall survive termination of this Agreement for a period of one hundred eighty (180) days after the date of termination of this Agreement.

(d)           Upon termination of this Agreement, all funds remaining in the Account(s) and all other Account Collateral received by the Bank shall be forwarded by the Bank directly to the Agent or to the Agent’s account specified in Appendix 2, if applicable, unless the Bank shall have received written instruction from the Agent prior to termination of this Agreement directing the Bank to send such funds and other Account Collateral to another depository institution approved in writing by the Agent and the Company.

9.             Miscellaneous.

(a)           The Company shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Bank and the Agent.  The Agent shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Bank.  The Bank shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and the Company, except that the Bank may transfer its rights and obligations under this Agreement to any direct or indirect

8

depository subsidiary of [name of Bank’s holding company] or, in the event of a merger or acquisition of the Bank, to the Bank’s successor depositary institution.

(b)           This Agreement shall be governed by the laws of the State in which the Account(s) is/are located as identified in
Appendix 1 (without giving effect to its conflicts of law rules), which State shall also be the jurisdiction of the Bank within the meaning of Section 9-304 of the Applicable UCC.  The Bank will not amend the Deposit Agreement to the effect that secured transactions in connection with any Account(s) shall be governed by the law of a jurisdiction other than the State in which such Account is located as identified in Appendix 1.

(c)           This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which taken together shall constitute one and the same Agreement. Delivery of an executed signature page counterpart to this Agreement via telecopier facsimile transmission shall be effective as if it were delivery of a manually delivered, original, executed counterpart thereof.  This Agreement shall only be modified or amended by written agreement of all of the parties hereto evidencing such modification or amendment.

(d)           To the extent that any conflict may exist between the provisions of any other agreement between the Company and the Bank and this Agreement, then this Agreement shall control.  It is understood and agreed that nothing in this Agreement shall give the Agent any benefit of legal or equitable right, remedy or claim under the Deposit Agreement.

10.          Waiver of Jury Trial.  EXCEPT AS MAY BE PROHIBITED BY APPLICABLE LAW, EACH OF THE AGENT, THE BANK AND THE COMPANY IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) OF ANY TYPE IN WHICH THE AGENT, THE BANK OR THE COMPANY SHALL BE A PARTY AS TO ALL MATTERS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT.

IN WITNESS WHEREOF, each of the parties by its respective duly authorized officer has executed and delivered this Agreement as of the day and year written above.

BANK:

By:
Name:
Title:

COMPANY:

By:
Name:
Title:

9

AGENT:	WACHOVIA BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

10

APPENDIX 1

ACCOUNTS OF THE COMPANY

Account Number	Related Lockbox Number, if any,	Account Name	State Where Account is Located

APPENDIX 2

11

AGENT’S DESIGNATED ACCOUNT

12

EXHIBIT I

[FORM OF] NOTICE OF EXTENSION/CONVERSION

                         , 200

WACHOVIA BANK, NATIONAL ASSOCIATION,

  as Agent for the Lenders

201 South College Street

Mail Code: NC 0680, CP-8

Charlotte, North Carolina 28288

Attention:  Syndication Agency Services

Ladies and Gentlemen:

The undersigned, TRANSMONTAIGNE INC., a Delaware corporation(the “Borrower”) party to the Amended and Restated Senior Secured Working Capital Credit Facility, dated as of May 27, 2005, among the Borrower, certain financial institutions parties thereto, JPMorgan Chase Bank, N.A. and UBS AG, Stamford Branch, as Syndication Agents, Société Générale, New York Branch and Wells Fargo Foothill, LLC, as the Documentation Agents, and WACHOVIA BANK, NATIONAL ASSOCIATION, as agent (together with all modifications, renewals, extensions, supplements and replacements from time to time, the “Credit Agreement”; capitalized terms used herein shall have the meanings given such terms in the Credit Agreement) hereby gives you notice, irrevocably, pursuant to Section 2.9 of the Credit Agreement that the Borrower hereby requests extensions and/or conversions under the Credit Agreement, and in that connection set forth below the information relating to such extensions and/or conversions (the “Extensions/Conversions”) as required by Sections 2.9 of the Credit Agreement:

Borrower	Date(1)	Amount	Swing Loan or Revolving Loan	Base Rate or Eurodollar Rate	Interest Period

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Extension/Conversion:

(A)                              the representations and warranties contained in the Credit Agreement are true and correct in all material respects before and after giving effect to the Extensions/Conversions and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been accurate and complete in all material respects on and as of such earlier date);

(1)                                  Such date shall be the last day of the Interest Period applicable to such Loan.

(B)                                no event has occurred and is continuing, or would result from such Extensions/Conversions or from the application of the proceeds thereof, which constitutes a Default or an Event of Default;

(C)                                no Material Adverse Change, or development reasonably likely to have a Material Adverse Effect has occurred and is continuing;

(D)                               all of the other conditions to the Extensions/Conversions set forth in Article II of the Credit Agreement have been fulfilled; and

(E)                                 the Extensions/Conversions satisfy all limitations set forth in the Credit Agreement (including, without limitation, availability under the Borrowing Base).

TRANSMONTAIGNE INC.

By:
Name:
Title:

2

EXHIBIT J

[FORM OF] COMPLIANCE CERTIFICATE

[Letterhead of TransMontaigne]

                        , 200

[SUBJECT TO REVISION-REVISED EXHIBIT WITH COMPLIANCE CALCULATIONS WILL BE POSTED SEPARATELY]

WACHOVIA BANK, NATIONAL ASSOCIATION,

  as Agent for the Lenders

201 South College Street

Mail Code: NC 0680, CP-8

Charlotte, North Carolina 28288

Attention:  Syndication Agency Services

Ladies and Gentlemen:

I hereby certify to you as follows:

(a)                                  I am the duly elected [Title] of TRANSMONTAIGNE, a Delaware corporation (the “Borrower”) and am providing this Compliance Certificate pursuant to Section 7.1(d) of the Amended and Restated Senior Secured Working Capital Credit Facility, dated as of May 27, 2005 (together with all modifications, renewals, extensions, supplements and replacements from time to time, the “Credit Agreement”), among the Borrower, the financial institutions parties thereto, JPMorgan Chase Bank, N.A. and UBS AG, Stamford Branch, as Syndication Agents, Société Générale, New York Branch and Wells Fargo Foothill, LLC, as the Documentation Agents, and you, as Agent.  Capitalized but undefined terms used in this Certificate shall have the meanings assigned to them in the Credit Agreement.

(b)                                 I have reviewed the terms of the Credit Agreement, and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Borrower during the immediately preceding fiscal quarter.

(c)                                  The review described in paragraph (b) above did not disclose the existence during or at the end of such period, and I have no knowledge of the existence as of the date hereof, of any condition or event which constitutes a Default or an Event of Default, except as hereinafter set forth.  Described in a separate attachment to this Certificate are (i) detailed calculations demonstrating compliance by the Borrower with the financial covenants contained in Article VIII of the Credit Agreement and (ii) the exceptions, if any, to this paragraph (c) (listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to such condition or event).

I further certify that, to my knowledge, based on the review described in paragraph (b) above, neither the Borrower nor any of the Subsidiaries at any time during or at the end of such period, except as specifically described in paragraph (k) below, did any of the following:

(d)                                 Changed its respective corporate name, or transacted business under any trade name, style, or fictitious name, other than those previously described to you and set forth in the Credit Agreement.

(e)                                  Changed the jurisdiction of its formation or the location of its chief executive office, or disposed of any of its assets (other than as permitted under the Credit Agreement).

(f)                                    Changed its capital structure, except as permitted by the Credit Agreement.

(g)                                 Permitted or suffered to exist any Liens or encumbrances on any of its properties, whether real or personal, other than as permitted in the Credit Agreement.

(h)                                 Received any notices of the type described in Section 7.5 of the Credit Agreement.

(i)                                     Became aware of, obtained knowledge of, or received notification of, any breach or violation of any material covenant contained in any instrument or agreement in respect of Subordinated Debt or any other indebtedness for money borrowed by the Borrower or any of the Subsidiaries that would permit or result in the acceleration of any Indebtedness in excess of $500,000 in the aggregate.

(j)                                     [List exceptions, if any, to paragraphs (d) through (i) above].

2

The foregoing certifications are made and delivered this           day of                         , 200    , solely in my capacity as the                            of the Borrower.

Very truly yours,

TRANSMONTAIGNE INC.

By:
Name:
Title:

3

EXHIBIT K

[FORM OF] BORROWING BASE CERTIFICATE

[SUBJECT TO REVISION-REVISED EXHIBIT WILL BE POSTED SEPARATELY]

Exhibit K: Borrowing Base Certificate

TransMontaigne Inc.

To:	Wachovia Bank, National Association
	191 Peachtree Street, GA8056
	Atlanta, GA 30303
	Phone: (404) 332- 6452
	Facsimile: (404) 332-6977
	Attn: Betty Eberhardt

RE:	Borrowing Base Certificate as of:	[DATE]

		Eligible Amount	Advance Rate	Amount Available
	Borrowing Base
	Cash and Cash Equivalents	$—	100%	$—
	High Quality Oil Company Receivables	0	90%	0
	Other Eligible Accounts Receivables	0	85%	0
	Tank Bottoms and Line Fill Inventory	0	70%	0
	Other Eligible Inventory	0	80%	0
	Letters of Credit backing Paid LC Backed Inventory	0	100%	0
	Positive Exchange Contract Balances	0	80%	0
	Gross Borrowing Base			0
	Less: Reserves			0
	Net Borrowing Base (not to exceed $400,000,000, or if applicable, the Indenture borrowing base)			$—	Does the Indenture borrowing base apply?

	Less Balances Outstanding				If yes, the Indenture borrowing base amount:
	Revolver Loans Outstanding (Base and Euro dollars)			$—
	Swing Line Loans Outstanding			0
	Letter of Credit Exposure Outstanding			0
	Excess Availability			$—

A. Eligible Cash and Cash Equivalents
1.	Cash and Cash Equivalents subject to a Deposit Control Agreement in favor of the Agent		$0
2.	Rate of advance			x 100%
3.	Cash and Cash Equivalents					= $

B. High Quality Oil Company Receivables
1.	Accounts receivable (net of all offsets, counterclaims, unresolved disputes or contras) where the account debtor is (i) rated at least A- or A3 with a stable outlook or better, and (ii) has been a customer for at least six months.		$0
2.	Rate of advance			x 90%

3.	High Quality Oil Company Receivables					= $

C. Other Eligible Accounts Receivables
1.	Consolidated accounts receivable balance per the aging, gross.		$0
2.	Plus: Uninvoiced accounts receivable arising from deliveries during the 30-day period ending on the last banking Day for which calculations are provided in this certificate, per the Released Not Invoiced (RNI) report for sales (without duplication of C1).	+	0
3.	Less: High Quality Oil Company Receivables, gross (B1).	-	0
4.	Other Eligible Accounts Receivables, gross (C1+C2-C3)			= $	0

5.	Less: Accounts arising from a transaction with an Affiliate or Employee.	-	0

6. Less: Accounts where the invoice provides that payment is due in more than thirty (30) days from the date of such invoice, or any Account that is unpaid more than sixty (60) days after the due date thereof.	-	0
7. Less: Accounts from the same account debtor (or any affiliate) where 50% or more of the face amount of such receivable is considered ineligible under C6.	-	0
8. Less: Amounts due from any single account debtor and its affiliates, when aggregated, in excess of 20% all Accounts of the Credit Parties then outstanding, to the extent of such excess.	-	0
9. Less: All offsets, counterclaims, unresolved disputes or contras, but only to the extent of the amount owed by such Credit Party to the account debtor.	-	0

10.         Less: Accounts of any account debtor (i) that has commenced a voluntary case under the Bankruptcy Code or made an assignment for the benefit of creditors; (ii) where a decree or order for relief has been entered by a court in an involuntary case under the Bankruptcy Code; (iii) where any petition or other application for relief under the Bankruptcy Code has been filed; or (iv) where such account debtor is generally not paying its debts as they become due, or has suspended business, ceased to be solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs.

	-	0
11. Less: Accounts due from an account debtor outside the United States and Canada, unless (i) backed by a letter of credit, guaranty or acceptance terms, or credit insurance, in each case reasonably acceptable to the Agent, or (ii) otherwise approved and acceptable to the Agent in its reasonable discretion.	-	0
12. Less: Accounts that arise from a sale which provides for repurchase or return, or has not been billed by the Credit Party, provided that such accounts shall not be ineligible if they arise from the sale of goods that are shown on the Borrower’s Released Not Invoiced (RNI) report for sales, for no more than 30 days, all in accordance with historical practices.	-	0
13. Less: Account balances of account debtors the Agent believes, in its reasonable discretion, to be uncreditworthy.	-	0
14. Less: Accounts where the account debtor is in the United States or any department, agency, or instrumentality thereof, unless the Agent has been assigned the rights to payment of such Account pursuant to the Assignment of Claims Act of 1940, as amended from time to time.	-	0
15. Less: Accounts arising from the sale of petroleum products, where title has not transferred to the purchaser, per the Borrower’s Invoiced Releases Excluded (IRE) report.	-	0
16. Less: Accounts where the Agent does not have a first (except for Permitted Liens) priority, perfected security interest in such Account.	-	0
17. Less: Accounts that do not materially comport with all warranties contained in the Credit Documents.	-	0
18. Less: Accounts the Agent determines to be ineligible in its reasonable discretion.	-	0
19. Total deductions from all other Eligible Accounts Receivable. (sum C5:18)				-	$0
20. all other Eligible Accounts Receivables, net (C4 - C19)				=	$0
21 Rate of advance				x 85%

22. Other Eligible Accounts Receivables						= $

D. Tank Bottoms and Line Fill Inventory
1. Eligible Petroleum Inventory consisting of tank bottoms and line fill, valued at Market Value.	$0
2. Rate of advance				x 70%

3. Tank Bottoms and Line Fill Inventory						= $

E. Other Eligible Inventory
1. Market Value of Titled In-Transit Inventory and Petroleum Inventory (excluding Tank Bottoms and Line Fill Inventory).					$0
2. Less: Inventory that is owned in whole or in part by any Person other than a Credit Party.	-	0
3. Less: Negative Exchange Contract Balances.	-	0
4. Less: Inventory where the Credit Party does not have a good, valid and marketable title.	-	0
5. Less: Inventory where the Agent does not have a first priority, perfected security interest (except for Permitted Liens).	-	0
6. Less: Inventory that is not located in the United States or Canada, other than Titled In-Transit Inventory and Paid LC Backed Inventory.	-	0
7. Less: Obsolete or slow moving Inventory for which a markdown reserve has not been made.	-	0
8. Less: Inventory that has been returned or rejected, for which a credit has yet to be issued.	-	0
9. Less: In transit Inventory, excluding (i) in transit with a Reputable Carrier, (ii) Titled In-Transit Inventory and (iii) Paid LC Backed Inventory.	-	0
10. Less: Inventory pursuant to consignment, sale or return, sale on approval or any other similar arrangement.	-	0
11. Less: Inventory that does not materially conform to the warranties contained in the Credit Documents	-	0
12. Less: Inventory designated as ineligible in the Agent’s reasonable discretion.	-	0
13. Total deductions from other Eligible Inventory (sum of E2:E12)			-		$0

2

14. Eligible all other Inventory (E1 - E13)		= $	0
15. Rate of advance		x 80%

16. All Other Eligible Inventory				= $

F. Letters of Credit backing Paid LC Backed Inventory
1. The aggregate face amount of the related Letters of Credit backing Paid LC Backed Inventory	$0
2. Rate of advance		x 100%

3. Letters of Credit backing Paid LC Backed Inventory (not to exceed $20,000,000)
				= $
G. Positive Exchange Contract Balances
1. The market value of any rights of the Credit Parties to receive petroleum products, money or other value arising from the trading, lending, borrowing or exchange of petroleum products, subject to a valid, first (subject to Permitted Liens) priority, perfected Lien in favor of the Agent.	$0
2. Less: All offsets or counterclaims.	0
3. Eligible Positive Exchange Contract Balances (G1-G2)	0
4. Rate of advance		x 80%

5. Positive Exchange Contract Balances				= $

H. Reserves
1. State and federal excise tax liabilities that have a legal priority over the Lien and claim of the Agent.	$0
2. Average monthly payments, rents, storage charges and tariffs due to 3rd parties holding or controlling Eligible Petroleum Inventory.	0
3. Real Estate Reserve	0
4. Current Derivative Exposure	0
5. Other reserves established by the Agent in its reasonable discretion.	0
6. Total Reserves (sum H1:H5)				$

In connection with the foregoing, we hereby acknowledge and agree that to the best of our knowledge, as of the date hereof, the Agreement remains in full force and effect, is binding upon us and enforcea us in accordance with its terms, and we certify to you that, as of the date hereof, there exists no Event of Default under said Agreement or even which, with the passage of time or the giving of notice, or bc so constitute an Event of Default. We hereby restate and renew each and every representation and warranty made by us in the Agreement in connection therewith, effective as of the date hereof.

TransMontaigne Inc.

By:
Title:

3

EXHIBIT L

[FORM OF] GUARANTOR JOINDER AGREEMENT

THIS GUARANTOR JOINDER AGREEMENT (this “Agreement”), dated as of                    , 20      , is by and between                               , a                                             (the “Joining Guarantor”), and WACHOVIA BANK, NATIONAL ASSOCIATION, in its capacity as Agent (the “Agent”) under that certain Amended and Restated Senior Secured Working Capital Credit Facility (together with all modifications, renewals, extensions, supplements and replacements from time to time, the “Credit Agreement”) dated as of May 27, 2005 by and among TRANSMONTAIGNE INC., a Delaware corporation (the “Borrower”), the Lenders party thereto, JPMorgan Chase Bank, N.A. and UBS AG, Stamford Branch, as Syndication Agents, Société Générale, New York Branch and Wells Fargo Foothill, LLC, as the Documentation Agents, and the Agent.  All of the defined terms in the Credit Agreement are incorporated herein by reference.

The Joining Guarantor is required to become a Guarantor pursuant to the terms of the Credit Agreement.

Accordingly the Joining Guarantor hereby agrees as follows with the Agent, for the benefit of the Lenders:

1.                                       The Joining Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Joining Guarantor will be deemed to be a party to the Guaranty Agreement and a “Guarantor” for all purposes of the Guaranty Agreement and the other Credit Documents, and shall have all of the obligations of a Guarantor thereunder as if it has executed the Guaranty Agreement and the other Credit Documents, as applicable.  The Joining Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement and in the Credit Documents applicable to a Guarantor as a Credit Party, including without limitation (i) all of the representations and warranties of the Credit Parties set forth in Article VI of the Credit Agreement and (ii) all of the affirmative and negative covenants set forth in Articles VII, VIII and IX of the Credit Agreement.

2.                                       The Joining Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Joining Guarantor will be deemed to be a party to the Security Agreement, and shall have all the obligations of an “Obligor” (as such term is defined in the Security Agreement) thereunder as if it had executed the Security Agreement.  The Joining Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement.  Without limiting generality of the foregoing terms of this paragraph 2, the Joining Guarantor hereby grants to the Agent, for the benefit of the Lenders, a continuing security interest in, and a right of set off against any and all right, title and interest of the Joining Guarantor in and to the Collateral (as such term is defined in Section 2 of the Security Agreement) of the Joining Guarantor.

3.                                       The Joining Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Joining Guarantor will be deemed to be a party to the Contribution Agreement, and shall have all the obligations of a “Contributing Party” thereunder as if it had executed the Contribution Agreement.  The Joining Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all the terms, provisions and conditions contained in the Contribution Agreement.

4.                                       The Joining Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Joining Guarantor will be deemed to be a party to the Pledge Agreement, and shall have all the obligations of a “Pledgor” thereunder as if it had executed the Pledge Agreement.  The Joining Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all the terms, provisions and conditions contained in the Pledge Agreement.  Without limiting the generality of the foregoing terms of this paragraph 3, the Joining Guarantor hereby pledges and assigns to the Agent, for the benefit of the Lenders, and grants to the Agent, for the benefit of the Lenders, a continuing security interest in any and all right, title and interest of the Joining Guarantor in and to Pledged Shares (as such term is defined in Section 2 of the Pledge Agreement) and the other Pledged Collateral (as such term is defined in Section 2 of the Pledge Agreement).

5.                                       The Joining Guarantor acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto, the Pledge Agreement and the schedules and exhibits thereto and the Security Agreement and the schedules and exhibits relating thereto and the Guaranty Agreement.  The schedules to the Credit Agreement, the Pledge Agreement and the Security Agreement are amended to provide the information shown on the attached Schedule A.

6.                                       The Joining Guarantor confirms that all of the Obligations under the Guaranty Agreement, upon the Joining Guarantor becoming a Guarantor will and shall continue to be, in full force and effect.

7.                                       The Joining Guarantor hereby agrees that upon becoming a Guarantor it will assume all Guaranteed Obligations of a Guarantor as set forth in the Guaranty Agreement.

8.                                       The Joining Guarantor agrees that at any time and from time to time, upon the written request of the Agent, it will execute and deliver such further documents and do such further acts and things as the Agent may reasonably request in order to effect the purposes of this Certificate.

9.                                       This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

10.                                 This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PROVISIONS THEREOF other than Section 5-1401 of the New York General Obligations Law.

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IN WITNESS WHEREOF, the Joining Guarantor has caused this Joinder Agreement to be duly executed by its authorized officers, and the Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[JOINING GUARANTOR]>>

By:
Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

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SCHEDULE A

to

Joinder Agreement

Schedule 1(b) to Security Agreement

Intellectual Property

Schedule 2(d) to Security Agreement

Commercial Tort Claims

Schedule 4(a)(i) to Security Agreement

Chief Executive Office/Principal Place of Business/

Exact Legal Name/State of Formation

Schedule 2(a) to Pledge Agreement

Pledged Capital Stock

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EXHIBIT M

[FORM OF] SOLVENCY CERTIFICATE

 (Dated as of                       ,         )

The undersigned [TITLE] of TRANSMONTAIGNE INC. (the “Company”), a Delaware corporation, is familiar with the properties, businesses, assets and liabilities of the Company and is duly authorized to execute this certificate on behalf of the Company.

Reference is made to that Amended and Restated Senior Secured Working Capital Credit Facility dated as of May 27, 2005 among the Company, as the Borrower, JPMorgan Chase Bank, N.A. and UBS AG, Stamford Branch, as Syndication Agents, Société Générale, New York Branch and Wells Fargo Foothill, LLC, as the Documentation Agents, Wachovia Bank, National Association, as agent (the “Agent”), and the lenders from time to time parties thereto (the “Lenders”) (together with all modifications, renewals, extensions, supplements and replacements from time to time, the “Credit Agreement”).  All capitalized terms used and not defined herein have the meanings stated in the Credit Agreement.

1.                                       The undersigned certifies that, to his knowledge, he/she has made such investigation and inquiries as to the financial condition of the Company as he/she deems necessary and prudent for the purpose of providing this Certificate.  The undersigned acknowledges that the Agent and the Lenders are relying on the truth and accuracy of this Certificate in connection with making of the Loans and issuing or participating in Letters of Credit under the Credit Agreement.

2.                                       The undersigned certifies that the financial information, projections and assumptions which underlie and form the basis for the representations made in this Certificate were reasonable when made and were made in good faith and continue to be reasonable as of the date hereof.

BASED ON THE FOREGOING, the undersigned certifies that, as of the Closing Date and after giving effect to the IPO:

A.                                   The Company and its Subsidiaries, on a consolidated basis, are able to pay their debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business.

B.                                     The Company and its Subsidiaries, on a consolidated basis, do not intend to incur debts or liabilities beyond their ability to pay as such debts and liabilities mature in their ordinary course.

C.                                     The Company and its Subsidiaries, on a consolidated basis, are not engaged in any business or transaction, and are not about to engage in any business or transaction, for which the assets of the Company and its Subsidiaries, on a consolidated basis, would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Company and its Subsidiaries are engaged or are to engage.

D.                                    The present fair saleable value of the consolidated assets of the Company and its Subsidiaries, taken on a going concern basis, is not less than the amount that will be required to pay the probable liability on the debts of the Company and its Subsidiaries, on a consolidated basis, as they become absolute and matured.  For all purposes hereunder, the term “liabilities” shall not include any inter-company amounts payable to another Credit Party.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the undersigned has executed this Certificate this May 27, 2005, in his/her capacity as the                        of the Company.

TRANSMONTAIGNE INC.

By:
Name:
Title:

3

EXHIBIT N

FORM OF CONTRIBUTION AGREEMENT

THIS AMENDED AND RESTATED CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of May 27, 2005, by and among TRANSMONTAIGNE INC. (the Borrower), and TRANSMONTAIGNE PRODUCT SERVICES INC., COASTAL FUELS MARKETING, INC., COASTAL TUG AND BARGE, INC., TRANSMONTAIGNE TRANSPORT INC. and TRANSMONTAIGNE SERVICES INC. (collectively, together with any subsidiary of the Borrower which becomes a Guarantor pursuant to Section 7.16 of the Credit Agreement referred to below, the “Subsidiary Guarantors”); respectively organized under the laws of the states set forth on the signature pages below their names.  The Borrower and each of the Subsidiary Guarantors are sometimes hereinafter referred to individually as a “Contributing Party” and collectively as the “Contributing Parties”).

W I T N E S S E T H :

WHEREAS, pursuant to that certain Amended and Restated Senior Secured Working Capital Credit Facility among the Borrower, JPMorgan Chase Bank, N.A. and UBS AG, Stamford Branch, as Syndication Agents, Société Générale, New York Branch and Wells Fargo Foothill, LLC, as the Documentation Agents, WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent for itself and the other “Lenders” which are party thereto from time to time, dated as of even date herewith (together with all modifications, renewals, extensions, supplements and replacements from time to time, the “Credit Agreement”); unless otherwise provided herein, capitalized terms used in this Agreement have the meanings set forth in the Credit Agreement), the Lenders have agreed to extend financial accommodations to the Borrower;

WHEREAS, as a condition, among others, to the Agent’s and the Lenders’ willingness to enter into the Credit Agreement, the Lenders have required that each Domestic Restricted Subsidiary become unconditionally and jointly and severally liable on the “Guaranteed Obligations” (as defined in the Guaranty Agreement) as a Subsidiary Guarantor and a party to the Guaranty Agreement;

WHEREAS, pursuant to the Original Credit Agreement, the Contributing Parties (other than TransMontaigne Services Inc.) executed and delivered the Contribution Agreement referred to therein (the “Original Contribution Agreement”), and this Contribution Agreement is an amendment and restatement of the Original Contribution Agreement and the parties intend that the Original Contribution Agreement be superceded and replaced by this Contribution Agreement, but that the security interests granted pursuant to the Original Contribution Agreement continue in force pursuant hereto without interruption and that this Contribution Agreement not be a novation of the Original Contribution Agreement.

WHEREAS, each Contributing Party other than the Company is a wholly-owned direct or indirect subsidiary of the Company and is engaged in businesses related to those of the Company and each other Subsidiary, and each of the Contributing Parties will derive direct or indirect economic benefit from the effectiveness and existence of the Credit Agreement;

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, and to induce each Subsidiary Guarantor to be unconditionally and jointly and severally liable as a Subsidiary Guarantor under the Guaranty Agreement, it is agreed as follows:

To the extent that any Contributing Party other than the Company shall, under the Credit Agreement or the Guaranty Agreement (as to the Guarantors), make a payment (a “Subsidiary Payment”) of a portion of the Guaranteed Obligations, then such Contributing Party shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Contributing Parties in an amount, for each such Contributing Party, equal to a fraction of such Subsidiary Payment, the numerator of which fraction is such Contributing Party’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Contributing Parties.

As of any date of determination, the “Allocable Amount” of each Contributing Party shall be equal to the maximum amount of liability which could be asserted against such Contributing Party hereunder with respect to the applicable Subsidiary Payment without (i) rendering such Contributing Party “insolvent” within the meaning of Section 101(31) of the Federal Bankruptcy Code (the “Bankruptcy Code”) or Section 2 of either the Uniform Fraudulent Transfer Act (the “UFTA”) or the Uniform Fraudulent Conveyance Act (the “UFCA”), (ii) leaving such Contributing Party with unreasonably small capital, within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA or Section 5 of the UFCA, or (iii) leaving such Contributing Party unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA or Section 6 of the UFCA.

This Agreement is intended only to define the relative rights of the Contributing Parties, and nothing set forth in this Agreement is intended to or shall impair the obligations of the Company’s Subsidiaries, jointly and severally, to pay any amounts, as and when the same shall become due and payable in accordance with the terms of the Credit Agreement or the Guaranty Agreement, as the case may be.

The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets in favor of each of the Company’s Subsidiary to which such contribution and indemnification is owing.

This Agreement shall become effective upon its execution by each of the Contributing Parties and shall continue in full force and effect and may not be terminated or otherwise revoked by any Contributing Party until all of the Credit and Collateral Termination Events have occurred.  Each Contributing Party agrees that if, notwithstanding the foregoing, such Contributing Party shall have any right under applicable law to terminate or revoke this Agreement, and such Contributing Party shall attempt to exercise such right, then such termination or revocation shall not be effective until a written notice of such revocation or termination, specifically referring hereto and signed by such Contributing Party, is actually

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received by each of the other Contributing Parties and by the Agent at its notice address set forth in the Credit Agreement or the Guaranty Agreement, as the case may be.  Such notice shall not affect the right or power of any Contributing Party to enforce rights arising prior to receipt of such written notice by each of the other Contributing Parties and the Agent.  If any Lender grants additional loans to the Borrower or takes other action giving rise to additional Obligations after any Contributing Party has exercised any right to terminate or revoke this Agreement but before the Agent receives such written notice, the rights of each other Contributing Party to contribution and indemnification hereunder in connection with any Subsidiary Payments made with respect to such loans or Obligations shall be the same as if such termination or revocation had not occurred.

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IN WITNESS WHEREOF, each Contributing Party has executed and delivered this Agreement, under seal, as of the date first above written.

TRANSMONTAIGNE INC.,
a Delaware corporation

By:
Name:
Title:

TRANSMONTAIGNE PRODUCT SERVICES INC.
a Delaware corporation

By:
Name:
Title:

COASTAL FUELS MARKETING, INC.
a Florida corporation

By:
Name:
Title:

COASTAL TUG AND BARGE, INC.
a Florida corporation

By:
Name:
Title:

TRANSMONTAIGNE TRANSPORT INC.
a Delaware corporation

By:
Name:
Title:

4

TRANSMONTAIGNE SERVICES INC.
a Delaware corporation

By:
Name:
Title:

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EXHIBIT O

FORM OF NOTICE OF LETTER OF CREDIT

TO: The Agent under that certain Amended and Restated Senior Secured Working Capital Credit Facility, dated as of May 27, 2005 (together with all modifications, renewals, extensions, supplements and replacements from time to time, the “Credit Agreement”), among TRANSMONTAIGNE INC., a Delaware corporation, certain other borrowing entities party thereto, the financial institutions party thereto, JPMorgan Chase Bank, N.A. and UBS AG, Stamford Branch, as Syndication Agents, Société Générale, New York Branch and Wells Fargo Foothill, LLC, as the Documentation Agents, and WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent.  Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meaning in this notice.

Pursuant to Section 3.2 of the Credit Agreement, the Issuing Bank hereby certifies to the Agent that it has issued the following Letter of Credit pursuant to Article III of the Credit Agreement:

Letter of Credit No. and Face Amount	Date of Issuance	Expiry Date	Letter of Credit Purpose	Beneficiary

A copy of the Letter of Credit listed above has been attached hereto.

The Issuing Bank undertakes to notify the Agent by facsimile or other electronic means of any amendment, extension or cancellation of the Letter of Credit.

Date: [                                    ].

[ISSUING BANK]

By:
Name:
Title: